UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF NEW YORK


                                               )
In re:                                         ) Chapter 11
                                               )
                                               ) Case Nos. 02-40826 (CB), et al.
OGDEN NEW YORK SERVICES, INC., et al.,(1)      )
                                               ) (Jointly Administered)
            Debtors and Debtors In Possession. )







    SECOND DISCLOSURE STATEMENT WITH RESPECT TO REORGANIZING DEBTORS' SECOND JOINT PLAN OF REORGANIZATION AND LIQUIDATING DEBTORS' SECOND JOINT PLAN OF
              LIQUIDATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE





Dated:  January 14, 2004

CLEARY, GOTTLIEB, STEEN & HAMILTON               JENNER & BLOCK, LLC
Deborah M. Buell (DB 3562)                       Vincent E. Lazar (VL 7320)
James L. Bromley (JB 5125)                       Christine L. Childers (CC 0092)
One Liberty Plaza                                One IBM Plaza
New York, NY 10006                               Chicago, IL 60611
(212) 225-2000                                   (312) 222-9350


                  Counsel to Debtors and Debtors In Possession

------------
(1) A complete list of the Debtors and Debtors-in-Possession is provided on Exhibit J.

                                   DISCLAIMER

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THE "SECOND DISCLOSURE STATEMENT") AND APPENDICES HERETO RELATES TO THE REORGANIZING DEBTORS' SECOND JOINT PLAN OF REORGANIZATION (AS AMENDED, THE "SECOND REORGANIZATION PLAN") AND THE LIQUIDATING DEBTORS' SECOND JOINT PLAN OF LIQUIDATION (AS AMENDED, THE "SECOND LIQUIDATION PLAN," AND TOGETHER WITH THE SECOND REORGANIZATION PLAN, THE "PLANS" OR THE "SECOND PLANS") AND ARE INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF EACH OF THE SECOND REORGANIZATION PLAN AND THE SECOND LIQUIDATION PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON EACH SUCH PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS SECOND DISCLOSURE STATEMENT, REGARDING THE SECOND PLANS OR THE SOLICITATION OF ACCEPTANCES OF THE SECOND PLANS.

         ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS SECOND DISCLOSURE STATEMENT AND THE SECOND PLANS IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE SECOND REORGANIZATION PLAN AND/OR THE SECOND LIQUIDATION PLAN. SUMMARIES OF THE SECOND PLANS AND STATEMENTS MADE IN THIS SECOND DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE SECOND REORGANIZATION PLAN AND/OR THE SECOND LIQUIDATION PLAN, OTHER EXHIBITS ANNEXED OR REFERRED TO IN THE SECOND PLANS, RESPECTIVELY, AND THIS SECOND DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS SECOND DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

         THIS SECOND DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH 11 U.S.C. ss. 1125 AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE (THE "BANKRUPTCY RULES") AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER LAWS GOVERNING DISCLOSURE OUTSIDE THE CONTEXT OF TITLE 11 OF THE UNITED STATES CODE ss.ss. 101-1330 (THE "BANKRUPTCY CODE"). NEITHER THE SECURITIES TO BE DISTRIBUTED NOR THIS SECOND DISCLOSURE STATEMENT HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC APPROVED OR DISAPPROVED OF THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS SECOND DISCLOSURE STATEMENT AND APPENDICES HERETO WILL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS SECOND DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING NOR WILL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION OR LIQUIDATION AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN THE DEBTORS.

         NO PARTY IS AUTHORIZED TO PROVIDE TO ANY OTHER PARTY ANY INFORMATION CONCERNING THE SECOND PLANS OTHER THAN THE CONTENTS OF THIS SECOND DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN THOSE SET FORTH IN THIS SECOND DISCLOSURE STATEMENT. HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT RELY ON ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN YOUR ACCEPTANCE OF THE SECOND PLANS THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE SECOND PLANS.

         ADDITIONAL INFORMATION REGARDING THE DEBTORS (AS DEFINED HEREIN) IS CONTAINED IN PUBLIC FILINGS WITH THE SEC.

         ALTHOUGH THE DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS SECOND DISCLOSURE STATEMENT, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS SECOND DISCLOSURE STATEMENT HAS NOT BEEN AUDITED, EXCEPT, TO THE EXTENT INDICATED, THE FINANCIAL STATEMENTS INCLUDED IN COVANTA ENERGY CORPORATION'S ANNUAL REPORT ON FORM 10-K.

         THE PROJECTIONS PROVIDED IN THIS SECOND DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE DEBTORS' MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT AT THE TIME THEY WERE MADE, MAY NOT BE ACHIEVED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

         SEE ARTICLE IX OF THIS SECOND DISCLOSURE STATEMENT, "RISK FACTORS," FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH A DECISION BY A HOLDER OF AN IMPAIRED CLAIM OR IMPAIRED EQUITY INTEREST TO ACCEPT THE SECOND REORGANIZATION PLAN OR SECOND LIQUIDATION PLAN.

                           SUMMARY OF THE SECOND PLANS

         The following introduction and summary is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Second Disclosure Statement and the Plans. Copies of the Plans are annexed hereto in Exhibits A and B.

         THE SECOND DISCLOSURE STATEMENT DOES NOT DESCRIBE THE HEBER DEBTORS' THIRD AMENDED HEBER JOINT PLAN OF REORGANIZATION, DATED NOVEMBER 21, 2003 (THE "HEBER PLAN"), WHICH WAS CONFIRMED BY THE COURT ON NOVEMBER 21, 2003 AND WHICH BECAME EFFECTIVE ON DECEMBER 18, 2003. FOR A FULL DESCRIPTION OF THE HEBER PLAN, SEE THE FIRST AMENDED DISCLOSURE STATEMENT FOR THE REORGANIZING DEBTORS' JOINT PLAN OF REORGANIZATION, HEBER DEBTORS' JOINT PLAN OF REORGANIZATION AND LIQUIDATING DEBTORS' JOINT PLAN OF LIQUIDATION, DATED OCTOBER 3, 2003 (DOCKET NO. 2384) (THE "ESOP DISCLOSURE STATEMENT").

          On September 8, 2003, the Reorganizing Debtors filed with the Court the Reorganizing Debtors' Joint Plan of Reorganization (as amended and revised through November 13, 2003, the "ESOP Reorganization Plan"), premised on the creation of an employee stock ownership plan (an "ESOP") for the Reorganized Debtors (the "ESOP Transaction"). On that same date, certain of the Debtors (the "Liquidating Debtors") filed the Liquidating Debtors' Joint Plan of Liquidation (as amended and revised through November 13, 2003, the "ESOP Liquidation Plan," and with the ESOP Reorganization Plan, the "ESOP Plans"). On September 24, 2003, the Heber Debtors (as defined herein) filed with the Court the Heber Plan. On October 3, 2003, the Court approved as providing adequate information the ESOP Disclosure Statement, describing the ESOP Reorganization Plan, the ESOP Liquidation Plan and the Heber Plan. On October 13, 2003, the Debtors commenced solicitation of voting of the ESOP Reorganization Plan and the ESOP Liquidation Plan (no solicitation was required for the Heber Plan), including mailing the ESOP Disclosure Statement to holders of claims against, and interests in, the Debtors.

          Subsequent to October 13, 2003, the Debtors concluded that an alternative transaction (the "DHC Transaction"), pursuant to which Danielson Holding Corporation, a Delaware corporation (the "Plan Sponsor") would purchase 100% of the equity in reorganized Covanta ("Reorganized Covanta") for $30 million as part of a plan of reorganization, would lead to substantial benefits for the estates and their creditors compared to Plans premised on the ESOP Transaction. Accordingly, the Debtors concluded that it was in the best interests of the estates to file an amended plan of reorganization premised on the DHC Transaction instead of the ESOP Transaction, as well as an amended plan of liquidation. The Debtors also determined that these amendments to the Plans are sufficiently material to require the filing of an amended disclosure statement and commencement of a new solicitation process. Accordingly, the Debtors adjourned confirmation of the ESOP Plans first to December 17, 2003, and subsequently to March 3, 2004. On December 18, 2003, the Debtors filed in Court the Second Reorganization Plan and Second Liquidation Plan, each premised on the DHC Transaction. Assuming the Court approves the adequacy of this Disclosure Statement, the Debtors intend to further adjourn confirmation of the ESOP Plans to a later date, and to withdraw the ESOP Plans upon confirmation of the Second Plans.

          THE DEBTORS ARE PROPOSING THE SECOND PLANS IN SUBSTITUTION FOR THE ESOP PLANS. THE DEBTORS WILL NOT SEEK CONFIRMATION OF THE ESOP PLANS SO LONG AS THE DHC TRANSACTION HAS NOT BEEN TERMINATED.

          BALLOTS PREVIOUSLY SUBMITTED BY CREDITORS AND EQUITY HOLDERS PURSUANT TO THE COURT'S PRIOR ORDER APPROVING THE ESOP DISCLOSURE STATEMENT AND ESOP SHORT-FORM DISCLOSURE STATEMENT AND, AMONG OTHER THINGS, ESTABLISHING PROCEDURES FOR VOTING WITH RESPECT TO THE ESOP PLANS, DATED OCTOBER 3, 2003 (THE "FIRST BALLOTING ORDER") SHALL NOT BE COUNTED IN CONNECTION WITH SOLICITATION WITH RESPECT TO THE SECOND PLANS. ARTICLE II DESCRIBES NEW BALLOTING PROCEDURES FOR VOTING ON THE SECOND PLANS.

         This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Second Reorganization Plan and the Second Liquidation Plan (both as amended to reflect the DHC Transaction instead of the ESOP Transaction) being proposed by the Reorganizing Debtors and the Liquidating Debtors (together, the "Debtors"), respectively, as filed with the United States Bankruptcy Court for the Southern District of New York (the "Court"). Certain provisions of the Second Plans, and thus the descriptions and summaries contained herein, are the subject of continuing negotiations among the Debtors and various parties, have not been finally agreed upon, and may be modified. Copies of the Second Disclosure Statement marked to show differences between the Second Disclosure Statement and the ESOP Disclosure Statement may be obtained from the Debtors' website at http://www.covantaenergy.com (Corporate Restructuring).

         A complete list of the Reorganizing Debtors and the Liquidating Debtors is attached as Exhibit J hereto. The Debtors have reserved their rights in the Second Plans to redesignate Debtors as Reorganizing Debtors or Liquidating Debtors at any time ten (10) days prior to the Second Plans Confirmation Hearing (as defined below). Holders of Claims or Equity Interests (each as defined below) who are entitled to vote on the Second Plans and who are affected by any such redesignation shall have five (5) days from notice of such redesignation to vote to accept or reject the applicable Plan(s). The Debtors also have reserved the right to withdraw prior to the Second Plans Confirmation Hearing one or more Debtors from a Plan, and thereafter to file a plan solely with respect to such Debtor.

         The Debtors believe that their creditors will receive more certain and earlier recoveries under the Second Plans than those that would be achieved in total liquidation or under an alternative plan, including the ESOP Plans and substantially greater and earlier recoveries than those that would be achieved in total liquidation, and, further, that any alternative to confirmation of the Second Plans, such as total liquidation of the Debtors or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE SECOND PLANS.

A.       Definitions

         Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Second Plans. In addition, all references in this Disclosure Statement to monetary figures refer to United States currency, unless otherwise expressly provided.

B.       Overview

         Covanta Energy Corporation ("Covanta") and its subsidiaries (collectively, the "Subsidiaries" and together with Covanta, the "Company") develop, construct, own and operate for others key infrastructure for the conversion of waste to energy, independent power production ("IPP") and the treatment of water and wastewater in the United States and abroad. The Company owns or operates 62 power generation facilities, 46 of which are in the United States and 16 of which are located outside of the United States. The Company's power generation facilities use a variety of fuels, including municipal solid waste, water (hydroelectric), natural gas, coal, geothermal fluid, wood waste, landfill gas, heavy fuel oil and diesel fuel. Until September 1999, and under prior management, the Company was also actively involved in the entertainment and aviation services industries.

         On April 1, 2002 (the "First Petition Date"), Covanta and 123 of its domestic subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Court. On December 16, 2002 (the "Second Petition Date"), June 6, 2003 (the "Third Petition Date") and October 29, 2003 (the "Fourth Petition Date," and with the First Petition Date, the Second Petition Date and the Third Petition Date, the "Petition Dates") thirty-two (32) additional subsidiaries filed their chapter 11 petitions for relief under the Bankruptcy Code. Eight (8) subsidiaries that had filed petitions on the First Petition Date have been sold as part of the Company's disposition of assets during the bankruptcy cases and are no longer owned by the Company. The pending bankruptcy cases (the "Chapter 11 Cases") are being jointly administered under the caption "In re Ogden New York Services, Inc., et al., Case Nos. 02-40826
(CB), et al."

         Until September 1999, and under prior management, the Company was actively involved in the entertainment and aviation services industries. However, after extensive study and evaluation, the Company determined that most of its earnings were generated by the energy business, that the entertainment business was substantially over-leveraged and that the focus on the entertainment and aviation businesses had not proven successful. Accordingly, in September 1999, the Company adopted a restructuring strategy in which it would concentrate on its core energy business while seeking to sell its aviation and entertainment businesses. During 2000 and 2001, the Company divested multiple entertainment and aviation assets and shed tens of millions of dollars of overhead.

         However, the Company required waivers of financial covenants under its numerous credit agreements and new letter of credit facilities to be used by its core energy business in the event of a downgrade by the credit rating agencies below investment grade. The Company believed that, with a single master credit agreement in place, it could seek access to the capital markets with which it could raise equity or debt that, combined with additional cash from the sale of its remaining entertainment and aviation assets, would meet its liquidity needs, including the timely repayment of outstanding debentures maturing in 2002. By the fall of 2000, the Company and its key banks reached an agreement in principle on the terms of a new master credit facility that would include all then-existing bank credit arrangements and a new revolving and letter of credit facility. Due principally to intercreditor issues that were difficult to resolve, the new Revolving Credit and Participation Agreement (as amended, the "Master Credit Facility") was not executed until March 14, 2001, at which time the Company paid down all outstanding bank debt. With the Master Credit Facility in place, the Company took steps to access the equity markets and continued to dispose of entertainment and aviation assets. However, these efforts were thwarted in the spring of 2001 by unanticipated events. The sale of the remaining assets from the non-core businesses took longer and yielded fewer proceeds than anticipated. The energy crisis in California (which led to the substantially delayed payment to the Company of approximately $75 million by two California utilities) and the perception that the independent power sector was overbuilt contributed to a reduction in demand for energy company securities. The delayed payment by two California utilities also caused the Company to seek cash flow covenant waivers under the Master Credit Facility in June 2001. These waivers were granted, but in consideration for the waivers the Company lost the capacity under the Master Credit Facility to obtain letters of credit that it had intended to provide to third parties in the event of a downgrade in the Company's credit rating. The Company's ability to access the capital markets was further hampered first by a sharp downturn in capital markets for energy companies in the middle of 2001, and subsequently by the events of September 11, 2001, which dampened the capital markets generally, and the collapse of Enron, which brought the energy sector further investor disfavor.

         In December 2001, the Company publicly stated that it needed further covenant waivers and that it was encountering difficulties in achieving access to short-term liquidity. This resulted in a downgrade of the Company's credit rating below investment grade. Consequently, under its contracts for two waste-to-energy ("WTE") facilities the Company became obligated to provide credit support in the amount of $50 million for each project. On March 1, 2002, the Company availed itself of a grace period to defer for thirty (30) days the payment of approximately $4.6 million of interest on its $100 million principal amount 9.25% Debentures due 2022 (the "9.25% Debentures").

         In March 2002, substantial amounts of fees under the Master Credit Facility came due, but could not be paid without violating cash maintenance covenants under the facility. In addition, draw notices totaling approximately $105.2 million were presented on two letters of credit issued on behalf of the Company. Although the bank lenders honored such letters of credit, the Company had insufficient liquidity to reimburse the bank lenders as required under the Master Credit Facility. Furthermore, approximately $148.7 million of the 6% Convertible Subordinated Debentures and the 5.75% Convertible Subordinated Debentures (collectively, the "Convertible Subordinated Debentures") were to mature in 2002.

         Ultimately, the Company concluded that the commencement of the Chapter 11 Cases was in the best interest of all creditors as the best means to protect the value of the Company's core business, reorganize its capital structure and complete the disposition of its remaining non-core entertainment and aviation assets.

         Since the First Petition Date, the Debtors have continued their efforts to dispose of non-core businesses. With approval of the Court, the Debtors have sold the remaining aviation fueling assets, their interests in Casino Iguazu ("Casino Iguazu") and La Rural Fairgrounds and Exhibition Center ("La Rural Fairgrounds," and with Casino Iguazu, the "Argentine Assets") in Argentina. They also realized their interests in the Corel Centre in Ottawa, Canada (the "Corel Centre") and in the Ottawa Senators Hockey Club Corporation (the "Team") and other miscellaneous assets related to the entertainment business. The Debtors have also closed a transaction pursuant to which they have been released from their management obligations, and have realized and compromised their financial obligations, in connection with the Arrowhead Pond Arena in Anaheim, California (the "Arrowhead Pond," and with the Corel Centre, the "Arenas"). In addition, in order to enhance the value of the Company's core business, on September 23, 2002, management announced a reduction in non-plant personnel, closure of satellite development offices and reduction in all other costs not directly related to maintaining operations at their current high levels. As part of the reduction in force, WTE and domestic independent power headquarters management were combined and numerous other structural changes were instituted in order to improve management efficiency.

C.       Events Leading to the Second Plans

         Over the course of these proceedings, the Debtors have held discussions with the Official Committee of Unsecured Creditors (the "Creditors Committee"), representatives of the Debtors' prepetition bank lenders (the "Prepetition Lenders") and DIP Lenders (together, the "Secured Bank Lenders") and the holders of the 9.25% Debentures (the "9.25% Debenture Holders") with respect to possible capital and debt structures for the Debtors and the formulation of the Plans. A central element of these discussions and related negotiations, described further in Section VI.C.12, was the possibility of either a plan of reorganization premised on the ESOP Transaction or a plan of reorganization premised on the DHC Transaction.

         During the Chapter 11 Cases, the Debtors made significant progress towards determining that an ESOP could provide a useful framework for a plan of reorganization. To that end, as discussed further below, the Debtors retained U.S. Trust Company, N.A. ("U.S. Trust"), to act as independent fiduciary on behalf of the ESOP, and to review the terms of the ESOP Transaction. Simultaneously, the Debtors also engaged in negotiations with the Plan Sponsor to enter into the DHC Transaction. By August 2003, the Debtors, in consultation with the Secured Bank Lenders, determined that it was necessary to sell the interests held by certain of the Debtors and non-debtor affiliates in certain geothermal energy projects (each project, a "Geothermal Project") located in Heber and Mammoth Lakes, California (the "Geothermal Business") in order to fund the Reorganized Debtors' emergence from Chapter 11. As at that time the DHC Transaction was premised, in part, on the Debtors retaining the Geothermal Business, and the Debtors and the Plan Sponsor had not reached agreement regarding liquidity requirements for the proposed DHC Transaction, the Debtors, in consultation with the Secured Bank Lenders, determined that Plans based on the DHC Transaction, as then proposed, were not feasible. Accordingly, and believing that an ESOP Transaction would yield larger recoveries to their creditors than other alternatives, on September 8, 2003, the Debtors filed the ESOP Plans. On October 3, 2003, this Court approved the ESOP Disclosure Statement as providing adequate information about the ESOP Plans, and the Debtors subsequently completed solicitation of the ESOP Plans.

         During the solicitation period for the ESOP Plans, in accordance with the Debtors' fiduciary duties to continue pursuing alternative transactions that would bring greater benefits to the estates and their creditors, negotiations with the Plan Sponsor and key creditor constituencies in connection with a revised DHC Transaction, without the Geothermal Business, resumed. These negotiations led to an agreement by the Debtors and the Plan Sponsor on the DHC Transaction, of which the primary components are the: (a) execution and consummation of the Investment and Purchase Agreement between the Reorganizing Debtors and the Plan Sponsor, dated December 2, 2003 (as amended, the "DHC Agreement"), pursuant to which the Plan Sponsor would receive 100% of the equity of Reorganized Covanta in consideration for a purchase price of $30 million; (b) agreement as to new revolving credit and letter of credit facilities for the Debtors' domestic and international operations, provided by certain of the Secured Bank Lenders and a group of additional lenders organized by the Plan Sponsor; and (c) execution and consummation of the Tax Sharing Agreement between the Plan Sponsor and Reorganized Covanta (the "Tax Sharing Agreement"), pursuant to which Reorganized Covanta's share of the Plan Sponsor's consolidated group tax liability for taxable years ending after the Effective Date will be computed, and the Plan Sponsor will have an obligation to indemnify and hold harmless Reorganized Covanta for certain excess tax liability.

         The Debtors determined that Plans based on the DHC Transaction, following the sale of the Geothermal Business, had benefits to the estates and their creditors that are superior to those afforded by the ESOP Transactions, including (a) a more favorable capital structure for the Debtors upon emergence from Chapter 11; (b) the injection of $30 million in equity from the Plan Sponsor; (c) enhanced access to capital markets through the Plan Sponsor; (d) diminished syndication risk in connection with the Reorganized Debtors' financing under the Exit Financing Agreements; and (e) reduced exposure of the Secured Bank Lenders as a result of financing provided by the Investors. Based on these comparative benefits, the Debtors decided that it was in the best interests of the estates to adjourn confirmation of the ESOP Plans, and to proceed with negotiating definitive documents and drafting and filing of Plans premised on the DHC Transaction. Accordingly, the Debtors adjourned confirmation of the ESOP Plans first to December 17, 2003, and subsequently to March 3, 2004. Assuming the Court approves the adequacy of this Disclosure Statement, the Debtors intend to further adjourn confirmation of the ESOP Plans to a later date, and to withdraw the ESOP Plans upon confirmation of the Second Plans. As a result of such adjournment, U.S, Trust has ceased active review of the terms of a possible ESOP Transaction. However, since the Debtors continue to consider the ESOP Plan as a viable alternative to the Second Plans, U.S. Trust has agreed to resume its review of the ESOP Transaction in the event the Court does not confirm the Second Plans.

         On December 2, 2003, the Debtors and the Plan Sponsor executed the DHC Agreement, subject to Court approval. On December 17, 2003, the Bankruptcy Court granted a motion to approve notice procedures for a hearing to consider approval of this Second Disclosure Statement with respect to the Second Plans (Docket No.
3083). On December 17, 2003, the Bankruptcy Court granted a motion to approve
(i) payment to the Plan Sponsor and D. E. Shaw Laminar Portfolios, L.L.C. ("Laminar") of certain expense reimbursements in connection with the due diligence, negotiation and formulation of the DHC Agreement and Second Plans,
(ii) payment to the Plan Sponsor of a termination fee in the event that the transactions contemplated under the DHC Agreement and the Second Plans are not consummated and the DHC Agreement is terminated, subject to certain terms and conditions, and (iii) an exclusivity provision of the DHC Agreement pursuant to which the Debtors agree not to solicit, initiate, engage or participate in discussions or negotiations with any person or entity regarding an Alternative Transaction (as defined in the DHC Agreement), including the ESOP Transaction or any other alternative plan of reorganization, except as otherwise required by the Debtors' fiduciary duties to maximize value to the estates and recoveries to creditors generally, and except for the Debtors' international operations, for which the Company may still solicit indications of interest. (Docket No. 3084). Also on December 17, 2003, the Bankruptcy Court granted a motion to approve reimbursements to the Investors for payments to Bank One of a commitment fee and expense deposit (Docket No. 3086). On December 18, 2003, the Debtors filed the Second Reorganization Plan and the Second Liquidation Plan, both premised on the DHC Transaction.

D.       General Structure of the Second Plans

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors. Upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all actions and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of its chapter 11 case.

         The process of satisfying claims against and interests in the Debtors is set forth in the Second Plans. Confirmation of the Second Plans by the Court makes the Second Plans binding upon the Debtors, any issuer of securities under the Second Plans, any person or entity acquiring property under the Second Plans and any creditor of or equity security holder in the Debtors, whether or not such creditor or equity security holder (i) is impaired under or has accepted the Second Plans or (ii) receives or retains any property under the Second Plans.

         Subject to certain limited exceptions and as otherwise provided in the Second Reorganization Plan or in the order or orders confirming the Second Plans (collectively, the "Confirmation Order"), the confirmation of the Second Reorganization Plan discharges the Reorganizing Debtors, respectively, from any debt that arose prior to the Effective Date of the Second Reorganization Plan (the "Reorganization Effective Date"), substitutes therefore the obligations specified under the confirmed Second Reorganization Plan, and terminates all rights and interests of equity security holders except to the extent expressly provided therein. The terms of the Second Reorganization Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of their Business Plan (as defined in Section VI.C.17 herein), make the distributions contemplated under the Second Reorganization Plan and pay certain of their continuing obligations in the ordinary course of the businesses of the Reorganizing Debtors. In accordance with section 1141(d)(3) of the Bankruptcy Code, confirmation of the Second Liquidation Plan does not discharge the Liquidating Debtors from any Claims asserted against them.

         Under the Second Plans, Claims against and Equity Interests in the Reorganizing Debtors and the Liquidating Debtors, respectively, are divided into Classes according to their relative seniority and other criteria. Each Reorganizing Debtor and Liquidating Debtor is a proponent of the respective Second Plans within the meaning of section 1129 of the Bankruptcy Code. The Reorganizing Debtors' Estates and the Liquidating Debtors' Estates have been deemed consolidated solely for purposes of administration, procedure and voting. By virtue of this deemed consolidation, in some instances, claims against multiple Reorganizing Debtors and Liquidating Debtors have been grouped together into single Classes of Claims.

         Except to the extent a Reorganizing Debtor or Liquidating Debtor expressly assumes an obligation or liability of another Debtor, the Second Plans will not operate to impose liability on the Reorganizing Debtors or Liquidating Debtors for the Claims against any other Debtor or the debts and other obligations of any other Debtor. From and after the Reorganization Effective Date, each Reorganizing Debtor will be separately liable for its own debts and obligations arising on and after the Reorganization Effective Date. Additionally, from and after the Effective Date of the Second Liquidation Plan (the "Liquidation Effective Date"), each Liquidating Debtor will be separately liable for its own debts and obligations arising on and after the Liquidation Effective Date, although, as most of the Liquidating Debtors are non-operating and there is no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with the liquidating purpose of the Second Liquidation Plan, the Liquidating Debtors do not anticipate that they will incur any new debts or obligations on or after the Liquidation Effective Date.

         After careful review of the Debtors' current and projected operations, estimated recoveries in a complete liquidation scenario, prospects as an ongoing business, and the strategic Business Plan developed by management and discussed more fully in Section VI.C.17, the Debtors have concluded that the recovery to the Debtors' creditors will be maximized by the Reorganizing Debtors' continued operation as going concerns, the Liquidating Debtors' dissolution in accordance with applicable law, and consummation of the DHC Transaction instead of the ESOP Transaction. The Reorganizing Debtors believe that their businesses and assets have significant value that would not be realized in a complete liquidation. According to the liquidation valuation analyses prepared by the Reorganizing Debtors with the assistance of their financial advisors, the value of each of the Estates of the Reorganizing Debtors, respectively, is considerably greater as a going concern than in a liquidation. For a complete discussion of the liquidation value of the Reorganizing Debtors, please refer to Exhibit F attached hereto. The Debtors believe that this value is further enhanced by segregating the Liquidating Debtors, whose assets are primarily non-core and unrelated to the core businesses of the Reorganizing Debtors.

         Accordingly, the Debtors believe that the structures of the Second Plans provide the best recoveries possible for holders of Claims against the Debtors and strongly recommend that, if you are entitled to vote, you vote to ACCEPT the Second Reorganization Plan or the Second Liquidation Plan, as applicable. The Debtors believe that any alternative to confirmation of the Second Plans, such as complete liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs, as well as significantly reduced recovery by creditors.

E.       Restructuring of the Debtors

         The Debtors filed with the Court (i) the ESOP Reorganization Plan (which was filed jointly by the Reorganizing Debtors and the Heber Debtors) and the ESOP Liquidation Plan on September 8, 2003, (ii) the First Amended Heber Reorganization Plan on September 24, 2003, (iii) the First Amended ESOP Reorganization Plan, the Second Amended Heber Reorganization Plan and the First Amended ESOP Liquidation Plan on September 28, 2003, (iv) revised versions of each of such Plans on October 13, 2003, (v) certain technical amendments to the First Amended ESOP Reorganization Plan and First Amended ESOP Liquidation Plan on November 13, 2003, and (vi) supplements to the First Amended ESOP Reorganization Plan and First Amended ESOP Liquidation Plan on November 13, 2003. On November 21, 2003, following an auction for the Geothermal Business (as defined below), the Court held a hearing to consider confirmation of Third Amended Heber Reorganization Plan (Docket No. 2809). At the end of such hearing, the Court confirmed the Third Amended Heber Reorganization Plan, and on December 18, 2003, the Heber Reorganization Plan became effective. On December 18, 2003, the Debtors filed with the Court the Second Reorganization Plan and Second Liquidation Plan, and on January 9, 2004, the Debtors filed with the Court revised versions of such Plans. The Debtors anticipate filing with the Court slightly-revised versions of such Plans on January 26, 2004.

         The Second Reorganization Plan is premised upon the economic benefits to be derived from a restructuring of the Reorganizing Debtors based on the DHC Transaction, which economic benefits include: (i) the injection of new funds that will be invested in Reorganized Covanta in connection with the acquisition of 100% of the common stock of Reorganized Covanta by the Plan Sponsor; (ii) the partial de-leveraging of the Reorganizing Debtors' obligations pursuant to the Second Reorganization Plan; and (iii) the potential increase in the Reorganized Debtors' post-confirmation cash flow as a result of the reduction of Reorganized Covanta's tax obligation pursuant to the Tax Sharing Agreement. The feasibility of the Second Reorganization Plan is further premised upon an ability to implement the Business Plan for the Reorganizing Debtors. The Business Plan (as defined in Section VI.C.17) and accompanying financial projections through December 31, 2007, which include the preliminary estimated effects of the required adoption of "fresh start" accounting (the "Projections"), are described in detail in Section VI.C.17. While the Company believes that the Business Plan and Projections are reasonable and appropriate, they include a number of assumptions that may differ from actual results and are subject to a number of risk factors. See Article IX for a discussion of such factors.

         On November 19, 2003, pursuant to an order of the Court (Docket No.
2222) (the "Heber Bidding Procedures Order") approving certain bidding procedures in connection with the proposed sale of the Geothermal Business, an Auction (as defined in the Heber Bidding Procedures Order) for the sale of the Geothermal Business was commenced before the Court. In addition to the offer by certain affiliates of Caithness Energy, LLC and ArcLight Capital Partners LLC (the "Proposed Buyers") to purchase the Geothermal Business for a purchase price of $170 million (subject to a certain working capital adjustment), as such offer was incorporated in that certain Amended and Restated Ownership Interest Purchase Agreement, dated as of September 25, 2003 (Docket No. 2214), the Debtors received prior to the Auction two bids for the Geothermal Business: (i) by certain affiliates of Enel North America, Inc. (collectively, "Enel") for a purchase price of $177.375 million (Docket No. 2718), and (ii) by certain affiliates of ORMAT Nevada, Inc. (collectively, "Ormat") for a purchase price of $190 million (Docket No. 2727). On November 21, 2003, at a continued hearing for the Auction, the Debtors chose, and the Court approved, Ormat's bid for a purchase price of $214 million (subject to a certain working capital adjustment) as the winning bid representing the highest and best offer for the Geothermal Business.(2) Following the Auction, the Court held a hearing to consider confirmation of the Third Amended Heber Reorganization Plan, which, among other things, sought to implement the sale of the Geothermal Business to Ormat (the "Geothermal Sale") pursuant to that certain Ownership Interest Purchase Agreement by and among Covanta and Covanta Heber Field Energy, Inc., Heber Field Energy II, Inc., ERC Energy, Inc., ERC Energy II, Inc., Heber Loan Partners, Covanta Power Pacific, Inc., Pacific Geothermal Co., Mammoth Geothermal Co., AMOR 14 Corporation, Covanta SIGC Energy II, Inc., Covanta Energy Americas, Inc. (collectively, the "Sellers") and Orheber 1 Inc., Orheber 2 Inc., Orheber 3 Inc. and Ormammoth Inc. (collectively, the "Buyers"), dated as of November 21, 2003 (the "Heber Purchase Agreement"). At the end of such hearing, the Court entered an order dated November 21, 2003 (Docket No. 2809) (the "Heber Confirmation Order") confirming the Third Amended Heber Reorganization Plan with respect to the Heber Debtors. The Heber Reorganization Plan became effective on December 18, 2003.

------------
(2) As a result of Ormat's winning bid, pursuant to the Heber Bidding Procedures Order, the Debtors will pay the Proposed Buyers a break-up fee and expense reimbursement in the aggregate amount of $5.375 million.


         The Second Reorganization Plan and the Heber Reorganization Plan are premised on the consummation of the Geothermal Sale, as the proceeds of the Geothermal Sale will provide the Reorganized Debtors and the Heber Debtors with funds necessary to emerge from their respective Chapter 11 Cases.

         The Second Liquidation Plan provides for the complete liquidation of the Liquidating Debtors. During the course of the Debtors' bankruptcy proceedings, substantially all of the Liquidation Assets of the Liquidating Debtors have already been sold. The Debtors have proposed that the Secured Bank Lenders and 9.25% Debenture Holders contribute their Distributions, to which they would otherwise be entitled under the Second Liquidation Plan (consisting of (i) the proceeds of certain postpetition asset sales and (ii) certain other Claims of the Liquidating Debtors upon which the Secured Bank Lenders and 9.25% Debenture Holders have a first priority secured lien) to Reorganized Covanta. The Debtors further propose that up to $3,000,000 of the Cash subject to the transfers described in the previous sentence be transferred to the Operating Reserve and the Administrative Expense Claims Reserve, which shall be used by the Liquidating Trustee to fund the implementation of the Second Liquidation Plan. The transfers to Reorganized Covanta described above will assist the Reorganized Debtors in their reorganization. Furthermore, to the extent that there are Liquidation Assets that have not already been sold and/or transferred to Reorganized Covanta (the "Residual Liquidation Assets"), the Second Liquidation Plan provides for the complete liquidation and monetization (or abandonment, as the case may be) of such Residual Liquidation Assets and the complete dissolution of the Liquidating Debtors pursuant to applicable state law.

F.       Compromises and Settlements Incorporated into the Second Plans

         Under the Second Plans, Claims and Equity Interests are divided into Classes. The Distributions provided for under the Second Plans are based upon the relative priorities and rights of members of those respective Classes.

         The Second Plans also embody the proposed compromise and settlement of claims and causes of action among the creditors in certain Classes. The obligations of the Borrowers (including Covanta and certain of its subsidiaries under Tranche B of the DIP Financing Facility (as defined herein)) under the Master Credit Facility (the "Prepetition Borrowers") are expected to aggregate $380 million (excluding undrawn letters of credit) together with approximately $35 million in accrued and unpaid fees and interest. These obligations were secured by a first priority lien on substantially all of the Prepetition Borrowers' assets, to the extent permitted, and by a pledge of 100% of the shares of most of Covanta's existing and future domestic subsidiaries, and 65% of the shares of substantially all of Covanta's foreign subsidiaries (the "Prepetition Collateral"). Pursuant to the Court's order authorizing the DIP Financing Facility, the Debtors stipulated, among other things, as to the priority, validity and enforceability of the liens and security interests that had been granted to the Prepetition Lenders prior to the commencement of the Chapter 11 Cases. Accordingly, the Prepetition Lenders are entitled to payment in full of their Allowed Secured Claim up to the full value of their security interest in the assets of the Prepetition Borrowers. However, in connection with the negotiations undertaken in development of the Second Plans, the Debtors have estimated the Prepetition Lenders' aggregate Allowed Secured Claim in the amount of $415 million, including interest and fees, which amount is subject to final allowance by the Court. In addition, distributions to the Prepetition Lenders are subject to certain priorities vis-a-vis each other as a result of the Intercreditor Agreement among the Prepetition Lenders and the Company, dated March 14, 2001 (the "Intercreditor Agreement"). Also pursuant to the Court's order authorizing the DIP Financing Facility, the Debtors stipulated as to the priority, validity and enforceability of the liens and security interests that had been granted to the 9.25% Debenture Holders prior to the commencement of the Chapter 11 Cases. The Debtors have estimated the 9.25% Debenture Holders' Allowed Secured Claims in the aggregate amount of $105 million, which amount is subject to final allowance by the Court.

         As described in Section VI.C.13 below, as part of the overall negotiations of the Plans, the Secured Bank Lenders and the 9.25% Debenture Holders have agreed to contribute Liquidation Proceeds and Liquidation Assets under the Second Liquidation Plan to Reorganized Covanta. As further described herein, $500,000 of the Distributions or proceeds described above will be used to fund the Operating Reserve and up to $2,500,000 will be used to fund the Administrative Expense Claims Reserve, both of which are established under the Second Liquidation Plan. The Debtors believe that the transfer to Reorganized Covanta of such Liquidation Proceeds and Liquidation Assets will enhance the value of Reorganized Covanta and inure to the benefit of the Secured Bank Lenders and the 9.25% Debenture Holders via their Distributions under the Second Reorganization Plan. Additionally, the Secured Bank Lenders and the 9.25% Debenture Holders have agreed to provide the holders of Allowed Class 6 Claims with certain distributions that would otherwise have been distributable to the holders of Allowed Subclass 3A and 3B Claims under the Second Reorganization Plan, as further described in Section VIII.D.3 below.

         Also, pursuant to the 9.25% Settlement, the holders of Parent and Holding Company Unsecured Claims will be entitled to receive a Pro-Rata Share of a Settlement Distribution as a result of the proposed settlement of the 9.25% Debentures Adversary Proceeding, as further described in Section VI.C.12 below. Each holder of an Allowed 9.25% Debenture Claim shall have the option to opt out of participation in the 9.25% Settlement (those electing to opt out, the "Rejecting Bondholders"). In the event that there are Rejecting Bondholders with aggregate Claims in excess of $10 million, the 9.25% Debentures Adversary Proceeding shall continue with respect to such holders and the distribution to such Rejecting Bondholders will be held in a Reserve Account subject to resolution of the 9.25% Debentures Adversary Proceeding.

         The Creditors Committee, Agents for the Secured Bank Lenders, and informal committee of 9.25% Debenture Holders (the "Bondholders Committee") have participated in the negotiation of, and have stated their support for, the DHC Transaction and the Second Plans, subject to such parties' reservation of rights with respect to approval of documentation implementing the Second Plans. The Creditors Committee has also stated to the Debtors that it intends to object to the third party release provisions of the Second Plans on the same grounds as those stated in the Limited Objection of Official Committee of Unsecured Creditors to Debtors' First Amended Joint Plan of Reorganization and Debtors' First Amended Joint Plan of Liquidation (Docket No. 2773) in respect of the ESOP Plans.

G.       Treatment of Executory Contracts and Unexpired Leases Under the Second
         Plans

1.       General Treatment

                  (a) Reorganizing Debtors: For Reorganizing Covanta and certain other Reorganizing Debtors listed on Exhibit 9.1A of the Second Reorganization Plan (collectively, the "Rejecting Debtors"), on the Reorganization Effective Date, and subject to the provisions of Section 4.5 of the Second Reorganization Plan, all executory contracts and unexpired leases to which each of the Rejecting Debtor is a party shall be deemed rejected, except for any executory contract or unexpired lease of the Rejecting Debtors that (i) has been previously assumed or rejected pursuant to a Final Order of the Court, (ii) is specifically designated as a contract or lease on the Rejecting Debtors' Schedule of Assumed Contracts and Leases, filed as Exhibit 9.1A(s) of the Second Reorganization Plan, as may be amended, (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Reorganizing Debtors prior to the hearing to consider the confirmation of the Second Reorganization Plan and related matters (with the hearing to consider the confirmation of the Second Liquidation Plan and related matters, the "Second Plans Confirmation Hearing"), or (iv) is an executory contract or lease to which any other Reorganizing Debtor is counterparty. The Rejecting Debtors expressly reserve the right to add or remove executory contracts and unexpired leases to or from the Rejecting Debtors' Schedule of Assumed Contracts and Leases at any time prior to the Reorganization Effective Date. The listing of a document on the Rejecting Debtors' Schedule of Assumed Contracts and Leases shall not constitute an admission that such document is an executory contract or unexpired lease or that the Reorganizing Debtors have any liability thereunder.

                  For Reorganizing Debtors listed on Exhibit 9.1B of the Second Reorganization Plan (collectively, the "Assuming Debtors"), on the Reorganization Effective Date all executory contracts and unexpired leases to which each of the Assuming Debtors is a party shall be deemed assumed, except for any executory contract or unexpired lease of the Assuming Debtors that (i) has been previously assumed or rejected pursuant to a Final Order of the Court,
(ii) is specifically designated as a contract or lease on the Assuming Debtors' Schedule of Rejected Contracts and Leases, filed as Exhibit 9.1B(s) of the Second Reorganization Plan, as may be amended, or (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Reorganizing Debtors at or prior to the Second Plans Confirmation Hearing. The Assuming Debtors expressly reserve the right to add or remove executory contracts and unexpired leases to or from the Assuming Debtors' Schedule of Rejected Contracts and Leases at any time prior to the Reorganization Effective Date. The listing of a document on the Assuming Debtors' Schedule of Assumed Contracts and Leases shall not constitute an admission that such document is an executory contract or unexpired lease or that the Reorganizing Debtors have any liability thereunder.

                  Each executory contract and unexpired lease listed or to be listed on the Rejecting Debtors' Schedule of Assumed Contracts and Leases or the Assuming Debtors' Schedule of Rejected Contracts and Leases (collectively, the "Contract Schedules") shall include modifications, amendments, supplements, restatements or other agreements, including guarantees thereof, made directly or indirectly by any Reorganizing Debtor in any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Contract Schedules. The mere listing of a document on the Contract Schedules shall not constitute an admission by the Reorganizing Debtors that such document is an executory contract or unexpired lease or that the Reorganizing Debtors have any liability thereunder.

                  (b) Liquidating Debtors: For Liquidating Debtors, on the Liquidation Effective Date all executory contracts and unexpired leases shall be deemed rejected other than those executory contracts or unexpired leases that are or have been (a) specifically designated as a contract or lease on the Schedule of Assumed Contracts and Leases, filed as Exhibit 5 of the Second Liquidation Plan, as may be amended; (b) previously assumed or rejected pursuant to a Final Order of the Court; or (c) subject to a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the applicable Liquidating Debtor prior to the Confirmation Date. On the Liquidation Effective Date, each of the executory contracts and unexpired leases listed on the Schedule of Assumed Contracts and Leases shall be deemed to be assumed by the applicable Liquidating Debtor and assigned to Reorganized Covanta on the Reorganization Effective Date. The Liquidating Debtors reserve the right to add or remove executory contracts and unexpired leases to or from the Schedule of Assumed Contracts and Leases at any time prior to the Liquidation Effective Date.

2.       Cure of Defaults

         Except to the extent that (i) a different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 9.1 of the Second Reorganization Plan or
Section 8.2 of the Second Liquidation Plan, or (ii) any executory contract or unexpired lease shall have been assumed pursuant to an order of the Court which order shall have approved the cure amounts with respect thereto, the applicable Debtor shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, no later than thirty (30) days after the Confirmation Date, file with the Court and serve one or more pleadings listing, the cure amounts of all executory contracts or unexpired leases to be assumed, subject to the Reorganizing Debtors right to amend any such pleading or pleadings any time prior to thirty (30) days after the Confirmation Date. The parties to such executory contracts or unexpired leases to be assumed by the applicable Debtor shall have fifteen (15) days from service of any such pleading to object to the cure amounts listed by the applicable Debtor. Service of such pleading shall be sufficient if served on the other party to the contract or lease at the address indicated on (i) the contract or lease, (ii) any proof of claim filed by such other party in respect of such contract or lease, or (iii) the Debtors' books and records, including the Schedules; provided, however, that if a pleading served by a Debtor to one of the foregoing addresses is promptly returned as undeliverable, the Reorganizing Debtor shall attempt reservice of the pleading on an alternative address, if any, from the above listed sources. If any objections are filed, the Court shall hold a hearing. Any party failing to object to the proposed cure amount fifteen days following service of the proposed cure amount by the Debtors shall be forever barred from asserting, collecting, or seeking to collect any amounts in excess of the proposed cure amount against the Reorganizing Debtors or Reorganized Debtors. Notwithstanding the foregoing or anything in Section 9.3 of the Second Reorganization Plan or
Section 8.3 of the Second Liquidation Plan, at all times through the date that is five (5) Business Days after the Court enters an order resolving and fixing the amount of a disputed cure amount, the Debtors shall have the right to reject such executory contract or unexpired lease.

3.       Approval of Assumption of Certain Executory Contracts

         Subject to Sections 9.1 and 9.2 of the Second Reorganization Plan and Sections 8.1 and 8.2 of the Second Liquidation Plan, the executory contracts and unexpired leases on the Rejecting Debtors' Schedule of Assumed Contracts, the executory contracts and unexpired leases of the Assuming Debtors other than those listed on the Assuming Debtors' Schedule of Rejected Contracts and Leases, the executory contracts and unexpired leases listed on the Liquidating Debtors' Schedule of Assumed Contracts shall be assumed by and, as applicable, assigned to the relevant Reorganizing or Liquidating Debtors as of the applicable Effective Date. Except as may otherwise be ordered by the Court, the Reorganizing Debtors and Liquidating Debtors shall have the right to cause any assumed executory contract or unexpired lease to vest in the Reorganized Debtor designated for such purpose by the Reorganizing Debtors and Liquidating Debtors.

4.       Approval of Rejection of Executory Contracts and Unexpired Leases

         Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of any executory contracts and unexpired leases to be rejected as and to the extent provided in the Second Plans.

5. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Second Plans

         Claims arising out of the rejection of an executory contract or unexpired lease pursuant to each Plan must be filed with the Court no later than the later of (i) twenty (20) days after the applicable Effective Date and (ii) thirty (30) days after the entry of an order rejecting such executory contract or lease. Any Claims not filed within such time period will be forever barred from assertion against any of the applicable Debtors and/or their corresponding Estates.

6.       Deemed Consents and Deemed Compliance with Respect to Executory
         Agreements

                  (a) Unless a counterparty to an executory contract, unexpired lease, license or permit objects to the applicable Debtor's assumption thereof in writing on or before seven (7) days prior to the Second Plans Confirmation Hearing, then, unless such executory contract, unexpired lease, license or permit has been rejected by the applicable Debtor or will be rejected by operation of the Second Reorganization Plan or the Second Liquidation Plan, the Reorganized Debtors and Reorganized Covanta (as assignee of all executory contracts and unexpired leases assumed by the Liquidating Debtors), shall enjoy all the rights and benefits under each such executory contract, unexpired lease, license and permit without the necessity of obtaining such counterparty's written consent to assumption or retention of such rights and benefits.

                  (b) To the extent that any executory contract or unexpired lease contains a contractual provision that would require the applicable Debtor to satisfy any financial criteria or meet any financial condition measured by reference to the applicable Debtor's most recent annual audited financial statements, then upon the assumption of any such executory contract or unexpired lease such Debtor shall be deemed to be and to remain in compliance with any such contractual provision regarding financial criteria or financial condition (other than contractual requirements to satisfy a minimum rating from rating agencies) for the period through one year after the Effective Date, and thereafter such financial criteria or financial condition shall be measured by reference to the applicable Debtor's most recent annual audited financial statements.

7. Reorganizing and Liquidating Debtors' Reservation of Rights Under Insurance Policies and Bonds

         The enforceability by beneficiaries of (i) any insurance policies that may cover Claims against any Reorganizing or Liquidating Debtor, or (ii) any bonds issued to assure the performance of any such Debtor, is not affected by the Second Plans, nor shall anything contained therein constitute or be deemed to constitute a waiver of any cause of action that the Debtors or any entity may hold against any insurers or issuers of bonds under any such policies of insurance or bonds. To the extent any insurance policy or bond is deemed to be an executory contract, such insurance policy or bond shall be deemed assumed in accordance with Article IX of the Second Reorganization Plan or Article VIII of the Second Liquidation Plan as applicable. Notwithstanding the foregoing, the Debtors do not assume any payment or other obligations to any insurers or issuers of bonds, and any agreements or provisions of policies or bonds imposing payment or other obligations upon the Debtors shall only be assumed as provided pursuant to a separate order of the Court.

8.       Survival of Reorganizing and Liquidating Debtors' Corporate Indemnities

          Any obligations of any of the Reorganizing or Liquidating Debtors pursuant to the applicable Debtor's corporate charters and bylaws or agreements entered into any time prior to the applicable Effective Date, to indemnify the Specified Personnel, with respect to all present and future actions, suits and proceedings against such Debtor or such Specified Personnel, based upon any act or omission for or on behalf of such Debtor, shall not be discharged or impaired by confirmation of the applicable Plan. Such obligations shall be deemed and treated as executory contracts to be assumed by the applicable Debtor pursuant to the applicable Plan, and shall continue as obligations of the applicable Debtor. To the extent a Debtor is entitled to assert a Claim against Specified Personnel (whether directly or derivatively) and such Specified Personnel is entitled to indemnification, such Claim against Specified Personnel is released, waived and discharged.

H.       Treatment of Claims and Interests under the Second Plans

         Pursuant to the Second Plans, and subject to the provisions therein, certain unclassified Claims, including Administrative Expense Claims (other than the DIP Financing Facility Claims and Claims for compensation and reimbursement) and Priority Tax Claims, will receive payment in Cash (i) on the later of the applicable Distribution Date, or (ii) in installments over time (as permitted by the Bankruptcy Code), or (iii) as agreed with the holders of such Claims. The DIP Financing Facility Claims, including those contingent claims relating to letters of credit still outstanding, are included as Administrative Claims and will be paid or otherwise satisfied on the Reorganization Effective Date in accordance with Section 2.5 of the Second Reorganization Plan by reinstatement or replacement of such contingent obligations under the First Lien L/C Facility or the Second Lien L/C Facility. While certain DIP Financing Facility Claims will not be paid in full as a result of the reinstatement of these contingent obligations under the Second Reorganization Plan, acceptance of such treatment by a requisite majority of DIP Lenders, as provided under the DIP Financing Facility, shall be binding on all DIP Lenders. Additionally, the Second Plans provide that all entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the applicable Confirmation Date under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred on or before the deadlines set forth in the Second Plans.

         All other Claims and Equity Interests are classified separately in various Classes in the Debtors' Chapter 11 Cases and will receive the distributions and recoveries (if any) described in the relevant Plan. The following tables summarize the classification and treatment under the Second Plans of the Claims and Equity Interests and in each case, reflects the amount and form of consideration that will be distributed in exchange for and in full satisfaction, settlement, release and discharge of such Claims and Equity Interests. The classification and treatment for all Classes are described in more detail under Article VII.

                           Second Reorganization Plan

--------------------------------------------------------------------------------

Class                  Second Reorganization Plan

--------------------------------------------------------------------------------
Class 1                Allowed Priority Non-Tax Claims
                       Treatment of Class 1 Claims is summarized on page xvii
--------------------------------------------------------------------------------
Class 2                Subclass 2A: Allowed Project Debt Claims
                       Subclass 2B: Allowed CIBC Secured Claims
                       Treatment of Class 2 Claims is summarized on page xviii
--------------------------------------------------------------------------------
Class 3                Subclass 3A:  Allowed Secured Bank Claims
                       Subclass 3B: Allowed Secured 9.25% Debenture Claims
                       Subclass 3C:  Allowed Secured Claims Other Than Project
                       Debt Claims and Reorganized Covanta Secured Claims
                       Treatment of Class 3 Claims is summarized on page xx
--------------------------------------------------------------------------------
Class 4                Allowed Operating Company Unsecured Claims
                       Treatment of Class 4 Claims is summarized on page xxv
--------------------------------------------------------------------------------
Class 5                Allowed Parent and Holding Company Guarantee Claims
                       Treatment of Class 5 Claims is summarized on page xxvi
--------------------------------------------------------------------------------
Class 6                Allowed Parent and Holding Company Unsecured Claims
                       Treatment of Class 6 Claims is summarized on page xxvii
--------------------------------------------------------------------------------
Class 7                Allowed Convertible Subordinated Bond Claims
                       Treatment of Class 7 Claims is summarized on page xxix
--------------------------------------------------------------------------------
Class 8                Allowed Convenience Claims
                       Treatment of Class 8 Claims is summarized on page xxx
--------------------------------------------------------------------------------
Class 9                Subclass 9A:      Liquidating Debtors
                                         Intercompany Claims
                       Subclass 9B:      Reorganizing Debtors
                                         Intercompany Claims
                       Subclass 9C:      Heber Debtor
                                         Intercompany Claims

                       Treatment of Class 9 Claims is summarized on page xxxi
--------------------------------------------------------------------------------
Class 10               Subordinated Claims
                       Treatment of Class 10 Claims is summarized on page xxxii
--------------------------------------------------------------------------------
Class 11               Equity Interests in Subsidiary Debtors
                       Treatment of Class 11 Claims is summarized on page xxxiii
--------------------------------------------------------------------------------
Class 12               Equity Interests in Covanta Huntington, Covanta
                       Onondaga and DSS
                       Environmental
                       Treatment of Class 12 Claims is summarized on page xxxiv
--------------------------------------------------------------------------------
Class 13               Old Covanta Stock Equity Interests
                       Treatment of Class 13 Claims is summarized on page xxxv
--------------------------------------------------------------------------------

                             Second Liquidation Plan

--------------------------------------------------------------------------------

Class                  Second Liquidation Plan

--------------------------------------------------------------------------------
Class 1                Allowed Priority Non-Tax Claims
                       Treatment of Class 1 Claims is summarized on page xxxvi
--------------------------------------------------------------------------------
Class 2                N/A
--------------------------------------------------------------------------------
Class 3                Subclass 3A: Allowed Bank and 9.25% Debenture
                       Liquidation Secured Claims
                       Subclass 3B: Allowed Other Liquidation Secured Claims
                       Treatment of Class 3 Claims is summarized on page xxxvii
--------------------------------------------------------------------------------
Class 4                N/A
--------------------------------------------------------------------------------
Class 5                N/A
--------------------------------------------------------------------------------
Class 6                N/A
--------------------------------------------------------------------------------
Class 7                Allowed Unsecured Liquidation Claims and Allowed
                       Insurance Claims
                       Treatment of Class 7 Claims is summarized on page xxxviii
--------------------------------------------------------------------------------
Class 8                N/A
--------------------------------------------------------------------------------
Class 9                Intercompany Claims
                       Treatment of Class 9 Claims is summarized on page xxxix
--------------------------------------------------------------------------------
Class 10               N/A
--------------------------------------------------------------------------------
Class 11               Equity Interests in Liquidating Debtors
                       Treatment of Class 11 Claims is summarized on page xl
--------------------------------------------------------------------------------
Class 12               N/A
--------------------------------------------------------------------------------
Class 13               N/A
--------------------------------------------------------------------------------

              SECOND REORGANIZATION PLAN SUMMARY OF CLASS TREATMENT



Class Description           Treatment Under Second Reorganization Plan

Class 1:                        Estimated Allowed Claims:  $0 to $200,000

Allowed Priority Non-Tax    Each holder of an Allowed Class 1 Claim shall
Claims                      receive, in full settlement, release and discharge
                            of its Class 1 Claim, either (i) Cash, on the Distribution Date, in an amount equal to such Allowed Claim, or (ii) on such other less favorable terms as the Reorganizing Debtors and Reorganized
                            Debtors and the holder of an Allowed Priority
                            Non-Tax Claim agree.

                            Class 1 Claims are Unimpaired, and the holders of Allowed Class 1 Claims are not entitled to vote to accept or reject the Second Reorganization Plan.

                                Estimated Percentage Recovery:   100%

Class Description                Treatment Under Second Reorganization Plan

Class 2:

Allowed Project Debt
Claims and the Allowed
Secured Claim

Subclass 2A - Allowed           Estimated Allowed Claims:  $0
Project Debt Claims
                            On the Reorganization Effective Date, the legal, equitable and contractual rights of the holders of Allowed Subclass 2A Claims will be reinstated in full satisfaction, release and discharge of their respective Subclass 2A Claims and will remain unaltered under the Second Reorganization Plan, except as the Reorganizing Debtors and the holders of Allowed Subclass 2A Claims may otherwise agree or as such holders may otherwise consent. To the extent that defaults exist in connection with any Allowed Project Debt Claims, the Reorganized Debtors shall comply with section 1124(2) of the Bankruptcy Code on or before the Reorganization Effective Date. Without limiting the generality of the foregoing, the Reorganizing Debtors shall pay in Cash thirty
                            (30) days after the Effective Date of the Second Reorganization Plan any Secured Project Fees and Expenses, which are defined as those reasonable fees, costs or charges that (i) are incurred by a trustee acting on behalf of a bondholder, bond insurer or owner participant under any indenture that relates to an Allowed Project Debt Claim, (ii) represent fees, costs or charges incurred after the Petition Date, (iii) are properly payable under the applicable indenture, and (iv) have been approved by order of the Court; provided, however, that to the extent that any Secured Project Fees and Expenses may have been paid by third parties, then such third parties may only seek reimbursement from the Reorganizing Debtors for payment of such Secured Project Fees and Expenses, if and to the extent permitted by the relevant prepetition transaction documents and the Bankruptcy Code. Notwithstanding the foregoing, no contractual provisions or applicable law that would entitle the holder of an Allowed Subclass 2A Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim, terminate any contractual relationship or take such other enforcement action (as may be applicable) from and after the occurrence of a default that occurred prior to the Reorganization Effective Date shall be enforceable against the Reorganized Debtors.


Subclass 2B - Allowed           Estimated Allowed Claims:  CDN $10.8 million
CIBC Secured Claims
                            On the Reorganization Effective Date, in full settlement, release and discharge of the Allowed CIBC Secured Claim, CIBC shall apply the CIBC cash collateral in full satisfaction of such Allowed CIBC Secured Claim. The remaining balance of the CIBC cash collateral, after satisfaction of the Allowed CIBC Secured Claim, shall be applied by CIBC first in payment of the fees and expenses of the mediator with respect to the Canadian loss sharing litigation and thereafter in payment of a portion of the fees and expenses of the Canadian Loss Sharing Lenders in connection therewith.

                            Class 2 Claims are Unimpaired, and the holders of Allowed Class 2 Claims (including Subclass 2A and Subclass 2B) are not entitled to vote to accept or reject the Second Reorganization Plan.


                                Estimated Percentage Recovery: 100%

Class Description           Treatment Under Second Reorganization Plan

Class 3:                    Under the Second Reorganization Plan, Class 3 is
                            divided into three Subclasses for Distribution
Allowed Secured Claims      purposes: Subclass 3A consists of the Allowed
                            Secured Bank Claims, Subclass 3B consists of Allowed
                            Secured 9.25% Debenture Claims, and Subclass 3C consists of Allowed Secured Claims other than Project Debt Claims and Reorganized Covanta Secured
                            Claims.

                            Class 3 Claims are Impaired, and the holders of Allowed Claims in such Class are entitled to vote to accept or reject the Second Reorganization Plan. The members of Subclasses 3A and 3B shall vote together as a single Class for purposes of accepting or rejecting this Second Reorganization Plan; provided, however that the Ballots distributed to holders of Subclass 3B Secured Claims shall permit each such holder the opportunity to elect treatment as a Rejecting Bondholder, it being understood that any such holder who does not expressly make such election by properly marking the Ballot shall be deemed an Accepting Bondholder. The members of Subclass 3C shall vote separately from the members of Subclasses 3A and 3B.

                            The Secured Subclass 3A and 3B Total Distribution shall be segregated into a two part Initial Distribution whereby (i) the Subclass 3A Recovery shall be segregated and set aside for holders of Allowed Subclass 3A Claims to be further distributed in accordance with Section 4.3(c)(II) of the Second Reorganization Plan, and (ii) the Subclass 3B Recovery shall be segregated and set aside for holders of Allowed Subclass 3B Claims to be further distributed in accordance with Section 4.3(c)(III) of the Second Reorganization Plan; provided, however, that the Distributable Cash component of each of the Subclass 3A Recovery and Subclass 3B Recovery shall be apportioned in the Initial Distribution between Subclass 3A and Subclass 3B such that each Subclass shall receive the same percentage of Distributable Cash as, in the case of Subclass 3A, the percentage determined by dividing the total amount of Allowed Subclass 3A Claims held by First Lien Lenders by the total amount of all Allowed Subclass 3A and 3B Claims held by First Lien Lenders, and in the case of Subclass 3B, the percentage determined by dividing the total amount of Allowed Subclass 3B Claims held by First Lien Lenders by the total amount of all Allowed Subclass 3A and 3B Claims held by First Lien Lenders; and further, provided, that the Additional Distributable Cash component of each of the Subclass 3A Recovery and Subclass 3B Recovery shall be apportioned in the Initial Distribution between Subclass 3A and Subclass 3B such that each Subclass shall receive the same percentage of Additional Distributable Cash as, in the case of Subclass 3A, the percentage determined by dividing the total amount of Allowed Subclass 3A Claims held by Non-Participating Lenders by the total amount of all Allowed Subclass 3A and 3B Claims held by Non-Participating Lenders, and in the case of Subclass 3B, the percentage determined by dividing the total amount of Allowed Subclass 3B Claims held by Non-Participating Lenders by the total amount of all Allowed Subclass 3A and 3B Claims held by Non-Participating Lenders.

Subclass 3A:                    Estimated Allowed Claims:
                                $411 million to $419 million

Allowed Secured Claims--
Secured Bank Claims

                            Holders of Allowed Subclass 3A Claims shall receive the Subclass 3A Recovery in full settlement, release and discharge of their aggregate Allowed Subclass 3A Claims. Immediately after the Initial Distribution to Subclass 3A, the Subclass 3A Recovery shall be distributed among holders of Allowed Subclass 3A Claims as follows:

                                   First, in full settlement, release and
                                   discharge of the Allowed Priority Bank
                                   Claims, the Priority Bank Lenders shall
                                   receive first, to the extent available as part of the Subclass 3A Recovery, Additional Distributable Cash and Excess Distributable Cash in an amount equal to the amount of such Allowed Priority Bank Claims and thereafter New High Yield Secured Notes in a principal amount equal to the remaining amount of such Allowed Priority Bank Claims;

                                   Second, the holders of Allowed Non-Priority
                                   Subclass 3A Claims shall receive a Pro Rata
                                   Subclass Share of the remaining Subclass 3A
                                   Recovery; provided, however, that with
                                   respect to the Distribution of the remaining
                                   Subclass 3A Recovery, (i) the First Lien
                                   Lenders in Subclass 3A shall receive their Secured Value Distribution first, to the extent available, in the form of Distributable Cash and thereafter in the form of New High Yield Secured Notes, and (ii) the Additional New Lenders in Subclass 3A shall receive their Secured Value Distribution solely in the form of New High Yield Secured Notes; and further, provided, that Non-Participating Lenders in Subclass 3A shall receive their Secured Value Distribution first, to the extent available, in the form of Additional Distributable Cash and thereafter in the form of New High Yield Secured Notes and shall not receive any Distribution of Distributable Cash.

                                   Immediately prior to any Distribution to holders of Subclass 3A Claims, the settlement of the Loss Sharing Litigation as described in Exhibit 6 annexed to the Second Reorganization Plan shall be deemed effective and implemented for purposes of Distributions thereunder.

                            Additionally, on the Determination Date, the holders of Allowed Subclass 3A Claims may receive an additional Distribution consisting of a Pro Rata Class Share of the increase, if any, in the New CPIH Funded Debt, determined in accordance with the terms of the Second Reorganization Plan.


                                Estimated Percentage Recovery:  67.7% to 72.3%

Subclass 3B:                    Estimated Allowed Claims:  $105 million

Allowed Secured
Claims--9.25% Debenture
Claims
                            On the Distribution Date, holders of Allowed
                            Subclass 3B Claims shall receive the Subclass 3B Recovery in full settlement, release and discharge of their respective Allowed Subclass 3B Claims. Immediately after the Initial Distribution to Subclass 3B, the Subclass 3B Recovery shall be distributed among holders of Allowed Subclass 3B Claims as follows:

                                   First, each holder of an Allowed Subclass 3B
                                   Claim that is an Accepting Bondholder shall, subject to payment of its pro-rata share of the Settlement Distribution, receive its Pro Rata Subclass Share of Distributions of the Subclass 3B Accepting Bondholder Recovery; provided, however, that with respect to the Subclass 3B Accepting Bondholder Recovery,
                                   (i) the First Lien Lenders in Subclass 3B that are Accepting Bondholders, if any, shall receive their Secured Value Distribution first, to the extent available, in the form of Distributable Cash and thereafter in the form of New High Yield Secured Notes; and
                                   (ii) the Additional New Lenders in Subclass
                                   3B that are Accepting Bondholders, if any, shall receive their Secured Value Distribution solely in the form of New High Yield Secured Notes; and provided further that the Non-Participating Lenders in Subclass 3B that are Accepting Bondholders shall receive their Secured Value Distribution first, to the extent available, in the form of Additional Distributable Cash and thereafter in the form of New High Yield Secured Notes and shall not receive any Distribution of Distributable Cash. Distributions made to each Accepting Bondholder of such holder's Allowed Subclass 3B Claim shall be subject to adjustment and modification in accordance with the provisions of the 9.25% Settlement, including the waiver of the 9.25% Deficiency Claims and any subordination benefits with respect to the Convertible Subordinated Bonds, and payment of such holder's pro-rata share of the Settlement Distribution to the holders of Allowed Class 6 Claims as provided under the Second Reorganization Plan.

                                   Second, in the event that the aggregate
                                   amount of Subclass 3B Claims held by
                                   Rejecting Bondholders is equal to or greater than $10 million, the Subclass 3B Claim of each Rejecting Bondholder shall be deemed a Disputed Secured Claim, allowance thereof shall be subject to determination pursuant to the 9.25% Debentures Adversary Proceeding, and on the Effective Date, the Reorganizing Debtors shall deliver the Subclass 3B Rejecting Bondholder Recovery into a Reserve Account in accordance with Section 8.4 of the Second Reorganization Plan and be held subject to Distribution pursuant to Section
                                   8.6 of the Second Reorganization Plan, and as further discussed in Section XIII.D.3 below.

                                   Third, in the event that the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders is less than $10 million, the Subclass 3B Claim of each Rejecting Bondholder shall be deemed an Allowed Secured Claim in its full amount and in full settlement, release and discharge of the Allowed Secured Claims of the Rejecting Bondholders, on the Reorganization Effective Date, each holder of an Allowed Subclass 3B Claim that is a Rejecting Bondholder shall receive its Pro Rata Subclass Share of Distributions of the Subclass 3B Rejecting Bondholder Recovery; provided, however, that with respect to the Subclass 3B Rejecting Bondholder Recovery, (i) the First Lien Lenders in Subclass 3B that are Rejecting Bondholders, if any, shall receive their Secured Value Distribution first, to the extent available, in the form of Distributable Cash and thereafter in the form of New High Yield Secured Notes; and (ii) the Additional New Lenders in Subclass 3B that are Rejecting Bondholders, if any, shall receive their Secured Value Distribution solely in the form of New High Yield Secured Notes; and further, provided, that the Non-Participating Lenders in Subclass 3B that are Rejecting Bondholders shall receive their Secured Value Distribution first in the form of Additional Distributable Cash, to the extent available, and thereafter solely in the form of New High Yield Secured Notes and shall not receive any Distribution of Distributable Cash. In the event that the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders is less than $10 million, the Distributions made to each Rejecting Bondholder of such holder's Allowed Subclass 3B Claim shall not be subject to adjustment and modification, nor shall they receive a release of claims asserted in the 9.25% Adversary Proceeding (remaining subject to liability to the holders of Class 6 Claims for the Settlement Distribution), in accordance with the provisions of the 9.25% Settlement.

                            Additionally, on the Determination Date, the holders of Allowed Subclass 3B Claims may receive an additional Distribution consisting of a Pro Rata Class Share of the increase, if any, in the New CPIH Funded Debt, determined in accordance with the terms of the Second Reorganization Plan.

                               Estimated Percentage Recovery before giving effect to the 9.25% Settlement Distribution:
                               67.7% to 72.3%

                               Estimated Percentage Recovery for Accepting
                               Bondholders after giving effect to the 9.25%
                               Settlement Distribution: 59.3% to 63.3%

                               Estimated Percentage Recovery for Rejecting
                               Bondholders who are unsuccessful in the 9.25% Debentures Adversary Proceeding: 2.0% to 6.4% (treatment as holders of Class 6 Claims)

                               IF HOLDERS OF SUBCLASS 3B CLAIMS EQUAL TO OR
                               GREATER THAN $10 MILLION ELECT TO BECOME
                               REJECTING BONDHOLDERS, THEN ALL DISTRIBUTIONS TO REJECTING BONDHOLDERS WILL BE HELD IN A DISPUTED RESERVE ACCOUNT SUBJECT TO RESOLUTION OF THE 9.25% DEBENTURES ADVERSARY PROCEEDING.


Subclass 3C:                   Estimated Allowed Claims:  $300,000 to $800,000

Allowed Secured
Claims--Allowed Secured
Claims Other Than
Project Debt Claims and
Reorganized Covanta
Secured Claims
                            On the Effective Date or as soon as practicable thereafter, at the option of the Reorganizing Debtors and in accordance with section 1124 of the Bankruptcy Code, all Allowed Secured Claims in Subclass 3C will be treated pursuant to one of the following alternatives: (i) the Second Reorganization Plan will leave unaltered the legal, equitable and contractual rights to which each Allowed Secured Claim in Subclass 3C entitles the holder; (ii) the Reorganizing Debtors or Reorganized Debtors shall cure any default that occurred before or after the Petition Date; the maturity of such Secured Claim shall be reinstated as such maturity existed prior to any such default; the holder of such Allowed Secured Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the holder on any right to accelerate its claim; and the legal, equitable and contractual rights of such holder will not otherwise be altered;
                            (iii) an Allowed Secured Claim shall receive such other treatment as the Reorganizing Debtors or Reorganized Debtor and the holder of such Allowed Secured Claim shall agree; or (iv) all of the collateral for such Allowed Secured Claim will be surrendered by the Reorganizing Debtors to the holder of such Claim.

                                Estimated Percentage Recovery: 100%

Class Description           Treatment Under Second Reorganization Plan

Class 4:                    Estimated Allowed Claims: $30 million to $35 million

Allowed Operating
Company Unsecured Claims

(Note: A list of            On the Distribution Date, each holder of an Allowed
Operating Company           Class 4 Claim shall receive, in full settlement,
Debtors is attached at      release and discharge of its Class 4 Claim, a
Exhibit J)                  Distribution of Reorganization Plan Unsecured Notes
                            in the aggregate principal amount equal to the amount of its Allowed Class 4 Claim. With respect to Allowed Class 4 Claims for and to the extent which insurance is available, the Second Reorganization
                            Plan shall not be deemed to impair or expand the rights of holders of such Allowed Class 4 Claims to pursue any available insurance to satisfy such Claims; provided, however, that to the extent insurance is not available or is insufficient, treatment of such Allowed Class 4 Claims shall be as otherwise provided in Section 4.4 of the Second
                            Reorganization Plan.

                            Class 4 Claims are Impaired, and the holders of Allowed Class 4 Claims are entitled to vote to accept or reject the Second Reorganization Plan.


                                Estimated Percentage Recovery:  100%

Class Description           Treatment Under Second Reorganization Plan

Class 5:                        Estimated Allowed Claims:  $0

Allowed Parent and
Holding Company
Guarantee Claims
                            On the Reorganization Effective Date, the legal, equitable and contractual rights of the holders of Allowed Class 5 Claims will be reinstated in full satisfaction, release and discharge of their respective Class 5 Claims and will remain unaltered under the Second Reorganization Plan, except as the Reorganizing Debtors and the holders of Allowed Class 5 Claims may otherwise agree or as such holders may otherwise consent; provided, however, that notwithstanding the foregoing, (i) no contractual provisions or applicable law that would entitle the holder of an Allowed Class 5 Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim, terminate any contractual relationship or take such other enforcement action (as may be applicable) from and after the occurrence of a default that occurred prior to the Effective Date shall be enforceable against the Reorganized Debtors, and (ii) for the period through one year after the Effective Date (a) no contractual provisions or applicable law that would require the Reorganizing Debtors to satisfy any financial criteria or meet any financial condition measured by reference to such Debtor's most recent annual audited financial statements with respect to any such Allowed Parent and Holding Company Guarantee Claims during the pendancy of these Chapter 11 Cases shall be enforceable against such Reorganizing Debtors, and (b) the Reorganizing Debtors and Reorganized Debtors shall be deemed to be and to remain in compliance with any such contractual provision or applicable law regarding financial criteria or financial condition (other than contractual requirements to satisfy miniumum ratings from rating agencies). After such year, such financial criteria or financial condition shall be measured by reference to the applicable Debtor's most recent annual audited financial statements.

                            Class 5 Claims are Unimpaired, and the holders of Allowed Class 5 Claims are not entitled to vote to accept or reject the Second Reorganization Plan.

                                Estimated Percentage Recovery:  100%

Class Description           Treatment Under Second Reorganization Plan

Class 6: Estimated Allowed Claims: $125 million to $400 million

Allowed Parent and
Holding Company
Unsecured Claims
                            In consideration of the agreement by the holders of Class 6 Claims to waive any claims, including all alleged avoidance actions, that might be brought against the holders of Subclass 3A Claims and to settle the 9.25% Debentures Adversary Proceeding in accordance with the terms of the 9.25% Settlement, and to secure the support of the holders of Allowed Class 6 Claims for confirmation of the Second Reorganization Plan, the holders of Allowed Subclass 3A and 3B Claims have agreed to provide the holders of Allowed Class 6 Claims from the value that would otherwise have been distributable to the holders of Allowed Subclass 3A and 3B Claims under the Second Reorganization Plan, so that on the Distribution Date each holder of an Allowed Class 6 Claim shall receive, in full satisfaction, release and discharge of its Class 6 Claim, Distributions consisting (i) such holder's Pro Rata Class Share of the CPIH Participation Interest, (ii) such holder's Pro Rata Class Share of the Class 6 Unsecured Notes, and
                            (iii) such holder's Pro Rata Class Share of the proceeds, if any, with respect to the Class 6 Litigation Claims. Additionally, each holder of an Allowed Class 6 Claim (a) shall receive from each Accepting Bondholder, in full satisfaction, release and discharge of its rights with respect to the 9.25% Debentures Adversary Proceeding against each Accepting Bondholder, a Distribution consisting of such holder's Pro Rata Share of the Settlement Distribution and (b) may receive a further Distribution with respect to the Subclass 3B Rejecting Bondholder Recovery, subject to the resolution of the 9.25% Debentures Adversary Proceeding, in accordance with Section 8.6(b) of the Second Reorganization Plan. Distributions to holders of Allowed Class 6 Claims (including any Distribution with respect to the Settlement Distribution) shall be made by the Disbursing Agent in accordance with the provisions of Section 8.7 of the Second Reorganization Plan. With respect to Allowed Class 6 Claims for and to the extent which insurance is available, the Second Reorganization Plan shall not be deemed to impair or expand the rights of holders of such Allowed Class 6 Claims to pursue any available insurance to satisfy such Claims; provided, however, that to the extent insurance is not available or is insufficient, treatment of such Allowed Class 6 Claims shall be as otherwise provided in Section 4.6 of the Second Reorganization Plan.

                            The Reorganized Debtors shall have the option to delay issuance of the Class 6 Unsecured Notes until immediately after such time as the Disbursing Agent, in consultation with the Class 6 Representative, elects to make an interim or final Distribution to holders of Allowed Class 6 Claims in accordance with
                            Section 8.7 of the Second Reorganization Plan; provided, however, that in the event that the Reorganized Debtors shall elect to delay issuance of the Class 6 Unsecured Notes, any subsequent Distribution of the Class 6 Unsecured Notes shall include all accrued interest, whether made in Cash or otherwise, that a holder of such Notes would have been entitled to receive for the period from the Effective Date through and including the Date of such subsequent Distribution.

                                Estimated Percentage Recovery before giving effect to 9.25% Settlement Distribution:
                                2.0% to 6.4%

                                Estimated Percentage Recovery after giving effect to 9.25% Settlement Distribution:
                                4.2% to 14.0%

Class Description           Treatment Under Second Reorganization Plan

Class 7:                        Estimated Allowed Claims:  $154.5 million

Allowed Convertible
Subordinated Bond Claims
                            On the Distribution Date, each holder of an Allowed Class 7 Claim shall not receive any Distributions from the Reorganizing Debtors or retain any property under the Second Reorganization Plan in respect of Class 7 Claims, on account of its Class 7 Claim.

                            Class 7 Claims are Impaired, and the holders of Allowed Class 7 Claims are conclusively presumed to reject the Second Reorganization Plan. The votes of holders of Allowed Class 7 Claims will not be solicited.

                                Estimated Percentage Recovery:  0%

Class Description           Treatment Under Second Reorganization Plan

Class 8: Estimated Allowed Claims: $1.9 million to $2.3 million
Allowed Convenience
Claims
                            On the Distribution Date, each holder of an Allowed Class 8 Claim shall receive, in full satisfaction, release and discharge of its Class 8 Claim, at the Reorganizing Debtors' option either: (i) a payment in Cash, in an amount equal to seventy five percent (75%) of the Allowed amount of such Class 8 Claim, or (ii) a Distribution of Reorganization Plan Unsecured Notes in the aggregate principal amount equal to the amount of its Allowed Class 8 Claim.

                            Class 8 Claims are Impaired, and the holders of Allowed Class 8 Claims are entitled to vote to accept or reject the Second Reorganization Plan.

                                Estimated Percentage Recovery: 75%

Class Description           Treatment Under Second Reorganization Plan

Class 9:                    Class 9 consists of all Intercompany Claims. Class 9
                            is subdivided into two Subclasses for Distribution
Intercompany Claims         purposes: Subclass 9A consists of the Liquidating
                            Debtors Intercompany Claims; Subclass 9B consists of the Reorganized Debtors Intercompany Claims.




Subclass 9A:                In full satisfaction, release and discharge of each
                            Liquidating Debtors Intercompany Claim, each such
                            Liquidating Debtors Intercompany Claim shall be
Liquidating Debtors         deemed cancelled or waived in exchange for the
Intercompany Claims         Reorganizing Debtors' contribution of the
                            Liquidation Plan Funding Amount, if any, to the Operating Reserve.


Subclass 9B:                In the sole discretion of the applicable
                            Reorganizing Debtor or Reorganized Debtor,
Reorganizing Debtors        Reorganizing Debtors Intercompany Claims shall be
Intercompany Claims         either: (a) preserved and reinstated, (b) released,
                            waived and discharged, (c) contributed to the capital of the obligee corporation, or (d) distributed to the obligee corporation.

Subclass 9C:                On the Reorganization Effective Date, all Subclass
                            9C Claims shall be deemed cancelled or waived in
Heber Debtors               exchange for the Reorganizing Debtors' undertaking
Intercompany Claims         certain obligations in connection with the Heber
                            Reorganization Plan.

Class Description           Treatment Under Second Reorganization Plan

Class 10:                       Estimated Allowed Claims:  $100,000 to $10
                                million

Subordinated Claims
                            As of the Reorganized Plan Effective Date, holders of Class 10 Claims shall not receive any Distributions or retain any property under the Second Reorganization Plan in respect of Class 10 Claims, on account of such Claims.

                            Class 10 Claims are Impaired and holders of Allowed Class 10 Claims in are conclusively presumed to reject the Second Reorganization Plan. The votes of holders of Allowed Class 10 Claims will not be solicited.

                                Estimated Percentage Recovery: 0%

Class Description           Treatment Under Second Reorganization Plan

Class 11:                   As of the Reorganization Effective Date, all Equity
                            Interests in Subsidiary Debtors shall be reinstated
Equity Interests in         in full satisfaction, release and discharge of any
Subsidiary Debtors          Allowed Class 11 Claims and such Equity Interests
                            shall be evidenced by the existing capital stock, partnership and/or membership interests.

                            Class 11 Equity Interests are Unimpaired and the holders of Allowed Class 11 Equity Interests in such Class are conclusively presumed to accept the Second Reorganization Plan. The votes of holders of Class 11 Equity Interests will not be solicited.

Class Description           Treatment Under Second Reorganization Plan

Class 12:                   As of the Reorganization Effective Date, Equity
                            Interests in Covanta Huntington, Covanta Onondaga
Equity Interests in         and DSS Environmental shall be reinstated, in full
Covanta Huntington,         satisfaction, release, and discharge of any Allowed
Covanta Onondaga and DSS    Class 12 Equity Interests, and such reinstated
Environmental               Equity Interests shall be evidenced by the existing
                            capital stock, partnership and/or membership interests.

                            Class 12 Equity Interests are Unimpaired and the holders of Allowed Class 12 Equity Interests are not entitled to vote to accept or reject the Second Reorganization Plan.

                                Estimated Percentage Recovery: 100%

Class Description           Treatment Under Second Reorganization Plan

Class 13:                   Holders of Allowed Class 13 Equity Interests shall
                            not receive any Distribution or retain any property
Old Covanta Stock Equity    under the Second Reorganization Plan in respect of
Interests                   Class 13 Equity Interests. All Class 13 Equity
                            Interests shall be cancelled, annulled and extinguished.

                            Class 13 Equity Interests are Impaired, and the holders of Allowed Class 13 Equity Interests are conclusively presumed to reject the Second Reorganization Plan.

                                Estimated Percentage Recovery: 0%

               SECOND LIQUIDATION PLAN SUMMARY OF CLASS TREATMENT


Class Description           Treatment Under Second Liquidation Plan

Class 1:                        Estimated Allowed Claims:  $0 to $130,000

Allowed Priority Non-Tax    Each holder of an Allowed Class 1 Claim shall
Claims                      receive, in full settlement, release and discharge
                            of its Class 1 Claim, Cash in an amount equal to such Allowed Class 1 Claim on the Initial
                            Liquidation Distribution Date.

                            Class 1 Claims are Unimpaired, and holders of Allowed Class 1 Claims are not entitled to vote to accept or reject the Second Liquidation Plan.

                            Estimated Percentage Recovery: 100%

Class Description           Treatment Under Second Liquidation Plan

Class 3:                    Under the Second Liquidation Plan, Class 3 is
                            divided into two Subclasses for Distribution
Allowed Liquidation         purposes: Subclass 3A consists of the Allowed
Secured Claims              Secured Bank Claims and the Allowed 9.25% Debenture
                            Claims and Subclass 3B consists of the Allowed Other
                            Secured Liquidation Claims.

Subclass 3A:                In full settlement, release and discharge of its
                            Class 3A Claim, (I) (a) each holder of an Allowed
Allowed Liquidation         Liquidation Secured Claim would be entitled, absent
Secured Claims--Secured     the Secured Creditor Direction, to receive on any
Bank Claims and 9.25%       Liquidation Distribution Date, such holder's Pro
Debenture Claims            Rata Share of the sum of any Net Liquidation
                            Proceeds and Liquidation Assets of the Liquidating
                            Pledgor Debtors existing, but not yet distributed on such Liquidation Distribution Date and (b) on the Liquidation Effective Date, (i) such holder of a Class 3A Allowed Liquidation Secured Claim shall be deemed to have received, on account of its Subclass
                            3A Allowed Liquidation Secured Claim, the
                            Distribution it receives as a holder of a Subclass
                            3A or Subclass 3B Claim under the Second
                            Reorganization Plan, as applicable, in full satisfaction of its Subclass 3A Claim under the Second Liquidation Plan, and (ii) the Liquidating
                            Trustee and the Liquidating Debtors will implement the Secured Creditor Direction, and (II) each holder of an Allowed Liquidation Secured Claim shall be entitled to receive on any Liquidation Distribution
                            Date, such holder's Pro Rata Share of any Net
                            Liquidation Proceeds of any Liquidating Pledgor
                            Debtor's Residual Liquidation Assets.

                            Subclass 3A Claims are Impaired and the holders of Claims in such subclass are entitled to vote to accept or reject the Second Liquidation Plan.

Subclass 3B:                On the Liquidation Effective Date, or as soon
                            thereafter as practicable, the applicable
Allowed Liquidation         Liquidating Debtors shall cause to be transferred,
Secured Claims--the         pursuant to Section 6.1(c) of the Second Liquidation
Other Secured               Plan, Other to the Covanta Liquidating Secured
Liquidating Claims          Parties, as holders of the Allowed Secured
                            Liquidation Covanta Liquidation Claims, the Covanta
                            Collateral in full settlement, release and discharge of the Subclass 3B Claims.

                            The Subclass 3B Claims are Impaired and the holders of the Claims in such subclass are entitled to vote to accept or reject the Second Liquidation Plan.

Class Description           Treatment Under Second Liquidation Plan

Class 7:  Allowed               Estimated Allowed Claims:  $60 million to $600
Unsecured Liquidation           million
Claims and Allowed
Insured Claims
                            The holders of Class 7 Claims shall not be entitled
                            to receive any Distribution under the Second
                            Liquidation Plan. Class 7 Claims are Impaired and
                            the holders of Allowed Claims in Class 7 are
(Note: A list of            conclusively presumed to reject the Second
Liquidating Debtors is      Liquidation Plan. The votes of holders of Class 7
attached at Exhibit J)      Claims will not be solicited, provided, however,
                            that with respect to Allowed Class 7 Claims for and to the extent which insurance is available, the Second Liquidation Plan shall not be deemed to impair or expand the rights of holders of such Allowed Class 7 Claims to pursue any available insurance to satisfy such Claims; provided, further, that to the extent that insurance is not available or is insufficient, treatment of such Allowed Class
                            7 Claim shall be as otherwise provided in the Second
                            Liquidation Plan.

                            Class 7 Claims are Impaired and the holders of Allowed Claims in such Class are conclusively presumed to reject the Second Liquidation Plan. The votes of holders of Class 7 Claims will not be solicited.



                                Estimated Percentage Recovery:  0%

Class Description           Treatment Under Second Liquidation Plan

Class 9:                    On the Liquidation Effective Date, all Intercompany
                            Claims shall be cancelled, annulled and
Intercompany Claims         extinguished. Holders of such claims shall receive
                            no distributions in respect of Class 9 Claims.

                            Class 9 Claims are impaired and holders of Allowed Class 9 Claims are conclusively presumed to reject the Second Liquidation Plan. The votes of the holders of Allowed Class 9 Claims will not be solicited.

                                Estimated Percentage Recovery:  0%

Class Description           Treatment Under Second Liquidation Plan

Class 11:                   On the Liquidation Effective Date, all Equity
                            Interests in the Liquidating Debtors shall not be
Equity Interests in         entitled to receive any Distributions under the
Liquidating Debtors         Second Liquidation Plan. Such Equity Interests shall
                            be cancelled, annulled and extinguished.

                            Class 11 Equity Interests are Impaired and the holders of Equity Interests in such Class are conclusively presumed to reject the Second Liquidation Plan. The votes of holders of Equity Interests in such Class will not be solicited.

                                Estimated Percentage Recovery: 0%

I.  Bar Dates and Schedules

         On June 26, 2002, the Court entered an order (Docket No. 597) (the "General Bar Date Order") establishing August 9, 2002 as the General Bar Date (as defined therein) by which certain entities holding claims against Covanta and the 123 subsidiaries that filed bankruptcy petitions on April 1, 2002 (the "Original Debtors") arising prior to the First Petition Date must file proofs of claim. The General Bar Date Order also established September 30, 2002 as the last date by which governmental units (as defined in 11 U.S.C. ss. 101(27)) may file proofs of claim. In addition to serving notice of the General Bar Date Order on all scheduled creditors, the Debtors published notice of the General Bar Date in THE WALL STREET JOURNAL and USA TODAY. On August 16, 2002, the Court entered a stipulated order (Docket No. 738) (the "Bank of America Bar Date Order") that, among other things, extended the bar date by which Bank of America, N.A. must file proofs of claim against the Original Debtors to September 30, 2002 (the "Bank of America Bar Date"). On September 5, 2002, the Court entered a stipulated order (Docket No. 854) (the "IRS Bar Date Order") that, among other things, extended the bar date by which the Internal Revenue Service must file proofs of claim against the Original Debtors to December 31, 2002 (the "IRS Bar Date").

         On September 20, 2002, the Court entered an order (Docket No. 938) (the "Employee Bar Date Order") establishing November 15, 2002 (the "Employee Bar Date") as the last date for filing claims against the Original Debtors by current or former employees in respect of wages, salaries, commissions, vacation pay, severance pay, sick leave pay, or benefits. Employees were provided notice of the Employee Bar Date by mail.

         On May 19, 2003, the Court entered an order (Docket No. 1535) (the "Covanta Concerts Bar Date Order") establishing June 27, 2003 as the last date for filing proofs of claims against Covanta Concerts Holdings, Inc. (the "Covanta Concerts Bar Date"). The Debtors sent notice of the Covanta Concerts Bar Date to all scheduled creditors of Covanta Concerts Holdings, Inc. The same order established June 27, 2003 as the last date for holders of Convertible Subordinated Debentures to file proofs of claim against Covanta (the "Convertible Debentures Bar Date"). The Debtors sent notice of the Convertible Debentures Bar Date to all registered holders and other known holders of the Convertible Bonds and published a notice of the same in the Financial Times of London and the Luxemburger Wort.

         On June 30, 2003, the Court entered an order (Docket No. 1717) (the "New Debtors Bar Date Order") establishing August 14, 2003 as the last date for filing proofs of claim against the New Debtors (as defined herein) (such date, the "New Debtors Bar Date"). Because the Court was closed on August 14 and August 15, 2003 as a result of the blackout that affected the Northeast region of the United States, the New Debtors' Bar Date was changed to August 18, 2003. The New Debtors Bar Date Order also established December 5, 2003 as the last date by which governmental units (as defined in 11 U.S.C. ss. 101(27)) may file proofs of claim against the New Debtors. The Debtors sent notice of the New Debtors' Bar Date to all known creditors of the New Debtors and published notice of the same in THE WALL STREET JOURNAL and USA TODAY.

         In accordance with the General Bar Date Order, which granted the Debtors authority to amend the Original Debtors' schedules that were originally filed on or about June 14, 2002 (Docket No. 590) (the "Original Schedules"), the Debtors have filed several amendments to the Original Schedules. On November 22, 2002, the Original Debtors filed their first amendment to the Original Schedules (Docket No. 1107) (the "First Amended Schedules"). The last date for filing proofs of claim in respect of claims for the first time scheduled as contingent, unliquidated or disputed on the First Amended Schedules was December 27, 2002 (the "First Amended Bar Date"). On December 11, 2002, the Original Debtors filed their second amendment to the Original Schedules (Docket No. 1146) (the "Second Amended Schedules"). The last date for filing proofs of claim in respect of claims for the first time scheduled as contingent, unliquidated or disputed on the Second Amended Schedules was January 13, 2003 (the "Second Amended Bar Date"). On August 24 and 25, 2003, the Original Debtors filed the third amendments to their Original Schedules (Docket Nos. 1886-2006 and 2186) (the "Third Amended Schedules"). The last date for filing proofs of claim in respect of claims scheduled as contingent, unliquidated or disputed on the Third Amended Schedules is October 6, 2003 (the "Third Amended Bar Date"). On June 22, 2003, the New Debtors filed schedules (the "New Debtor Schedules"). August 18, 2003 was the New Debtors Bar Date and December 5, 2003 is the New Debtors Government Bar Date, as defined in the New Debtors Bar Date Order.

         On November 6, 2003, the Court entered an order (Docket No. 2632) (the "Covanta Tampa Construction Bar Date Order") establishing December 15, 2003 as the last date for filing proofs of claims against Covanta Tampa Construction, Inc. (the "Covanta Tampa Construction Bar Date"). The Debtors sent notice of the Covanta Tampa Construction Bar Date to all scheduled creditors of Covanta Tampa Construction, Inc. April 1, 2004 is the Covanta Tampa Construction Government Bar Date, as defined in the Covanta Tampa Construction Bar Date Order.

    A chart describing the various bar dates follows:

    ---------------------------------------------------------------------------
            Description of Bar Date                     Applicable Bar Date
    ---------------------------------------------------------------------------
    General Bar Date                                 August 9, 2002
    ---------------------------------------------------------------------------
    Government Bar Date                              September 30, 2002
    ---------------------------------------------------------------------------
    Bank of America Bar Date                         September 30, 2002
    ---------------------------------------------------------------------------
    Employee Bar Date                                November 15, 2002
    ---------------------------------------------------------------------------
    First Amended Bar Date                           December 27, 2002
    ---------------------------------------------------------------------------
    IRS Bar Date                                     December 31, 2002
    ---------------------------------------------------------------------------
    Second Amended Bar Date                          January 13, 2003
    ---------------------------------------------------------------------------
    Covanta Concerts Bar Date                        June 27, 2003
    ---------------------------------------------------------------------------
    Convertible Debentures Bar Date                  June 27, 2003
    ---------------------------------------------------------------------------
    New Debtors Bar Date                             August 18, 2003
    ---------------------------------------------------------------------------
    Third Amended Bar Date                           October 6, 2003
    ---------------------------------------------------------------------------
    New Debtors Government Bar Date                  December 5, 2003
    ---------------------------------------------------------------------------
    Covanta Tampa Construction Bar Date              December 15, 2003
    ---------------------------------------------------------------------------
    Covanta Tampa Construction Government Bar Date   April 1, 2004
    ---------------------------------------------------------------------------

         In total, approximately 4,550 proofs of claim in the aggregate amount of approximately $13.3 billion were filed. The Debtors believe that many of the proofs of claim are invalid, duplicative, untimely, inaccurate or otherwise objectionable. Pursuant to the General Bar Date Order, and consistent with 11 U.S.C. ss. 502(b)(9), any proofs of claim filed after the applicable bar date shall be disallowed as untimely unless and until such proofs of claim are deemed timely filed by the Court after notice and hearing.

         During the course of the Chapter 11 Cases, the Debtors have filed procedural objections to more than 3,000 claims, primarily seeking to reclassify them to other Debtors' cases, to disallow duplicate, amended or superceded claims, or to reclassify as general unsecured claims certain claims that were filed as secured or priority claims. The Debtors are continuing the process of reviewing all claims, and are preparing to object to claims on substantive grounds.

                              TABLE OF CONTENTS

                                                                            Page


       A.   Definitions........................................................v

       B.   Overview...........................................................v

       C.   Events Leading to the Second Plans...............................vii

       D.   General Structure of the Second Plans...........................viii

       E.   Restructuring of the Debtors......................................ix

       F.   Compromises and Settlements Incorporated into the Second Plans.....x

       G.   Treatment of Executory Contracts and Unexpired Leases Under the
            Second Plans......................................................xi

            1.   General Treatment............................................xi

            2.   Cure of Defaults............................................xii

            3.   Approval of Assumption of Certain Executory Contracts......xiii

            4.   Approval of Rejection of Executory Contracts and Unexpired
                 Leases.....................................................xiii

            5. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the
                 Second Plans...............................................xiii

            6.   Deemed Consents and Deemed Compliance with Respect to
                 Executory Agreements.......................................xiii

            7.   Reorganizing and Liquidating Debtors' Reservation of Rights
                 Under Insurance Policies and Bonds..........................xiv

            8.   Survival of Reorganizing and Liquidating Debtors' Corporate
                 Indemnities.................................................xiv

       H.   Treatment of Claims and Interests under the Second Plans.........xiv

       I.   Bar Dates and Schedules..........................................xli

I.     INTRODUCTION............................................................1

II.    BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES......................1

       A.   Notice to Holders of Claims........................................1

       B.   Voting Record Date.................................................2

       C.   Solicitation Package...............................................2

       D.   General Voting Procedures, Ballots, and Voting Deadline............3

       E.   Special Voting Procedures for the Prepetition Lenders..............3

       F.   Special Voting Procedures for the 9.25% Debenture Holders..........4

       G.   Voting Procedures for Warren Debenture Holders.....................4

       H.   Voting Procedures for Unknown Holders..............................5

       I.   Questions About Voting Procedures..................................5

       J.   Tabulation of Votes and Voting Objection Procedures................5

       K.   Confirmation Hearing and Deadline for Objections to Confirmation...6

       L.   Additional Copies of Second Disclosure Statement, Second
            Short-Form Disclosure Statement and Second Plans...................7

III.   HISTORY OF THE DEBTORS' BUSINESS OPERATIONS.............................8

       A.   Overview of Business Operations....................................8

            1.   Description of Principal Business Units.......................8

       B.   Other Aspects of Business Operations..............................10

            1.   Insurance....................................................10

            2.   Environmental Matters........................................11

            3.   Prepetition Legal Proceedings................................12

            4.   Employees; Labor Matters; Benefit Plans......................14

       C.   Recent Financial Results..........................................21

IV.    PREPETITION CAPITAL STRUCTURE OF THE DEBTORS...........................22

       A.   Prepetition Credit Facility.......................................22

       B.   9.25% Debentures due 2022.........................................23

       C.   Convertible Subordinated Debentures...............................23

       D.   Project Debt......................................................24

       E.   Equity Bonds......................................................24

       F.   Equity............................................................25

V.     CORPORATE STRUCTURE OF THE DEBTORS.....................................25

       A.   The Debtors' Corporate Structure..................................25

       B.   Management of the Debtors.........................................25

VI.    THE CHAPTER 11 CASES...................................................26

       A.   Events Leading Up to the Chapter 11 Cases.........................26

       B.   Need for Restructuring and Chapter 11 Relief......................27

       C.   Significant Events During the Bankruptcy Cases....................28

            1.   Significant Court Orders.....................................28

            2.   DIP Financing Facility.......................................28

            3.   Adequate Protection..........................................30

            4.   Assumption and Rejection.....................................31

            5.   Appointment of Creditors Committee...........................32

            6.   Exclusivity..................................................33

            7.   Discussions of Alternative Reorganization Plans..............33

            8.   Sale of Geothermal Assets....................................33

            9.   Sale of Non-Core Assets......................................34

            10.  Tulsa, Oklahoma Facility.....................................34

            11.  Restructuring of Certain Projects............................35

            12.  9.25% Debentures Adversary Proceeding........................39

            13.  Agreements with the holders of Secured Claims................40

            14.  Proceedings Related to the Team, the Corel Centre and
                 Arrowhead Pond...............................................41

            15.  Other Postpetition Litigation................................42

            16.  Summary of Claims Process, Bar Dates and Claims Filed........45

            17.  Development and Implementation of the Business Plan..........46

            18.  Changes in Management........................................48

            19.  Development of the ESOP Transaction and the U.S. Trust
                 Agreement....................................................48

VII.   DANIELSON HOLDING CORPORATION..........................................50

       A.   The Holding Company Business......................................50

       B.   The Insurance Services Business...................................50

       C.   The Marine Services Business......................................51

VIII.  SUMMARY OF THE SECOND PLANS............................................52

       A.   Overall Structure of the Second Plans.............................52

       B.   Classification and Treatment of Claims and Equity Interests.......53

            1.   Treatment of Unclassified Claims.............................56

            2.   Unimpaired Classes of Claims.................................59

            3.   Impaired Classes of Claims and Interests.....................59

            4.   Treatment of Classified Claims...............................60

       C.   Confirmability, Modification and Severability of the Second Plans.67

       D.   Certain Considerations with Respect to Treatment of Subclass 3A and 3B Secured Claims under the Second Reorganization Plan........68

            1.   Subclass 3A Distribution.....................................68

            2. Voting Rights with Respect to Subclass 3A and 3B Distributions and the Settlement Agreements under the Second Reorganization
                 Plan.........................................................69

            3.   Subclass 3B Rejecting Bondholder Recovery....................70

       E.   Implementation of the Second Reorganization Plan..................71

            1.   DHC Transaction..............................................71

            2.   Exit Financing...............................................73

            3.   Reorganization Plan Notes....................................75

            4.   DHC Tax Sharing Agreement....................................75

            5.   Continued Corporate Existence................................75

            6.   CPIH Matters.................................................75

            7.   Revesting of Corporate Assets................................76

            8.   Directors and Officers of Reorganized Covanta and CPIH.......76

            9.   Right of Certain Holders of Allowed Subclass 3B Claims to
                 Purchase Common Stock of the Plan Sponsor....................76

            10.  Certificate of Incorporation and Bylaws......................76

            11.  Employment, Retirement and Other Agreements..................77

            12.  Management Agreements........................................78

            13.  Corporate Action.............................................78

            14.  Effective Date Payments and Post-Effective Date Financing....78

            15.  Plan Notes and Collateral Documents; Further Transactions....78

            16.  Preservation of Causes of Action.............................79

            17.  Cancellation of Existing Equity Securities and Agreements....79

            18.  Exclusivity Period...........................................80

            19.  Reorganizing Debtors' Reservation of Rights with Respect to the Manner of Certain Distributions..........................80

            20.  Deemed Exercise of Put.......................................80

       F.   Implementation of the Second Liquidation Plan.....................80

            1.   The Secured Creditor Direction and the DIP Lender Direction..80

            2.   Funding of the Implementation of the Second Liquidation
                 Plan.........................................................81

            3.   Transfer of Liquidation Assets...............................81

            4.   Distribution of the Covanta Liquidating Collateral...........81

            5.   Dissolution of the Liquidating Debtors.......................81

            6.   The Liquidating Trustee......................................82

            7.   The Oversight Nominee........................................85

            8.   Exclusivity Period...........................................85

       G.   Distributions and Disputed Claims under the Second Reorganization
            Plan..............................................................85

            1.   Time of Distributions........................................85

            2.   Distributions to Allowed Class 6 Claims After the
                 Reorganization Effective Date................................85

            3.   Distribution Record Date.....................................86

            4.   Disbursing Agent.............................................86

            5.   Surrender of Securities or Instruments.......................86

            6.   Delivery of Distributions....................................87

            7.   DeMinimis Distributions and Fractional Distributions.........87

            8.   No Distribution on Disputed Claims...........................87

            9.   Objections to Claims.........................................87

            10.  No Distribution Pending Allowance............................88

            11.  Resolution of Disputed Claims and Equity Interests...........88

            12.  Estimation of Certain Claims.................................88

            13.  Reserve Account for Disputed Claims..........................88

            14.  Allowance of Disputed Claims.................................89

            15.  Release of Funds from Disputed Claims Reserve................89

            16.  Allowance of Certain Claims..................................89

       H.   Distributions and Disputed Claims under the Second Liquidation
            Plan..............................................................90

            1.   The Secured Creditor Direction and the DIP Lender Direction..90

            2.   Time of Distributions........................................91

            3.   Order of Distributions.......................................91

            4.   No Distribution Pending Allowance............................91

            5.   Resolution of Disputed Claims and Equity Interests...........91

            6.   Estimation of Claims.........................................92

            7.   Reserve Account for Disputed Claims..........................92

            8.   Allowance of Disputed Claims.................................92

            9.   Allowance of Certain Claims..................................92

       I.   Treatment of Executory Contracts and Unexpired Leases; Bar Date
            for Rejection Damage Claims.......................................93

            1.   General Treatment............................................93

            2.   Cure of Defaults.............................................94

            3.   Approval of Assumption of Certain Executory Contracts........94

            4.   Approval of Rejection of Executory Contracts and Unexpired
                 Leases.......................................................94

            5. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the
                 Second Plans.................................................94

            6.   Deemed Consents and Deemed Compliance with Respect to
                 Executory Agreements.........................................95

            7.   Reorganizing and Liquidating Debtors' Reservation of
                 Rights Under Insurance Policies and Bonds....................95

            8.   Survival of Reorganizing and Liquidating Debtors' Corporate
                 Indemnities..................................................96

       J.   Effect of Confirmation............................................96

            1.   Revesting of Reorganization Assets...........................96

            2.   Discharge under the Second Plans.............................96

            3.   Release of Certain Parties under the Second Plans............97

            4.   Exculpation..................................................97

            5.   Injunction under the Second Plans............................98

            6.   Reorganized Debtors' Rights of Action........................99

       K.   Miscellaneous Matters.............................................99

            1.   Liability of the Liquidating Trustee.........................99

            2.   Limited Liability of the Oversight Nominee...................99

            3.   Setoffs.....................................................100

            4.   Satisfaction of Subordination Rights under the Second
                 Reorganization Plan.........................................100

            5.   Dissolution of the Creditors Committee......................100

            6.   Management of the Reorganized Debtors.......................100

            7.   Payment of Statutory Fees...................................100

IX.    CERTAIN RISK FACTORS TO BE CONSIDERED.................................101

       A.   General Considerations...........................................101

       B.   Certain Bankruptcy Considerations................................101

       C.   Inherent Uncertainty of Financial Projections....................102

       D.   Access to Financing and Refinancing..............................102

       E.   WTE Projects Restructuring and Litigation........................102

       F.   Impact of Interest...............................................103

       G.   Claims Estimations...............................................103

       H.   Environmental Regulation.........................................104

       I.   Market for Securities............................................104

       J.   Assumptions Regarding Value of Debtors' Assets...................104

       K.   International Political Risk.....................................105

       L.   DHC Transaction Risks (Non-Tax)..................................105

       M.   DHC Transaction Risks (Tax)......................................105

X.     RESALE OF SECURITIES RECEIVED UNDER THE SECOND REORGANIZATION PLAN....106

       A.   Issuance of New Debt and Equity..................................106

       B.   Subsequent Transfers of Reorganization Plan Notes................106

XI.    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
       REORGANIZATION PLAN...................................................107

       A.   United States Federal Income Tax Consequences to the
            Reorganizing Debtors.............................................108

            1.   Consequences to Reorganizing Debtors - General..............108

            2.   Consequences to the Reorganizing Debtors relating to the
                 Plan Sponsor................................................108

       B.   United States Federal Income Tax Consequences to the Holders
            of Claims of the Reorganizing Debtors............................109

            1.   Consequences to Holders of Allowed Claims (other than
                 Holders of Allowed Secured 9.25% Debenture Claims who
                 treat the New High Yield Secured Notes as Section 354
                 Securities).................................................110

            2. Consequences to Holders of Allowed Secured 9.25% Debenture Claims who treat the New High Yield Secured Notes as
                 Section 354 Securities......................................111

            3.   Holding and Disposing of CPIH Participation Interests and
                 Reorganization Plan Notes...................................112

       C.   Backup Withholding and Information Reporting.....................114

XII.   FEASIBILITY OF THE SECOND REORGANIZATION PLAN AND THE SECOND
       LIQUIDATION PLAN AND THE BEST INTERESTS TEST..........................114

       A.   Feasibility of the Second Plans..................................114

            1.   The Second Reorganization Plan..............................115

            2.   The Second Liquidation Plan.................................115

       B.   Acceptance of the Second Plans...................................115

       C.   Best Interests Test..............................................116

       D.   Estimated Valuation of the Reorganized Debtors...................116

       E.   Application of the Best Interests Test to the Liquidation
            Valuation Analysis and the Valuation of the Reorganized
            Debtors..........................................................116

       F.   The Best Interests Test and the Liquidating Debtors..............117

       G.   Confirmation Without Acceptance of All Impaired Classes:
            The `Cramdown' Alternative.......................................117

       H.   Conditions to Confirmation and/or Consummation of the
            Second Plans.....................................................118

            1.   Conditions to Confirmation of the Second Reorganization
                 Plan and Second Liquidation Plan............................118

            2.   Conditions Precedent to the Reorganization Effective Date...119

            3.   Conditions Precedent to the Liquidation Effective Date......120

       I.   Waiver of Conditions to Confirmation and/or Consummation of the
            Second Plans.....................................................120

       J.   Retention of Jurisdiction........................................121

XIII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE SECOND PLANS.....122

       A.   Continuation of the Bankruptcy Case..............................122

       B.   Alternative Plans of Reorganization..............................123

       C.   Liquidation Under Chapter 7 or Chapter 11........................123

            1.   Liquidation of the Debtors under Chapter 7..................123

            2.   Liquidation of the Reorganizing Debtors under Chapter 11....123

XIV.   VOTING REQUIREMENTS...................................................124

       A.   Parties in Interest Entitled to Vote on the Second Reorganization
            Plan and the Second Liquidation Plan.............................124

       B.   Classes Impaired Under the Second Plans..........................125

            1.   Voting Impaired Classes of Claims and Interests.............125

            2.   Non-Voting Impaired Classes of Claims and Interests.........125

            3.   Unimpaired Classes of Claims and Interests..................125

XV.    CONCLUSION............................................................126

       A.   Hearing on and Objections to Confirmation........................126

            1.   Confirmation Hearing........................................126

            2.   Date Set for Filing Objections to Confirmation of the
                 Second Plans................................................126

       B.   Recommendation...................................................127

GLOSSARY OF DEFINED TERMS......................................................1

                                TABLE OF CONTENTS
                                   (continued)
                                                                            Page


EXHIBITS

Exhibit A    Second Reorganization Plan......................................A-1

Exhibit B    Second Liquidation Plan.........................................B-1

Exhibit C    Projected Financial Information.................................C-1

Exhibit D    Pro Forma Historical Information................................D-1

Exhibit E    Reorganization Valuation Analysis of the Reorganization
             Debtors.........................................................E-1

Exhibit F    Liquidation Valuation Analysis of the Debtors...................F-1

Exhibit G    Recovery Analysis...............................................G-1

Exhibit H    Historical Financial Results....................................H-1

Exhibit I    Plan Sponsor Historical Financial Results.......................I-1

Exhibit J    List of Debtors and Debtors In Possession.......................J-1

    SECOND DISCLOSURE STATEMENT WITH RESPECT TO REORGANIZING DEBTORS' SECOND JOINT PLAN OF REORGANIZATION AND LIQUIDATING DEBTORS' SECOND JOINT PLAN OF
               LIQUIDATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                I. INTRODUCTION

         The Debtors submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes on the Second Reorganization Plan and the Second Liquidation Plan that were filed with the Court on January 9, 2004, copies of which are attached hereto as Exhibits A and B, respectively. The Debtors expect to file with the Court slightly revised versions of the Second Plans on or about January 26, 2004.

         This Disclosure Statement sets forth certain information regarding the Debtors' prepetition history, significant events that have occurred during the Chapter 11 Cases, and the anticipated organization, operations and financing of the Reorganizing Debtors and the planned liquidation of the Liquidating Debtors. This Disclosure Statement also describes the terms and provisions of the Second Plans, including certain alternatives to the Second Plans, certain effects of confirmation of the Second Plans, certain risk factors associated with securities to be issued under the Second Plans, and the manner in which distributions will be made under the Second Plans. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims must follow for their votes to be counted.

         FOR A DESCRIPTION OF THE SECOND PLANS AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE SECOND PLANS AS THEY RELATE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS, PLEASE SEE ARTICLE VIII (SUMMARY OF THE SECOND PLANS) AND
ARTICLE IX (CERTAIN RISKS TO BE CONSIDERED).

         THIS SECOND DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE SECOND PLANS, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE SECOND PLANS, CERTAIN EVENTS IN THE CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS SECOND DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

             II. BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES

         BALLOTS PREVIOUSLY SUBMITTED BY CREDITORS AND EQUITY HOLDERS PURSUANT TO THE FIRST BALLOTING ORDER SHALL NOT BE COUNTED IN CONNECTION WITH SOLICITATION OF THE SECOND PLANS.

A.       Notice to Holders of Claims

         This Disclosure Statement is being transmitted to certain holders of Claims for the purpose of soliciting votes on the Second Reorganization Plan and Second Liquidation Plan and to others for informational purposes. The purpose of this Disclosure Statement is to provide adequate information to enable the holder of a Claim to make a reasonably informed decision prior to exercising the right to vote to accept or reject either the Second Reorganization Plan or the Second Liquidation Plan.

         By order entered on January 14, 2004 (Docket No. 3274) (the "Disclosure Statement Order"), the Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable holders of Claims that are entitled to vote on the Second Reorganization Plan and/or the Second Liquidation Plan to make an informed judgment with respect to acceptance or rejection of each such Plan. THE COURT'S APPROVAL OF THIS SECOND DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF ANY PLAN BY THE COURT.

         ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THIS SECOND DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY, AND IF NECESSARY TO CONSULT WITH COUNSEL, BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE SECOND REORGANIZATION PLAN OR THE SECOND LIQUIDATION PLAN. This Second Disclosure Statement contains important information about the Second Plans, considerations pertinent to acceptance or rejection of each Plan and developments concerning the Chapter 11 Cases.

         THIS SECOND DISCLOSURE STATEMENT AND THE OTHER MATERIALS INCLUDED IN THE SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE SECOND REORGANIZATION PLAN AND THE SECOND LIQUIDATION PLAN. No solicitation of votes may be made except after distribution of this Second Disclosure Statement and no person has been authorized to distribute any information concerning the Debtors or the Second Plans other than the information contained herein.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS SECOND DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the Projections set forth in Exhibit C attached hereto and except as otherwise specifically and expressly stated herein, this Second Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Second Disclosure Statement. The Debtors do not intend to update the Projections subsequent to the date of this Second Disclosure Statement; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Second Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Second Disclosure Statement does not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

         EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

B.       Voting Record Date

         The record date for determining which holders of Claims are entitled to vote on the Second Reorganization Plan and the Second Liquidation Plan is January 12, 2004 (the "Voting Record Date").

C.       Solicitation Package

         This Second Disclosure Statement has been prepared with, among other things, copies of (1) the Second Reorganization Plan (Exhibit A); (2) the Second Liquidation Plan (Exhibit B); (3) Projected Financial Information (Exhibit C);
(4) Pro Forma Historical Financial Information (Exhibit D); (5) the Reorganization Valuation Analysis of the Reorganizing Debtors (the "Reorganization Valuation Analysis") (Exhibit E); (6) the Liquidation Valuation Analysis of the Debtors (the "Liquidation Valuation Analysis") (Exhibit F); (7) Recovery Analysis (Exhibit G); (8) selected historical financial data for the Company (the "Historical Financial Results") (Exhibit H); (9) selected historical financial data for the Plan Sponsor (the "DHC Historical Financial Results") (Exhibit I); (10) List of Debtors and Debtors In Possession (Exhibit
J); (11) the notice of, among other things, the time for submitting Ballots to accept or reject the Second Reorganization Plan or the Second Liquidation Plan, the date, time and place of the Second Plans Confirmation Hearing, and the time for filing objections to the confirmation of the Second Plans (such notice, the "Confirmation Hearing Notice"); and (12) if you are entitled to vote, one or more Ballots (and return envelopes, without postage,) to be used by you in voting to accept or to reject the Second Reorganization Plan or the Second Liquidation Plan.

         Depending on the Class to which you belong under the Second Reorganization Plan or the Second Liquidation Plan, you may receive this Second Disclosure Statement (along with the respective Plan and, as applicable, certain of the exhibits hereto described above) or a shorter version of this Second Disclosure Statement that has been approved by the Court (the "Second Short-Form Disclosure Statement"). Holders of Claims or Equity Interests in Classes 1, 3, 4, 6, 8 and 12 under the Second Reorganization Plan and holders of Claims or Equity Interests in Classes 1 and 3 under the Second Liquidation Plan will receive this Second Disclosure Statement (along with the respective Plan and, if entitled to vote, respective Ballots). Holders of Claims or Equity Interests in Classes 2, 5, 7, 10 and 13 of the Second Reorganization Plan and holders of Claims in Class 7 of the Second Liquidation Plan will receive the Second Short-Form Disclosure Statement (along with the respective Plan). In addition, all parties in the Debtors' most recent notice list filed with the Court will receive this Second Disclosure Statement (along with the Second Plans and certain exhibits). Holders of Claims or Equity Interests in Classes 9 and 11 under both the Second Reorganization Plan and the Second Liquidation Plan will not receive either this Second Disclosure Statement or the Second Short-Form Disclosure Statement (or any exhibits thereto, including the Second Plans).

         The Plan Supplement will be distributed only to: (i) counsel to the Prepetition Lenders; (ii) counsel to the DIP Lenders; (iii) counsel to the Bondholders Committee; (iv) counsel to the Indenture Trustee for the 9.25% Debentures; (v) counsel to the Creditors Committee; (vi) counsel to the Plan Sponsor; (vii) the Office of the United States Trustee; and (viii) the SEC. The Plan Supplement will also be made available to other holders of Claims and Equity Interests upon request.

         Subject to the limitations provided in the Disclosure Statement Order, the Confirmation Hearing Notice will be sent to all known holders of Claims against or Equity Interests in the Debtors' Estates as of the Voting Record Date, as well as to all parties in the Debtors' most recent notice list filed with the Court.

D.       General Voting Procedures, Ballots, and Voting Deadline

         If you are entitled to vote on the Second Reorganization Plan or the Second Liquidation Plan, after carefully reviewing the respective Plan, this Second Disclosure Statement and the voting instructions accompanying your Ballot, please indicate your acceptance or rejection of either the Second Reorganization Plan or the Second Liquidation Plan, as applicable, by checking the appropriate box on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided. You must provide all of the information requested by the appropriate Ballot(s). Failure to do so may result in the disqualification of your vote on such Ballot(s). The description of the voting procedures contained in this Second Disclosure Statement represents a summary of the voting procedures approved by the Court and is qualified in its entirety by the Court-approved voting instructions accompanying each Ballot.

         Each Ballot has been coded to reflect the Class of Claims or Equity Interests it represents. Accordingly, in voting to accept or reject the Second Reorganization Plan and/or the Second Liquidation Plan, you must use only the coded Ballot(s) sent to you with this Second Disclosure Statement.

         IN ORDER FOR YOUR VOTE WITH RESPECT TO THE SECOND REORGANIZATION PLAN OR THE SECOND LIQUIDATION PLAN TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND ACTUALLY RECEIVED NO LATER THAN FEBRUARY 23, 2004 AT 4:00 P.M. (PREVAILING EASTERN TIME) (THE "VOTING DEADLINE") BY BANKRUPTCY SERVICES, LLC, 757 THIRD AVENUE, THIRD FLOOR, NEW YORK, NEW YORK 10017 (THE "BALLOTING AGENT"). BALLOTS RECEIVED AFTER SUCH TIME WILL NOT BE COUNTED, EXCEPT AS OTHERWISE PERMITTED BY ORDER OF THE COURT. BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE DEBTORS, THE COURT, THE CREDITORS COMMITTEE OR COUNSEL TO THE DEBTORS OR THE CREDITORS COMMITTEE.

E.       Special Voting Procedures for the Prepetition Lenders

         The votes of the Prepetition Lenders are being solicited directly from each Prepetition Lender, not from the Agent Banks on behalf of the Prepetition Lenders. Accordingly, Prepetition Lenders must submit their own Ballots. The Agent Banks will not vote on behalf of the Prepetition Lenders.

F.       Special Voting Procedures for the 9.25% Debenture Holders

          To the best of the Debtors' knowledge, the 9.25% Debentures are held by way of a central depository known as the Depository Trust Company ("DTC"). Among other activities, DTC is engaged in the business of effecting transfers and pledges of the securities deposited with it by its participants, who are banks, brokerage firms, brokers, dealers or other nominees (collectively, "9.25% Nominees"), which either own the respective securities for their own account or hold such securities for others (the "9.25% Beneficial Owners"). With respect to the 9.25% Debentures held through Cede & Co. (as nominee for DTC) as registered holder, the Balloting Agent will distribute to DTC and its proxy participants (or their nominees) sufficient solicitation packages with appropriate Ballots and Master Ballots in order to allow solicitation packages to be delivered to each 9.25% Beneficial Owner. The 9.25% Nominees or their agents (including, as applicable, Automatic Data Processing, the "9.25% Nominee's Agents") through which such 9.25% Beneficial Owners hold the 9.25% Debentures shall forward the solicitation packages including appropriate Ballots to each such beneficial owners for voting purposes. Each 9.25% Nominee or 9.25% Nominee's Agent (as applicable) shall then summarize the individual votes of its respective 9.25% Beneficial Owners from a 9.25% Beneficial Owner's Ballot on an appropriate Master Ballot, and then return the Master Ballot(s) to the Balloting Agent on or prior to the Voting Deadline.

          Any beneficial 9.25% Debenture Holder who holds 9.25% Debentures in its own name as of the Voting Record Date should vote on the Second Reorganization Plan or Second Liquidation Plan by completing and signing the enclosed Ballot and returning it directly to Bankruptcy Services, LLC, at the address set forth in Section II.I herein so that it is RECEIVED on or before the Voting Deadline.

         Each member of Subclass 3B may choose to opt out of the 9.25% Settlement, which is incorporated into the Second Reorganization Plan. Any Bondholder who opts out will not receive a release with respect to the 9.25% Debentures Adversary Proceeding. If holders of the 9.25% Debenture claims in excess of $10 million in the aggregate opt out of the 9.25% Settlement, such holders will not receive a distribution under the Second Reorganization Plan until the 9.25% Debentures Adversary Proceeding is resolved and the distribution to such holders will be subject to the results of the 9.25% Debentures Adversary Proceeding. In the event that holders of 9.25% Debenture claims with claims in excess of $10 million opt out of the 9.25% Settlement, the 9.25% Debentures Adversary Proceeding will continue with respect to such holders.

          Holders of 9.25% Debentures should follow the voting procedures described in the Ballots and Master Ballots for further information. If you have questions about these procedures, please refer to Section II.I herein.

G.       Voting Procedures for Warren Debenture Holders

         As more fully explained herein, in order to emerge from bankruptcy without uncertainty concerning potential claims against Covanta related to the waste-to-energy facility located in Oxford Township, Warren County, New Jersey (the "Warren Facility"), pursuant to the Second Reorganization Plan, Covanta will be rejecting its guarantees of Covanta Warren Energy Resource Co., L.P.'s ("Covanta Warren") obligations relating to the operation and maintenance of the Warren Facility (but may execute a new guarantee upon confirmation of a plan of reorganization for Covanta Warren).

         As such, the indenture trustee for certain debentures issued in connection with the Warren Facility (the "Warren Debentures") has asserted that the holders of the Warren Debentures (the "Warren Debenture Holders") may hold unliquidated and contingent claims against Covanta in respect of Covanta's obligations that are impaired under the Second Reorganization Plan. Thus, to the extent the claims of the Warren Debenture Holders are allowed, such claims are classified under Class 6 of the Second Reorganization Plan. The Debtors understand that Wachovia Bank, N.A. (the "Warren Debenture Trustee") will provide the Balloting Agent with a list of registered holders (the "Warren Registered Holders"), which hold Warren Debentures either for their own account or for others (the "Warren Beneficial Owners"). The Balloting Agent will distribute to such Warren Registered Holders sufficient solicitation packages with appropriate Ballots and Master Ballots, as applicable, in order to allow solicitation packages to be delivered to each Warren Beneficial Owner. The Warren Registered Holders or their agents through which Warren Beneficial Owners hold the Warren Debentures shall forward the solicitation packages including appropriate Ballots to each such Warren Beneficial Owner for voting purposes. The Warren Registered Holders shall then summarize the individual votes of the respective Warren Beneficial Owners from the Warren Beneficial Owner's Ballot on an appropriate Master Ballot, and then return the Master Ballot(s) to the Balloting Agent on or prior to the Voting Deadline

H.       Voting Procedures for Unknown Holders

         With respect to all holders of impaired Claims against and impaired Equity Interests in the Debtors' Estates who are entitled to vote on either the Second Reorganization Plan or the Second Liquidation Plan, but that cannot be identified or located by the Debtors, the Debtors have posted copies of this Second Disclosure Statement, the Second Short-Form Disclosure Statement, the Confirmation Hearing Notice and the Second Plans on Covanta's website at http://www.covantaenergy.com (Corporate Restructuring), and will publish notice of the Second Plans Confirmation Hearing in the WALL STREET JOURNAL (National Edition) and USA TODAY (National Edition) once no later than 15 business days after entry of the Disclosure Statement Order. With respect to holders entitled to vote either under the Second Reorganization Plan or the Second Liquidation Plan, upon being contacted by holders who previously could not be identified or located, the Debtors will promptly provide each such holder with copies of either this Second Disclosure Statement or the Second Short-Form Disclosure Statement (and relevant exhibits thereto), as appropriate, after such holder has adequately evidenced its Claim against or Equity Interest in the Debtors' Estates.

I.       Questions About Voting Procedures

         If (1) you have any questions about (a) the procedure for voting your Claim or Equity Interest, (b) the packet of materials that you have received, or
(c) the amount of your Claim or Equity Interest or (2) you wish to obtain, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of the Second Reorganization Plan, the Second Liquidation Plan, this Second Disclosure Statement, the Second Short-Form Disclosure Statement or any appendices or exhibits to such documents please contact:

                            Bankruptcy Services, LLC
                           757 Third Ave, Third Floor
                               New York, NY 10017
                            Telephone: (646) 282-2500
                            Facsimile: (646) 282-2501

         NO INQUIRIES CONCERNING VOTING PROCEDURES SHOULD BE DIRECTED TO COUNSEL TO THE DEBTORS, THE UNITED STATES TRUSTEE, THE AGENTS TO THE PREPETITION LENDERS AND DIP LENDERS, THE INFORMAL COMMITTEE OR THE CREDITORS COMMITTEE.

         FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE SECOND REORGANIZATION AND/OR SECOND LIQUIDATION PLAN, SEE ARTICLE XIII (VOTING REQUIREMENTS).

J.       Tabulation of Votes and Voting Objection Procedures

         Votes on the Second Reorganization Plan and the Second Liquidation Plan will be counted in accordance with either (i) the Debtors' schedules (as amended) with respect to Claims as to which no proofs of claim have been filed or (ii) a proof of claim filed in these cases, provided that a vote in respect of a Claim that is subject to an objection seeking to (a) disallow or reduce a Claim for voting purposes, (b) disallow a Claim, (c) reduce the amount of a Claim, and (d) reallocate and transfer a proof of claim from one Debtor to another Debtor (collectively, "Claims Objections"), shall be counted in accordance with the treatment provided in such Claims Objection or as otherwise provided by the Court. If such an objection is timely filed, the Ballot for the holder of such proof of claim shall be counted in accordance with a Claims Objection, unless temporarily allowed in a different manner by the Court after notice and hearing. Any party seeking temporary allowance of a Claim for voting purposes in a manner different than as stated in a Claims Objection is required to file with the Court a motion, with evidence in support thereof, seeking temporary allowance of such Claim pursuant to Bankruptcy Rule 3018(a) ("Rule 3018(a) Motion") on or before February 18, 2004 at 4:00 p.m. (Prevailing Eastern
Time) (the "Rule 3018(a) Motion Deadline"). Furthermore, any holder of a Claim that is scheduled as zero, disputed, unliquidated or contingent in the Schedules who wishes to vote on a Plan must file a Rule 3018(a) Motion on or prior to the Rule 3018(a) Motion Deadline. A Rule 3018(a) Motion must be served on counsel the Debtors so as to be received by the Rule 3018(a) Motion Deadline.

         Unless otherwise ordered by the Court, the Order Estimating And Allowing Certain Claims For Purposes Of Voting (Docket No. 2956), entered on December 8, 2003 by the Court with respect to voting and tabulation of votes on the ESOP Plans, and any stipulations entered by the Court concerning allowance of claims for purposes of voting on the ESOP Plans, shall continue to apply and control for purposes of voting and tabulation of votes on the Second Reorganization Plan and Second Liquidation Plan.

K.       Confirmation Hearing and Deadline for Objections to Confirmation

         Pursuant to section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Court has scheduled the Second Plans Confirmation Hearing for March 3, 2004 at 2:00 p.m. (Prevailing Eastern Time). The Second Plans Confirmation Hearing will be held before the Honorable Cornelius Blackshear, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, NY 10004-1408. The Second Plans Confirmation Hearing may be adjourned from time to time by the Court without prior notice except for the announcement of the adjournment date made at the confirmation hearing or at any subsequently adjourned hearing. The Debtors will post a notice of any adjournment of a confirmation hearing on Covanta's website at http://www.covantaenergy.com (Corporate Restructuring).

         The Court has established that the discovery cut-off date relating to the Second Reorganization Plan and Second Liquidation Plan is February 18, 2004 at 4:00 p.m. (Prevailing Eastern Time).

         Pursuant to the Disclosure Statement Order, objections, if any, to confirmation of either the Second Reorganization Plan or Second Liquidation Plan must be filed with the Court and served so that they are RECEIVED on or before February 23, 2004, at 4:00 p.m. (Prevailing Eastern Time) (the "Second Plans Confirmation Objection Deadline") by the parties listed below. Objections, if any, to confirmation of any of the Second Plans must be served on the following parties:

                  Counsel for the Debtors

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, NY 10006
                           Attn: Deborah M. Buell, Esq.
                                 James L. Bromley, Esq.

                                    and

                           Jenner & Block, LLC
                           One IBM Plaza
                           Chicago, IL 60611-7603
                           Attn: Vincent E. Lazar, Esq.
                                 Christine L. Childers, Esq.

                  Office of the United States Trustee

                           Office of the United States Trustee
                           US Department of Justice
                           Southern District of New York
                           33 Whitehall Street, 21st Floor
                           New York, NY  10004
                           Attn: Brian Masumoto, Esq.

                  Counsel to the Agents of the Debtors' prepetition and DIP lenders

                           O'Melveny & Myers LLP
                           30 Rockefeller Plaza
                           New York, NY 10112
                           Attn: Sandeep Qusba, Esq.

                  Counsel to the Trustee for the holders of the 9.25% Debentures

                           Dorsey & Whitney LLP
                           50 South Sixth Street
                           Minneapolis, MN 55402-1498
                           Attn: Christopher Lenhart, Esq.

                  Counsel for the Bondholders Committee

                           Akin Gump Strauss Hauer & Feld, L.L.P.
                           590 Madison Avenue
                           New York, NY 10022
                           Attn: Fred S. Hodara, Esq.

                  Counsel for the Creditors Committee

                           Arnold & Porter
                           399 Park Avenue
                           New York, NY 10022
                           Attn: Daniel M. Lewis, Esq.
                                 Michael J. Canning, Esq.

                  Counsel to the Plan Sponsor

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           333 West Wacker Drive
                           Chicago, Illinois 60606
                           Attn: Timothy R. Pohl, Esq.

         Responses or objections, if any, to confirmation of any of the Second
Plans: (a) shall be in writing; (b) shall state the name and address of the objector and its interest in the Debtors; (c) shall state, if appropriate, the amount and nature of the objector's Claim or Equity Interest; (d) shall state the grounds for the responses or objections and the legal basis therefor; (e) shall reference with specificity the text of the Second Plan(s) to which the responses or objections are made, and (f) shall provide proposed language changes or insertions to the Second Plan(s) to resolve the responses or objections. If a response or objection to the confirmation of the Second Plan(s) is not timely filed and served before the Second Plans Confirmation Objection Deadline, the responding or objecting party shall be barred from objecting to confirmation of the Second Plans and be precluded from being heard at the Second Plans Confirmation Hearing.

L. Additional Copies of Second Disclosure Statement, Second Short-Form Disclosure Statement and Second Plans

         Additional copies of the Second Disclosure Statement, the Second Short-Form Disclosure Statement and the Second Plans, and copies of the Second Disclosure Statement marked to show differences between the Second Disclosure Statement and the ESOP Disclosure Statement, may be obtained from the Debtors' website at http://www.covantaenergy.com (Corporate Restructuring).

                III. HISTORY OF THE DEBTORS' BUSINESS OPERATIONS

A.       Overview of Business Operations

1.       Description of Principal Business Units

         Covanta is a holding company whose Subsidiaries, among other activities, develop, construct, own and operate key infrastructure for the conversion of waste to energy, independent power production and the treatment of water and wastewater ("Water") in the United States and abroad. The Company's power generation facilities use a variety of fuels, including municipal solid waste, water (hydroelectric), natural gas, coal, geothermal fluid, wood waste, landfill gas, heavy fuel oil and diesel fuel.

         Prior to September 1999, the Company conducted its business through operating groups in three principal business units: Energy, Entertainment and Aviation. In September 1999, the Company adopted a plan to discontinue its Entertainment and Aviation operations, pursue the sale or other disposition of these businesses, pay down corporate debt and concentrate on businesses previously conducted through its Covanta Energy Group, Inc. (f/k/a Ogden Energy Group, Inc.) subsidiary. As of the date hereof, the Company's plan to sell discontinued businesses has been largely completed.

         Currently, the Company's principal business units are Domestic Energy and Water, International Energy and Other.

         (a)      Domestic Energy and Water Business

         The Company's domestic business is composed of the design, construction and long-term operation of key infrastructure for municipalities and others in WTE, IPP and Water.

                  (1)      WTE Projects

         The Company's largest operations are in WTE projects, and it currently operates 25 WTE projects, the majority of which were developed and structured contractually as part of competitive procurements conducted by municipal entities. The WTE plants combust municipal solid waste as a means of environmentally sound disposal and produce energy that is typically sold as electricity to utilities and other electricity purchasers. The Company processes approximately five percent of the municipal solid waste produced in the United States and therefore represents a vital part of the nation's solid waste disposal industry.

         The essential purpose of the Company's WTE projects is to provide waste disposal services, typically to municipal clients who sponsored the projects ("Client Communities"). Generally, WTE projects provide these services pursuant to long term service contracts ("Service Agreements"). The electricity or steam is sold pursuant to long-term power purchase agreements ("PPAs") with local utilities or industrial customers, with one exception, and most of the resulting revenues reduce the overall cost of waste disposal services to the Client Communities. Each Service Agreement is different to reflect the specific needs and concerns of the Client Community, applicable regulatory requirements and other factors. The terms of the Service Agreements are each 20 or more years, with the majority now in the second half of the applicable term.

         Financing for the Company's domestic WTE projects is generally accomplished through tax-exempt and taxable revenue bonds issued by or on behalf of the Client Community. If the facility is owned by a Covanta subsidiary, the Client Community loans the bond proceeds to the subsidiary to pay for facility construction and pays to the subsidiary amounts necessary to pay debt service. For such facilities, project-related debt is included as "project debt (short and long term)" in the Company's consolidated financial statements. Generally, such debt is secured by the revenues pledged under the respective indentures and is collateralized by the assets of Covanta's subsidiary and with the only recourse to Covanta being related to construction and operating performance defaults.

         The domestic market for the Company's WTE services has largely matured and is heavily regulated. Other than expansion opportunities for existing projects in connection with which the Company's municipal clients have encountered significantly increased waste volumes without corresponding competitively-priced landfill availability, new opportunities for domestic projects are expected to be scarce for the foreseeable future.

                  (2)       Water and Wastewater Projects

         The Company's Water operations are composed of wastewater treatment and water purification plants. The Water operations are conducted through wholly-owned subsidiaries, which design, construct, maintain, and operate Water treatment facilities and distribution and collection networks for municipalities in the United States.

         Currently, the Company operates and maintains eight Water facilities in New York, has designed and built and now operates and maintains a water treatment facility and associated transmission and pumping equipment in Alabama, and is completing a desalinization project on behalf of the Tampa Bay Water Authority in Florida.

                  (3)      Independent Power Projects

         Since 1989, the Company has been engaged in developing, owning and/or operating 20 IPP facilities utilizing a variety of energy sources including water (hydroelectric), natural gas, coal, geothermal fluid, landfill gas, heavy fuel oil and diesel fuel. The electrical output from each facility, with one exception, is sold to local utilities. The Company's revenue from the IPP facilities is derived primarily from the sale of energy and capacity. The Heber Debtors' businesses were the ownership and operation of the Geothermal Projects, which are IPP facilities that convert geothermal fluid into energy. The Geothermal Projects are composed of the following: (i) Second Imperial Geothermal Company, L.P. ("SIGC Project Company"), which is the sole lessee of a nominal 48-megawatt geothermal electric power plant located in Imperial County, California; (ii) Heber Geothermal Company ("HGC Project Company"), which is the owner of a nominal 52-megawatt geothermal electric power plant located in Imperial County, California; (iii) Heber Field Company ("HFC Project Company," and together with the SIGC Project Company and the HGC Project Company, the "Heber Debtor Project Companies"), which is owner of certain land and lessee under more than 200 royalty leases providing it the right to extract geothermal fluid from what is known as the Heber Known Geothermal Resource Area; and (iv) the interests of Covanta Power Pacific, Inc., a non-debtor affiliate ("CPPI"), in non-debtor affiliates Pacific Geothermal Company and Mammoth Geothermal Company, which entities, in turn, collectively own 50% of the partnership interests in Mammoth Pacific, L.P., an entity which owns a nominal 40-megawatt geothermal electric power plant, comprised of three plants located on the eastern slopes of the Sierra Nevada Mountains at Casa Diablo Hot Springs in California.

         As described herein, the Debtors sold their interests in the Geothermal Projects to Ormat pursuant to the Heber Purchase Agreement, following the Auction for the sale of the Geothermal Business held on November 19 and November 21, 2003. On November 21, 2003, the Court confirmed the Heber Reorganization Plan with respect to the Heber Debtors, which Plan, among other things, implemented the sale of the Geothermal Business to Ormat pursuant to the Heber Purchase Agreement. On December 18, 2003, the Heber Plan became effective and the sale was consummated.

         The regulatory framework for selling power to utilities from independent power facilities (including WTE facilities) after current contracts expire is in flux, given the energy crisis in California in 2000-2001 and the over-capacity of generation at the present time. Various states and Congress are considering a wide variety of changes to regulatory frameworks, but none has been established definitively at present.

         (b)      International Energy Business

         As with its domestic business, the Company conducts its international energy businesses through wholly-owned subsidiaries. Internationally, the largest element of the Company's energy business is its 26.25% ownership in, and operation of the 470 MW (net) pulverized coal-fired electrical generating facility in Quezon Province, the Philippines. The Company has interests in other fossil-fuel generating projects in Asia, a WTE project in Italy, a natural gas project in Spain, and two small hydroelectric projects in Costa Rica. In general, these projects provide returns primarily from equity distributions and, to a lesser extent, operating fees. The projects sell the electricity and steam they generate under long-term contracts or market concessions to utilities, governmental agencies providing power distribution, creditworthy industrial users, or local governmental units. In select cases, such sales of electricity and steam may be provided under short-term arrangements as well. Similarly, the Company seeks to obtain long-term contracts for fuel supply from reliable sources.

         The ownership and operation of facilities in foreign countries entails significant political and financial uncertainties and other structuring issues that typically are not involved in such activities in the United States. Key international risk factors include government-sponsored efforts to renegotiate contracts, unexpected changes in electricity tariffs, conditions in financial markets, currency exchange rates, currency repatriation restrictions, currency convertibility, changes in laws and regulations and political, economic or military instability, civil unrest and expropriation. Such risks have the potential to cause substantial delays or material impairment to the value of the project being developed or business being operated.

         (c)      Other Businesses

         On December 31, 2001, the Company sold a majority of its aviation fueling business. The sale included all of the Company's aviation fueling operations at 19 airports in the United States, Canada and Panama. On March 28, 2002, the Company sold its interests in a power plant and an operating and maintenance contractor based in Thailand. Since the First Petition Date, the Debtors, with the approval of the Court, have sold or otherwise disposed of their interests in the Argentine Assets, their interests in the Arenas and the Team, the remaining aviation fueling and fuel facility management business related to three airports operated by the Port Authority of New York and New Jersey (the "Aviation Fueling Assets"), and other miscellaneous assets related to the entertainment businesses.

B.       Other Aspects of Business Operations

1.       Insurance

         The Company maintains certain insurance policies essential to the continued operations of the Company. The terms of these policies are characteristic of insurance policies typically maintained by corporate entities that are similar in size and nature to the Company. A summary of the Company's policies and coverage is as follows:

         Commercial General Liability Insurance and Excess Liability Insurance includes coverage for third party liability and contractual liability coverage resulting from negligence of the insured.

         Property Insurance includes all-risk coverage on a replacement cost basis for physical damage to all buildings and equipment including boilers and machinery, owned, leased or otherwise under the control of the Company; and includes coverage for business interruption and extra expenses likely to be incurred in the event of a property loss.

         Automobile Liability Insurance is provided for all owned, non-owned and hired automobiles with coverage for both bodily injury and property damage in compliance with the laws of the jurisdiction in which the vehicle is licensed.

          Workers Compensation Insurance provides coverage for all employees throughout the United States in accordance with the laws of each state in which the Company conducts its business.

         Directors and Officers Liability Insurance provides coverage for both Directors' and Officers' liability for wrongful acts actually or allegedly caused by the insured subject to standard exclusions. The Company is in the process of obtaining extended insurance for its Directors and Officers to cover claims related to the period following expiration of existing Directors and Officers Liability Insurance.

         Political Risk Insurance provides coverage for the Company's equity investments in certain of its international projects.(3)

------------
(3) Among other potential claims for recovery on the Debtors' Political Risk Insurance policies, Covanta believes that it has a valid insurance claim in connection with the Huantai Cogeneration Power Plant in China (the "Huantai Facility"), which is operated and maintained by Zibo Bohui Enterprise Limited ("Zibo-Bohui"), a joint venture between Zibo Ogden-Bohui Cogeneration Co., Ltd., a non-Debtor subsidiary of CPIH ("Zibo Ogden-Bohui"), and certain third parties. Such claim arises from an amendment of the Huantai Facility Operations and Management Contract between Zibo Bohui and Zibo Ogden-Bohui, dated December 25, 1996, (as amended, the "Huantai Agreement"), that was required by a declaration of the Chinese government. The Company believes that it has suffered lost income because of this amendment to the Huantai Agreement. Covanta is the policy holder for the Company's Political Risk Insurance policy for all projects in China, including the Huantai facility (such policy the "China Policy"), which was placed through and signed by Lloyd's on behalf of a syndicate of underwriters (collectively, the "Insurance Syndicate"). Covanta is in the process of submitting a claim under the China Policy for approximately $7.4 million, and intends on continuing to pursue this claim. In addition to their general reservation of rights to pursue claims, the Reorganized Debtors specifically reserve their right to assert all claims and causes of action against the Insurance Syndicate to recover such lost income in connection with the Huantai Agreement.


         The Company also maintains crime insurance and fiduciary liability insurance on certain of its foreign locations.

2.       Environmental Matters

         The Company's business activities in the United States are pervasively regulated pursuant to federal, state and local environmental laws. Federal laws, such as the Clean Air Act and Clean Water Act, and their state counterparts, govern discharges of pollutants to air and water. Other federal, state and local laws comprehensively govern the generation, transportation, storage, treatment and disposal of solid and hazardous waste, and also regulate the storage and handling of petroleum products (such laws and the regulations thereunder, "Environmental Regulatory Laws").

         The Environmental Regulatory Laws and other federal, state and local laws, such as the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA" or "Superfund") (collectively, "Environmental Remediation Laws") make Covanta potentially liable on a joint and several basis for any onsite or offsite environmental contamination which may be associated with the Company's activities and the activities at sites, including landfills which the Company's subsidiaries have owned, operated or leased or at which there has been disposal of residue or other waste handled or processed by such subsidiaries or at which there has been disposal of waste generated by the Company's activities. Some state and local laws also impose liabilities for injury to persons or property caused by site contamination. Some Service Agreements provide for indemnification of the operating subsidiaries from some such liabilities. In addition, other subsidiaries involved in landfill gas projects have access rights to landfills pursuant to certain leases at landfill sites that permit the installation, operation and maintenance of landfill gas collection systems. A portion of these landfill sites is and has been a federally-designated "Superfund" site. Each of these leases provide for indemnification of the Company subsidiary from some liabilities associated with these sites.

         The Environmental Regulatory Laws require that many permits be obtained before the commencement of construction and operation of any WTE, IPP or Water facility, and further require that permits be maintained throughout the operating life of the facility. There can be no assurance that all required permits will be issued or re-issued, and the process of obtaining such permits can often cause lengthy delays, including delays caused by third-party appeals challenging permit issuance. Failure to meet conditions of these permits or of the Environmental Regulatory Laws and the corresponding regulations can subject an operating subsidiary to regulatory enforcement actions by the appropriate governmental unit, which could include fines, penalties, damages or other sanctions, such as orders requiring certain remedial actions or limiting or prohibiting operation. To date, Covanta has not incurred material penalties, been required to incur material capital costs or additional expenses, nor been subjected to material restrictions on its operations as a result of violations of environmental laws, regulations or permits.

3.       Prepetition Legal Proceedings

         The following discussion regarding legal proceedings purports only to identify those legal proceedings commenced prior to the First Petition Date that the Debtors, in their reasonable judgment, considered prepetition to be material in nature, unless otherwise noted. Covanta's Form 10-K Annual Report for the fiscal year ended December 31, 2002 and Form 10-Q Quarterly Report for the period ended September 30, 2003, accessible on http://investors.covantaenergy.com, also contain information about these legal proceedings.

         On June 8, 2001, the Environmental Protection Agency (the "EPA") named Ogden Martin Systems of Haverhill, Inc., now known as Covanta Haverhill, Inc., as one of 2,000 potentially responsible parties ("PRPs") at the Beede Waste Oil Superfund Site, Plaistow, New Hampshire (the "Site") in connection with alleged waste disposal by PRPs on the Site. The EPA alleges that the costs of response actions completed or underway at the Site total about $17 million and estimates that the total cost of cleanup of the Site will be about $65 million. Covanta is participating in PRP group discussions towards settlement of the EPA's claims. Covanta's share of liability, if any, cannot be determined at this time as a result of uncertainties regarding the source and scope of contamination, the large number of PRPs and the varying degrees of responsibility among various classes of PRPs. Covanta Haverhill, Inc., is not a Debtor.

         On April 9, 2001, Ogden Ground Services, Inc. ("Ogden Ground") and Ogden Aviation, Inc., together with approximately 250 other parties, were named by Metropolitan Dade County, Florida (the "County") as PRPs, pursuant to CERCLA, RCRA and state law, with respect to an environmental cleanup at the Miami Dade International Airport. The County alleges that it has expended over $200 million in response and investigation costs and expects to spend an additional $250 million to complete necessary response actions. The lawsuit is currently subject to a tolling agreement between PRPs and the County. Covanta's share of liability, if any, cannot be determined at this time because of uncertainties regarding the source and scope of the contamination, the large number of PRPs and the varying degrees of responsibility among various classes of PRPs. Covanta's liability, if any, arises from its agreement to indemnify various transferees of its divested airport operations with respect to certain known and potential liabilities that may arise out of such operations, and in certain instances to remain liable for certain potential liabilities that were not assumed by the transferee. Ogden Ground has been sold, and the transferee of its businesses is subject to Covanta's indemnification agreement. The Debtors believe that the indemnity of Ogden Ground's transferee, as well as any other such indemnity, are prepetition unsecured obligations. Ogden Aviation, Inc. is a Liquidating Debtor and the above matter is expected to have no impact on the Reorganized Company (as defined herein).

         On May 25, 2000 the California Regional Water Quality Control Board, Central Valley Region (the "Board"), issued a cleanup and abatement order to Pacific-Ultrapower Chinese Station ("Chinese Station"), a general partnership in which one of Covanta's subsidiaries owns 50%. The order is in connection with Chinese Station's neighboring property owner's use of ash generated by Chinese Station's Jamestown, California power plant. Chinese Station completed the cleanup in mid-2001 and submitted its Clean Closure Report to the Board on November 2, 2001. The Board and other state agencies continue to investigate alleged civil and criminal violations associated with the management of the material. Chinese Station believes it has valid defenses, and a petition for review of the order is pending. Settlement discussions in this matter are underway. Chinese Station and Covanta's subsidiary that owns a partnership interest in Chinese station are not Debtors.

         On January 4, 2000 and January 21, 2000, United Air Lines, Inc. ("United") and American Airlines, Inc. ("American"), respectively, named Ogden New York Services, Inc. ("Ogden New York"), in two separate lawsuits (collectively, the "Airlines Lawsuits") filed in the Supreme Court of the State of New York, which have been consolidated for joint trial. The lawsuits seek judgment declaring that Ogden New York is responsible for petroleum contamination at airport terminals formerly or currently leased by United and American at New York's Kennedy International Airport ("JFK Airport"). United seeks approximately $1.9 million in certain costs and legal expenses, as well as certain declaratory relief, against Ogden New York and four airlines, including American. American seeks approximately $74.5 million in certain costs and legal fees from Ogden New York and United. Ogden New York has filed counter-claims and cross-claims against United and American for contribution. American has filed a proof of claim (the "American Proof of Claim") against Ogden New York in its chapter 11 case, alleging an unsecured claim of approximately $74 million. Ogden New York disputes the allegations and believes that the damages sought are overstated in view of the airlines' responsibility for the alleged contamination and that Ogden New York has defenses under its respective leases and Port Authority permits. This litigation has been stayed as to Ogden New York as a result of its Chapter 11 filing. Ogden New York believes that the claims asserted by United and American are prepetition unsecured obligations. Ogden New York is a Liquidating Debtor and the above matter is expected to have no impact on the Reorganized Company (as defined herein).

         In connection with the Airlines Lawsuits, prior to the First Petition Date, Ogden New York commenced an action against Zurich Insurance Company ("Zurich") seeking, among other things, a declaratory judgment that Zurich was obligated to defend and indemnify Ogden New York against the Airlines Lawsuits under certain environmental impairment liability policies. Ogden New York successfully obtained partial summary judgment that Zurich owed a duty to defend Ogden New York against the Airlines Lawsuits and pay its defense fees, costs and expenses. Zurich appealed the decision. In April 2003, in order to avoid the uncertainty and continued costs of the litigation, Ogden New York and Zurich reached a settlement whereby Zurich agreed to pay to Ogden New York $1.8 million (the "Insurance Proceeds") in full and final settlement of all claims for defense and indemnity made to date by Ogden New York and its respective past, present, and future employees, officers, directors, principals, parents, subsidiaries, affiliates, agents, representatives, predecessors in interests, successors in interests and assigns for environmental impairments allegedly resulting from the Ogden New York's fueling operations at JFK Airport (the "Zurich Settlement"). Ogden New York filed a motion with the Court seeking approval of the Zurich Settlement. American objected to the settlement motion, and requested that the Court establish a constructive trust for the Insurance Proceeds. Prior to the hearing to consider the settlement motion, American and Ogden New York agreed upon a consensual form of order whereby (i) Ogden New York preserved its rights to argue that American was not entitled to any amount of the Insurance Proceeds, (ii) American preserved its rights to assert a claim for the Insurance Proceeds, and (iii) Ogden New York agreed not to distribute the Insurance Proceeds to any other party interest on account of any purported interests in such proceeds without prior Court order and without prior notice to American's counsel. The Court entered the consensual order as proposed, thereby approving the Zurich Settlement (the "Settlement Order"). Although American has asserted its rights to the Insurance Proceeds in its objections to the Zurich Settlement and to approval of this Second Disclosure Statement, it has not filed an adversary proceeding in Ogden New York's bankruptcy case or taken any other action seeking a determination of its rights to the Insurance Proceeds. Under the Second Liquidation Plan, the Insurance Proceeds, as Designated DIP Collateral (as defined in the Second Liquidation Plan) shall be transferred to Reorganized Covanta pursuant to the DIP Lender Direction (as defined in the Second Liquidation Plan) and will not be available for distribution to any of Ogden New York's unsecured creditors, including American. In the interests of avoiding further litigation and reducing costs incurred by the estates, the Debtors are in the process of negotiating a potential resolution to the disputes between Ogden New York and American with respect to the American Proof of Claim and related matters.

         On December 23, 1999, an aviation subsidiary of Covanta was named as a third-party defendant in an action filed in the Superior Court of the State of New Jersey alleging that the aviation subsidiary generated hazardous substances at a reclamation facility known as the Swope Oil and Chemical Company Site. Third-party plaintiffs seek contribution and indemnification from the aviation subsidiary and over 90 other third parties, as PRPs, for costs incurred and to be incurred in the cleanup. This action was stayed pending the outcome of first- and second-party claims. The aviation subsidiary's share of liability, if any, cannot be determined at this time because of uncertainties regarding the source and scope of contamination, the large number of PRPs and the varying degrees of responsibility among various classes of PRPs. This matter is expected to have no impact on the Reorganized Company (as defined herein).

         In 1985, Covanta, a Reorganizing Debtor, sold its interests in several manufacturing subsidiaries, some of which allegedly used asbestos in their manufacturing processes, and one of which was Avondale Shipyards, now a subsidiary of Northrop Grumman Corporation. Some of these former subsidiaries have been and continue to be parties to asbestos-related litigation. In 2001, Covanta was named a party, with 45 other defendants, to one such case. Before the Debtor's bankruptcy filing, Covanta had filed for its dismissal from the case, which is now stayed directly against Covanta by the Chapter 11 Cases. Also, eleven proofs of claim seeking unliquidated amounts have been filed against Covanta in the Chapter 11 Cases based on what appears to be purported asbestos-related injuries that allegedly relate to the operations of former Covanta subsidiaries. Covanta believes that these claims lack merit, has filed objections to these claims, and plans to contest them vigorously.

4.       Employees; Labor Matters; Benefit Plans

         (a)      Employees

         As of April 1, 2002, the Company employed approximately 3,200 full-time employees worldwide, of which approximately 2,900 were employed in the United States. As of December 18, 2003, the Company employed approximately 2,400 full-time employees worldwide, of which approximately 2,000 were employed in the United States. It is anticipated that approximately 100 of these employees will cease to be employed by the Company as a result of the consummation of the Geothermal Sale. The reduction in force was generally the result of the Company's sale of various non-core assets, as well as the Company's decision in September 2002, within its core energy business, to reduce the number of non-plant personnel and close satellite development offices in order to enhance its value. As part of this reduction in force, WTE, Water and domestic IPP headquarters management were combined and numerous other structural changes were instituted to improve management efficiency.

         Of the Company's employees in the United States, approximately 20% are unionized. Currently, the Company is a party to eight (8) collective bargaining agreements: three (3) of these agreements are scheduled to expire in 2004, one
(1) in 2005 and one (1) in 2006. With respect to the remaining three (3) agreements, each of which has recently expired, the Company is currently in negotiations with the applicable collective bargaining representatives and the Company currently expects to reach agreement with each such representative to extend each such agreement on its current or similar terms. In addition, the Company is currently negotiating with a collective bargaining representative regarding the terms of a collective bargaining agreement with respect to certain of the Company's employees at the Edison Bataan Cogeneration facility in the Philippines.

         With respect to the Company's Three Mountain Power Project, an electric generating plant to be located in California for which Debtor Three Mountain Power, LLC has received permits but has not begun construction, certain of the Debtors have entered into six (6) labor and associated agreements with certain unions relating to the construction, maintenance and operation of that facility. The Company does not intend to proceed with the construction of the Three Mountain Power Project and is currently in the process of attempting to sell its interests in the project. No active employees of the Company are currently covered by such agreements.

         (b)      Defined Benefit Pension Plans

                  (1)      The Covanta Energy Pension Plan

         The Debtors maintain the Covanta Energy Pension Plan (the "Pension Plan") for certain of their employees. The Pension Plan is a tax-qualified defined benefit pension plan covered by Title IV of ERISA, pursuant to which benefits are payable upon a participant's retirement from the Debtors, disability, or death. Based on the plan's most recent actuarial report, the Pension Plan is currently underfunded by approximately $24 million. The Plan Sponsor presently intends to continue or to cause the Reorganized Debtors to continue to maintain the Pension Plan after the Reorganization Effective Date subject to the Plan Sponsor's right to amend, terminate or modify the Pension Plan as permitted by such plan or applicable law and to administer and operate the Pension Plan in accordance with its terms and the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC"), including the minimum funding standards of ERISA and the IRC and to pay all insurance premiums payable to the Pension Benefit Guaranty Corporation (the "PBGC"), a wholly owned United States government corporation that administers the defined benefit pension plan termination insurance program under Title IV of ERISA.

                  (2) The Service Employees International Union Pension Trust for Employees of Allied Plant Maintenance Company, Inc. Defined Benefit Pension Plan

         Ogden Plant Maintenance Company, Inc. (formerly known as Allied Plant Maintenance Company, Inc.), a non-Debtor, sponsors the Service Employees International Union Pension Trust for Employees of Allied Plant Maintenance Company, Inc. Defined Benefit Pension Plan (the "SEIU Pension Plan") for certain of its employees represented by the Service Employees International Union Local
22. The SEIU Pension Plan is a tax-qualified defined benefit pension plan covered by Title IV of ERISA, pursuant to which benefits are payable upon a participant's retirement. No active employees of the Company currently participate in the SEIU Pension Plan. The SEIU Pension Plan was "frozen," effective as of July 7, 1995, and no service since that date has been recognized for any purpose thereunder. At such time, all participants became 100% vested in their accrued benefits. The SEIU Pension Plan is currently underfunded by approximately $560,000, based on the plan's most recent actuarial report. It is currently intended that following the Reorganization Effective Date the SEIU Pension Plan will continue to be maintained as a frozen plan and that the Company will continue to meet any obligations it currently has to such plan under ERISA and the IRC and to the PBGC.

         (c)      Defined Contribution Retirement Plans

                  (1)      The Covanta Energy Savings Plan

         The Debtors maintain the Covanta Energy Savings Plan (the "Savings Plan") for certain of their employees. The Savings Plan is a defined contribution retirement plan intended to be qualified under Section 401 of the IRC. Under the Savings Plan, the Debtors make pre-tax salary deferral contributions (from 1% to 20% of a participant's pay for each pay period) on behalf of each participant at such participant's election. In addition, the Debtors match 100% of a participant's contributions up to the first 3% of such participant's pay for the payroll period and 50% of a participant's contribution up to the next 2% (in excess of 3% but not more than 5%) of such participant's pay for the relevant payroll period. Each participant determines how his or her contributions are invested amongst the available investment alternatives. The Plan Sponsor currently intends to continue or cause the Reorganizing Debtors to continue the Savings Plan after the Reorganization Effective Date subject to the Plan Sponsor's right to amend, terminate or modify the Savings Plan as permitted by such plan or applicable law and to meet all obligations with respect to the plan under ERISA and the IRC.

                  (2)      The Resource Recovery 401(k) Plan

         The Debtors maintain the Resource Recovery 401(k) Plan (the "Resource 401(k) Plan") for certain of their employees. The Resource 401(k) Plan is a defined contribution retirement plan intended to be qualified under Section 401 of the IRC. Pursuant to the Resource 401(k) Plan, the Debtors make pre-tax salary deferral contributions (from 1% to 15% of a participant's pay for each period) on behalf of each participant at such participant's election. In addition, the Debtors match 100% of a participant's contribution up to the first 3% of such participant's pay for the payroll period and have discretion to make additional contributions to participants' accounts. Each participant determines how his or her contributions are invested amongst the available investment alternatives. Currently, both employee and employer contributions to the Resource 401(k) Plan are "frozen" and participants are not accruing any additional benefits. The Debtors currently intend to merge the outstanding Resource 401(k) Plan account balances into the Savings Plan and expect to have any requisite Internal Revenue Service (the "IRS") approval to do so in the near future.

                  (3)      The Covanta Energy Group Security Fund

         The Debtors maintain the Covanta Energy Group Security Fund (the "Security Fund") for certain of their union employees, who are not eligible to participate in the Savings Plan, at the (i) Marion WTE facility in Marion County, Oregon; (ii) Hennepin WTE facility in Hennepin County, Minnesota; (iii) Bristol WTE facility in Bristol, Connecticut and (iv) New Martinsville, West Virginia Hydro Facility. Currently, the Security Fund has approximately one hundred nineteen (119) participants. The Security Fund is a defined contribution retirement plan intended to be qualified under Section 401 of the IRC. Pursuant to the Security Fund, the Debtors make pre-tax salary deferral contributions (from 1% to 15% of a participant's pay for each period) on behalf of each participant at such participant's election. In addition, the Debtors generally contribute five cents per hour to each participant's account for all hours worked by such participant (in some instances, such contributions are limited to a standard 40 hour work week). Each participant determines how his or her contributions are invested amongst the available investment alternatives. The Plan Sponsor currently intends to continue or cause the Reorganizing Debtors to continue the Security Fund after the Reorganization Effective Date subject to the Plan Sponsor's right to amend, terminate or modify the Security Fund as permitted by such fund or applicable law and to meet all obligations with respect to the Security Fund under ERISA and the IRC.

                  (4)      The Hennepin Money Purchase Plan

         The Debtors maintain the Hennepin Money Purchase Plan (the "Hennepin Plan") for certain eligible union employees at the Hennepin WTE facility. Currently, the Hennepin Plan has seventy-five (75) participants. The Hennepin Plan is a defined contribution retirement plan intended to be qualified under
Section 401 of the IRC. Pursuant to the Hennepin Plan, the Debtors make annual contributions equal to an adjustable percentage of the compensation of all participants. The Hennepin Plan does not provide for employee contributions. Each participant determines how contributions made on his or her behalf are invested amongst the available investment alternatives. The Plan Sponsor currently intends to continue or cause the Reorganizing Debtors to continue the Hennepin Plan after the Reorganization Effective Date subject to the Plan Sponsor's right to amend, terminate or modify Hennepin Plan as permitted by such plan or applicable law and to meet all obligations with respect to the plan under ERISA and the IRC.

                  (5)      The Metropolitan 401(k) Plan

         The Debtors have satisfied all outstanding obligations arising under the Metropolitan 401(k) Plan. No benefits are currently accruing under the Metropolitan 401(k) Plan and, as a result, the plan currently has no assets. The Debtors are in the process of formally terminating the Metropolitan 401(k) Plan.

                  (6)      The Resource Recovery Pension Plan

         The Debtors maintain the Resource Recovery Pension Plan (the "Resource Pension Plan") for certain eligible employees of Ogden Resource Recovery Support Services, Inc. The Resource Pension Plan is a defined contribution retirement plan intended to be qualified under Section 401 of the IRC. Pursuant to the Resource Pension Plan, the Debtors make annual contributions at a rate of 3% of the compensation of all participants. The Resource Pension Plan does not provide for employee contributions. Each participant determines how contributions made on his or her behalf are invested amongst the available investment alternatives. The Resource Pension Plan was amended, effective December 31, 2001, to freeze the plan and employer contributions were discontinued accordingly at such time. Since December 31, 2001, participants have not accrued any new benefits under the Resource Pension Plan. The Plan Sponsor currently intends to continue or cause the Reorganizing Debtors to continue the Resource Pension Plan after the Reorganization Effective Date subject to the Plan Sponsor's right to amend, terminate or modify the Resource Pension Plan as permitted by such plan or applicable law and to meet all obligations with respect to the plan under ERISA and the IRC.

                  (7)      The Ogden Environmental and Energy Services 401(k)
                           Plan

         The Debtors maintain the Ogden Environmental and Energy Services 401(k) and Profit Sharing Plan (the "Energy Services 401(k) Plan"). The Energy Services 401(k) Plan was "frozen" on November 17, 2000 and currently, no active employees participate therein. The Debtors are currently in the process of terminating the Energy Services 401(k) Plan and distributing outstanding participant account balances thereunder.

         (d)      The Supplementary Benefit Plan of Ogden Projects, Inc.

         Since the 1980s, Ogden Projects, Inc. (now known as Covanta Projects, Inc.), a Debtor, has sponsored the Supplementary Benefit Plan of Ogden Projects, Inc. (the "Supplementary Plan"), which provides for supplemental pension benefits and profit sharing and employer-matching contributions to eligible employees of the Company's energy business. The Supplementary Plan is an unfunded, non-qualified plan. Eligible employees are those employees who participate in a certain pension plan (the Pension Plan) and profit sharing plan (the Savings Plan) maintained by Covanta Projects, Inc. each of which is intended to be qualified under Section 401 of the IRC (together, the "Qualified Plans"). As of the Supplementary Plan's latest valuation date there were fifty-six (56) participants. The purpose of the Supplementary Plan is to equalize the pension benefit and contribution formula applicable to the employees participating in the Qualified Plans whose pension benefits and allocated profit sharing or employer contributions are limited as a result of certain IRC provisions.

         Pursuant to the Supplementary Plan, participants are paid retirement benefits in an amount equal to the excess of the retirement benefits that would have been paid to such participants under the Pension Plan in the absence of the limitations of Section 415 of the IRC on the amount of benefits that may be provided under tax-qualified plans over the retirement benefits actually paid under the Pension Plan. Retirement benefits payable under the Supplementary Plan are determined at the same time and in the same manner as the retirement benefits payable under the Pension Plan and will be payable in a single cash lump sum. Such benefits are payable at retirement to eligible participants beginning at age 55 (depending on length of service).

         With respect to profit sharing and excess employer contributions made pursuant to the Supplementary Plan, the committee administering the Savings Plan, in the ordinary course of business, determines annually the total percentage of an employee's compensation that is eligible for Company contributions under the Savings Plan. The Company then makes an annual contribution (not to exceed such pre-established percentage), either in the form of a profit-sharing or employer matching contribution to the Savings Plan for each eligible employee based upon the performance of the Company's energy business for that year and subject to the limitations imposed by the IRC on the maximum amount of an employee's compensation that may be taken into account when making such contributions. Pursuant to the profit sharing and Company match components of the Supplementary Plan, an employee whose allocated contributions under the Savings Plan are limited as a result of the IRC are paid, in cash, the amount by which the percentage of annual contributions authorized by the committee exceeds the amounts that are actually allocated to such employee's account under the Savings Plan. Distributions with respect to the profit sharing and Company match components of the Supplementary Plan are made to participants on an annual basis.

         By order of the Court dated September 18, 2002 (Docket No. 932), the Debtors obtained authorization to continue to make all payments necessary to satisfy in full all obligations owing to eligible employees under the Supplementary Plan. Accordingly, the Debtors have continued to fulfill such obligations. The Plan Sponsor currently intends to continue or cause the Reorganizing Debtors to continue the Supplementary Plan after the Reorganization Effective Date subject to the Plan Sponsor's right to amend, terminate or modify the Supplementary Plan as permitted by such plan or applicable law.

         (e)      Additional Non-Qualified Pension Plans

         Certain of the Debtors sponsor certain pension plans for eligible employees that are not intended to be qualified under the IRC (collectively, the "Non-Qualified Plans"). The Non-Qualified Plans include (i) the Resource Recovery Senior Management Pension Plan (the "Resource Plan"), which is sponsored by Covanta Energy Services, Inc. (f/k/a Ogden Resource Recovery Support Services, Inc.), (ii) the Ogden Select Savings Plan (the "Select Plan"), which is sponsored by Ogden Services Corporation, a Liquidating Debtor and (iii) the Ogden Energy Select Savings Plan (the "Energy Select Plan") which is sponsored by Covanta Energy Group, Inc. Each of the Non-Qualified Plans is a defined contribution plan and is maintained as a "top-hat" plan for purposes of ERISA, exempt from substantially all of ERISA's requirements. The assets of each of the Non-Qualified Plans are held in grantor trusts (typically known as "rabbi trusts") structured to permit the deferral of income tax on participants' benefits under the Non-Qualified Plans.

         Pursuant to an order of the Court dated September 18, 2002 (Docket No.
938), the Debtors obtained authorization to honor and pay in full all obligations under the Non-Qualified Plans as such obligations have become due or will become due during the Chapter 11 Cases.

                  (1)      The Resource Plan

         There are a total of two hundred twelve (212) participants in the Resource Plan. Two hundred five (205) of these participants are currently employed by the Company, while the remaining seven (7) are former employees currently receiving benefit distributions. Pursuant to the terms of the Resource Plan, Covanta Energy Services, Inc. is responsible for making annual contributions for the benefit of each participant equal to 3% of such participant's annual base pay. All contributions to the Resource Plan are currently held in a grantor trust administered by T. Rowe Price, the current assets of which are valued at approximately $1.6 million. The Resource Plan was frozen on December 31, 2001 and no contributions have been made to it since that date. The Plan Sponsor currently intends to continue or cause the Reorganizing Debtors to continue the Resource Plan after the Reorganization Effective Date subject to the Plan Sponsor's right to amend, terminate or modify the Resource Plan as permitted by such plan or applicable law.

                  (2)      The Select Plan

         The purpose of the Select Plan is to enable eligible employees to enhance their retirement security by permitting them to elect to defer receipt of a portion of their compensation to a later date or event. The Select Plan, which is sponsored by Liquidating Debtor Ogden Services Corporation, was "frozen" in 1999 and no new contributions have been made to the plan since. Since September 18, 2002, all participants in the Select Plan have received final distribution of their account balances and, consequently, the Company has no outstanding obligations thereunder. The Company is currently in the process of formally terminating the Select Plan.

                  (3)      The Energy Select Plan

         The purpose of the Energy Select Plan is to enable eligible employees to enhance their retirement security by permitting them to elect to defer receipt of a portion of their compensation (from 1% to 10% of their annual compensation and up to 100% of any discretionary profit sharing payment they receive) to a later date or event. A total of approximately twenty-five (25) active or former employees participate in the Energy Select Plan. Approximately twenty (20) of these employees are actively employed by Covanta Energy Group, Inc., while the remaining five (5) are not actively employed by the Company but are currently entitled to payment of deferred vested benefits. Deferral contributions to the Energy Select Plan remain in a grantor trust administered by T. Rowe Price, the assets of which are currently valued at approximately $765,000. The Energy Select Plan was frozen on December 31, 2001 and no contributions have been made to it since that date. The Plan Sponsor currently intends to continue or cause the Reorganizing Debtors to continue the Energy Select Plan after the Reorganization Effective Date subject to the Plan Sponsor's right to amend, terminate or modify the Energy Select Plan as permitted by such plan or applicable law.

         (f)      The Key Employee Retention Plan (the "KERP")

         On September 18, 2002, the Court approved an order (Docket No. 932), approving the Company's Key Employee Retention Plan, consisting of the Key Employee Severance Plan (the "Severance Plan"), the Special Retention Bonus Plan (the "Retention Plan") and the Long-Term Incentive Plan (the "LTIP").

                  (1)      The Severance Plan

         At the time of its Court approval, seventy-four (74) employees of the Debtors, including key executives, were eligible to participate in the Severance Plan. A participant whose employment terminates Without Cause or for Mutual Benefit (as those terms are defined in the KERP) following the First Petition Date are eligible to receive a severance benefit pursuant to the Severance Plan. In addition, to receive payment of severance benefits under the Severance Plan, a participant is required to sign a general release of claims against the Company (other than claims for indemnification under indemnification agreements, the Company's Certificate of Incorporation or By-Laws or applicable law and claims for accrued benefits under the Company's employee benefit plans) and comply with certain additional covenants including confidentiality covenants, non-solicitation and non-disparagement covenants and litigation support commitments.

         Cash severance benefits are paid in a single lump sum payment. The amount of benefit depends upon the participant's position and ranges from (i) the greater of (x) 50% of a participant's base salary and (y) two (2) weeks' base salary per year of service (not to exceed fifty-two (52) weeks) to (ii) 200% of a participant's base salary (a benefit for which only the CEO of the Company is eligible). A participant in the Severance Plan is also entitled to receive continued medical and dental coverage, provided that such participant pays the regular employee co-payments, for the period corresponding to the percentage of salary payable as cash severance benefits, subject to an eighteen
(18) month cap. A participant's right to continue to receive medical or dental coverage ceases immediately if such participant is offered or becomes eligible for coverage under a medical or dental plan of any subsequent employer. In addition, payments under the Severance Plan are to be reduced if the aggregate amount paid to a participant triggers the federal excise tax on parachute payments.

                  (2)      The Retention Plan

         At the time of its Court approval, seventy-two (72) employees, including key executives, were eligible to participate in the Retention Plan. Under the Retention Plan, eligible employees will receive a base award under certain limited circumstances, from an aggregate pool of $3.6 million, equal to a percentage of base salary, ranging from 10% to 75% depending upon the employee's position. Awards have, and will continue to, become vested and payable in three installments as described below, subject in each case to the participant's continued employment with the Company until the applicable vesting date. The first installment of 33.3% of the awards vested and was paid to participants on or about September 30, 2002. The second installment of 33.3% of the awards becomes vested and payable on the earlier of (i) September 30, 2003 and (ii) the consummation of the Second Reorganization Plan. The remaining 33.4% of the awards will become vested and payable on the date of the consummation of the Second Reorganization Plan. In the event a participant's employment with the Company is terminated by the Company Without Cause or by the participant for Mutual Benefit, or due to the participant's death or disability, a pro rata share of such participant's unpaid award would become immediately vested and payable, unless the unpaid portion is the full, final installment, in which case the remaining portion of the award is payable on the date of the consummation of the Second Reorganization Plan. In the event of any other termination prior to a vesting date, the unpaid portion of any award is forfeited.

         (3)      The LTIP

         The LTIP covers six (6) senior executives, one former executive and up to one additional key management employee selected by the Compensation Committee of Covanta's Board of Directors, based on the advice of Covanta's chief executive officer (the "CEO"). The LTIP was implemented to provide incentives to Covanta's senior management to remain with the Debtors throughout the reorganization process and to devote all of their attention and energy to the preservation of the value of the business and assets of the Debtors during the Chapter 11 Cases. Under the LTIP, a participant is entitled to receive payment of his award only if such participant's employment with the Company is terminated by the Company Without Cause or by the participant for Mutual Benefit prior to the one-year anniversary of the date of entry of the Court's order confirming the Second Reorganization Plan and provided such participant executes a general waiver and release of all claims under all prepetition agreements, other than claims for indemnification under indemnification agreements, Covanta's Certificate of Incorporation or By-Laws or applicable law and claims for accrued benefits under Covanta's employee benefit plans. Pursuant to the LTIP, an eligible participant who satisfies these conditions will generally be entitled to receive a cash payment upon the termination of such participant's employment and a general release by the Company of all claims against such participant.

         As a result of the DHC Transaction, the amount of any cash payment to a participant in satisfaction of his or her LTIP award will depend on such participant's percentage interest in the LTIP Pool. Such percentage interest is to be determined by Covanta's Compensation Committee based upon the recommendation of the CEO, provided that the sum of the percentage interests of all participants in the LTIP Pool, as finally established by the Compensation Committee, must equal 100% (less the minimum percentage interest allocated under the LTIP to a participant who does not meet the LTIP's vesting requirements, as discussed above). The LTIP Pool, which is a notional book entry account established by Covanta on its books and records to which amounts will be credited in connection with the DHC Transaction, is expected to total approximately $7,500,000, meaning the maximum aggregate payout possible under the LTIP is also approximately $7,500,000.

         (g)      The Broad Based Severance Plan

         On September 18, 2002, the Court approved the Company's Severance Pay Plan (the "Broad Severance Plan") for rank-and-file employees. By establishing and implementing the Broad Severance Plan, the Debtors formalized their prior severance practice (subject to certain modifications) in order to establish clear guidelines and to encourage the retention of employees during the Chapter 11 Cases.

         The Broad Severance Plan authorizes the Company to make severance payments to certain eligible full-time employees whose employment with the Company is terminated involuntarily without Cause (as defined in the Broad Severance Plan) in connection with a job or department elimination, office closing, reduction in force or other appropriate circumstances as determined by the administrator of the Broad Severance Plan. An employee whose employment with the Company is terminated for any other reason is not eligible for severance benefits under the Broad Severance Plan. In addition, any full-time employee who, as of the date of such employee's termination (i) is party to any severance, termination, employment or other agreement with the Company that provides for severance benefits or benefits of a similar nature to severance benefits under any circumstances, (ii) is eligible to participate in or otherwise covered under any other plan or arrangement of the Company, such as the KERP, that provides for severance benefits or benefits of a similar nature to severance benefits under any circumstances or (iii) is covered by any collective bargaining agreement in connection with his or her employment with the Company, is ineligible to participate in the Broad Severance Plan.

         In order for an eligible employee to receive severance benefits pursuant to the Broad Severance Plan, he or she must execute and deliver a general release of all claims against the Company. The severance benefit payable to an employee pursuant to the Broad Severance Plan is equal to continued payment of such employee's base salary (as defined in the Broad Severance Plan) for a number of calendar weeks equal to the greater of (i) the product of (x) two (2) multiplied by (y) each year of service completed by such employee prior to his or her date of termination and (ii) four (4) weeks, provided that the salary pay continuation period shall in no event exceed twenty-six (26) weeks. In addition, participants receive continued medical and dental coverage, provided that such participants pay the regular employee co-payments, for the period the cash severance benefits are payable. A participant's right to continue to receive medical or dental coverage ceases immediately if such participant is offered or becomes eligible for coverage under a medical or dental plan of any subsequent employer.

         The Plan Sponsor currently intends to continue or cause the Reorganizing Debtors to continue the Broad Severance Plan after the Reorganization Effective Date subject to the Plan Sponsor's right to amend, terminate or modify the Broad Severance Plan as permitted by such plan or applicable law.

         Please also see Section VIII.E.11 hereof for further discussion of the Plan Sponsor's general intentions with respect to the employee benefit plans described herein.

         (h)      Retiree Medical Programs

         In 1992, the Company, pursuant to a resolution of its Board of Directors, terminated its then existing post-retirement medical, dental and life insurance coverage on a going-forward basis, but grandfathered the coverage of those individuals who were generally either then (i) retired, (ii) eligible for early retirement or (iii) specifically designated by the Board of Directors as eligible to continue to receive such post-retirement coverage. Currently, the Company provides post-retirement medical, and in certain cases, dental and life insurance coverage to a small population of its retired employees and only two
(2) active employees are eligible to receive post-retirement benefits in the future.

         Throughout the course of these Chapter 11 Cases, the Company has generally provided two different levels of post-retirement medical, dental and life insurance coverage depending upon the beneficiary's position. A small group of former senior executives of the Company, commonly referred to as "core retirees" because of the senior positions they held with the Company, have been receiving, along with their eligible dependents, coverage that generally covers the full cost of reasonable and customary medical, dental and vision care expenses (the "Core Retiree Program"). In certain instances, core retirees are required to pay a contribution for such coverage equal to the contributions for active senior executives. Upon attainment of age 65, the Core Retiree Program becomes coordinated with Medicare, which becomes the primary insurer. Typically the Company will reimburse participants for their Medicare Part B premiums. Certain core retirees also receive life insurance coverage that is commonly equal to two (2) times such retiree's annual base salary and bonus. Until January 1, 2003, the Core Retiree Program provided the core retirees with the same medical coverage as active senior executives of the Company. On or about January 1, 2003, the medical coverage for the active senior executives (the "Core Executives") of the Company was adjusted so as to provide the same medical coverage to such Core Executives as is currently afforded to non-senior executives and employees.

         Certain other retirees of the Company (as well as their eligible dependents) receive coverage that generally covers a portion of the cost for medical, and in some instances dental, expenses (the "Non-Core Retiree Program," and together with the Core Retiree Program, the "Retiree Medical Programs") at the same levels as for similarly situated active employees. Such retirees are generally responsible for paying a monthly contribution for coverage under the Non-Core Retiree Program, the amount of which is reviewed periodically by the Company and remains subject to change to reflect increased costs of such coverage. Upon attainment of age 65, the Non-Core Retiree Program is coordinated with Medicare, which becomes the primary insurer. Certain retirees who participate in the Non-Core Retiree Program also receive varying levels of term life insurance coverage.

         The Company is in the process of adjusting certain of the post-retirement medical benefits it currently provides to retirees pursuant to the Core Retiree Program. Please see Section VIII.E.11 hereof for a discussion of such adjustments, as well as the Debtors and Plan Sponsor's general intentions with respect to the Retiree Medical Programs and life insurance coverage following the Reorganization Effective Date.

         (i)      Employment Agreements

         Pursuant to applicable provisions of the Bankruptcy Code, the Second Plans currently contemplate the rejection of all prepetition employment agreements (excluding collective bargaining agreements). The Debtors believe that such rejection may give rise to rejection damage claims against the Debtor that is a party to the rejected contract, which claims the Debtors believe should be treated as unsecured claims in accordance with 11 U.S.C. ss. 365(g)(1). Claims arising from the rejection, non-assumption or termination of employment agreements have not been included in the estimates of administrative expense claims arising under 11 U.S.C. ss. 503(b) or the Administrative Expense Claims Reserve under the Second Liquidation Plan.

         (j)      Workers Compensation Program

         The Debtors currently maintain workers' compensation programs in all states in which they operate pursuant to the applicable requirements of local law to provide employees with workers' compensation coverage for claims arising from or related to their employment with the Debtors. Until October 2002, Debtor's workers' compensation program was part of a larger insurance program that has been in place since August 1985 (the former workers' compensation program). Under the former workers' compensation program, the insurer provided coverage to workers asserting claims arising from or related to their employment by Debtors or former affiliates of these Debtors. Through payment agreements between Debtor and the insurer, Debtor reimbursed the insurer for certain amounts as required by the terms of the policies. The Debtor's obligation to reimburse these amounts was secured through letters of credit and a bond. In October 2002, Debtor's workers' compensation program changed and became secured by cash and a letter of credit issued in favor of the same insurance company as had provided prepetition workers' compensation insurance.

         In October 2003, the Debtors replaced their workers' compensation program with a new program provided by another insurance company on what the Debtors believe to be materially better terms for the Debtors. At all times, Debtors will maintain workers' compensation coverage for claims as required by applicable state law.

C.       Recent Financial Results

         Set forth in Exhibit H are the following selected historical financial statements for the Company: (i) audited statements of consolidated operations and comprehensive loss for the years ended December 31, 2002, 2001 and 2000 and unaudited statements of consolidated operations and comprehensive loss for the three and nine month periods ended September 30, 2003 and 2002; (ii) audited consolidated balance sheets as of December 31, 2002 and 2001 and unaudited consolidated balance sheets as of September 30, 2003; (iii) audited statements of shareholders' equity (deficit) for the years ended December 31, 2002, 2001 and 2000 and unaudited statements of shareholders' equity (deficit) for the nine-month period ended September 30, 2003; and (iv) audited statements of consolidated cash flows for the years ended December 31, 2002, 2001 and 2000 and unaudited statements of consolidated cash flows on a consolidated basis for the nine-month periods ended September 30, 2003 and 2002.

         The notes that accompany the financial statements attached were replicated from the Company's Annual Report on Form 10-K for the period ended December 31, 2002 and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2003.

         Covanta filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code on the First Petition Date. Since that time, the Company's consolidated financial statements, including those attached hereto in Exhibit H, have been prepared in accordance with The American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), on a going concern basis. Continuing as a going concern contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business. The accompanying consolidated financial statements appropriately do not reflect adjustments that might result if the Company is unable to continue as a going concern.

         SOP 90-7 requires the segregation of liabilities subject to compromise by the Court as of the bankruptcy filing date, and identification of all transactions and events that are directly associated with the reorganization of the Company. Accordingly, all prepetition liabilities believed to be subject to compromise have been segregated in the consolidated balance sheet and classified as liabilities subject to compromise, at the estimated amount of allowable claims. Liabilities not believed to be subject to compromise are separately classified as current and non-current. Revenues, expenses (including professional fees), realized gains and losses, and provisions for losses resulting from the reorganization are reported separately.

         In addition, pursuant to SOP 90-7, the accounting for the effects of the reorganization will occur once the Second Plans are confirmed by the Court and there are no remaining contingencies material to completing the implementation of the respective Second Plans. These "fresh start" accounting principles pursuant to SOP 90-7 provide, among other things, for the Company to determine the value to be assigned to the equity of the Reorganized Company as of a date selected for financial reporting purposes. Accordingly, the accompanying consolidated financial statements do not reflect: (a) the requirements of SOP 90-7 for fresh start accounting; (b) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (c) aggregate prepetition liability amounts that may be allowed for unrecorded claims or contingencies, or their status or priority; (d) the effect of any changes to the Debtors' capital structure or in the Debtors' business operations as the result of an approved plan of reorganization or liquidation; or (e) adjustments to the carrying value of assets (including goodwill and other intangibles) or liability amounts that may be necessary as the result of future actions by the Court.

                IV. PREPETITION CAPITAL STRUCTURE OF THE DEBTORS

         Prior to the First Petition Date, the Company's capital structure consisted primarily of: its common stock and its Series A Cumulative Convertible Preferred Stock (which was listed on the New York Stock Exchange under the ticker symbol COV); letters of credit issued under the Master Credit Facility, of which approximately $105.2 million had been funded; $100 million of 9.25% Debentures due 2022; $63.7 million of 5.75% Convertible Subordinated Debentures due 2002; $85 million of 6% Convertible Subordinated Debentures due 2002; and project-level debt consisting primarily of revenue bonds.

A.       Prepetition Credit Facility

         The Company entered into the Master Credit Facility with its bank group on March 14, 2001. The Master Credit Facility provided the Company with a credit line of approximately $799 million, which consisted of a $146 million secured revolving loan and coverage for $633 million in letter of credit exposure, and coverage for other contingent liabilities, principally in connection with various entertainment and energy facilities.

         The Master Credit Facility was secured by a first priority lien on substantially all of the assets of Covanta and, to the extent permitted, substantially all of the assets of its existing and future domestic subsidiaries, and by a pledge of 100% of the shares of substantially all of Covanta's existing and future domestic subsidiaries, and 65% of the shares of substantially all of Covanta's foreign subsidiaries.

         In conjunction with the Master Credit Facility, the Company also entered into the Intercreditor Agreement with the "pooled" lenders participating fully in the Master Credit Facility and certain "opt-out" lenders who elected not to participate in the Master Credit Facility, but agreed to extend the maturity dates of their facilities and to conform relevant financial covenants to those under the Master Credit Facility. The Intercreditor Agreement, among other things, set forth certain priorities amongst the lenders and established certain arrangements including loss sharing arrangements and ratable paydowns among the various lenders. More specifically, in the event certain secured pre-Master Credit Facility lenders exchanged or realized their collateral for less than the amount due, a portion of that deficiency is entitled to priority payment before any payments are made to the main lender group. The deficiency would become a "realized deficiency" creating an entitlement for the relevant lenders to a priority payment from any repayment to the main lender group. Under the Intercreditor Agreement, such ratable paydowns are "Senior Obligations", and the main lender group agrees that their claims are junior and subordinate to the Senior Obligations, and that no lender in the main lender group shall accept any distribution, payment or exchange at any time when any of the Senior Obligations are outstanding.

         As of the First Petition Date, approximately $105.2 million of funded debt with respect to two funded letters of credit was outstanding under the Master Credit Facility, as well as approximately $518 million in contingent letters of credit. After the First Petition Date, an additional $125.1 million of the letters of credit were drawn and $76.1 million of claims arose in connection with other contingent liabilities covered by the Master Credit Facility. On May 15, 2002, pursuant to the Final DIP Order (defined below), $240.8 million of the outstanding letters of credit were replaced with letters of credit issued under the DIP Financing Facility (defined below). The Master Credit Facility was scheduled to mature on May 31, 2002. After deducting the letters of credit that were replaced under the DIP Financing Facility, the Debtors estimate that approximately $415 million is owed under the Master Credit Facility (including fees and interest).

B.       9.25% Debentures due 2022

         In March 1992 the Company issued and sold $100 million in aggregate principal amount of the 9.25% Debentures. The 9.25% Debentures were issued pursuant to an Indenture dated as of March 1, 1992 between Ogden Corporation and The Bank of New York, as Trustee. Wells Fargo is the current Trustee for the 9.25% Debentures.

         The proceeds from the 9.25% Debentures were used to reduce outstanding indebtedness and for general corporate purposes.

         On May 15, 2002, pursuant to the Final DIP Order (Docket No. 311), the Debtors, the Prepetition Lenders, and the Bondholders Committee stipulated that the claims of the holders of 9.25% Debentures were secured claims. On August 6, 2002, the Creditors Committee filed an adversary proceeding challenging the status of the liens securing the 9.25% Debentures. For a more detailed discussion of the adversary proceeding and the proposed 9.25% Settlement, see
Section VI.C.12.

C.       Convertible Subordinated Debentures

         In 1987, the Company issued and sold $85 million in aggregate principal amount of 6% convertible subordinated debentures due June 1, 2002 (the "6% Convertible Subordinated Debentures"). The 6% Convertible Subordinated Debentures were registered and sold in a public offering. They were issued in bearer form (the "6% Convertible Bearer Debentures") and in fully registered form (the "6% Convertible Registered Debentures"). The 6% Convertible Bearer Debentures are dated June 18, 1987 and each 6% Convertible Registered Debentures is dated the date of its authentication. Deutsche Bank Trust Company is the fiscal agent for all the 6% Convertible Subordinated Debentures pursuant to a fiscal agency agreement dated June 1, 1987. The proceeds from the 6% Convertible Subordinated Debentures were used to reduce outstanding indebtedness and for general corporate purposes. The 6% Convertible Subordinated Debentures are convertible into Covanta common stock at the rate of one share for each $39.077 principal amount of debentures, and are redeemable at Covanta's option at 100% of face value.

         In 1987, the Company issued and sold $75 million in aggregate principal amount of 5.75% convertible subordinated debentures due October 20, 2002 (the "5.75% Convertible Subordinated Debentures," and together with the 6% Convertible Debentures, the "Convertible Debentures"). The 5.75% Convertible Subordinated Debentures were registered and sold in a public offering. They were issued in bearer form (the "5.75% Convertible Subordinated Bearer Debentures") and in fully registered form (the "5.75% Convertible Subordinated Registered Debentures"). The 5.75% Convertible Subordinated Bearer Debentures are dated October 20, 1987 and each 5.75% Convertible Subordinated Registered Debentures is dated the date of its authentication. Deutsche Bank Trust Company is the fiscal agent for all the 5.75% Convertible Subordinated Debentures, pursuant to a fiscal agency agreement dated October 15, 1987. The proceeds from the 5.75% Convertible Subordinated Debentures were used for general corporate purposes. The 5.75% Convertible Subordinated Debentures are convertible into Covanta common stock at the rate of one share for each $41.772 principal amount of debentures, and are redeemable at Covanta's option at 100% of face value. Prior to 1998, the Company purchased on the open market and subsequently cancelled $11.3 million of the 5.75% Convertible Subordinated Debentures.

         The Convertible Subordinated Debentures contain substantially similar broad subordination provisions. In pertinent part, the Convertible Subordinated Debentures provide that they will be subordinated in right of payment to the prior payment in full of any "Senior Indebtedness." No payment with respect to the Convertible Subordinated Debentures may be made (i) unless full payment of amounts then due on Senior Indebtedness has been made or provided for or (ii) while a default exists, or would exist as a result of such payment, with respect to Senior Indebtedness. In the event of any payment or distribution of assets to creditors upon any dissolution or other winding up or liquidation or reorganization or other marshalling of the assets and liabilities of Covanta Energy Corporation, the holders of Senior Indebtedness shall be entitled to receive payment in full before the holders of the Convertible Subordinated Debentures are entitled to any assets distributed in respect of the Convertible Subordinated Debentures.

         For purposes of the Convertible Subordinated Debentures, "Senior Indebtedness" means Indebtedness of Covanta Energy Corporation (other than the Convertible Subordinated Debentures, which rank pari passu with each other), whether outstanding at the time of the issuance of the Convertible Subordinated Debentures (April and October, 1987, respectively) or thereafter created, incurred, assumed or guaranteed, unless by the terms of the instrument creating or evidencing such Indebtedness it is expressly provided that such Indebtedness is not senior in right of payment to the Debentures (and there is no such Indebtedness that so provides). For purposes of the Convertible Subordinated Debentures, "Indebtedness" means all obligations, contingent or otherwise, which in accordance with generally accepted accounting principles should be classified as liabilities, except that in any event there shall be included liabilities secured by any mortgage, pledge or lien existing on property owned or acquired subject to such mortgage, pledge or lien, whether or not the liability secured thereby shall have been assumed, and all guarantees, whether for payment or performance, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations in respect of Indebtedness of others.

         The Offering Memoranda for the Convertible Subordinated Debentures both stated that "[b]y reason of the subordination provisions, in the event of insolvency or other specified events, holders of [Convertible Subordinated] Debentures may recover less, ratably, than the holders of Senior Indebtedness."

D.       Project Debt

         The project debt associated with the financing of the Company's WTE facilities is generally arranged by the relevant municipality through the issuance of tax-exempt and taxable revenue bonds. For those WTE facilities owned by an operating subsidiary of the Company, the relevant municipality generally is obligated to pay amounts to Covanta's operating subsidiary sufficient to cover debt service on project debt. Generally, such project debt is secured by the revenues pledged under the respective indentures and is collateralized by the assets of Covanta's operating subsidiary and otherwise provides no recourse to Covanta, subject to construction and operating performance guarantees and commitments.

E.       Equity Bonds

         Certain non-project tax-exempt bonds (the "Equity Bonds") in the aggregate amount of approximately $126 million were issued by five separate Debtor subsidiaries of Covanta. Covanta arranged for liquidity and credit support for each Equity Bond in the form of letters of credit that were issued under the Master Credit Facility. Shortly after the First Petition Date, the obligations under each of the Equity Bonds were accelerated and the bondholders were paid with the proceeds of draws on the applicable letters of credit. The amount of those draws represents prepetition secured debt of the Company.

F.       Equity

         Covanta had 49,827,651 shares of common stock and 33,049 shares of Series A cumulative convertible preferred stock outstanding as of June 30, 2002. The Company's shares were traded on the New York Stock Exchange under the symbol "COV" until April 1, 2002. The removal from listing and registration on the New York Stock Exchange became effective at the opening of the trading session of May 17, 2002 pursuant to the order of the SEC.

                     V. CORPORATE STRUCTURE OF THE DEBTORS

A.       The Debtors' Corporate Structure

         Covanta is the parent holding company of the 155 subsidiaries that have been Debtors in these Chapter 11 Cases. Of the entities that have filed as Debtors, 79 will be reorganized pursuant to the Second Reorganization Plan and 64 will be liquidated pursuant to the Second Liquidation Plan. In addition, four Debtors were sold as part of the Debtors' sale of the Aviation Fueling Assets and are no longer Debtors, six were reorganized pursuant to the Heber Reorganization Plan, and three will remain in bankruptcy and will attempt to subsequently consummate a restructuring transaction. The Second Reorganization Plan distinguishes between three categories of Debtors under such Plan: Covanta, the ultimate parent company; Operating Company Debtors, which are entities that own operating assets that will remain part of the Reorganizing Debtors' business after the Reorganization Effective Date; and Intermediate Holding Company Debtors which own no assets other than stock of the Operating Company Debtors.

B.       Management of the Debtors

          The current management team of Covanta is comprised of highly capable and seasoned professionals with substantial experience. The following contains brief background descriptions and lists the members of Covanta's management team as of January 2004:

Name                         Position
----                         --------
Anthony J. Orlando           President and Chief Executive Officer
Bruce W. Stone               Senior Vice President, Business Development and Construction
Jeffrey R. Horowitz          Senior Vice President, General Counsel and Secretary
John M. Klett                Senior Vice President, Domestic Operations
Paul B. Clements             Senior Vice President, International Business Management and Operations
B. Kent Burton               Senior Vice President, Policy and International Government Relations
Stephen M. Gansler           Senior Vice President, Human Resources
Louis M. Walters             Vice President and Treasurer
Timothy J. Simpson           Vice President, Associate General Counsel
Seth Myones                  Vice President, Business Management, Covanta Waste to Energy, Inc.

                  Anthony J. Orlando was named President and Chief Executive Officer in November 2003. From March 2003 until November 2003 Mr. Orlando served as Senior Vice President, Business and Financial Management. From January 2001 until March 2003, Mr. Orlando served as Covanta's Senior Vice President, Waste to Energy. Previously he served as Executive Vice President of Covanta Energy Group, Inc., a Covanta subsidiary. Mr. Orlando joined the Company in 1987.

                  Bruce W. Stone was named Senior Vice President, Business Development and Construction in March 2003. From January 2001 until March 2003, Mr. Stone served as Covanta's Executive Vice President and Chief Administrative Officer. Previously, Mr. Stone served as Executive Vice President and Managing Director of Covanta Energy Group, Inc., a Covanta subsidiary, a position he held starting in January 1991. Mr. Stone joined the Company in 1975. Mr. Stone's employment will terminate prior to emergence.

                  Jeffrey R. Horowitz was named Senior Vice President, General Counsel and Secretary of Covanta in August 2001. From June 2001 to August 2001, Mr. Horowitz served as Senior Vice President for Legal Affairs and Secretary and prior to that time as Executive Vice President, General Counsel and Secretary of Covanta Energy Group, Inc, a Covanta subsidiary. Mr. Horowitz joined the Company in 1991. Mr. Horowitz's employment will terminate following emergence.

                  John M. Klett was named Senior Vice President, Domestic Operations in March 2003. Prior thereto he served as Executive Vice President of Covanta Waste to Energy, Inc. for more than ten years, during which time he has been responsible for all Covanta Waste to Energy, Inc. facility operations and maintenance. Mr. Klett joined the Company in 1986.

                  Paul B. Clements was named Senior Vice President, International Business Management and Operations in March 2003. From January 2001 until March 2003, Mr. Clements served as Covanta's Senior Vice President, Independent Power Operations. Mr. Clements previously served as Executive Vice President of Covanta Energy Group, Inc., and President of Covanta Energy West, Inc., both of which are Covanta subsidiaries. Mr. Clements joined the Company in 1988. Mr. Clement's employment will terminate following emergence.

                  B. Kent Burton has served as Senior Vice President - Policy and International Government Relations of Covanta since May 1999. From May 1997 to May 1999 he served as Vice President - Policy and Communications of Covanta and prior thereto he served as Senior Vice President of the Covanta Energy Group, Inc., a Covanta subsidiary, in political affairs and lobbying activities. Mr. Burton joined the Company in 1997. Mr. Burton's employment will terminate prior to emergence.

                  Stephen M. Gansler was named Senior Vice President, Human Resources of Covanta in March 2003. Mr. Gansler joined the Company in 2001 and served as Vice President, Human Resources of Covanta from March 2001 to March 2003.

                  Louis M. Walters was named Vice President and Treasurer of Covanta in 2001. Mr. Walters served as Treasurer of Covanta Energy Group, Inc. from January 2000 to 2001. Mr. Walters joined the Company in 2000.

                  Timothy J. Simpson has served as Vice President, Associate General Counsel and Assistant Secretary of Covanta Energy Corporation since June 2001. Prior thereto he served as Senior Vice President, Associate General Counsel and Assistant Secretary of Covanta Energy Group, Inc., a Covanta subsidiary. Mr. Simpson joined the Company in 1992. Mr. Simpson will become General Counsel following emergence.

                  Seth Myones has served as Vice President, Business Management, of Covanta Waste to Energy, Inc., a Covanta subsidiary, since September 2001. From 1994 through September 2001, Mr. Myones served as Vice President of several subsidiaries in the Company's WTE business. Mr. Myones joined the Company in 1989.

                            VI. THE CHAPTER 11 CASES

A.       Events Leading Up to the Chapter 11 Cases

         Prior to September 1999, Covanta had incurred very substantial obligations to financial institutions for letters of credit, including particularly obligations relating to the Arenas. In February 2000, while it was working to sell its aviation and entertainment assets, the Company also began to negotiate with its lenders. The Company had approximately $140 million of funded debt, as well as exposure to significant additional contingent liabilities arising from the outstanding letters of credit. By the third quarter of 2000, it reached agreement on principal terms with its key lenders. However, delays ensued in completing the Master Credit Facility, principally due to complicated intercreditor issues pertaining to certain liabilities, including certain of those in connection with its entertainment businesses. In March 2001, the Company paid then funded debt in full and completed and entered into the Master Credit Facility, in which, among other things, it agreed to maintain stated liquidity levels and to discharge or otherwise provide for its obligations with its banks by May 31, 2002. The Company planned thereafter to seek debt or equity financing from the capital markets in 2001 and to complete the sales of its remaining entertainment and aviation businesses.

         At the time the Master Credit Facility was executed, Covanta believed that it would be able to meet the liquidity covenants in the Master Credit Facility, timely discharge its obligations on maturity of the Master Credit Facility and repay or refinance the Convertible Subordinated Debentures from cash generated by operations, the proceeds from the sale of its non-core businesses and access to the capital markets.

         Shortly after the Master Credit Facility was executed, however, the State of California's energy crisis escalated. As of March 31, 2001, Covanta had outstanding approximately $74 million of gross accounts receivable from the California electric utilities, including Pacific Gas & Electric Company, which filed for bankruptcy on April 6, 2001. The delay in payment of these receivables forced the Company to request waivers from the banks from cash flow covenants. These were granted in consideration of the elimination of access to letters of credit for the Company's core operations in the event of a credit rating agency downgrade below investment grade. In addition, beginning in June 2001, there was a growing belief in the equity markets that the power industry was substantially overbuilt, that demand for new facilities would drop and that energy prices would erode. These factors, along with reductions in energy prices in various regions of the United States, contributed to a downturn in the market for new issues of energy company securities.

B.       Need for Restructuring and Chapter 11 Relief

         In mid-to-late 2001, Covanta began a wide-ranging review of strategic alternatives given the very substantial maturities of debt in 2002. To this end, in the last six months of 2001 and the first quarter of 2002, Covanta sought potential minority equity investors, conducted a broad-based solicitation for indications of interest in acquiring Covanta among potential strategic and financial buyers and investigated a combined private and public placement of equity securities. These efforts were made more difficult by the December 2, 2001 bankruptcy filing by Enron Corporation (with certain of its subsidiaries and affiliates), at the time the largest energy company in the United States in terms of market capitalization. The Enron bankruptcy, although caused by very different factors than those impacting Covanta, highlighted the significant downturn in the energy sector during 2001, with a significant negative effect on the credit and equity markets for energy companies. Although Covanta had been seeking either to be acquired or to obtain a sizable equity investment, no potential acquirer or investor was prepared at that time to commit to a transaction, in particular given the sizable financial obligations regarding the Company's remaining entertainment operations. Furthermore, the sale of certain non-core assets was progressing more slowly and yielding substantially fewer proceeds than had been anticipated.

         On December 21, 2001, in connection with a further amendment to the Master Credit Facility, Covanta issued a press release stating its need for further covenant waivers and that it was encountering difficulties achieving access to short-term liquidity. Following this release, Covanta's debt rating by Moody's and Standard & Poor's was reduced below investment grade on December 27, 2001 and January 16, 2002, respectively. These downgrades further adversely impacted Covanta's access to capital markets. They also triggered Covanta's contingent obligations to provide $100 million in additional letters of credit in connection with two WTE projects, and the draw during March of 2002 of approximately $105.2 million in letters of credit related to the Corel Centre and the Team. In addition, Covanta was facing the maturity of the 6% Convertible Subordinated Debentures in June 2002 and the 5.75% Convertible Subordinated Debentures in October 2002. On March 1, 2002, Covanta availed itself of the 30-day grace period provided under the terms of the 9.25% Debentures, and did not make the interest payment due at that time.

         On April 1, 2002, Covanta and 123 of its domestic subsidiaries filed their respective voluntary petitions for reorganization under the Bankruptcy Code in the Court. Since April 1, 2002, thirty-two (32) additional subsidiaries have filed petitions for reorganization under Chapter 11 of the Bankruptcy Code. In addition, four (4) subsidiaries involved in the aviation fueling business that had filed petitions on April 1, 2002 were sold as part of the Company's disposition of non-core assets, are no longer owned by the Company and the bankruptcy cases filed by these four (4) entities have been dismissed. In addition, six (6) subsidiaries involved in the Geothermal Businesses were reorganized pursuant to the Heber Reorganization Plan and three (3) of them were sold as part of the Company's sale of the Geothermal Business, and are no longer owned by the Company. While the Debtors are authorized to operate in the ordinary course of business, transactions out of the ordinary course of business require Court approval. In addition, the Court has supervised the Debtors' retention of attorneys, accountants, financial advisors and other professionals as required by the Bankruptcy Code.

         An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under section 362(a) of the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and reorganize its business. The automatic stay remains in effect, unless modified by the Court or applicable law, until the Effective Dates of the Second Plans.

C.       Significant Events During the Bankruptcy Cases

1.       Significant Court Orders

         The Debtors have obtained numerous orders from the Court that are intended to enable the Debtors to operate in the normal course of business during the Chapter 11 Cases. Among other things, these orders authorize: (i) the retention of professionals to represent and assist the Reorganizing Debtors and the Liquidating Debtors in these Chapter 11 Cases, (ii) the use and operation of the Debtors' consolidated cash management system during the Chapter 11 Cases in substantially the same manner as it was operated prior to the commencement of the Chapter 11 Cases, (iii) the payment of prepetition employee salaries, wages, health and welfare benefits, retirement benefits and other employee obligations,
(iv) the payment of prepetition obligations to certain critical vendors to aid the Debtors in maintaining the operation of their businesses, (v) the use of cash collateral and the grant of adequate protection to creditors in connection with such use, (vi) the adoption of certain employee benefit plans, including the KERP and the Broad Severance Plan, and (vii) the obtaining of postpetition financing.

2.       DIP Financing Facility

         In connection with their bankruptcy petitions, the Debtors entered into a Debtor In Possession Credit Agreement with the DIP Lenders as of April 1, 2002 (as amended from time to time, the "DIP Financing Facility"). On April 5, 2002, the Court issued an interim order (Docket No. 65), approving the DIP Financing Facility and on May 15, 2002, a final order approving the DIP Financing Facility (Docket No. 311) (the "Final DIP Order"). Following significant litigation, on August 2, 2002, the Court issued an order (Docket No. 733) that overruled objections by holders of minority interests in two Debtor limited partnerships who disputed the inclusion of the limited partnerships in the DIP Financing Facility. Although the holders of such interests at one of the limited partnerships appealed the order, they reached an agreement with the Company that in effect deferred the appeal. The DIP Financing Facility's current terms are described below.

         The DIP Financing Facility consisted initially of a $48.2 million tranche to be utilized for cash borrowings, subject to availability within advance limits in effect from time to time and the issuance of new letters of credit ("Tranche A") and an approximately $240.8 million tranche to be used solely to continue, replace, reissue or renew certain outstanding letters of credit from the Master Credit Facility ("Tranche B"). The DIP Financing Facility is secured by all of the Company's domestic assets not subject to liens of others, 100% of the stock of most of Covanta's domestic subsidiaries and 65% of the stock of certain of its foreign subsidiaries. Obligations under the DIP Financing Facility were granted senior status to other prepetition secured claims and the DIP Financing Facility became the operative debt agreement with Covanta's bank lenders. Currently the DIP Financing Facility expires on April 1, 2004.

         On September 26, 2003, one of the Company's insurance providers, AIG, submitted draw notices for two Tranche B letters of credit under the DIP Financing Facility, in a total amount of $22,472,040. On December 15, 2003, AIG submitted another draw notice on another Tranche B letter of credit under the DIP Financing Facility, in an amount of $7,500,093. The issuing bank under the letters of credit honored all such draw notices and the Debtors reimbursed the drawn amounts pursuant to the terms of the DIP Financing Facility.

(a)      First Amendment to Intercreditor Agreement

         In conjunction with the DIP Financing Facility, the Company also entered into an amendment of the Intercreditor Agreement with the DIP Lenders and certain other lenders (the "Intercreditor Amendment"), dated as of April 1, 2002. The Intercreditor Amendment, among other things, included new definitions and conforming changes corresponding to the DIP Financing Facility and the chapter 11 filings, and modified certain arrangements and formulas established with respect to distribution of the collateral to various lenders and lender groups.

(b)      First Amendment to DIP Financing Facility

         On April 1, 2002, the Debtors and the DIP Lenders entered into an amendment to the DIP Financing Facility (the "First Amendment") that provided for, among other things, the designation of the letters of credit associated with the Equity Bonds as "Non-Rolled Tranche B Letters of Credit," and as such, prepetition secured obligations. The First Amendment also provided for the designation of obligations concerning the loss sharing arrangements under the Intercreditor Amendment, which were initially considered Tranche A obligations, as "Tranche C Obligations" and as such, prepetition obligations. The DIP Lenders' commitment amount under Tranche A was reduced to reflect such designation.

(c)      Second Amendment to DIP Financing Facility

         On May 10, 2002, the Debtors and the DIP Lenders entered into the second amendment to the DIP Financing Facility that provided for, among other things, the approval of the monthly budget and the Final DIP Order.

(d)      Third Amendment to DIP Financing Facility

         On October 4, 2002, the Debtors and the DIP Lenders entered into the third amendment to the DIP Financing Facility (the "Third Amendment") that provided for, among other things, reduction of the advance limit for cash borrowings to $14 million and approval for the payment of the expenses and fees incurred by the Creditors Committee. The Third Amendment also provided for certain insurance premium financing arrangements, for the commencement of voluntary bankruptcy proceedings by Ogden Spain, S.A., for the liquidation of Ogden Entertainment Services of Spain and for the approval of certain designated non-material asset sales. Certain modifications to the agreements relating to the Tampa Bay Water Project were also allowed under the Third Amendment, as were reductions in the "Advance Limits" schedule to the DIP Financing Facility, providing the monthly limitations of the amounts available for borrowing under Tranche A.

(e)      Fourth Amendment to DIP Financing Facility

         On December 10, 2002, the Debtors and the DIP Lenders entered into the fourth amendment to the DIP Financing Facility (the "Fourth Amendment") that provided for, among other things, approval of certain transactions relating to the cancellation of the $5.3 million letter of credit issued by Covanta to support certain obligations at the MCI Center, a multi-purpose arena located in Washington, D.C. The Fourth Amendment also provided for the acknowledgement of the superior priority of a tax lien by Lake County, Florida on property held by Covanta Lake, and for the release of prepetition liens upon the sale of the remaining Aviation Fueling Assets, and for additional investments in the Trezzo (Italy) WTE Project.

(f)      Fifth Amendment to DIP Financing Facility

         On December 18, 2002, the Debtors and the DIP Lenders entered into the fifth amendment to the DIP Financing Facility that provided for, among other things, approval of the participation of the Debtors in a tax transaction relating to the Team. (This tax transaction was never completed.)

(g)      Sixth Amendment to DIP Financing Facility

         On March 25, 2003, the Debtors and the DIP Lenders entered into the sixth amendment to the DIP Financing Facility (the "Sixth Amendment") that provided for, among other things, the extension of the termination date of the DIP Financing Facility through October 1, 2003. The Sixth Amendment provided for a reduction in the "Tranche A Letter of Credit Sublimit" from $14,200,000 to $12,200,000. It also allowed for the release of prepetition liens upon the sale of the Island Power Corporation, permitted Covanta to engage in certain tax related restructurings, and permitted the rejection, if necessary, of contracts related to Covanta Tulsa, Inc.

(h)      Seventh Amendment to DIP Financing Facility

         On May 23, 2003, the Debtors and the DIP Lenders entered into the seventh amendment to the DIP Financing Facility that provided for, among other things, approval for the restructuring of the obligations relating to the Hennepin WTE project and to permit amendments to the corresponding Tranche A and Tranche B Letters of Credit.

(i)      Eighth Amendment to DIP Financing Facility

         On August 25, 2003, the Debtors and the DIP Lenders entered into the eighth amendment to the DIP Financing Facility that provided for, among other things, approval of the sale of the Corel Centre.

(j)      Ninth Amendment to DIP Financing Facility

         On September 15, 2003, the Debtors and the DIP Lenders entered into the ninth amendment to the DIP Financing Facility that provided for, among other things, the extension of the termination date of the DIP Financing Facility to April 1, 2004 and approval of the Onondaga County, New York WTE project restructuring (described in Section VI.C.11).

(k)      Tenth Amendment to DIP Financing Facility

         On November 3, 2003, the Debtors and the DIP Lenders entered into the tenth amendment to the DIP Financing Facility that provided for, among other things, the approval of the Geothermal Sale and the Company's insurance premium financing arrangements, and waived certain requirements in the DIP Financing Facility relating to the Covanta Tampa Construction, Inc. ("CTC") bankruptcy filing.

(l)      Eleventh Amendment to DIP Financing Facility

         On December 15, 2003, the Debtors and the DIP Lenders entered into the eleventh amendment to the DIP Financing Facility that provided for, among other things, the approval of the transactions relating to the termination of the obligations of the Company and its Subsidiaries at the Anaheim Arena and the restructuring of the Town of Babylon WTE project.

3.       Adequate Protection

         In addition to the various provisions discussed above, the Final DIP Order provides that, in respect of only the Prepetition Liens, the Prepetition Lenders are granted adequate protection in the event that there is any postpetition diminution in the value of their respective interests the Prepetition Collateral resulting from (i) the Debtors' granting of priming liens on and security interests in the Prepetition Collateral in favor of the DIP Agents and DIP Lenders, (ii) the Debtors use of the Prepetition Lenders' cash collateral, the use of the Prepetition Collateral (other than the cash collateral), and (iii) the imposition of the automatic stay. Such adequate protection consists of the following:

         (a) The Prepetition Agents and the Prepetition Lenders are granted valid, perfected and non-voidable replacement security interests in and liens upon (the "Replacement Liens") all property of each of the Debtors, and all proceeds and products thereof. The Replacement Liens are subject to certain carve-outs: the liens granted pursuant to the Final DIP Order to the DIP Agents to secure the obligations of the Debtors under the DIP Financing Facility, valid, enforceable, perfected and non-voidable liens and security interests that existed on the First Petition Date (other than the Prepetition Liens and the Project Replacement Liens); and each Estate's interest in the proceeds of any avoidance action pursuant to sections 544 to 550 of the Bankruptcy Code.

         (b) The Prepetition Agents and the Prepetition Lenders are granted superpriority claims with priority over all administrative expenses ordered pursuant to the Bankruptcy Code, other than fees and expenses arising under section 726(b) of the Bankruptcy Code which are less than $1 million in aggregate. Such superpriority status is subject only to the superpriority claims granted to DIP Agents and DIP Lenders in respect of the obligations of the Debtors under the DIP Financing Facility; each Estate's interest in the proceeds of any avoidance action pursuant to sections 544 to 550 of the Bankruptcy Code; and certain carve-outs.

         (c) The Debtors are authorized and directed to pay in cash on a monthly basis all reasonable accrued fees and all costs, charges and expenses of Akin, Gump, Strauss, Hauer & Feld, L.L.P and Raymond James & Co. (subsequently replaced by Jeffries & Co.), in their respective capacity as advisors to the Bondholders Committee and Wells Fargo Bank Minnesota, N.A., in its capacity as indenture trustee for the 9.25% Debentures and Dorsey & Whitney, in its capacity as counsel to the Indenture Trustee, in connection with the Chapter 11 Cases, on the same terms and conditions that apply to the DIP Lenders.

         In addition, by order dated May 13, 2002 (Docket No. 287), General Electric Capital Corporation and certain of its affiliates (collectively "GECC") were granted adequate protection in the event that there is any postpetition diminution in the value of its interests in property (including cash collateral) used by the Debtors post-petition. Among other things, GECC generally was granted valid, perfected and non-voidable replacement security interests in and liens upon all property of each of the Debtors in which GECC held a security interest pre-petition, subject to certain carve-outs; HFC One Seller was required to make monthly payments to GECC consisting of (i) all interest owed to GECC under its pre-petition agreements with GECC, and (ii) 33.33% of monthly cash flow in excess of certain operating and other expenses; the SIGC Project Company was required to make most payments required under its pre-petition agreements with GECC (with certain limited exceptions); and the Debtors were authorized and directed to reimburse GECC for its reasonable legal expenses.

4.       Assumption and Rejection

         As debtors in possession, the Debtors have the right, subject to Court approval and certain other limitations, to assume or to reject executory contracts and unexpired leases. Contracts or leases that are assumed may be assigned to a third party as provided under the Bankruptcy Code.

         During these Chapter 11 Cases, the Debtors obtained several orders of the Court authorizing either the assumption, or assumption and assignment, of certain executory contracts and unexpired leases. For example, in connection with the sale of the Aviation Fueling Assets, on December 18, 2002, the Court entered an order (Docket No. 1203), authorizing the assignment of certain contracts and leases relating to that business to Allied Aviation Holdings, Inc., the purchaser of the Aviation Fueling Assets. Pursuant to the order approving the sale, the Debtors were relieved of any liability for breach of any such assigned contract, whether occurring before or after such assignment.

         The Court has also entered orders authorizing the rejection of certain contracts. For example, the Debtors rejected the lease relating to its former headquarters at 2 Penn Plaza in New York, New York and rejected a number of contracts related to a construction project in Nevada, and several contracts related to their former operation of the Tulsa, Oklahoma WTE facility.

         The treatment of contracts or leases that have not been assumed or rejected by order of the Court as of the date hereof, is discussed in Article IX of the Second Reorganization Plan and Article VIII of the Liquidating Plan. With respect to Reorganizing Covanta and certain other Reorganizing Debtors listed on
Schedule 9.1A of the Second Reorganization Plan, on the Reorganization Effective Date all executory contracts and unexpired leases shall be deemed rejected other than those executory contracts or unexpired leases that are specifically designated as assumed on the Rejecting Debtors' Schedule of Assumed Contracts and Leases (to be filed prior to the Second Plans Confirmation Hearing), or as otherwise provided in Section 9.1(a) of the Second Reorganization Plan. For the Reorganizing Debtors listed on Schedule 9.1B of the Second Reorganization Plan, on the Reorganization Effective Date all executory contracts and unexpired leases shall be deemed assumed other than those executory contracts or unexpired leases that are specifically designated as rejected on the Assuming Debtors' Schedule of Rejected Contracts and Leases (to be filed prior to the Second Plans Confirmation Hearing), or as otherwise provided in Section 9.1(b) of the Second Reorganization Plan.

         For Liquidating Debtors, on the Liquidation Effective Date all executory contracts and unexpired leases shall be deemed rejected other than those executory contracts or unexpired leases that are specifically designated on Schedule 8 of the Second Liquidation Plan, or as otherwise provided in
Section 8 of the Second Liquidation Plan.

5.       Appointment of Creditors Committee

         On April 9, 2002 the United States Trustee for the Southern District of New York appointed the Creditors Committee in accordance with the applicable provisions of the Bankruptcy Code. The Creditors Committee is represented by Arnold & Porter. The Creditors Committee's financial advisor is Houlihan Lokey Howard and Zukin. The Creditors Committee currently consists of the following members:

                      Federal Insurance Company
                      c/o Chubb & Son
                      15 Mountain View Road
                      Warren, NJ 07059
                      Attn:  Richard E. Towle V.P. and Manager

                      Broad Street Resources, Inc.
                      66 Society Street
                      Charleston, SC 29401
                      Attn:  John J. Kruse

                      The General Electric Company
                      (GE Power Systems Division)
                      2 Corporate Drive
                      P.O. Box 861
                      Shelton, CT 06484-0861
                      Attn:  Glenn Reisman

                      Pacific Enterprises Energy Management Services 101 Ash Street
                      Mail Zone HQ-16C
                      San Diego, CA 92101
                      Attn:  Gary H. Hayes

                      Babcock Borsig Capital Corporation
                      82 Cambridge Street
                      Burlington, MA 01803
                      Attn:  Jessica Fees

         The Creditors Committee does not currently include any holders of Convertible Subordinated Debentures. Previously, the following holders of Convertible Subordinated Debentures served on the Creditors Committee: (1) CRT Capital Group, LLC (from April 9, 2002 to August 7, 2002); (2) Caxton Associates, LLC, former Chairperson of the Creditors Committee (from April 9, 2002, to May 8, 2003); and (3) Prescott Group Capital Management, L.L.C. (from June 5, 2003 to fall of 2003).

6.       Exclusivity

         Pursuant to an order entered on March 27, 2003 (Docket No. 1391), the Court extended the Debtors' exclusivity period during which the Debtors may file a plan of reorganization (the "Exclusivity Period") through July 31, 2003 and the exclusive right to solicit acceptances thereto through September 23, 2003. On July 16, 2003 the Court entered an order (Docket No. 1746), extending the Exclusivity Period to and including August 14, 2003 with the exclusive right to solicit acceptances thereto through September 23, 2003. At a hearing before the Court on August 13, 2003, the Court extended the Exclusivity Period to and including September 4, 2003. On September 8, 2003, the Court entered an order (Docket No. 2055) extending the Exclusivity Period to and including September 10, 2003. On September 19, 2003, the Court entered an order (Docket No. 2109) extending the Exclusivity Period to and including December 8, 2003, with the exclusive right to solicit acceptances thereto through January 7, 2004. On December 4, 2003, the Court entered an order (Docket No. 2927) extending the Exclusivity Period to and including February 23, 2004, with the exclusive right to solicit acceptances thereto through March 24, 2004.

7.       Discussions of Alternative Reorganization Plans

         Contemporaneously with the commencement of the Chapter 11 Cases, the Company executed a non-binding letter of intent with the investment firm of Kohlberg Kravis Roberts & Co. ("KKR"), pursuant to which KKR would acquire the Company. After conducting further due diligence, KKR made a further proposal in the third quarter of 2002, substantially along the lines of the letter of intent. The Company sought to negotiate this proposal with KKR to improve its terms for all creditors. Since KKR's proposal was contingent upon the Company's secured bank creditors providing new debt upon emergence, KKR conducted negotiations primarily with the Prepetition Lenders. In February 2003, KKR reduced the value of its offer and, consequently, the Debtors understand that KKR's revised proposal would have resulted in recoveries that are inferior to what creditors would obtain in the proposed Second Plans. KKR, the Company and the Prepetition Lenders have terminated discussions, although KKR has expressed a continuing interest in the Company should other structures not be achieved.

         As discussed above, the Debtors initially filed and solicited votes for the ESOP Plans, premised on the ESOP Transaction. The Debtors have adjourned confirmation of the ESOP Plans, and have filed the Second Plans premised on the DHC Transaction. The Debtors, however, reserve the right to pursue the ESOP Plans premised on the ESOP Transaction if the Second Plans, based on the DHC Transaction, cannot be pursued.

         The Debtors have an obligation to seek to maximize recoveries for their creditors generally. To that end, even after filing the ESOP Plans and soliciting votes thereon, the Debtors, consistent with their business judgment, continued to consider alternative transactions that would permit recoveries to creditors greater than those expected pursuant to the ESOP Transaction, which ultimately gave rise to the DHC Transaction that is contemplated in connection with the Second Plans. The Debtors will, consistent with their business judgment, and to the extent permitted by the Exclusivity Provisions of the DHC Agreement, continue to consider alternative transactions, including without limitation the ESOP Transaction, that would permit recoveries to creditors greater than those expected under the Second Plans.

8.       Sale of Geothermal Assets

         As more fully described herein, the Second Reorganization Plan presumes the consummation of the Geothermal Sale pursuant to Heber Purchase Agreement, as implemented by the Heber Reorganization Plan. The Heber Reorganization Plan was confirmed by the Court on November 21, 2003, following the Auction for the sale of the Geothermal Business. The proceeds of the Geothermal Sale are expected to serve as part of the funding for the Reorganizing Debtors' and Heber Debtors' emergence from their respective Chapter 11 Cases. As confirmed, the Heber Reorganization Plan contemplates (a) the sale of the Geothermal Business, and transfer of ownership to Ormat of the Heber Debtor Project Companies and AMOR 14 Corporation, Covanta SIGC Energy, Inc and Covanta SIGC Energy II, Inc. (collectively, the "Heber Debtor Holding Companies"), unless Ormat exercises a certain option in the Heber Purchase Agreement not to acquire the ownership of the Heber Debtor Holding Companies; (b) the payment in full, or continuation of the GECC Liens; (c) the termination of the DIP Financing Facility with respect to the Heber Debtors; (d) payment of all Claims (other than Intercompany Claims) in full; and (e) distribution of all remaining proceeds of the Geothermal Sale to the Reorganizing Debtors. Other than the holders of Intercompany Claims against or Equity Interests in the Heber Debtors that are insiders, the holders of Claims against or Equity Interests in the Heber Debtors are Unimpaired under the Heber Reorganization Plan. As such, no creditors were entitled to vote to reject or accept the Heber Reorganization Plan and the Heber Debtors did not solicit any such creditors. The Heber Reorganization Plan became effective on December 18, 2003. Because Ormat has excercised its option under Section 2.1 of the Heber Purchase Agreement, as contemplated by Section 6.2 of the Heber Reorganization Plan, Ormat did not acquire ownership of the Heber Debtor Holding Companies. Notwithstanding Ormat's exercise of such option, the Heber Debtor Holding Companies have been reorganized pursuant to the terms of the Heber Reorganization Plan and have emerged from chapter 11.

9.       Sale of Non-Core Assets

         During these Chapter 11 Cases, the Debtors have disposed of a number of non-core assets that are not necessary to the Reorganizing Debtors' ongoing businesses.

         Pursuant to an order of the Court (Docket No. 832), on August 29, 2002, Debtor Ogden Central and South America, Inc. sold its interests in Casino Iguazu.

         In addition, pursuant to an order of the Court (Docket No. 1127), on December 3, 2002, Ogden Central and South America, Inc. and Ogden Services Corporation, each Debtors in these Chapter 11 Cases, closed the sale of all issued and outstanding shares of capital stock in Ogden Argentina S.A., thereby disposing of the Company's interest in the La Rural Fairgrounds.

         On December 31, 2002, pursuant to an order by the Court (Docket No.
1203), the Company sold its remaining Aviation Fueling Assets, consisting of fueling operations at the three major New York City area airports. As part of this sale, PA Aviation Fuel Holdings, Inc., one of the Debtors in these Chapter 11 Cases, sold all of the issued and outstanding shares of capital stock in the following four entities: Ogden Aviation Service Company of New Jersey, Inc., Ogden Aviation Service Company of New York, Inc., LaGuardia Fuel Facilities Corporation and Newark Automotive Fuel Facilities Corporation (collectively, the "Allied Acquired Companies"). Pursuant to the order approving the sale, the bankruptcy cases of the Allied Acquired Companies were dismissed. In addition, as part of the sale, Ogden New York Services, Inc. sold substantially all of its assets and business operations and certain obligations and liabilities relating thereto. Ogden New York Services retained certain environmental liabilities relating to JFK Airport, as more fully described in the order approving the sale.

         On August 5, 2003 Covanta assumed an Amended Option and Usufruct Agreement pertaining to AA 2000, an Argentine airport, which is by and between Eduardo Eurnekian and Covanta in an attempt to transfer Ogden's equity to Eurnekian or designee in exchange for a cash payment to Covanta for approximately $2,500,000. The assumption of the Amended Option and Usufruct Agreement was approved by the Court on July 24, 2003 (Docket No. 1799).

         Please see Section VI.C.14 for a discussion of the disposition proceedings in connection with the Team and Arenas.

10.      Tulsa, Oklahoma Facility

         Prior to October 2003, Covanta Tulsa, Inc. ("Covanta Tulsa") operated the WTE facility located in Tulsa, Oklahoma (the "Tulsa Facility") pursuant to a Service Agreement with the Tulsa Authority for Recovery of Energy, which expires in 2007. Covanta leased the facility from CIT Group/Capital Finance, Inc. ("CIT") under a long-term lease expiring in 2012 (the "CIT Lease").

         Covanta Tulsa and CIT engaged in negotiations to restructure the contractual arrangements between Covanta Tulsa and CIT related to Covanta Tulsa's operation of the Tulsa Facility, which was projected to become unprofitable for Covanta Tulsa unless Covanta Tulsa's agreements with CIT were restructured, but those negotiations failed. As a result, the Debtors wound down business operations at the Tulsa Facility, turned over the Tulsa Facility to CIT and rejected the CIT Lease and certain other agreements relating to the Tulsa Facility.

         Covanta Tulsa has been classified as a Liquidating Debtor, and as a result unsecured creditors of Covanta Tulsa likely will not receive any recovery on account of their pre-petition claims. In addition, CIT has indicated that it intends to assert a material claim against Covanta, as guarantor of Covanta Tulsa's obligations, which claim the Debtors will treat as a general unsecured Class 6 Claim against Covanta, and it may attempt to assert material administrative claims against Covanta Tulsa.

         The Debtors do not believe that the classification of Covanta Tulsa as a Liquidating Debtor and the cessation of operation of the Tulsa Facility will impair the other Debtors' ability to confirm and consummate the Second Plans, or the terms of any exit financing available to such other Debtors.

11.      Restructuring of Certain Projects

         The Chapter 11 Cases have provided the Reorganizing Debtors with the opportunity to reevaluate operations, including those within their core business segments, to determine which projects will contribute positively to their restructuring efforts. As part of this review, the Reorganizing Debtors have engaged in negotiations with various municipalities and other parties in interest with the goal of enhancing financial performance or reducing risk associated with certain of its projects.

         The Debtors and contract parties have reached agreement with respect to, or are in the process of negotiating, material restructuring of their mutual obligations in connection with six (6) WTE projects, as further summarized below. The Debtors also are involved in litigation with respect to certain WTE facilities, described in Section VI.C.15 below, and are involved in litigation with respect to their Tampa Bay, Florida water desalinization project. To the extent agreements have been reached or are reached in the future concerning such restructurings, or litigation is settled, each restructuring or settlement has been or will need to be approved by the Court, and the executory contracts related thereto will be modified and assumed, pursuant to the Second Reorganization Plan or otherwise approved by separate order of the Court. However, with several of these projects, aspects of the potential restructurings remain subject to conditions subsequent and there can be no guarantee that all these conditions will be satisfied on or before the Reorganization Effective Date. As a result, the Reorganizing Debtors have expressly reserved their rights, in the event that such conditions subsequent fail to occur on or before the Reorganization Effective Date, to reject the executory contracts associated therewith, to designate certain Debtors currently identified as Reorganizing Debtors as Liquidating Debtors, or to withdraw the applicable Plan solely as to such Debtors' Estates.

         With respect to certain of these restructurings, under the DHC Agreement the Debtors may be required to obtain the Plan Sponsor's approval in order to implement a restructuring other than on the terms described herein. Failure to timely consummate a restructuring transaction with respect to certain of these projects, or an adverse ruling in litigation pending with respect to certain of these projects, could impair the other Debtors' ability to confirm and consummate the Second Plans or the terms of the exit financing available to the Debtors.

         (a) Warren County, New Jersey

         Debtor Covanta Warren and the Pollution Control Financing Authority of Warren County ("Warren Authority") have been engaged in discussions and negotiations for an extended period of time concerning a potential restructuring of the parties' rights and obligations under various agreements related to Covanta Warren's operation of the Warren Facility. Those negotiations were in part precipitated by a 1997 federal Court of Appeals decision invalidating certain of the State of New Jersey's waste-flow laws, which resulted in significantly reduced revenues for the Warren Facility. Since 1999, the State of New Jersey has been voluntarily making all debt service payments with respect to the project bonds issued to finance construction of the Warren Facility, and Covanta Warren has been operating the Warren Facility pursuant to a letter agreement with the Warren Authority which modifies the existing Service Agreement for the Warren Facility.

         Although discussions continue, to date Covanta Warren and the Warren Authority have been unable to reach an agreement to restructure the contractual arrangements governing Covanta Warren's operation of the Warren Facility. The Warren Authority has indicated that a consensual restructuring of the parties' contractual arrangements may be possible in 2004. In addition, the Warren Authority has agreed to release approximately $1.2 million being held in escrow to Covanta Warren so that Covanta Warren may perform an environmental retrofit during 2004. Based upon the foregoing and internal projections which indicate that Covanta Warren likely will not operate at a loss next year, the Debtors have determined not to propose a plan of reorganization or plan of liquidation for Covanta Warren at this time, and instead that Covanta Warren should remain a debtor-in-possession after the Second Plans are confirmed with respect to the Debtors subject to the Second Plans.

         In order to emerge from bankruptcy without uncertainty concerning potential claims against Covanta related to the Warren Facility, Covanta will be rejecting its guarantees of Covanta Warren's obligations relating to the operation and maintenance of the Warren Facility. The Debtors anticipate that if a restructuring is consummated, Reorganized Covanta may at that time issue a new parent guarantee in connection with that restructuring and emergence from bankruptcy.

         In the event the parties are unable to timely reach agreement upon and consummate a restructuring of the contractual arrangements governing Covanta Warren's operation of the Warren Facility, the Debtors may, among other things, elect to litigate with counterparties to certain agreements with Covanta Warren, assume or reject one or more executory contracts related to the Warren Facility, attempt to file a plan of reorganization on a non-consensual basis, or liquidate Covanta Warren. In such an event, creditors of Covanta Warren may not receive any recovery on account of their claims.

         (b) Onondaga County, New York

         Shortly before the First Petition Date, the Onondaga County Resource Recovery Agency ("OCRRA") purported to terminate the Service Agreement between OCRRA and Covanta Onondaga, LP ("Covanta Onondaga") based upon Covanta's failure to provide a letter of credit following its downgrade by rating agencies. Covanta Onondaga challenged that purported termination by OCRRA. The dispute between Covanta Onondaga and OCRRA concerning that termination, as well as disputes concerning which court would decide that dispute, led to contentious litigation in state court and several bankruptcy, district and appellate federal courts.

         The Debtors engaged in lengthy negotiations with OCRRA and certain bondholders and limited partners in connection with a WTE facility that the Debtors operate in Onondaga County, New York (the "Onondaga Facility"). The parties eventually reached an agreement to provide for the continued operation of the Onondaga Facility, to restructure the debt related to the Onondaga Facility, and to resolve their disputes, and the Court entered an order approving that compromise and restructuring on October 9, 2003 (Docket No.
2332). That restructuring provides for the continued operation of the Onondaga Facility by Covanta Onondaga, as well as numerous modifications to agreements relating to the Onondaga Facility, including: (i) the restructuring of the bonds issued to finance development and construction of the Onondaga Facility; (ii) reduction in the amount of the service fee payable to Covanta Onondaga; (iii) elimination of the requirement that Covanta provide credit support, and a reduction in the maximum amount of the parent company guarantee; and (iv) material amendments to the agreements between Covanta Onondaga's third party limited partners and the other Debtors. The Onondaga restructuring was completed on October 10, 2003.

         (c) Hennepin County, Minnesota

         On June 11, 2003, the Debtors received Court approval (Docket No. 1597) to restructure certain agreements relating to the Debtors' WTE project at Hennepin, Minnesota. The key elements of the restructuring are: (i) the purchase by Hennepin County of the ownership interests of GECC in the operating facility,
(ii) the termination of certain leases, the existing Service Agreement and certain financing and other agreements; (iii) entry into a new Service Agreement, guarantee and security agreement, which, among other things, reduces the County's payment obligations to the Company's operating subsidiary under the Service Agreement and requires the Company's operating subsidiary to provide a letter of credit in an amount not less than that provided to GECC; (iv) the refinancing of bonds issued in connection with the development and construction of the project; and (v) assumption and assignment to Hennepin County of certain interests in the project's electricity sale agreement. The Hennepin restructuring was completed on July 8, 2003.

         (d) Union County, New Jersey

         On June 19, 2003, Debtor Covanta Union, Inc. ("Covanta Union") received Court approval (Docket No. 1621) to restructure certain agreements relating to the Debtors' WTE project at Rahway, Union County, New Jersey (the "Union Facility"), and to settle certain disputes with the Union County Utilities Authority (the "Union Authority") related to Covanta Union's operation of the Union Facility. The restructuring facilitates the Union Authority's implementation of a solid waste flow control program and accounts for the impact of recent court decisions upon the agreements between Covanta Union and the Union Authority. Key elements of the restructuring include: (i) modifying the existing project agreements between Covanta Union and the Union Authority and
(ii) executing a settlement agreement and a release and waiver with the Union Authority resolving disputes that had arisen between Covanta Union and the Union Authority regarding unpaid fees. The Union restructuring is complete.

         (e) Babylon, New York

         The Town of Babylon, New York (the "Babylon") filed a proof of claim against Covanta Babylon, Inc. ("Covanta Babylon") for approximately $13.4 million in prepetition damages and $5.5 million in postpetition damages, alleging that Covanta Babylon has accepted less waste than required under the Service Agreement between Babylon and Covanta Babylon, and that Covanta Babylon's chapter 11 proceeding imposed on Babylon additional costs for which Covanta Babylon should be responsible. The Company filed an objection to Babylon's claim, asserting that it is in full compliance with the express requirements of the Service Agreement and was entitled to adjust the amount of waste it is required to accept to reflect the energy content of the waste delivered. Covanta Babylon also asserted that the costs arising from its chapter 11 proceeding are not recoverable by Babylon. After lengthy discussions, Babylon and Covanta Babylon reached a proposed settlement pursuant to which, in part,
(a) the parties shall amend the Service Agreement to adjust Covanta Babylon's operational procedures for accepting waste, reduce Covanta Babylon's waste processing obligations, increase Babylon's additional waste service fee to Covanta Babylon, and reduce Babylon's annual operating and maintenance fee to Covanta Babylon; (b) provides for payment of a specified amount from Covanta Babylon to Babylon in consideration for a release of any and all claims (other than its rights under the settlement documents) that Babylon may hold against the Debtors and in satisfaction of Babylon's administrative expense claims against Covanta Babylon; and (c) allocates additional costs relating to the swap financing as a result of Covanta Babylon's Chapter 11 proceedings until such costs are eliminated. The Company filed a motion seeking approval of the proposed settlement on November 25, 2003 (Docket No. 2835), and on December 17, 2003, the Court entered an order (Docket No. 3085) approving that settlement. As of the date hereof, the proposed settlement has not yet been consummated.

         In the event the settlement and restructuring transaction described above is not consummated, it is highly likely that litigation with Babylon would resume. Depending upon the outcome and timing of such litigation with Babylon, the Debtors may, among other things, assume or reject one or more executory contracts related to the Babylon Facility, recharacterize Covanta Babylon as a liquidating Debtor, and/or withdraw Covanta Babylon as a Reorganizing Debtor and subsequently file a separate plan of reorganization for Covanta Babylon. In such event, creditors of Covanta Babylon may not receive any recovery on account of their claims.

         (f) Lake County, Florida

         In late 2000, Lake County, Florida ("Lake County") commenced a lawsuit in Florida state court against Covanta Lake, Inc. ("Covanta Lake") relating to the WTE facility operated by Covanta in Lake County, Florida (the "Lake Facility"). In the lawsuit, the County sought to have its Service Agreement with Covanta Lake declared void and in violation of the Florida Constitution. That lawsuit was stayed by the commencement of the Chapter 11 Cases. Lake County subsequently filed a proof of claim seeking in excess of $70 million from Covanta Lake and Covanta.

         After months of negotiations that failed to produce a settlement between Covanta Lake and Lake County, on June, 20, 2003, Covanta Lake filed a motion with the Court (Docket No. 1627), seeking entry of an order (i) authorizing Covanta Lake to assume, effective upon confirmation of a plan of reorganization for Covanta Lake, its Service Agreement with Lake County, (ii) finding no cure amounts due under the Service Agreement, and (iii) seeking a declaration that the Service Agreement is valid, enforceable and constitutional, and remains in full force and effect. Contemporaneously with the filing of the assumption motion, Covanta Lake filed an adversary complaint (Adv. No. 03-04382-cb) asserting that Lake County is in arrears to Covanta Lake in the amount of more than $8.5 million. Shortly before trial commenced in these matters, the Debtors and Lake County reached a tentative settlement calling for a new agreement specifying the parties' obligations and restructuring of the project. That tentative settlement and the proposed restructuring will involve, among other things, termination of the existing service agreement and the execution of a new Waste Disposal Agreement which shall provide for a put-or-pay obligation on Lake County's part to deliver 163,000 tons per year of acceptable waste to the Lake Facility and a different fee structure; a replacement guarantee from Covanta in a reduced amount; the payment by Lake County of all amounts due as "pass through" costs with respect to Covanta Lake's payment of property taxes; the payment by Lake County of a specified amount in each of 2004, 2005 and 2006 in reimbursement of certain capital costs; the settlement of all pending litigation; and a refinancing of the existing bonds.

         The Lake settlement is contingent upon, among other things, receipt of all necessary approvals, as well as a favorable outcome to the Debtors' pending objection to the proof of claims filed by F. Browne Gregg, a third-party claiming an interest in the existing Service Agreement that would be terminated under the proposed settlement. On November 3-5, 2003, the Court conducted a trial on F. Browne Gregg's proofs of claim. At issue in the trial was whether F. Brown Gregg is entitled to damages as a result of Covanta Lake's proposed termination of the existing service agreement and entry into a waste disposal agreement with Lake County. As of December 18, 2003, the Court has not ruled on the Debtors' claims objections.

         In the event the parties are unable to resolve consensually their differences, and depending upon, among other things, the timing, nature and outcome of the litigation with F. Browne Gregg and/or Lake County, the Debtors may determine to, among other things, assume or reject one or more executory contracts related to the Lake Facility, terminate the service agreement with Lake County for its breaches and default and pursue litigation against Lake County, recharacterize Covanta Lake as a Liquidating Debtor, and/or withdraw Covanta Lake as a Reorganizing Debtor and subsequently file a separate plan of reorganization for Covanta Lake. In such an event, creditors of Covanta Lake may not receive any recovery on account of their claims.

         (g) Tampa Water Facility

         CTC, a Debtor, is currently completing construction of a 25 million gallon per day desalination-to-drinking water facility (the "Tampa Water Facility") under a contract with Tampa Bay Water Authority ("Tampa Bay Water" or "TBW") near Tampa, Florida. Covanta Energy Group, Inc., a Debtor, has guaranteed CTC's performance under its construction contract with TBW. A separate subsidiary, Covanta Tampa Bay, Inc. ("CTB"), a Debtor, has entered into a postpetition contract with TBW to operate the Tampa Water Facility after construction and testing is completed by CTC.

         While construction of the Tampa Water Facility is substantially complete, the parties have material disputes, primarily relating to (i) whether CTC has satisfied acceptance criteria for the Tampa Water Facility; (ii) whether Tampa Bay Water has obtained certain permits necessary for CTC to complete start-up and testing, and for CTB to subsequently operate the Tampa Water Facility; and (iii) if and to the extent that the Tampa Water Facility cannot be optimally operated, whether such shortcomings constitute defaults under CTC's agreements with TBW. Prior to October 2003, the Debtors had been discussing potential solutions with Tampa Bay Water.

         In October 2003, TBW issued a default notice to CTC, indicated that it intended to commence arbitration proceedings against CTC, and further indicated that it intended to terminate CTC's construction agreement. As a result, on October 29, 2003, CTC filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in order to, among other things, prevent attempts by TBW to terminate the construction agreement between CTC and TBW. CTC's case is being jointly administered with the other Debtors' cases. On November 14, 2003, TBW commenced an adversary proceeding against CTC, Adversary No. 03-92911-cb, and filed a motion seeking a temporary restraining order and preliminary injunction directing that possession of the Tampa Water Facility be turned to TBW. On November 25, 2003, the Court denied the motion for a temporary restraining order and preliminary injunction and ordered, among other things, that the parties initially mediate their disputes. That mediation has not yet occurred. In addition, on November 14, 2003, TBW also filed motions seeking to modify the automatic stay so that it could take possession of the Tampa Water Facility, and also requesting that the Court reconsider certain first-day orders entered in CTC's bankruptcy case. On November 25, 2003, the Court entered orders continuing these motions to a future date. The adversary proceeding remains pending before the Court, and the parties are engaged in discovery.

         The Debtors have determined not to propose a plan of reorganization or plan of liquidation for CTC and CTB at this time, and instead that both CTC and CTB should remain as debtors-in-possession after the Second Plans are confirmed with respect to the other Debtors. In order to emerge from bankruptcy without uncertainty concerning potential claims against CEG related to the Tampa Water Facility, CEG will be rejecting its guarantees of CTB's and CTC's obligations relating to the construction, operation and maintenance of the Tampa Water Facility. The Debtors anticipate that if a restructuring is consummated, reorganized CEG or Covanta may at that time issue a new parent guarantee in connection with that restructuring and emergence from bankruptcy. In the event that the parties are unable to resolve their differences consensually, and depending upon, among other things, the outcome of the pending litigation with Tampa Bay Water, the Debtors may, among other things, commence additional litigation against Tampa Bay Water, assume or reject one or more executory contracts related to the Tampa Water Facility, or propose liquidating plans and/or file separate plans of reorganization for CTB and/or CTC. In such an event, creditors of CTC and CTB may not receive any recovery on account of their claims.

12.      9.25% Debentures Adversary Proceeding

         On May 15, 2002, pursuant to the Final DIP Order, the Debtors, the Prepetition Lenders and the Bondholders Committee stipulated that the 9.25% Debenture Holders were secured parties. The Final DIP Order includes a provision reserving the Creditors Committee's right to challenge the secured status of the 9.25% Debenture Holders.

         On August 6, 2002, pursuant to 11 U.S.C. ss.ss. 1103(c)(5) and 1109(b), the Creditors Committee commenced an adversary proceeding against Wells Fargo Bank Minnesota, N.A. ("9.25% Indenture Trustee"), as trustee (Adv. No. 02-3004) (the "9.25% Debentures Adversary Proceeding"), challenging the secured status of the 9.25% Debenture Holders. The Bondholders Committee was later added as a defendant-intervener. The Debtors have not been named as parties in the 9.25% Debentures Adversary Proceeding.

         Among other things, the Creditors Committee's complaint (as amended) alleges that the applicable provisions of the Indenture, dated as of March 1, 1992 (the "9.25% Indenture"), under which the debentures were issued that would otherwise trigger Covanta's obligation to grant a lien to secure the 9.25% Debenture Holders has never been satisfied. The complaint also alleges that the 9.25% Debenture Holders never properly entered into a security agreement or perfected their lien. Furthermore, the complaint alleges that to the extent any lien was granted, it was granted during the 90 days prior to the First Petition Date and is therefore avoidable as a preferential transfer under 11 U.S.C. ss.
547. The Bondholders Committee and 9.25% Indenture Trustee filed answers refuting such allegations (Docket No. 2).

         On October 22, 2002, the 9.25% Indenture Trustee filed a motion (Docket No. 3), to dismiss the Creditors Committee's complaint, arguing that the Creditors Committee did not have standing to prosecute the 9.25% Debentures Adversary Proceeding, on the basis of United States Supreme Court's decision in Hartford Underwriters Ins. Co. v. Union Planters Bank, N.A., 530 U.S. 1 (2000). The Court denied the motion to dismiss. The 9.25% Indenture Trustee has filed an appeal of the Court's decision.

         As requested by the Debtors and as ordered by the Court (Docket No.
41), on May 7, 2003, the parties to the 9.25% Debentures Adversary Proceeding commenced a mediation that resulted in an agreement in principle to settle the 9.25% Debentures Adversary Proceeding. Based on the results of the mediation, the Creditors Committee has proposed a basis in principle to resolve the 9.25% Debentures Adversary Proceeding, which is incorporated into the Second Reorganization Plan in the 9.25% Settlement. Each holder of a 9.25% Debenture Claim is provided with an opportunity to opt out of participation in the 9.25% Settlement. In the event that holders of 9.25% Debenture Claims with Claims in excess of $10 million opt out of the 9.25% Settlement, the 9.25% Debentures Adversary Proceeding will continue but only with respect to such holders. The following summary of the contemplated 9.25% Settlement is qualified in its entirety by the actual terms of the Second Reorganization Plan. To the extent that there are any inconsistencies between the description provided herein and the contemplated 9.25% Settlement, the actual terms of the Second Reorganization Plan shall govern. In pertinent part, the contemplated 9.25% Settlement provides as follows:

               1. Upon the entry of a Confirmation Order with respect to the Second Reorganization Plan or Substantial Consummation of the Second Reorganization Plan in which the 9.25% Settlement has been accepted by Accepting Bondholders, the Creditors Committee shall be deemed to have acknowledged, for those Accepting Bondholders, the validity, priority, non-avoidability, perfection and enforceability of the liens and claims of the Indenture Trustee for the benefit of the Indenture Trustee and with respect to each such Accepting Bondholder shall be deemed to have been fully released from any right to challenge such liens.

               2. Upon confirmation of the Second Reorganization Plan, holders of Allowed Parent and Holding Company Unsecured Claims shall be entitled to receive 12.5% of the first $84 million of value distributable to the Accepting Bondholders pursuant to the Second Reorganization Plan (the "Settlement Distribution," as defined in the Second Reorganization Plan), which entitlement shall be effectuated under the Second Reorganization Plan.

               3. Pursuant to the Second Reorganization Plan, fees and expenses incurred by the Creditors Committee relating to the Adversary Proceeding, through the Second Plans Confirmation Date, shall be paid by Covanta (subject to the ordinary fee approval process of the Court), notwithstanding any prior order limiting the amount of cash collateral authorized to be used for such fees and expenses.

               4. Pursuant to the Second Reorganization Plan, the holders of Allowed Parent and Holding Company Claims shall receive (A) a waiver by the Indenture Trustee and by the Accepting Bondholders of (i) any deficiency claim on account of the Allowed Subclass 3B Secured Claims held by them, and (ii) the benefits of the subordination provisions contained in the Convertible Subordinated Bonds, and (B) the treatment and distributions set forth in Section 4.6(b) of the Second Reorganization Plan.

               5. The Accepting Bondholders agree not to file, sponsor, support or vote for any plan of reorganization or other transaction in the Chapter 11 proceedings which does not contain all of the substantive terms set forth in the 9.25% Settlement which are designated to be included in the Second Reorganization Plan, or which is in any way substantively inconsistent with any such terms.

13.      Agreements with the holders of Secured Claims

         Throughout the course of these proceedings, the Debtors have engaged in extensive discussions with the Agent Banks, the Secured Bank Lenders and the 9.25% Debenture Holders regarding the treatment of their Allowed Secured Claims and the overall resolution of these Chapter 11 Cases. In particular, the Debtors and these parties are currently discussing, and expect to enter into, the following proposed agreements that have been incorporated into the Second Reorganization Plan and the Second Liquidation Plan:

         (a) In order to facilitate the ongoing operations of the Reorganized Debtors, the Second Reorganization Plan contemplates that certain of the holders of Allowed Subclass 3A and 3B Claims will provide a $139 million letter of credit facility that will be secured by a first priority lien on the Post-Confirmation Collateral for the purposes of continuing or replacing the unfunded letter of credit issued under Tranche B of the DIP Financing Facility with respect to the Reorganizing Debtors' Detroit facility and for funding draws with respect thereto.

         (b) The Debtors have estimated the Prepetition Lenders' aggregate Allowed Secured Claim in the amount of $415 million, including interest and fees, which amount is subject to final allowance by the Court. As explained in greater detail below, the Prepetition Lenders would accept a Distribution under the Second Reorganization Plan in connection with their Allowed Secured Claim while waiving any Distribution with respect the Prepetition Lender Deficiency Claim and also waiving any Distribution under the Second Liquidation Plan. Similarly, the Debtors have estimated the 9.25% Debenture Holders' Allowed Secured Claims in the aggregate amount of $105 million, which amount is subject to final allowance by the Court. As explained in more detail below, those 9.25% Debenture Holders that become Accepting Bondholders would accept a Distribution under the Second Reorganization Plan in connection with their Allowed Secured Claim, agree to waive their rights to receive the Settlement Distribution, agree to waive any Distribution with respect to the 9.25% Debentures Deficiency Claim and also waive their right to any Distribution under the Second Liquidation Plan.

         (c) Additionally, the Second Liquidation Plan currently contemplates that the holders of Class 3A Claims under the Second Liquidation Plan waive their right to any Distributions under the Second Liquidation Plan, and instead are deemed to direct that such Distributions (comprised of certain Liquidation Proceeds and other Claims) be contributed to Reorganized Covanta. More specifically, under this formulation, the Secured Bank Lenders, in their capacity as Prepetition Lenders, and the 9.25% Debenture Holders, would be deemed to direct that (i) the Distribution of Liquidation Proceeds to which they would otherwise be entitled, and (ii) certain other Liquidation Assets, on which they have a lien, be transferred to Reorganized Covanta. Similarly, as further part of this contemplated compromise, the Secured Bank Lenders, in their capacity as DIP Lenders, would be deemed to direct that certain Liquidation Assets or Collateral held by the Liquidating Non-Pledgor Debtors, upon which the DIP Lenders have a first priority lien and otherwise are entitled to the proceeds of under the Second Liquidation Plan, also be contributed to Reorganized Covanta, in lieu of the receipt by the DIP Lenders of any Distributions under the Second Liquidation Plan. Up to $3,000,000 of the Liquidation Proceeds described above will be used to fund the implementation of the Second Liquidation Plan. Ultimately, the acceptance of the Distributions of the secured parties listed above under the Second Reorganization Plan and waiver of their Distributions under the Second Liquidation Plan will ultimately enhance the value of Reorganized Covanta and inure to the benefit of such secured parties via their Distributions under the Second Reorganization Plan.

         (e) In connection with the Intercreditor Agreement, certain of the Prepetition Lenders were entitled to receive priority recoveries and ratable paydowns with respect to their Claims against the Debtors (the "Priority Bank Claims"). In order to account for the priority rights arising under the Intercreditor Agreement, the Second Reorganization Plan includes certain provisions that relate solely to the Distribution among holders of Subclass 3A Claims. Specifically, as a first step in making a Subclass 3A Distribution, the Second Reorganization Plan provides that the holders of Allowed Priority Bank Claims will receive first, to the extent available, Additional Distributable Cash, and thereafter New High Yield Secured Notes in an amount equal to the Allowed Priority Bank Claims in full settlement, release and discharge of such Claims. After payment in full of these Priority Bank Claims, the Second Reorganization Plan then provides that the holders of Allowed Non-Priority Subclass 3A Claims shall receive a Distribution consisting of a Pro Rata Share of the remaining Subclass 3A Recovery.

         (f) The Bondholders Committee initially stated an objection to the ESOP Plans. The Secured Bank Lenders and the 9.25% Debenture Holders subsequently reached a settlement of this objection (the "Bondholders Committee Settlement"), pursuant to terms described in the First Supplemental Disclosure Statement With Respect to Reorganizing Debtors' Joint Plan of Reorganization Relating to Settlement Between the Secured Bank Lenders and the Informal Committee of 9.25% Debenture Holders, dated November 12, 2003 (Docket No. 2723). Among other things, pursuant to the Bondholders Committee Settlement, the Bondholders Committee agreed to withdraw without prejudice the Motion of Informal Committee of Secured Debenture Holders for an Order Directing Examination and Production of Documents by Debtors and Banks Pursuant to Federal Rule of Bankruptcy Procedure 2004 (Docket No. 2322) (the "2004 Motion"), and not to refile the 2004 Motion unless the Debtors propose a new plan of reorganization that provides for lesser distributions to the 9.25% Debenture Holders than that then contemplated by the ESOP Reorganization Plan, as amended as per the terms of the Bondholders Committee Settlement. The Bondholders Committee Settlement also included certain modifications to the ESOP Reorganization Plan, which are inapplicable to the Second Plans. As discussed above, the Bondholders Committee has participated in the negotiation of, and has stated its support for, the DHC Transaction and the Second Plans, subject to the Bondholders Committee's reservation of rights with respect to approval of documentation implementing the Second Plans.

14.      Proceedings Related to the Team, the Corel Centre and Arrowhead Pond

         (a) The Team and the Corel Centre

         On January 9, 2003, the Team filed for protection with the Ontario Superior Court of Justice (the "Canadian Court") and was granted protection under Canada's Companies' Creditors Arrangement Act ("CCAA"). PricewaterhouseCoopers Inc. was appointed as monitor under the CCAA insolvency proceedings and is supervising endeavors to sell the Team's franchise under the direction of the Canadian Court. On April 25, 2003, the monitor entered into an asset purchase agreement with Capital Sports & Entertainment Inc. ("CSE") pursuant to which CSE agreed to purchase the Team's franchise and certain related assets, which the Canadian Court approved on May 9, 2003. On May 27, 2003, upon a motion by Covanta as senior secured creditor to Palladium Corporation ("Palladium"), the Canadian Court appointed Ernst & Young Inc. as interim receiver of Palladium, the owner of the Corel Centre. On June 4, 2003, the interim receiver entered into an asset purchase agreement with Capital Sports Properties Inc. ("CSP"), an affiliate of CSE, pursuant to which CSP agreed to purchase the Corel Centre and certain related assets, which the Canadian Court approved on June 20, 2003. The transactions to purchase the Team and the Corel Centre were consummated on August 26, 2003. Upon closing, the Company received approximately CDN$27.5 million and obtained releases from certain guarantees provided to lenders to the Team.

         (b) Arrowhead Pond

         On November 5, 2003, Covanta and Ogden Facilities Management Corporation of Anaheim's ("Ogden Anaheim") reached an agreement with the City of Anaheim (the "City") to terminate its management agreement and return the rights to manage the Arrowhead Pond to the City (or its designee, Anaheim Arena Management), along with most of the executory contracts in connection with such management. In exchange, the City would make (or cause a designee to make) a payment of approximately $47 million, subject to certain adjustments, to Credit Suisse First Boston ("CSFB") in partial reimbursement of CSFB's secured claim against Covanta. Furthermore, Covanta and Ogden Anaheim would be released from all obligations relating to management of the Arrowhead Pond (except for the residual secured reimbursement claim of CSFB against Covanta), including a leasehold transaction and a municipal bond financing transaction. On November 4, 2003, the Anaheim City Council approved the transaction. On December 8, 2003, the Court entered an order approving the transaction (Docket No. 2951). The transaction was consummated on December 16, 2003.

15.      Other Postpetition Litigation

         (a) Lake County, Florida

         In late 2000, Lake County commenced a lawsuit against Covanta Lake relating to the Lake Facility. In the lawsuit, the County sought to have its Service Agreement with Covanta Lake declared void and in violation of the Florida Constitution. That lawsuit was stayed by the commencement of the Chapter 11 Cases. Lake County subsequently filed a proof of claim seeking in excess of $70 million from Covanta Lake and Covanta.

         After several months of negotiations that failed to produce a settlement between Covanta Lake and Lake County, on June, 20, 2003, Covanta Lake filed a motion with the Court (Docket No. 1627), seeking entry of an order (i) authorizing Covanta Lake to assume, effective upon confirmation of a plan of reorganization for Covanta Lake, its Service Agreement with Lake County, (ii) finding no cure amounts due under the Service Agreement, and (iii) seeking a declaration that the Service Agreement is valid, enforceable and constitutional, and remains in full force and effect. Contemporaneously with the filing of the assumption motion, Covanta Lake filed an adversary complaint (Adv. No. 03-04382-cb) asserting that Lake County is in arrears to Covanta Lake in the amount of more than $8.5 million.

         As described above, the parties have reached a tentative settlement of this litigation.

         The tentative settlement is contingent upon, among other things, receipt of all necessary approvals, as well as a favorable outcome to the Debtors' pending objection to the proofs of claim filed by F. Browne Gregg, a party claiming an interest in the existing Service Agreement that would be terminating under the tentative settlement.

         On November 3-5, 2003, the Court conducted a trial on F. Browne Gregg's proofs of claim. At issue in the trial was whether F. Brown Gregg is entitled to damages as a result of Covanta Lake's proposed termination of the existing service agreement and entry into a new waste disposal agreement with Lake County. Mr. Gregg seeks approximately $30 million in alleged damages relating to Covanta Lake's proposed termination of the existing service agreement. As of the date hereof, the Court has not ruled on the Debtors' claims objections.

         (b) Town of Babylon, New York

         Babylon filed a proof of claim against Covanta Babylon for approximately $13.4 million in prepetition damages and $5.5 million in postpetition damages, alleging that Covanta Babylon has accepted less waste than required under the Service Agreement between Babylon and Covanta Babylon. Babylon also filed a motion (Docket No. 1405) to modify the automatic stay in order to permit it to commence arbitration against the Company. Covanta Babylon has filed an objection (Docket No. 1418) to Babylon's claim and the motion to modify the stay. The Court has issued a temporary restraining order (Adv. 03-02387, Docket No. 6) barring Babylon from proceeding with the arbitration. The parties agreed that disputes between the parties should be resolved before the Court and a trial was scheduled to commence on November 24, 2003. As described in Section VI.C.11(e), Covanta Babylon and Babylon have reached a settlement of this dispute.

         (c) Onondaga County, New York

         Prior to the First Petition Date, Covanta Onondaga commenced litigation challenging an effort by OCRRA to terminate its Service Agreement with Covanta Onondaga. Subsequent to the First Petition Date, Covanta Onondaga sought to remove that litigation from New York state court to the Court. On August 13, 2002 the U.S. District Court (NDNY) granted OCRRA's motion to remand the matter to state court and denied Covanta Onondaga's motion to transfer the matter to the Court. After Covanta Onondaga sought a ruling from the Court that the automatic stay applied to the state court litigation, OCRRA obtained another order from the U.S. District Court (NDNY) enjoining Covanta Onondaga and the Court from ruling on Covanta Onondaga's request (which order Covanta Onondaga appealed), and then sought in late 2002 a ruling from the state court declaring that its termination of the Service Agreement had been effective. The U.S. Court of Appeals for the Second Circuit eventually enjoined OCRRA from proceeding with the state court litigation pending disposition of Covanta Onondaga's appeal, and reversed the District Court's injunction in January 2003. The Court thereafter ruled that OCRRA's efforts in state court violated the automatic stay, and enjoined OCRRA from proceeding further with such efforts. OCRRA filed requests with the Court asking that the automatic stay be lifted to permit the state court action to proceed, which requests were twice denied (Docket Nos. 1786 and 1833). OCRRA has appealed all of these Court orders, and those appeals are now pending. Under the settlement described above, the appeals have been stayed, and the appeals and all other litigation involving OCRRA and Covanta Onondaga will be dismissed upon the Effective Date of the Second Plans.

         (d) Allied Aviation Litigation

         In December 2001, Ogden Allied Maintenance Corporation and Covanta entered into an agreement with Allied Aviation Holdings Corporation ("Allied") and others by which Allied acquired the Company's aviation fueling businesses. In December 2002, Ogden New York Services, Inc., PA Aviation Fuel Holdings, Inc., and Covanta entered into an agreement by which Allied acquired the Debtors' Aviation Fueling business. Following the acquisitions, disputes arose between the Company and Allied.

         In the adversary proceeding entitled Covanta Energy Corp. et al., v. Allied Aviation Holdings Corp. et al., Adv. No. 03-3008 (CB) the Debtors assert, among other things, that Allied (i) has come into possession of tax refunds in excess of $2 million (Canadian) that are the property of the Debtors' Estates,
(ii) has received certain payments relating to the operations of Ogden New York Services, Inc. in excess of $850,000 that are the property of the Debtors' Estates, (iii) has not reimbursed the Debtors for certain transition services,
(iv) has failed to indemnify the Debtors for certain costs, and (v) has failed to provide coverage for certain retirees in breach of its contractual obligations. Allied has filed an answer to the Debtors' complaint, asserting that the Debtors breached certain agreements, and also filed a motion to dismiss the Debtors' complaint, claiming that the matters alleged in the complaint must be mediated and arbitrated, pursuant to the parties' agreements, rather than litigated before the Court. On August 27, 2003, the Court ordered that the parties mediate their dispute. Subsequently, the parties engaged in settlement discussions, and on December 4, 2003, the Court entered an order approving a settlement of the adversary proceeding (Docket No. 2928), pursuant to which Allied agreed that it was responsible for certain of the liabilities set forth above, and also agreed to pay $1.715 million to the Debtors within 60 days of entry of the December 4, 2003, order.

         (e) Martin County Coal Corporation Litigation

         Motions for relief from the Chapter 11 automatic stay (Docket No. 1281) have been filed with the Court by a group of plaintiffs, led by Martin County Coal Corporation, to join Ogden Environmental and Energy Services ("OEES"), a Liquidating Debtor subsidiary of Covanta, as a third party defendant to several pending Kentucky state court litigations arising from an October 2000 failure of a mine waste impoundment that resulted in the release of approximately 250 million gallons of coal slurry. Plaintiffs allege that OEES is liable to Martin County Coal in an unspecified amount for contribution and/or indemnification arising from an independent contractor agreement to perform engineering and technological services with respect to the impoundment from 1994 to 1996. OEES had not been a party to the underlying litigation to date, some of which had been pending for two (2) years. On April 30, 2003, the Court entered an agreed-upon order (Docket No. 1467) by which Plaintiffs may liquidate their claims (if any) against OEES, but may not recover or execute judgment against OEES. Because OEES is a Liquidating Debtor and it does not appear that creditors will receive any recoveries from OEES's Estate, the Debtors have informed counsel to the plaintiffs and third-party defendants that it does not intend to participate in the litigation or defend against claims asserted against OEES.

         (f) Heber Royalty Claims

         The HFC Project Company is the lessee under more than 200 leases with landowners in Imperial County, California, pursuant to which the HFC Project Company leases the right to extract geothermal fluids used to run two power plants owned or leased by the HGC Project Company and the SIGC Project Company. The HFC Project Company also enjoys easement, access and other rights with respect to the leased property.

         Approximately 100 lessors have formed a group and filed proofs of claim in the Debtors' bankruptcy proceedings seeking more than $68 million from the HFC Project Company, HGC Project Company and/or SIGC Project Company for alleged underpayment of royalties owed to them under their leases, easement violations and violations of "most favored nations" clauses, and also an increase in the prospective royalty rates used to pay them. Following several months of negotiations, in July 2003 the Debtors and the lessor group reached an agreement, subject to Court approval, under which the Debtors have agreed to pay members of the lessor group approximately $3.4 million (including attorneys' fees) upon emergence from bankruptcy (or under certain other circumstances, including sale of the projects). Under that settlement, prospective royalty rates would remain the same as the royalty rates historically paid to the lessors, and any disputes relating to individual easement or most favored nation clause violations would be resolved on a case-by-case basis.

         The Debtors filed a motion with the Court (Docket No. 2144) seeking approval of the compromise with the lessor group, and on October 8, 2003 the Court granted the motion. The Court also granted the Debtors permission to enter into individual settlement agreements on substantially similar terms with lessors that are not members of the lessor group, and to settle any disputes relating to individual easement or most favored nation clause violations on a case-by-case basis, not to exceed $50,000.00 per settlement without further court approval. Substantially all disputes concerning royalty and non-royalty payments due under these leases have now been resolved.

         (g) EPA Superfund

         On September 15, 2003, the EPA issued a "General Notice Letter" identifying Covanta as among 41 PRPs with respect to the Diamond Alkali Superfund Site/"Lower Passaic River Project." The EPA alleges that the PRPs are liable for releases or potential releases of hazardous substances to a 17 mile segment of the Passaic River, located in northern New Jersey, and requests the PRPs' participation as "cooperating parties" with respect to the funding of a five to seven year study to determine an environmental remedial and restoration program. The EPA currently estimates the cost of this study at $20 million. The study also will be used in determining the PRPs' respective shares of liability for costs associated with implementation of the selected cleanup program, as well as potential damages for injury to, destruction of, or loss of natural resources. As a result of uncertainties regarding the source and scope of contamination, the number of PRPs that ultimately may be named in this matter, and the varying degrees of responsibility among classes of PRPs, the Company's share of liability, if any, cannot be determined at this time. Covanta is a Chapter 11 Debtor. The allegations as to Covanta relate to discontinued, non-energy operations.

16.      Summary of Claims Process, Bar Dates and Claims Filed

         (a) Schedules and Statements of Financial Affairs

         On June 14, 2002 the Original Debtors filed with the Court their Original Schedules setting forth, among other things, the assets and liabilities of the Original Debtors as shown by their books and records, subject to the assumptions contained in certain notes filed in connection therewith. On November 22, 2002, the Original Debtors filed their First Amended Schedules with the Court (Docket No. 1107). On December 11, 2002, the Original Debtors filed their Second Amended Schedules with the Court (Docket No. 1146). On December 16, 2002, Covanta Concerts Holdings, Inc. filed its schedules (Adv. 02-16322, Docket No. 2). On June 22, 2003, the New Debtors filed the New Debtor Schedules with the Court (Docket No. 1631-1691). On August 24 and 25, 2003, the Debtors filed their Third Amended Schedules (Docket Nos. 1886-2006), in order to (i) reclassify the claims of a number of scheduled creditors by transferring those creditors' claims from one Debtor's schedules to the applicable schedule for a different Debtor's case, (ii) reflect that certain schedule creditors whose claims were listed in the Original Schedules as contingent, unliquidated and/or disputed are no longer contingent, unliquidated or disputed, and (iii) add additional creditors.

         (b) Claims Bar Dates

         On June 26, 2002, the Court entered the General Bar Date Order establishing August 9, 2002 as the General Bar Date in the Chapter 11 Cases of the Original Debtors and approved the form and manner of notice to be provided with respect of the General Bar Date, and set deadlines for the Debtors to mail and publish notices of the General Bar Date. In accordance with the General Bar Date Order, on or before June 28, 2002, the Debtors' notice agent, Bankruptcy Services L.L.C. (the "Notice Agent"), gave notice of the General Bar Date by mailing to all scheduled creditors the notice of the General Bar Date approved by the Court and a proof of claim form substantially similar to Official Form No. 10. In addition, the Original Debtors published notice of the General Bar Date in the WALL STREET JOURNAL and USA TODAY on August 11, 2002.

         On August 16, 2002, the Court entered the Bank of America Bar Date Order establishing September 30, 2002 as the Bank of America Bar Date. On September 5, 2002, the Court entered the IRS Bar Date Order establishing December 31, 2002 as the IRS Bar Date. On September 20, 2002, the Court entered the Employee Bar Date Order establishing November 15, 2003 as the Employee Bar Date. Employees were provided notice of the Employee Bar Date by mail.

         On May 19, 2003, the Court entered the Covanta Concerts Bar Date Order establishing June 27, 2003 as the Covanta Concerts Bar Date. The same order established June 27, 2003 as the Convertible Debentures Bar Date. The Notice Agent mailed notice of the Convertible Debentures Bar Date to all registered holders and other known holders of the Convertible Debentures and published a notice of the same in the FINANCIAL TIMES of London and the LUXEMBURGER WORT, as contemplated under the relevant fiscal agency agreement.

         On June 30, 2003, the Court entered an order establishing August 14, 2003 as the New Debtors' Bar Date. Because the Court was closed on August 14 and 15, 2003, as a result of the blackout that affected the Northeast region of the United States, the New Debtors' Bar Date was changed to August 18, 2003. The Notice Agent sent notice of the New Debtor's Bar Date to all known creditors of the New Debtors and published notice of the same in THE WALL STREET JOURNAL and USA TODAY.

         On November 6, 2003, the Court entered the Covanta Tampa Construction Bar Date Order establishing December 15, 2003 as the Covanta Tampa Construction Bar Date. The Debtors sent notice of the Covanta Tampa Construction Bar Date to all scheduled creditors of Covanta Tampa Construction, Inc. April 1, 2004 is the Covanta Tampa Construction Government Bar Date, as defined in the Covanta Tampa Construction Bar Date Order.

         (c) Proofs of Claim

         As of December 2003, approximately 4,550 proofs of claim in the aggregate amount of approximately $13.3 billion were filed. The Debtors believe that the aggregate amount of Claims against the Debtors that ultimately will be allowed is significantly less that the amount asserted by the claimants in their proofs of claim.

         (d) Claims Administration

         Prior to the commencement of these cases, the Debtors maintained, in the ordinary course of business, books and records that reflected, among other things, the Debtors' liabilities and the amounts thereof owed to their creditors. The Debtors have conducted a review of the proofs of claim filed in the Chapter 11 Cases, including any supporting documentation, the Claims set forth therein, and the Debtors' books and records to determine the validity of the Claims asserted against the Debtors. Based on these reviews, the Debtors determined that certain Claims asserted against the Debtors are objectionable.

         The Debtors have filed with the Court certain omnibus objections to Claims and will continue to do so after the applicable Effective Date. To date, the Debtors have filed procedural objections to more than 3,000 claims, primarily seeking to reclassify claims filed in the Debtors' lead case (Case No. 02-40826) to other Debtors' cases, to disallow duplicate, amended or superceded claims, or to reclassify as general unsecured claims certain claims that were filed as secured or priority claims. The Debtors are continuing the process of reviewing all claims, and are preparing to object to claims on substantive grounds.

         BECAUSE THE DEADLINE UNDER THE SECOND PLANS FOR OBJECTING TO CLAIMS IS AFTER THE DATE ON WHICH VOTING ON THE SECOND PLANS WILL BE CONCLUDED, CREDITORS SHOULD NOT RELY ON THE ABSENCE OF AN OBJECTION TO THEIR PROOF OF CLAIM IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE SECOND PLANS, OR ANY INDICATION THAT THE DEBTORS OR OTHER PARTY IN INTEREST WILL NOT OBJECT TO THE AMOUNT, PRIORITY, SECURITY OR ALLOWABILITY OF SUCH CLAIM.

17.      Development and Implementation of the Business Plan

         Commencing in September 1999, the Company implemented a strategic plan to sell or dispose of its non-core assets and, at the same time, underwent a significant change in senior management. From 2000 to 2001, the Company was successful in disposing of a number of its non-core operations, although it was not possible to dispose of the Arenas and the significant contingent liabilities associated therewith, and the Aviation Fueling Assets, as the events of September 11, 2001 impacted the closing of a sale thereof. When the Debtors filed for bankruptcy in 2002, management was provided a means to dispose of the Arenas, by converting the significant contingent liabilities associated thereto into funded debt. Management was also provided opportunity to achieve an orderly exit from the remaining non-core operations. During the pendency of the Chapter 11 Cases, the Company's primary objectives have been to dispose of those remaining non-core assets and to maintain the successful operation of its core WTE, IPP and Water projects (collectively, the "Core Operations").

         Since the First Petition Date, the Core Operations have continued to perform well. In 2002 the WTE projects achieved records in all major performance categories. The facilities processed over 10.27 million tons of waste (112,000 tons more than any previous year) and sold over 4.966 GWh of electricity (128,000 MWh more than the previous year). The WTE projects' operating performance through November 2003 is on track to surpass last year's production levels. As of November 30, 2003, the WTE projects have processed over 9.530 million tons of waste and have sold over 4,490 GWh of electricity. These production levels represent a waste processing performance of 165,000 tons more than last year's production level through November. The domestic IPP facilities also performed well in 2002 and 2003, meeting their key production goals and posting a net electrical production of 1,507 through November 2003. In 2002 and 2003 the Company conducted its typical comprehensive scheduled maintenance and plant preservation program, including semi-annual boiler maintenance outages as well as several major turbine/generator overhauls.

         In order to adequately evaluate the long-term prospects of the Core Operations and to develop its business plan, the Company undertook a thorough and detailed process including the development of long-term operating and financial forecasts by the management teams at the individual project facilities. The development of the business plan was performed as part of the Company's regular and recurring budgeting process, with additional years of operation added to the focus. The executive management team conducted intensive reviews of the individual project operating and financial forecasts. Factors affecting each project-specific forecast were refined and key assumptions used to establish the forecast were finalized. Concurrently, the corporate forecast was established after extensive review by the Company's executive management and advisors. The corporate forecast includes projections for operational and administrative overhead at a level consistent with the Company's business plan, other non-facility costs and the Company's capital structure. The existing facility financial forecasts were consolidated with the potential WTE expansion projects and the corporate forecast to establish the business plan. The projected financial information in Exhibit D reflects the initial years of the business plan forecast.

         These efforts culminated in the Company's strategic business plan (the "Business Plan"), of which the primary components are: (i) maintenance of the Core Operations; (ii) disposal of the remaining non-core assets; and (iii) corporate overhead cost consistent with the business plan.

         (a) Maintenance of Core Operations

         The Company took steps at the onset of the Chapter 11 Cases to insure that its clients, partners and vendors understood the nature of the bankruptcy proceedings and that the Company intended to continue its tradition of operating excellence. As noted above, the Company has continued to achieve operational success at its Core Operations during the Chapter 11 Cases. With few exceptions, the Business Plan was based on continued operation and/or ownership of the Company's existing Core Operations. The financial forecast was based on the continuation of the Company's historical operational performance and reasonable projections as to future factors that may affect revenues and expenses, including Client Community desire to extend existing Service Agreements upon concluding the initial term and market conditions that will affect such things as waste disposal pricing, energy pricing, commodity pricing, labor cost and insurance cost. Further, where Client Communities of publicly owned facilities intend to expand their existing facility, the Company has included a reasonable financial forecast relating to potential expansion projects.

         (b) Disposal of Remaining Non-Core Operations

         As of the First Petition Date the Company had the following significant non-core assets remaining: the Aviation Fueling Assets and the Arenas. During the course of the Chapter 11 Cases, the Company has been actively working to dispose of those assets in a structured environment. The Business Plan assumes that those and the other non-core operations will not be part of Reorganized Covanta.

         Since the First Petition Date, the Company has sold assets and resolved a number of issues pertaining to the non-core operations, including: (i) the sale, or disposal otherwise, of its interests in the Argentine Assets, its interests in the Team and Arenas, the Aviation Fueling Assets and certain equipment, furniture and fixtures at former non-core operations; (ii) the collection of deferred purchase prices; and (iii) the settlement of certain claims held by Covanta. For a more detailed discussion of the sale of the non-core operations, see Section VI.C.9.

         (c) Corporate Overhead Costs

         Shortly after the First Petition Date, the Company re-evaluated its corporate overhead structure and embarked on a reorganization to eliminate organizational redundancy and streamline overall costs. The Company also focused on more tightly aligning its corporate functions with the requirements and expectations of the ongoing WTE, IPP and Water projects.

         The Company implemented a reduction in force in September 2002 that eliminated 87 corporate positions (approximately 25% of non-plant personnel), the closure of satellite development offices and the reduction in all other costs not related directly to maintaining operations at their current high levels. As part of the reduction in force, WTE and domestic IPP headquarters management were combined and numerous other structural changes were instituted to improve management efficiency. These changes reduced annual overhead cost by approximately $20 million. In addition, further reductions in overhead staff will be effected primarily with respect to geothermal operations, most notably the closure of its Fairfax Virginia office, which housed its corporate staff responsible for asset management of its domestic IPP operations. Neither reduction affected the staffing at any of the facilities.

18.      Changes in Management

         On October 10, 2003, the Company filed a motion (Docket No. 2333) with the Court, with the support of the Secured Bank Lenders and the Creditors Committee, seeking entry of an order (i) authorizing Covanta to enter into an agreement (the "Mackin Agreement") with Scott G. Mackin, then President and Chief Executive Officer of Covanta; and (ii) approving the terms of the Mackin Agreement. The Mackin Agreement provided for Mr. Mackin's resignation as President/Chief Executive Officer of Covanta following the approval of the Mackin Agreement by the Court and payment of certain amounts to Mr. Mackin (such date, the "Resignation Date"). In order to retain the critical knowledge and insight of the WTE business that Mr. Mackin possesses and to further strengthen Reorganized Covanta, the Mackin Agreement provided that Covanta would engage Mr. Mackin as a consultant to the Debtors and Reorganized Debtors immediately upon the Resignation Date for a term ending on the second anniversary of the Resignation Date, and Mr. Mackin would remain a member of the Board of Directors of Covanta until the Effective Date. Additionally, pursuant to the Mackin Agreement, Mr. Mackin agreed to a three-year non-compete with Covanta's WTE business and agreed not to work directly or indirectly for Client Communities of Covanta's WTE business for three years following the Resignation Date. A hearing was held before the Court on October 30, 2003, and the Court entered an order approving such motion on November 3, 2003 (Docket No. 2602). Following the approval of the Mackin Agreement by the Court and payment of his severance pay and $1 million in consulting fees, Mr. Mackin resigned as President/Chief Executive Officer of Covanta on November 5, 2003. Mr. Mackin will receive the remaining $750,000 in consulting fees and approximately $2.3 million in long-term incentive plan payments in addition to bonuses and vested retirement benefits over the following two years in accordance with the Mackin Agreement.

19. Development of the ESOP Transaction and the U.S. Trust Agreement

         During the Chapter 11 Cases, significant progress was made toward determining that an ESOP could provide a useful framework for a plan of reorganization. To determine the viability of an ESOP, the Debtors appointed a committee originally consisting of three of Covanta's senior managers (the "ESOP Committee"), whose purpose was to foster the exploration of the ESOP structure by devising a course of action pursuant to which the Company could move forward with its inquiries regarding the ESOP alternative. It was the ESOP Committee's belief that a more definitive determination of the viability of an ESOP required the appointment of an independent fiduciary to represent the ESOP and the interests of employees who would participate in the ESOP in reviewing the terms of any proposed ESOP transaction and subsequently deciding whether the ESOP should participate in such a transaction. In addition, the ESOP Committee believed that an independent fiduciary's representation of the ESOP and its participants would be essential to ensuring that any proposed ESOP transaction be structured to comply with all of the applicable fiduciary requirements of ERISA.

         After conducting interviews with a number of potential candidates, the ESOP Committee decided to retain U.S. Trust Company, N.A. ("U.S. Trust"), because of its extensive experience in providing specialized management, fiduciary and consulting services with respect to the formation of ESOPs, to act as independent fiduciary on behalf of the ESOP. The ESOP Committee thereafter negotiated a form of agreement with U.S. Trust for the provision of fiduciary services in connection with a potential ESOP (the "U.S. Trust Agreement"). On July 1, 2003, the Court entered an order (Docket No. 1719) authorizing Covanta to engage U.S. Trust, as well as retain Duff & Phelps ("D&P") as a financial advisor to U.S. Trust, in connection with the potential ESOP Transaction. Pursuant to this order, Covanta, the ESOP Committee and U.S. Trust, effective as of July 1, 2003, entered into the U.S. Trust Agreement. Since entering into the U.S. Trust Agreement, U.S. Trust has reviewed the terms of the ESOP Plans as preparation for its having to make a determination on behalf of the proposed ESOP, whether to accept a proposed contribution of Reorganized Covanta's stock. As part of its review, U.S. Trust has actively been (i) conducting appropriate due diligence on the Company and the proposed ESOP and (ii) negotiating on behalf of the proposed ESOP the terms governing the contribution of Reorganized Covanta's stock to the proposed ESOP.

         When making the final determination with regard to whether or not the proposed ESOP will accept the contribution of Reorganized Covanta's stock, U.S. Trust will rely on the opinion of its financial advisor, D&P, that the terms and conditions of the proposed contribution are fair and reasonable to the ESOP from a financial perspective. The Company has agreed to indemnify U.S. Trust for any losses, claims, damages or liabilities, including reasonable attorneys' fees, arising in any manner in connection with the provision of services or exercise of responsibilities under the U.S. Trust Agreement, unless such losses, claims, damages or liabilities are finally adjudged to have resulted from U.S. Trust's bad-faith, self-dealing, breach of fiduciary duty, negligence or willful misconduct.

         The fee structure of the U.S. Trust Agreement contemplates, in addition to the reimbursement of reasonable expenses, a flat dollar fee of $300,000, payable to U.S. Trust regardless of whether the ESOP Plans are consummated. The Company has already paid to U.S. Trust $150,000 as compensation for the services it has performed and will continue to perform in connection with the ESOP transaction. The final installment of $150,000 will be paid to U.S. Trust (i) when it is prepared to make a final decision regarding whether or not to accept, on behalf of the ESOP, the proposed contribution of Reorganized Covanta stock or
(ii) generally, in the event the Company decides to terminate the U.S. Trust Agreement. In addition, the U.S. Trust Agreement contemplates the payment to D&P of a fee, not to exceed $175,000, and reimbursement of reasonable expenses, not to exceed $25,000, in connection with its rendering of the financial opinion. No portion of the fee payable to U.S. Trust is contingent in any way upon the consummation of the ESOP Plans or an affirmative decision by U.S. Trust to accept the proposed contribution. The ESOP Committee believes the fee structure is a critical component of its efforts to ensure that the ESOP Transaction complies with the fiduciary requirements of ERISA.

         On September 8, 2003, the Debtors filed the Reorganization Plan and Second Liquidation Plan, each premised on the ESOP Transaction. On October 3, 2003, the Court approved the ESOP Disclosure Statement, and shortly thereafter the Debtors completed solicitation of the ESOP Plans. In late November 2003, the Debtors reached agreement with the Plan Sponsor on terms of the DHC Transaction that the Debtors determined would bring a higher distribution to creditors than the ESOP Plans. Accordingly, the Debtors adjourned confirmation of the ESOP Plans first to December 17, 2003, and subsequently to March 3, 2004. On December 18, 2003, the Debtors filed in Court the Second Plans, each premised on the DHC Transaction. Assuming the Court approves the adequacy of this Disclosure Statement, the Debtors intend to further adjourn confirmation of the ESOP Plans to a later date, and to withdraw the ESOP Plans upon confirmation of the Second Plans. As a result of such adjournment, U.S. Trust has ceased active review of the terms of a possible ESOP Transaction. However, since the Debtors continue to consider the ESOP Plan as a viable alternative to the current Plans, U.S. Trust has agreed to resume its review of the ESOP Transaction pursuant to the U.S. Trust Agreement in the event the Court does not confirm the Second Plans.

20.      Tentative Settlement with the Department of Treasury/Internal Revenue
         Service

         Since 1983 the Debtors and the Department of the Treasury/Internal Revenue Service (the "IRS") have been engaged in negotiations in connection with income tax amounts allegedly due to the IRS (the "Accrued Income Tax") and tax refunds due to Covanta for tax years 1983 through 2001. In connection therewith, the IRS has filed proofs of claim against the Debtors in these Chapter 11 proceedings in the aggregate amount of $36,903,350.53 for the Accrued Income Tax (the "IRS Proofs of Claim"). The Debtors believe that they are owed refunds and credits in excess of $21,000,000.00 (the "Refunds"). The Debtors and the IRS have reached a tentative settlement (the "IRS Settlement") with respect to the Accrued Income Tax and the Refunds. Pursuant to the IRS Settlement, the IRS would amend its proof of claim to state a total claim of $806,146.65, which would be further reduced by an additional $250,000.00 relating to a settlement already approved and owing to a Debtor. The remaining amount, $556,146.55, would be paid out pursuant to the Second Reorganization Plan as an allowed tax claim over a six-year period.

         The Debtors intend on submitting to the Court a motion (the "IRS Settlement Motion") seeking approval of the IRS Settlement, which will also be submitted to the Joint Committee on Taxation (of the United States Congress) for review. The IRS Settlement Motion will provide further details about the IRS Settlement, and to the extent the above description of the IRS Settlement is inconsistent with the IRS Settlement Motion, the IRS Settlement Motion will control. To the extent that the Court does not approve the IRS Settlement or the IRS does not finalize the IRS Settlement as tentatively agreed, the Debtors would continue to be subject to the claims of the IRS and believes that it would continue to be owed the Refunds. In such event, the Debtors reserve their rights to contest the IRS Proofs of Claims, and the Debtors and Reorganized Debtors will retain and have the exclusive right to enforce any and all present and future rights, claims and causes of action against the IRS to collect payment of the Refunds.

                       VII. DANIELSON HOLDING CORPORATION

         The Plan Sponsor is a holding company incorporated in Delaware, engaging in the financial services and specialty insurance business through its subsidiaries ("Insurance Services"). The Plan Sponsor engages in the Insurance Services through its indirect subsidiaries, National American Insurance Company of California ("NAICC"), Valor Insurance Company and their related entities. In addition, The Plan Sponsor holds equity interests in separate subsidiaries offering integrated marine transportation and services ("Marine Services"). The Marine Services business are operated through its indirect subsidiaries, American Commercial Lines, LLC ("ACL"), currently, and with certain of its subsidiaries, a debtor under Chapter 11 of the Bankruptcy Code, and its related entities.

A.       The Holding Company Business

         The Plan Sponsor is a holding company, which prior to May 2002, primarily engaged in the provision of Insurance Services. The Plan Sponsor's strategic and business plan is to acquire businesses that will allow the Plan Sponsor to earn an attractive return on its investments. As part of the Plan Sponsor's implementation of its strategic plan, on May 29, 2002, The Plan Sponsor acquired all of the outstanding equity interests of ACL in connection with a recapitalization of ACL.

         The Plan Sponsor holds all of the voting stock of Danielson Indemnity Company ("DIND"). DIND owns 100 percent of the common stock of NAICC, Danielson's principal operating insurance subsidiary, which in turn owns 100 percent of the common stock of each of Valor Insurance Company, Incorporated ("Valor"), Danielson Insurance Company and Danielson National Insurance Company (DIND, NAICC and its subsidiaries being collectively referred to hereinafter as the "Insurance Companies").

         The Insurance Companies write non-standard private passenger and commercial automobile insurance, primarily in California. NAICC announced in July, 2003 that it was terminating its commercial automobile insurance business. Prior to 2001, certain of the Insurance Companies also underwrote workers compensation insurance, but have subsequently exited the workers' compensation business in all states.

         ACL is an integrated marine transportation and service company. ACL provides barge transportation and ancillary services throughout the inland United States and Gulf Intracoastal Waterway Systems, which include the Mississippi, Ohio and Illinois Rivers and their tributaries and the Intracoastal canals that parallel the Gulf Coast. In addition, ACL is the leading provider of barge transportation services on the Orinoco River in Venezuela and the Parana/Paraguay River System serving Argentina, Brazil, Paraguay, Uruguay and Bolivia. ACL, through its subsidiary Jeffboat LLC ("Jeffboat"), also provides marine construction and repair services.

         ACL is an indirect, wholly-owned subsidiary of the Plan Sponsor. The Plan Sponsor also has direct ownership interest in two 50% owned subsidiaries of ACL. It owns 5.4% of the remaining 50% interest in Global Materials Services, LLC ("GMS") and the remaining 50% interest in Vessel Leasings, LLC ("Vessel Leasing"). GMS is an owner and operator of 26 marine terminal and warehouse facilities located in the United States and the Netherlands.

B.       The Insurance Services Business

         NAICC is engaged in writing almost exclusively non-standard private passenger automobile insurance policies primarily in California. Prior to 2001, NAICC and its subsidiary, Valor, also underwrote workers compensation insurance, but has subsequently exited the workers' compensation business in all states. In July, 2003, NAICC began the process of exiting the commercial automobile insurance market.

         NAICC began writing non-standard private passenger automobile insurance in California in July 1993, and in Oregon and Washington in April 1998 and in Arizona in 1999. NAICC began writing non-standard commercial automobile policies in 1995 through independent agents. Non-standard risks are those segments of the driving public which generally are not considered "preferred" business, such as drivers with a record of prior accidents or driving violations, drivers involved in particular occupations or driving certain types of vehicles, or those who have been non-renewed or declined by another insurance company.

         The majority of automobiles owned or used by businesses are insured under policies that provide other coverage for the business, such as commercial multi-peril insurance. Businesses which are unable to insure a specific driver and businesses having vehicles not qualifying for commercial multi-peril insurance are typical NAICC commercial automobile policyholders. Effective July 7, 2003, NAICC ceased quoting new policy applications for commercial automobile insurance and began the process of providing the required statutory notice of its intention not to renew existing policies. It is expected that by September 2004 NAICC will have completely exited the commercial automobile marketplace.

         Net written premiums for all private passenger automobile programs were $10.0 million, $25.4 million, $20.1 million and $27.2 million in the first two quarters of 2003, 2002, 2001 and 2000 respectively. Net written premiums for commercial automobile were $11.2 million, $19.5 million, $38.4 million and $23.1 million in the first two quarters of 2003, 2002, 2001 and 2000, respectively.

         In its normal course of business in accordance with industry practice, NAICC reinsures a portion of its exposure with other insurance companies so as to effectively limit its maximum loss arising out of any one occurrence. Contracts of reinsurance do not legally discharge the original insurer from its primary liability. Premiums for reinsurance ceded by NAICC in 2002 and 2001 were 6.4% and 9.4% of direct written premiums, respectively.

C.       The Marine Services Business

         ACL is an integrated marine transportation and service company, providing barge transportation and ancillary services. The principal cargoes carried are steel and other bulk commodities, grain, coal and liquids including a variety of chemicals, petroleum and edible oils. ACL supports its barging operations by providing towboat and barge design and construction, and terminal services. ACL, through its domestic barging subsidiary American Commercial Barge Line LLC ("ACBL"), is a leading provider of river barge transportation throughout the inland United States and Gulf Intracoastal Waterway Systems, which include the Mississippi, Illinois, Ohio, Tennessee and the Missouri Rivers and their tributaries and the Intracoastal Canals that parallel the Gulf Coast. In addition, since expanding its barge transportation operations to South America in 1993, ACL has become a leading provider of barge transportation services on the Orinoco River in Venezuela and the Parana/Paraguay River system serving Argentina, Brazil, Paraguay, Uruguay and Bolivia.

         During 2002 and the beginning of 2003, ACL experienced a decline in barging rates, reduced shipping volumes and excess barging capacity during a period of slow economic growth and a global economic recession. Due to these and other factors, ACL's revenues and earnings did not meet expectations and ACL's liquidity was significantly impaired and ACL was unable to comply with its various debt covenants. As a result, ACL was unable to meet certain of its financial obligations as they became due. On January 31, 2003, ACL filed a petition with the U.S. Bankruptcy Court for the Southern District of Indiana, New Albany Division to reorganize under Chapter 11 of the U.S. Bankruptcy Code under case number 03-90305. Included in the filing are ACL, ACL Holdings, ACBL, Jeffboat, Louisiana Dock Company LLC and ten other U.S. subsidiaries of ACL (collectively with ACL, the "ACL Debtors") under case numbers 03-90306 through 03-90319. These cases are jointly administered for procedural purposes before the Bankruptcy Court under case number 03-90305. The Chapter 11 petitions do not cover any of ACL's foreign subsidiaries or certain of its U.S. subsidiaries, GMS or Vessel Leasing. The Plan Sponsor did not file for Chapter 11 protection and is not a party to any proceedings under the Bankruptcy Code.

         The ACL Debtors will continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As debtors-in-possession, the Debtors may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Bankruptcy Court. As a result of the bankruptcy filing, while the Plan Sponsor continues to exercise influence over the operating and financial policies of ACL, it no longer maintains control of ACL. Further, the Plan Sponsor does not consolidate ACL's results of operations in the Plan Sponsor's financial statements and reflects its investment in ACL using the equity method of accounting.

         As part of the Chapter 11 cases, the ACL Debtors intend to develop and propose for confirmation pursuant to Chapter 11 a plan of reorganization that will restructure the operations and liabilities of the Debtors to the extent necessary to result in the continuing viability of ACL. A filing date for such a plan has not been determined, however, ACL has the exclusive right to submit a plan of reorganization until December 29, 2003. While it cannot presently be determined, the Plan Sponsor believes it will receive little or no value with respect to its equity interest in ACL; consequently, it has recognized its equity loss in ACL.

                       VIII. SUMMARY OF THE SECOND PLANS

         THIS SECTION CONTAINS A SUMMARY OF THE STRUCTURE OF, CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST AND EQUITY INTERESTS IN AND IMPLEMENTATION OF THE SECOND PLANS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EACH OF THE SECOND PLANS, WHICH ACCOMPANY THIS SECOND DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO OR REFERRED TO THEREIN. CAPITALIZED TERMS NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS SET FORTH IN THE SECOND PLANS.

         THE STATEMENTS CONTAINED IN THIS SECOND DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE SECOND PLANS AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS SECOND DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE SECOND PLANS OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE SECOND PLANS AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE SECOND PLANS THEMSELVES AND THE DOCUMENTS REFERRED TO THEREIN, WHICH ARE OR WILL HAVE BEEN FILED WITH THE COURT, WILL CONTROL THE TREATMENT OF CREDITORS AND HOLDERS OF EQUITY INTERESTS UNDER THE SECOND PLANS AND WILL, UPON THE EFFECTIVE DATES OF THE SECOND PLANS, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN THE REORGANIZED DEBTORS AND/OR LIQUIDATION TRUSTS, AS APPLICABLE, AND OTHER PARTIES IN INTEREST, REGARDLESS OF WHETHER OR HOW THEY HAVE VOTED ON THE SECOND PLANS.

A.       Overall Structure of the Second Plans

         The Debtors have formulated a Second Reorganization Plan and a Second Liquidation Plan that taken together facilitate the successful resolution of these Chapter 11 Cases.

         The overriding purpose of the Second Reorganization Plan is to enable the Reorganizing Debtors to emerge from chapter 11 as a scaled down enterprise focused on its current core business operations in the WTE, domestic IPP and water market segments. Under the Second Reorganization Plan, the Plan Sponsor will recapitalize the Reorganizing Debtors with an investment of $30 million, as a result of which the Plan Sponsor will become the owner of 100% of the common stock of Reorganized Covanta. As described further below, becoming part of the Plan Sponsor's consolidated tax group in accordance with the terms of the Tax Sharing Agreement to be entered into by the Reorganizing Debtors and the Plan Sponsor will further enhance, on a cash flow basis, the value of the Reorganizing Debtors' business as a going concern.

         The goal of preserving and enhancing the value of the Reorganizing Debtors' continuing operations is further advanced by the Second Liquidation Plan, pursuant to which the assets which have been deemed to be Non-Core Assets will be sold or liquidated. The assets identified as Non-Core Assets are generally those associated with those entities that have been designated as the Liquidating Debtors. Substantially all of such assets have already been sold in postpetition transactions approved by the Court. Upon consummation of the Second Liquidation Plan, any remaining assets of a Liquidating Debtor will be contributed to a Liquidation Trust, as described below, and the Liquidating Debtors will be wound down and dissolved by the Liquidating Trustee in accordance with applicable law. Upon the exhaustion of Liquidation Assets in the Liquidation Trust and the complete distribution of any Liquidation Proceeds, if any, to holders of Claims, the Second Liquidation Plan requires the Liquidation Trustee to close each of the Liquidating Debtors' Chapter 11 Cases with the Court. The proceeds generated from postpetition sales and many of the Liquidation Assets of the Liquidating Debtors will not be transferred to the Liquidation Trust, but rather transferred to Reorganized Covanta in accordance with the Second Liquidation Plan's Secured Creditor Direction and DIP Lender Direction.

         Each of the Second Plans constitute separate plans for each of the respective Debtors thereunder. Each of the Second Plans constitutes a joint plan for the Debtors that are the subject thereof. Pursuant to the Second Plans, the Reorganizing Debtors and the Liquidating Debtors, respectively, have been deemed consolidated solely for purposes of plan administration, procedure and voting. As a result, certain Classes have been established pursuant to the Second Plans as containing Claims against multiple Debtors.

         If the Second Plans are confirmed by the Court and consummated, Classes of Claims against and Equity Interests in the Debtors will receive the treatment described in the Second Plans. A description of the Claims and Equity Interests included in each Class of Claims and Equity Interests, the treatment of those Classes under the Second Plans, the terms of the Plan Notes and other property (if any) to be distributed to holders of Allowed Claims in those Classes under the Second Reorganization Plan appears below.

         The amounts and forms of distributions under the Second Plans are based upon, among other things, the requirements of applicable law and the Debtors' assessment of their ability to achieve the goals set forth in their Business Plan.

B.       Classification and Treatment of Claims and Equity Interests

         Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors and the interests of its equity holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class.

         The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtors believe that they have complied with such standard. If the Court finds otherwise, however, it could deny confirmation of the applicable Plan if the holders affected do not consent to the treatment afforded them under the applicable Plan.

         The Second Plans classify Claims and Equity Interests in the following
Classes:

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Class                    Second Reorganization Plan

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Class 1                  Allowed Priority Non-Tax Claims, which consists of all
                         such Claims against each of the Reorganizing Debtors.
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Class 2                  Subclass 2A: Allowed Project Debt Claims, which
                         consists of the Allowed Secured Claims against the Operating Company Reorganizing Debtors that are secured by Liens on such Reorganizing Debtors' tangible and intangible assets, but excluding the Claims of the Prepetition Lenders and the DIP Lenders.

                         Subclass 2B: Allowed CIBC Secured Claims
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Class 3                  Subclass 3A:  Allowed Secured Bank Claims

                         Subclass 3B: Allowed Secured 9.25% Debenture Claims.

                         Subclass 3C: Allowed Secured Claims Other Than Project Debt Claims and Reorganized Covanta Secured Claims
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Class 4                  Allowed Operating Company Unsecured Claims, which
                         consists of all Allowed Unsecured Claims against Operating Company Reorganizing Debtors.
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Class 5                  Allowed Parent and Holding Company Guarantee Claims,
                         which consists of any Claim against Covanta or any Intermediate Holding Company Debtor based on a guarantee of an obligation of any other Reorganizing Debtor or any direct or indirect international subsidiary of a Reorganizing Debtor that will continue operating following the Effective Date, including, without limitation, performance guarantees; provided, however, that Parent and Holding Company Guarantee Claims do not include the Claims of the Prepetition Lenders, the DIP Lenders, the holders of the 9.25% Debentures or Intercompany Claims.
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Class 6                  Allowed Parent and Holding Company Unsecured Claims,
                         which consists of all Allowed Unsecured Claims against Reorganizing Covanta and any Intermediate Holding Company Debtor and the 9.25% Deficiency Claims of Rejecting Bondholders.
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Class 7                  Allowed Convertible Subordinated Bond Claims, which
                         consists of any Unsecured Claim that arises out of, or is attributable to, ownership of the Convertible Subordinated Bonds.
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Class 8                  Class 8 consists of all Allowed Convenience Claims.
                         Convenience Claims are those Unsecured Claims, other than Intercompany Claims, against any Operating Company Reorganizing Debtor in an amount equal to or less than $2,500. For purposes of determining whether an Unsecured Claim qualifies as a Convenience Claim, all Unsecured Claims held by a Person against any Operating Company Reorganizing Debtor shall be considered separately and shall not be aggregated in making such determination.
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Class 9                  Intercompany Claims, which consists of Claims by any
                         Reorganizing Debtor, Heber Debtor or Liquidating Debtor against any Reorganizing Debtor, Liquidating Debtor or Heber Debtor.
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Class 10                 Subordinated Claims, which consists of all Claims
                         subject to subordination under section 510(b) and (c) of the Bankruptcy Code, or certain Claims for penalties and punitive damages.
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Class 11                 Equity Interests in Subsidiary Debtors, which consists
                         of the Equity Interests held by any Reorganizing Debtor in any of the Subsidiary Debtors.
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Class 12                 Equity Interests in Covanta Huntington, Covanta
                         Onondaga and DSS Environmental.
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Class 13                 Old Covanta Stock Equity Interests, which consists of
                         all Equity Interests of holders of Old Covanta Stock.
--------------------------------------------------------------------------------


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Class                    Second Liquidation Plan

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Class 1                  Allowed Priority Non-Tax Claims, which consists of all
                         such Claims against each of the Liquidating Debtors.
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Class 3                  Subclass 3A: Allowed Liquidation Secured Claims, which
                         consists of all Allowed Secured Bank Claims and all Allowed 9.25% Debentures Claims against each of the Liquidating Pledgor Debtors.

                         Subclass 3B: Allowed Liquidation Secured Claims, which consists of all Allowed Other Liquidation Secured Claims.

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Class 7                  Allowed Unsecured Liquidation Claims, which consists of
                         all Allowed Unsecured Liquidation Claims against the Liquidating Debtors.

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Class 9                  Intercompany Claims, which consists of Claims by any
                         Reorganizing Debtor or Liquidating Debtor against any Liquidating Debtor.

--------------------------------------------------------------------------------
Class 11 Equity Interests in Liquidating Debtors, which consists of the Equity Interests held in any Liquidating Debtor.

--------------------------------------------------------------------------------

         The Debtors believe that they have classified all Claims and Equity Interests in compliance with the requirements of section 1122 of the Bankruptcy Code. If a holder of a Claim or Equity Interest challenges such classification of Claims or Equity Interests and the Court finds that a different classification is required for the Second Plans to be confirmed, the Debtors, to the extent permitted by the Court, intend to make such modifications to the classifications of Claims or Equity Interests under the Second Plans to provide for whatever classification might be required by the Court for confirmation. UNLESS SUCH MODIFICATION OF CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR EQUITY INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF EITHER PLAN BY ANY HOLDER OF A CLAIM OR EQUITY INTEREST PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO EACH PLAN'S TREATMENT OF SUCH HOLDER OF A CLAIM OR EQUITY INTEREST, RESPECTIVELY, REGARDLESS OF THE CLASS OF WHICH SUCH HOLDER IS ULTIMATELY DEEMED TO BE A MEMBER.

1.       Treatment of Unclassified Claims

         (a) Administrative Expense Claims Generally

         Administrative Expense Claims consist primarily of the costs and expenses of administration of the Chapter 11 Cases. Subject to the provisions of the Second Plans, they include, but are not limited to, Claims arising under the DIP Financing Facility, the cost of operating the Debtors' businesses since the First Petition Date, the outstanding unpaid fees and expenses of the professionals retained by the Debtors and the Creditors Committee as approved by the Court, and the payments necessary to cure prepetition defaults on unexpired leases and executory contracts that are being assumed under the Second Plans ("Cure"). All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses, and all payments to reimburse expenses of members of the Creditors Committee, will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and are subject to approval of the Court as reasonable. The Debtors currently anticipate that all Administrative Expense Claims representing (i) Claims against all the Debtors, generally, arising under the DIP Financing Facility and
(ii) claims against the Debtors generally for unpaid professional fees and expenses will be paid in accordance with the applicable Plan.

         All Administrative Expense Claims are subject to the applicable Administrative Expense Claim Bar Date, as provided in the applicable Plan, except for the following limited claims: (a) United States Trustee Claims; (b) postpetition liabilities incurred and payable in the ordinary course of business by any Reorganizing Debtor; or (c) fees and expenses incurred by (i) Retained Professionals, (ii) persons employed by the Debtors or serving as independent contractors to the Debtors in connection with their reorganization and/or liquidation efforts, or (iii) Bankruptcy Services, LLC. To the extent that the Administrative Expense Bar Date applies, failure to file a timely request for payment of an Administrative Expense Claim prior to the Administrative Expense Bar Date shall result in the Administrative Expense Claim being forever barred and discharged. All Retained Professionals and other entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Dates under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code must file a timely request for payment on or before the date that is specified in the applicable Plan. Any such request for payment of compensation for services rendered or reimbursement of expenses incurred that is not filed by the applicable deadline shall be barred.

         As of January 14, 2004, there was no outstanding balance under the DIP Financing Facility. The Reorganizing Debtors and Liquidating Debtors believe that their available cash resources (including funds that will become available pursuant to the sale of the Geothermal Business and funds set aside in the Administrative Expense Claims Reserve) will be sufficient to enable them to pay all Allowed Administrative Expense Claims as of the applicable Effective Date, any professional fees that remain unpaid as of the applicable Effective Date, and all amounts outstanding, if any, under the DIP Financing Facility at such time. Moreover, the Debtors believe that the aggregate amount of Administrative Expense Claims that may become Allowed after the Effective Dates will not exceed the Reorganized Debtors' and/or the Liquidating Trustee's ability to pay such Claims when they are Allowed and/or otherwise become due. The procedures governing allowance and payment of Administrative Claims of the Reorganizing Debtors and Liquidating Debtors are described in Section VIII.B.1.

                  (i) Administrative Expense Claims under the Second Reorganization Plan

         Subject to the provisions of Article 2.2 of the Second Reorganization Plan, on the first Distribution Date occurring after the later of (a) the date an Administrative Claim becomes an Allowed Administrative Expense Claim or (b) the date an Administrative Expense Claim becomes payable pursuant to any agreement between a Reorganizing Debtor (or a Reorganized Debtor) and the holder of such Administrative Expense Claim, the holder of an Allowed Administrative Claim in the Reorganizing Debtors' Chapter 11 Cases shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Administrative Expense Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Expense Claim or (ii) such other treatment as to which the Reorganizing Debtors (or the Reorganized Debtors) and such holder shall have agreed upon; provided, however, that Allowed Administrative Expense Claims with respect to liabilities incurred by the Reorganizing Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of the applicable Plan.

                  (ii) Contingent Administrative Expense Claims under the DIP Financing Facility

         On the Reorganization Effective Date, all outstanding and unfunded letters of credit issued under Tranche B of the DIP Financing Facility shall be replaced or otherwise continued by letters of credit to be issued under the First Lien L/C Facility or the Second Lien L/C Facility or otherwise cash collateralized in an amount not less than one hundred and five percent (105%) of the face amount thereof pursuant to documentation in form and substance satisfactory to the DIP Agents and the issuing banks . Once such new letters of credit have been issued or such cash collateral has been posted (and any funded amounts under the DIP Financing Facility have been repaid), the DIP Financing Facility shall be deemed terminated (subject in all respects to any carve-out approved by the Court in the Final DIP Order), and the DIP Lenders shall take all necessary action to confirm the removal of any liens on the properties of the applicable Reorganizing Debtors securing the DIP Financing Facility. To the extent that Claims arising under the DIP Financing Facility will not be paid in full as a result of reinstatement of contingent obligations under the First Lien L/C Facility or Second Lien L/C Facility, acceptance of reinstatement as provided for under the Second Reorganization Plan by a requisite majority of DIP Lenders as contemplated under the DIP Financing Facility shall be binding on all DIP Lenders in full satisfaction of their Administrative Expense Claim.

                  (iii)    Administrative Expense Claim Bar Date

         Administrative Expense Claims must be filed with the Court and served on counsel for the Debtors prior to the Administrative Expense Claim Bar Date, as provided in the applicable Plan. The Administrative Expense Claim Bar Date applies to all holders of Administrative Expense Claims except for holders of the following limited types of claims: (a) United States Trustee Claims; (b) postpetition liabilities incurred and payable in the ordinary course of business by any Reorganizing Debtor or Liquidating Debtor; and (c) fees and expenses incurred by (i) Retained Professionals and (ii) Persons employed by the Reorganizing Debtors or Liquidating Debtors or serving as independent contractors to the Reorganizing Debtors in connection with their reorganization efforts, including without limitation the Balloting Agent.

                  (iv)     Administrative Claims for Compensation and
                           Reimbursement

         All Retained Professionals, or Persons employed by the Reorganizing Debtors or Liquidating Debtors or serving as independent contractors to the Reorganizing Debtors or Liquidating Debtors or any other Persons seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Dates under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code must file and serve on counsel for the Reorganizing Debtors and Liquidating Debtors and as otherwise required by the Court and Bankruptcy Code their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred on or before the deadline imposed by the applicable Plan. All such Allowed Administrative Expense Claims shall be paid in full as provided in the applicable Plan, or upon such terms as may be mutually agreed upon between the holder of such an Allowed Administrative Expense Claim and the applicable Debtor.

         Any Person who requests compensation or expense reimbursement for a Substantial Contribution Claim must file an application with the clerk of the Court, on or before the applicable Administrative Expense Bar Date, and serve such application on counsel for the applicable Reorganized Debtors and Liquidating Debtors and as otherwise required by the Court and the Bankruptcy Code on or before such date.

         The Debtors expect that certain Retained Professionals, and certain other professionals to other parties in interest in the Chapter 11 Cases, will seek compensation for services rendered, reimbursement of expenses incurred, award of success fees, and payments on Substantial Contribution Claims under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code. In particular, the Debtors expect that their investment bankers, Chilmark Partners, LLC ("Chilmark"), will seek payment of a restructuring fee (the "Restructuring Fee") upon the effectiveness and consummation of one or more of the Second Plans, as per the terms of the retention letter between the Debtors and Chilmark, dated March 28, 2002, as approved and modified by order of the Court (Docket No. 607), dated June 27, 2002. The Restructuring Fee is equal to the greater of (i) $7 million, less any monthly fees paid to Chilmark through the date of payment of the Restructuring Fee up to, but not in excess of, $2 million, and (ii) an amount equal to 1% of the aggregate consideration of all transactions, which amount is estimated to be approximately $8 million.

                  (v) Administrative Expense Claims under the Second Liquidation Plan

         Except to the extent that the applicable Liquidating Debtor and any holder of an Allowed Administrative Expense Claim agree to a less favorable treatment and as set forth in Sections 2.3 and 2.5 of the Second Liquidation Plan, each holder of an Allowed Administrative Expense Claims against a Liquidating Debtor, in full satisfaction of such Claims shall be paid Cash in an amount equal to such Claims on the Initial Liquidation Distribution Date from the Administrative Expense Claims Reserve provided that any such liabilities not incurred in the ordinary course of business were approved and authorized by a Final Order of the Court; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by such Liquidating Debtor, as a debtor-in-possession, shall be paid by the Liquidating Trustee from the Administrative Expense Claims Reserve, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. To the extent that the Administrative Expense Claim Bar Date applies, failure to file a timely request for payment of an Administrative Expense Claim prior to the Administrative Expense Claim Bar Date shall result in the Administrative Expense Claim being forever barred and discharged.

(b)      Priority Tax Claims

                   (i)     Priority Tax Claims under the Second Reorganization
                           Plan

         Priority Tax Claims are those tax Claims entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code. The Second Reorganization Plan provides that Priority Tax Claims, if any, are Unimpaired. Specifically, on the Distribution Date, each holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, a note issued by the Reorganizing Debtors or Reorganized Debtors in the principal amount equal to the amount of such Allowed Priority Tax Claim payable over a period not exceeding six (6) years after the date of assessment of the Priority Tax Claim as provided in subsection 1129(a)(9)(C) of the Bankruptcy Code, such note to provide for the payment of simple interest on the unpaid portion of such Claim semiannually without penalty of any kind, at the fixed annual rate equal to four percent (4%), with the first interest payment due on the latest of: (i) six (6) months after the Effective Date, (ii) six (6) months after the date on which such Priority Tax Claim becomes an Allowed Claim, or (iii) such longer time as may be agreed to by the holder of such Priority Tax Claim and the Reorganized Debtor. Notwithstanding the foregoing, subject to the DIP Agents and the Bondholders Committee (which consent shall be requested on or before the Effective Date), the Reorganized Debtors shall have the option, in lieu of issuing a holder of an Allowed Priority Tax Claim a note in accordance with the terms set forth above, to pay any or all Allowed Priority Tax Claims in Cash, without penalty of any kind, in an amount equal to the unpaid portion of such Allowed Priority Tax Claim on the Effective Date or as soon as practical thereafter.

         Under the Second Reorganization Plan, no holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Reorganization Effective Date interest accrued on, or penalty arising after the Petition Date with respect to or in connection with, an Allowed Priority Tax Claim. Any such Claim or demand for any such accrued postpetition interest or penalty will be discharged upon confirmation of the Second Reorganization Plan in accordance with section 1141(d)(1) of the Bankruptcy Code, and the holder of a Priority Tax Claim will be precluded from assessing or attempting to collect such accrued interest or penalty from the Reorganized Debtors or its property.

                  (ii)     Priority Tax Claims under the Second Liquidation Plan

         Each holder of an Allowed Priority Tax Claim against a Liquidating Debtor will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, Cash equal to the unpaid portion of such Allowed Priority Tax Claim on or as soon as practical after the later of: (i) thirty (30) days after the Liquidation Effective Date, or (ii) thirty (30) days after the date on which such Priority Tax Claim becomes Allowed; provided, however, that at the option of the Liquidating Trustee, the Liquidating Trustee may pay Allowed Priority Tax Claims over a period of six (6) years after the date of assessment of the Priority Tax Claim as provided in subsection 1129(a)(9)(C) of the Bankruptcy Code; provided, further, that in no event shall the Liquidating Trustee extend such date of repayment beyond the Final Liquidation Determination Date. If the Liquidating Trustee elects this option as to any Allowed Priority Tax Claim, then the Liquidating Trustee shall make payment of simple interest on the unpaid portion of such Claim semiannually without penalty of any kind, at the fixed annual rate equal to four percent (4%), with the first interest payment due on the latest of: (i) six (6) months after the Liquidation Effective Date, (ii) six (6) months after the date on which such Priority Tax Claim becomes an Allowed Claim, or (iii) such other time as may be agreed to by the holder of such Priority Tax Claim and the Liquidating Trustee; provided, however, that the Liquidating Trustee shall reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Allowed Priority Tax Claim, in full, at any time on or after the Liquidation Effective Date, without premium or penalty.

2.       Unimpaired Classes of Claims

         The Classes listed below are Unimpaired by the Second Plans.

Second Reorganization Plan

Class 1:   Allowed Priority Non-Tax Claims
Class 2:   Allowed Project Debt Claims and Allowed CIBC Secured Claims
Class 5:   Allowed Parent and Holding Company Guarantee Claims
Class 11:  Equity Interests in Subsidiary Debtors
Class 12:  Allowed Equity Interests in Covanta Huntington, Covanta Onondaga and
           DSS Environmental

Second Liquidation Plan

Class 1:   Allowed Priority Non-Tax Claims

3.       Impaired Classes of Claims and Interests

         The Classes listed below are Impaired by the Second Plans.

Second Reorganization Plan

Class 3:   Allowed Covanta Secured Claims
Class 4:   Allowed Operating Company Unsecured Claims
Class 6:   Allowed Parent and Holding Company Unsecured Claims
Class 7:   Allowed Convertible Subordinated Bond Claims
Class 8:   Allowed Convenience Class Claims
Class 9:   Intercompany Claims
Class 10    Subordinated Claims
Class 13:  Old Covanta Stock Equity Interests

Second Liquidation Plan

Class 3:   Allowed Liquidation Secured Claims
Class 7:   Allowed Unsecured Liquidation Claims
Class 9:   Intercompany Claims
Class 11:  Equity Interests in Liquidating Debtors

4.       Treatment of Classified Claims

         Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Equity Interests in each of the applicable Debtors. All Claims and Equity Interests, except Administrative Expense Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified, and their treatment is set forth in Article II of each Plan.

         A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes. A Claim or Equity Interest is also placed in a particular Class only for the purpose of voting on, and receiving distributions pursuant to, the Second Plans only to the extent that such Claim or Equity Interest is an Allowed Claim or an Allowed Equity Interest in that Class and such Claim or Equity Interest has not been paid, released or otherwise settled prior to the applicable Effective Date.

         (a) Unimpaired Classes of Claims under the Second Reorganization Plan and Second Liquidation Plan (as applicable).

                  (i) Class 1 - Allowed Priority Non-Tax Claims. Each holder of an Allowed Class 1 Claim shall receive, in full settlement, release and discharge of its Class 1 Claim, either (i) Cash, on the Distribution Date, in an amount equal to such Allowed Claim, or (ii) on such other less favorable terms as the Reorganizing Debtors and Reorganized Debtors and the holder of an Allowed Priority Non-Tax Claim agree.

                  (ii) Class 2 - Subclass 2A: Allowed Project Debt Claims. On the Reorganization Effective Date, the legal, equitable and contractual rights of the holders of Allowed Class 2 Claims will be reinstated in full satisfaction, release and discharge of their respective Class 2 Claims and will remain unaltered under the Second Reorganization Plan, except as the Reorganizing Debtors and the holders of Allowed Class 2 Claims may otherwise agree or as such holders may otherwise consent. To the extent that defaults exist in connection with any Allowed Project Debt Claims, the Reorganized Debtors shall comply with section 1124(2) of the Bankruptcy Code on or before the Reorganization Effective Date. Without limiting the generality of the foregoing, the Reorganizing Debtors shall pay in Cash thirty (30) days after the Effective Date of the Second Reorganization Plan any Secured Project Fees and Expenses, which are defined as those reasonable fees, costs or charges that (i) are incurred by a trustee acting on behalf of a bondholder, bond insurer or owner participant under any indenture that relates to an Allowed Project Debt Claim, (ii) represent fees, costs or charges incurred after the Petition Date, (iii) are properly payable under the applicable indenture, and (iv) have been approved by order of the Court; provided, however, that to the extent that any Secured Project Fees and Expenses may have been paid by third parties, then such third parties may only seek reimbursement from the Reorganizing Debtors for payment of such Secured Project Fees and Expenses, if and to the extent permitted by the relevant prepetition transaction documents and the Bankruptcy Code. Notwithstanding the foregoing, no contractual provisions or applicable law that would entitle the holder of an Allowed Class 2 Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim, terminate any contractual relationship or take such other enforcement action (as may be applicable) from and after the occurrence of a default that occurred prior to the Reorganization Effective Date shall be enforceable against the Reorganized Debtors. The indentures, notes and all other documents or agreements with respect to Class 2 Claims shall not be cancelled.

                  Subclass 2B: Allowed CIBC Secured Claims. On the Reorganization Effective Date, in full settlement, release and discharge of the Allowed CIBC Secured Claim, CIBC shall apply the CIBC cash collateral in full satisfaction of such Allowed CIBC Secured Claim. The remaining balance of the CIBC cash collateral, after satisfaction of the Allowed CIBC Secured Claim, shall be applied by CIBC first in payment of the fees and expenses of the mediator with respect to the Canadian loss sharing litigation and thereafter in payment of a portion of the fees and expenses of the Canadian Loss Sharing Lenders in connection therewith.(4)

------------
(4) It is the Debtors' understanding that payments are to be made on the Effective Date by the Prepetition Lenders (other than the Canadian Loss Sharing Lenders) pursuant to the terms of the Intercreditor Agreement in full satisfaction, settlement, release and discharge of their obligations to the Canadian Loss Sharing Lenders.


                  (iii) Class 5 - Allowed Parent and Holding Company Guarantee Claims. On the Reorganization Effective Date, the legal, equitable and contractual rights of the holders of Allowed Class 5 Claims will be reinstated in full satisfaction, release and discharge of their respective Class 5 Claims and will remain unaltered under the Second Reorganization Plan, except as the Reorganizing Debtors and the holders of Allowed Class 5 Claims may otherwise agree or as such holders may otherwise consent; provided, however, that notwithstanding the foregoing, (i) no contractual provisions or applicable law that would entitle the holder of an Allowed Class 5 Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim, terminate any contractual relationship or take such other enforcement action (as may be applicable) from and after the occurrence of a default that occurred prior to the Effective Date shall be enforceable against the Reorganized Debtors, and (ii) no contractual provisions or applicable law that would require the Reorganizing Debtors to satisfy any financial criteria or meet any financial condition measured by reference to such Debtor's most recent annual audited financial statements with respect to any such Allowed Parent and Holding Company Guarantee Claims during the pendancy of these Chapter 11 Cases shall be enforceable against such Reorganizing Debtors, and (b) the Reorganizing Debtors and Reorganized Debtors shall be deemed to be and to remain in compliance with any such contractual provision or applicable law regarding financial criteria or financial condition (other than contractual requirements to satisfy miniumum ratings from rating agencies). After such year, such financial criteria or financial condition shall be measured by reference to the applicable Debtor's most recent annual audited financial statements.

                  (iv) Class 11 - Equity Interests in Subsidiary Debtors. As of the Reorganization Effective Date, Equity Interests in the Subsidiary Debtors shall be reinstated, in full satisfaction, release, and discharge of any Allowed Class 12 Equity Interests, and such reinstated Equity Interests shall be evidenced by the existing capital stock, partnership and/or membership interests.

                  (v) Class 12 - Allowed Equity Interests in Covanta Huntington, Covanta Onondaga and DSS Environmental. As of the Reorganization Effective Date, Equity Interests in Covanta Huntington, Covanta Onondaga and DSS Environmental shall be reinstated, in full satisfaction, release, and discharge of any Allowed Class 12 Equity Interests, and such reinstated Equity Interests shall be evidenced by the existing capital stock, partnership and/or membership interests.

(b) Impaired Classes of Claims under the Second Reorganization Plan and Second Liquidation Plan (as applicable).

                  (i) Class 3 - Allowed Secured Claims.

                         (A) Second Reorganization Plan: Class 3 consists of
                  certain Allowed Secured Claims and is divided into three Subclasses for Distribution purposes: Subclass 3A consists of the Allowed Secured Bank Claims and Subclass 3B consists of Allowed Secured 9.25% Debenture Claims, and Subclass 3C consists of Allowed Secured Claims other than Project Debt Claims and Reorganized Covanta Secured Claims.

                  1. Subclass 3A and 3B Claims. Allowed Class 3A and 3B Claims are all deemed secured by the same Prepetition Collateral for the purpose of the Second Plans. Accordingly, pursuant to the Second Reorganization Plan, an Initial Distribution of the Secured Subclass 3A and 3B Total Distribution is made between Subclass 3A and Subclass 3B, with each Subclass receiving in the aggregate its Pro Rata Share based upon the Allowed Subclass 3A Claim Amount and the Allowed Subclass 3B Claim Amount, respectively. The Secured Subclass 3A and 3B Total Distribution consists of the following types of consideration:
                  (i) Distributable Cash, (ii) Additional Distributable Cash (if any), (iii) Excess Distributable Cash (if any), (iv) the New High Yield Secured Notes, and (v) New CPIH Funded Debt.

                           As explained above, the Initial Distribution between
                  Subclass 3A and Subclass 3B is made on a pro rata basis. However, the Second Reorganization Plan provides that only those holders of Allowed Subclass 3A and 3B Claims that participate as First Lien Lenders will receive Distributable Cash as part of their Subclass 3A or 3B Distribution. Accordingly, Distributable Cash will be included in the Initial Distribution to Subclass 3A or Subclass 3B only to the extent that the Allowed Subclass 3A Claim Amount or Allowed Subclass 3B Claim Amount relates to an Allowed Subclass 3A Claim or Subclass 3B Claim, as the case may be, that is held by a First Lien Lender. Similarly, the Second Reorganization Plan provides that only those holders of Allowed Subclass 3A and 3B Claims that are Non-Participating Lenders will receive Additional Distributable Cash as part of their Subclass 3A and 3B Distribution. Accordingly, Additional Distributable Cash will be included in the Initial Distribution to Subclass 3A or Subclass 3B only to the extent that the Allowed Subclass 3A Claim Amount or Allowed Subclass 3B Claim Amount relates to an Allowed Subclass 3A Claim or Subclass 3B Claim, as the case may be, that is held by one of the Non-Participating Lenders.

                           After implementing the Initial Distribution, the
                  Second Reorganization Plan provides for Distribution among holders of Allowed Claims in Subclass 3A and Subclass 3B as follows:

                           Distribution Among Holders of Allowed Subclass 3A
                  Claims:

                           First, in full settlement, release and discharge of the Allowed Priority Bank Claims, the Priority Bank Lenders shall receive first, to the extent available as part of the Subclass 3A Recovery, Additional Distributable Cash and Excess Distributable Cash in an amount equal to the amount of such Allowed Priority Bank Claims and thereafter New High Yield Secured Notes in a principal amount equal to the remaining amount of such
                           Allowed Priority Bank Claims;

                           Second, immediately after making the Distribution on account of the Allowed Priority Bank Claims, in full settlement, release and discharge of Non-Priority Subclass 3A Claims, the holders of Allowed Non-Priority Subclass 3A Claims shall receive a Pro Rata Subclass Share of the remaining Subclass 3A Recovery; provided, however, that with respect to the Distribution of the remaining Subclass 3A Recovery,
                           (i) the First Lien Lenders in Subclass 3A shall receive their Secured Value Distribution first, to the extent available, in the form of Distributable Cash and thereafter in the form of New High Yield Secured Notes, and (ii) the Additional New Lenders in Subclass 3A shall receive their Secured Value Distribution solely in the form of New High Yield Secured Notes; and further, provided, that Non-Participating Lenders in Subclass 3A shall receive their Secured Value Distribution first, to the extent available, in the form of Additional Distributable Cash and thereafter in the form of New High Yield Secured Notes and shall not receive any Distribution of Distributable Cash.

                           Distribution Among Holders of Allowed Subclass 3B
                           Claims:

                           First, the Subclass 3B Secured Claim shall be deemed an Allowed Secured Claim in an amount equal to the Allowed Subclass 3B Settlement Amount and in full settlement, release and discharge of the Allowed Secured Claims of the Accepting Bondholders, each holder of an Allowed Subclass 3B Claim that is an Accepting Bondholder shall, subject to payment of its pro-rata share of the Settlement Distribution, receive its Pro Rata Subclass Share of Distributions of the Subclass 3B Accepting Bondholder Recovery; provided, however, that with respect to the Subclass 3B Accepting Bondholder Recovery, (i) the First Lien Lenders in Subclass 3B that are Accepting Bondholders, if any, shall receive their Secured Value Distribution first, to the extent available, in the form of Distributable Cash and thereafter in the form of New High Yield Secured Notes; and (ii) the Additional New Lenders in Subclass 3B that are Accepting Bondholders, if any, shall receive their Secured Value Distribution solely in the form of New High Yield Secured Notes; and provided further that the Non-Participating Lenders in Subclass 3B that are Accepting Bondholders shall receive their Secured Value Distribution first, to the extent available, in the form of Additional Distributable Cash and thereafter in the form of New High Yield Secured Notes and shall not receive any Distribution of Distributable Cash. Distributions made to each Accepting Bondholder of such holder's Allowed Subclass 3B Claim shall be subject to adjustment and modification in accordance with the provisions of the 9.25% Settlement, including the waiver of the 9.25% Deficiency Claims and any subordination benefits with respect to the Convertible Subordinated Bonds, and payment of such holder's pro-rata share of the Settlement Distribution to the holders of Allowed Class 6 Claims as provided under the Second Reorganization Plan.

                           Second, in the event that the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders is equal to or greater than $10 million, the Subclass 3B Claim of each Rejecting Bondholder shall be deemed a Disputed Secured Claim, allowance thereof shall be subject to determination pursuant to the 9.25% Debentures Adversary Proceeding, and on the Reorganization Effective Date, the Reorganizing Debtors shall deliver the Subclass 3B Rejecting Bondholder Recovery into a Reserve Account in accordance with Section 8.4 of the Second Reorganization Plan and be held subject to Distribution pursuant to Section 8.6 of the Second Reorganization Plan.

                           Third, in the event that the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders is less than $10 million, the Subclass 3B Claim of each Rejecting Bondholder shall be deemed an Allowed Secured Claim in its full amount and in full settlement, release and discharge of the Allowed Secured Claims of the Rejecting Bondholders, on the Effective Date, each holder of an Allowed Subclass 3B Claim that is a Rejecting Bondholder shall receive its Pro Rata Subclass Share of Distributions of the Subclass 3B Rejecting Bondholder Recovery; provided, however, that with respect to the Subclass 3B Rejecting Bondholder Recovery, (i) the First Lien Lenders in Subclass 3B that are Rejecting Bondholders, if any, shall receive their Secured Value Distribution first, to the extent available, in the form of Distributable Cash and thereafter in the form of New High Yield Secured Notes; and (ii) the Additional New Lenders in Subclass 3B that are Rejecting Bondholders, if any, shall receive their Secured Value Distribution solely in the form of New High Yield Secured Notes; and further, provided, that the Non-Participating Lenders in Subclass 3B that are Rejecting Bondholders shall receive their Secured Value Distribution first in the form of Additional Distributable Cash, to the extent available, and thereafter solely in the form of New High Yield Secured Notes and shall not receive any Distribution of Distributable Cash. In the event that the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders is less than $10 million, the Distributions made to each Rejecting Bondholder of such holder's Allowed Subclass 3B Claim shall not be subject to adjustment and modification, nor shall they receive a release of claims asserted in the 9.25% Adversary Proceeding (remaining subject to liability to the holders of Class 6 Claims for the Settlement Distribution), in accordance with the provisions of the 9.25% Settlement.

                           Standby Commitment. In the event that the Additional
                  Distributable Cash included in the Initial Distribution for the Non-Participating Lenders shall be in an amount less than $7.2 million, the Investors shall purchase on the Reorganization Effective Date from the Non-Participating Lenders on a pro rata basis an amount of New High Yield Secured Notes equal to the difference between $7.2 million and the actual amount of Additional Distributable Cash at a price equal to the full accreted nominal value of such Notes paid in Cash.

                           Additional New CPIH Funded Debt. In the event that on
                  the Determination Date there shall be an increase in the amount of New CPIH Funded Debt in accordance with the definition of New CPIH Funded Debt as set forth in the Second Reorganization Plan, then each holder of an Allowed Subclass 3A and 3B Claim as of the Effective Date, or its assign as permitted pursuant to the New CPIH Funded Debt agreement, shall receive its Pro Rata Class Share of a Distribution consisting of any such increase in the New CPIH Funded Debt in a manner consistent with the provisions of Section 4.3 of the Second Reorganization Plan, as though such additional New CPIH Funded Debt had been part of the Initial Distribution undertaken pursuant to Section 4.3(c)(I); provided, that with respect to the Distribution of such New CPIH Funded Debt to any Accepting Bondholder, such Distribution shall be subject to adjustment and modification in accordance with the provisions of the 9.25% Settlement, and payment of such holder's pro-rata share of the Settlement Distribution to the holders of Allowed Class 6 Claims as provided under the Second Reorganization Plan.

                           Excess Distributable Cash. In the event that after
                  the Effective Date there shall be Excess Distributable Cash as determined in accordance with the proviso for the definition of Exit Costs under the Second Reorganization Plan, each holder of an Allowed Subclass 3A and 3B Claim as of the Effective Date or its assign shall receive a Pro Rata Class Share of a Distribution consisting of any such Excess Distributable Cash in a manner consistent with the provisions of Section 4.3 of the Second Reorganization Plan, as though such Excess Distributable Cash had been part of the Initial Distribution undertaken pursuant to Section 4.3(c)(I); provided, that with respect to the Distribution of Excess Distributable Cash to any Accepting Bondholder, such Excess Distributable Cash shall be subject to adjustment and modification in accordance with the provisions of the 9.25% Settlement, and payment of such holder's pro-rata share of the Settlement Distribution to the holders of Allowed Class 6 Claims as provided under the Second Reorganization Plan.

                           Participation in the Subclass 3B Stock Offering.
                  Additionally, as an incentive offered by the Plan Sponsor, any holder of an Allowed Subclass 3B Claim as of the record date established for voting in connection with the second Reorganization Plan that votes in favor of the Second Reorganization Plan shall have the non-transferable right to participate on a pro rata basis in the Subclass 3B Stock Offering.

                  2. Subclass 3C Claims. On the Effective Date or as soon as practicable thereafter, at the option of the Reorganizing Debtors and in accordance with section 1124 of the Bankruptcy Code, all Allowed Secured Claims in Subclass 3C will be treated pursuant to one of the following alternatives: (I) the Second Reorganization Plan will leave unaltered the legal, equitable and contractual rights to which each Allowed Secured Claim in Subclass 3C entitles the holder; (II) the Reorganizing Debtors or Reorganized Debtors shall cure any default that occurred before or after the Petition Date; the maturity of such Secured Claim shall be reinstated as such maturity existed prior to any such default; the holder of such Allowed Secured Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the holder on any right to accelerate its claim; and the legal, equitable and contractual rights of such holder will not otherwise be altered; (III) an Allowed Secured Claim shall receive such other treatment as the Reorganizing Debtors or Reorganized Debtor and the holder of such Allowed Secured Claim shall agree; or (IV) all of the collateral for such Allowed Secured Claim will be surrendered by the Reorganizing Debtors to the holder of such Claim.

                                 (B) Second Liquidation Plan:

                           1. Class 3A. Allowed Liquidation Secured Claims, consisting of Secured Bank Claims and the 9.25% Debenture Claims:

                                     Under the Second Liquidation Plan, each
                                     holder of an Allowed Liquidation Secured
                                     Claim would be entitled, assuming its
                                     security interest is valid and absent the Secured Creditor Direction (further described below), to receive on any Liquidation Distribution Date, such holder's Pro Rata Share of any Net Liquidation Proceeds and Liquidation Assets of the Liquidating Pledgor Debtors. On the Effective Date, each holder of an Allowed Class 3A Liquidation Secured Claim shall be deemed to have received, on account of its Class 3A Allowed Liquidation Secured Claim, the distribution it receives as a holder of a Class 3A or 3B Claim under the Second Reorganization Plan, as applicable, in full satisfaction of its Class 3A Claim, and the Liquidating Trustee and the Liquidating Debtors will implement the Secured Creditor Direction. Furthermore, to the extent that any Liquidating Pledgor Debtors have any Residual Liquidation Assets, which the Liquidating Trustee determines in its sole discretion can profitably be sold or monetized, then the holders of Class 3A Claims under the Second Liquidation Plan, shall be entitled to their Pro Rata Share of the Net Liquidation Proceeds on the succeeding Liquidation Distribution Date resulting from such sale, after the payment of the Liquidation Expenses attributable to such sale.

                            2. Subclass 3B. Subclass 3B consists of the Allowed Other Secured Liquidation Claims against the Covanta Liquidating Secured Parties:

                                     On the Liquidation Effective Date, the
                                     applicable Liquidating Debtors shall cause to be transferred, pursuant to Section 6.1(c) of the Second Liquidation Plan, to the Covanta Liquidating Secured Parties, as holders of the Allowed Covanta Other Secured Liquidating Claims, the Covanta Liquidating Collateral in full settlement, release and discharge of the Subclass 3B Claims.

                  (ii) Class 4 - Allowed Operating Company Unsecured Claims. On the Distribution Date, each holder of an Allowed Class 4 Claim shall receive, in full settlement, release and discharge of its Class 4 Claim, a Distribution of Reorganization Plan Unsecured Notes in the aggregate principal amount equal to the amount of its Allowed Class 4 Claim. With respect to Allowed Class 4 Claims for and to the extent which insurance is available, the Second Reorganization Plan shall not be deemed to impair or expand the rights of holders of such Allowed Class 4 Claims to pursue any available insurance to satisfy such Claims; provided, however, that to the extent insurance is not available or is insufficient, treatment of such Allowed Class 4 Claims shall be as otherwise provided in Section 4.4 of the Second Reorganization Plan.

                  (iii) Class 6 - Allowed Parent and Holding Company Unsecured Claims. In consideration of the agreement by the holders of Class 6 Claims to waive any claims, including all alleged avoidance actions, that might be brought against the holders of Subclass 3A Claims and to settle the 9.25% Debentures Adversary Proceeding in accordance with the terms of the 9.25% Settlement, and to secure the support of the holders of Allowed Class 6 Claims for confirmation of the Second Reorganization Plan, the holders of Allowed Subclass 3A and 3B Claims have agreed to provide the holders of Allowed Class 6 Claims from the value that would otherwise have been distributable to the holders of Allowed Subclass 3A and 3B Claims under the Second Reorganization Plan, so that on the Distribution Date each holder of an Allowed Class 6 Claim shall receive, in full satisfaction, release and discharge of its Class 6 Claim, Distributions consisting of (i) such holder's Pro Rata Class Share of the CPIH Participation Interest, (ii) such holder's Pro Rata Class Share of the Class 6 Unsecured Notes, and (iii) such holders Pro Rata Class Share of the proceeds, if any, with respect to the Class 6 Litigation Claims. Additionally, each holder of an Allowed Class 6 Claim (a) shall receive from each Accepting Bondholder, in full satisfaction, release and discharge of its rights with respect to the 9.25% Debentures Adversary Proceeding against each Accepting Bondholder, a Distribution consisting of such holder's Pro Rata Share of the Settlement Distribution and (b) may receive a further Distribution with respect to the Subclass 3B Rejecting Bondholder Recovery subject to the resolution of the 9.25% Debentures Adversary Proceeding, in accordance with Section 8.6(b) of the Second Reorganization Plan. Distributions to holders of Allowed Class 6 Claims (including any Distribution with respect to the Settlement Distribution) shall be made by the Disbursing Agent in accordance with the provisions of Section 8.7 of the Second Reorganization Plan. With respect to Allowed Class 6 Claims for and to the extent which insurance is available, the Second Reorganization Plan shall not be deemed to impair or expand the rights of holders of such Allowed Class 6 Claims to pursue any available insurance to satisfy such Claims; provided, however, that to the extent insurance is not available or is insufficient, treatment of such Allowed Class 6 Claims shall be as otherwise provided in Section 4.6 of the Second Reorganization Plan.

                  The Reorganized Debtors shall have the option to delay issuance of the Class 6 Unsecured Notes until immediately after such time as the Disbursing Agent, in consultation with the Class 6 Representative, elects to make an interim or final Distribution to holders of Allowed Class 6 Claims in accordance with Section 8.7 of the Second Reorganization Plan; provided, however, that in the event that the Reorganized Debtors shall elect to delay issuance of the Class 6 Unsecured Notes, any subsequent Distribution of the Class 6 Unsecured Notes shall include all accrued interest, whether made in Cash or otherwise, that a holder of such Notes would have been entitled to receive for the period from the Effective Date through and including the Date of such subsequent Distribution.

                           Creditors are referred to Section XI.H below for an estimate of the amount of Allowed Claims in Class 6, and the risks that Allowed Claims in Class 6 may materially exceed the Debtors' estimates.

                  (iv) Class 7 (Second Reorganization Plan) - Allowed Convertible Subordinated Bond Claims. On the Distribution Date, each holder of an Allowed Class 7 Claim shall not receive any Distributions from the Reorganizing Debtors or retain any property under the Second Reorganization Plan in respect of Class 7 Claims, on account of its Class 7 Claim.

                  (v) Class 7 (Second Liquidation Plan) - Allowed Unsecured Liquidation Claims. The holders of Class 7 Claims shall not be entitled to receive any Distribution under the Second Liquidation Plan, provided, however, that with respect to Allowed Class 7 Claims for and to the extent which insurance is available, the Second Liquidation Plan shall not be deemed to impair or expand the rights of holders of such Allowed Class 7 Claims to pursue any available insurance to satisfy such Claims; provided, further, that to the extent that insurance is not available or is insufficient, treatment of such Allowed Class 7 Claim shall be as otherwise provided in the Second Liquidation Plan.

                  (vi) Class 8 - Allowed Convenience Claims. On the Distribution Date, each holder of an Allowed Class 8 Claim shall receive, in full satisfaction, release and discharge of its Class 8 Claim, at the Reorganizing Debtors' option either: (i) a payment in Cash, in an amount equal to seventy five percent (75%) of the Allowed amount of such Class 8 Claim, or (ii) a Distribution of Reorganization Plan Unsecured Notes in the aggregate principal amount equal to the amount of its Allowed Class 8 Claim.

                  (vii) Class 9 - Intercompany Claims.

                           (A) Second Reorganization Plan: Under the Second Reorganization Plan, Class 9 consists of all Intercompany Claims and is subdivided into three Subclasses for Distribution purposes: Subclass 9A consists of the Liquidating Debtors Intercompany Claims, Subclass 9B consists of the Reorganized Debtors Intercompany Claims and Subclass 9C consists of the Heber Debtors Intercompany Claims. On the Reorganization Effective Date, all Subclass 9A Claims shall be deemed cancelled or waived in exchange for the Reorganizing Debtors' contribution of the Liquidation Plan Funding Amount, if any, to the Operating Reserve. On the Reorganization Effective Date, all Subclass 9B Claims shall, in the sole discretion of the applicable Reorganizing Debtor or Reorganized Debtor, either be: (a) preserved and reinstated,
         (b) released waived and discharged, (c) contributed to the capital of the obligee corporation, or (d) distributed to the obligee corporation. On the Reorganization Effective Date, all Subclass 9C Claims shall be deemed cancelled or waived in exchange for the Reorganizing Debtors' undertaking certain obligations in connection with the Heber Reorganization Plan.

                           (B) Second Liquidation Plan: Under the Second Liquidation Plan, Class 9 consists of all Intercompany Claims. On the Liquidation Effective Date, all Intercompany Claims under the Second Liquidation Plan shall be cancelled, annulled and extinguished

                  (viii) Class 10 -Subordinated Claims. As of the Reorganization Effective Date, holders of Class 10 Claims shall not receive any Distributions or retain any property under the Second Reorganization Plan in respect of Class 10 Claims, on account of such Claims. All instruments evidencing Subordinated Claims shall be cancelled, annulled or extinguished.

                  (ix) Class 11 - Equity Interests in the Liquidating Debtors. The holders of Equity Interests in each Liquidating Debtor shall not be entitled to receive any Distribution or retain any property under the Second Liquidation Plan, and on the Liquidation Effective Date such Equity Interests shall be cancelled, annulled and extinguished.

                  (x) Class 13 - Old Covanta Stock Equity Interests. Holders of Allowed Equity Interests in Old Covanta Stock shall not receive any Distribution or retain any property under the Second Reorganization Plan in respect of Class 13 Equity Interests. All Class 13 Equity Interests in Old Covanta Stock shall be cancelled, annulled and extinguished.

C.       Confirmability, Modification and Severability of the Second Plans

         The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Reorganizing Debtor and each Liquidating Debtor.

         Subject to the provisions of Sections 5.5 of the Second Reorganization Plan and the Second Liquidation Plan, the Reorganizing Debtors and Liquidating Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Second Plans at any time prior to the entry of the Confirmation Order. Additionally, the Reorganizing Debtors and Liquidating Debtors reserve the right to alter, amend, modify, revoke or withdraw the Second Plans as they apply to any particular Debtor.

         After the entry of the Confirmation Order, the Debtors may, upon order of the Court, amend or modify the Second Reorganization Plan or the Second Liquidation Plan, in accordance with section 1127(b) of the Bankruptcy Code and the applicable Plan, or remedy any defect or omission or reconcile any inconsistency in the Second Plans in such manner as may be necessary to carry out the purpose and intent of the Second Plans. A holder of an Allowed Claim or Allowed Equity Interest that is deemed to have accepted the Second Plans shall be deemed to have accepted the Second Plans as modified if the proposed modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

         The Debtors have reserved their rights in the Second Reorganization Plan and the Second Liquidation Plan to redesignate Debtors as Reorganizing Debtors or Liquidating Debtors at any time prior to ten (10) days prior to the Second Plans Confirmation Hearing. Holders of Claims or Equity Interests who are entitled to vote on the Second Reorganization Plan or Second Liquidation Plan and who are affected by any such redesignation shall have five (5) days from the notice of such redesignation to vote to accept or reject the Second Reorganization Plan or the Second Liquidation Plan, as the case may be. The Debtors also have reserved the right to withdraw prior to the Second Plans Confirmation Hearing one or more Debtors from the Second Reorganization Plan and the Second Liquidation Plan, and to thereafter file a plan solely with respect to such Debtor.

         If, prior to the applicable Confirmation Date, any term or provision of any of the Second Plans is determined by the Court to be invalid, void or unenforceable, the Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Second Plans will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding alteration or interpretation. The applicable Confirmation Orders will constitute a judicial interpretation that each term and provision of the Second Plans, as it may have been altered or interpreted in accordance with the forgoing, is valid and enforceable pursuant to its terms. Additionally, if the Court determines that any Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code (and cannot be altered or interpreted in a way that makes it confirmable), such determination shall not limit or affect (a) the confirmability of the Second Plans as they apply to any other Debtor or (b) the Debtors' ability to modify the Second Plans, as they apply to any particular Debtor, to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code.

D. Certain Considerations with Respect to Treatment of Subclass 3A and 3B Secured Claims under the Second Reorganization Plan

         The Prepetition Lenders and the 9.25% Debenture Holders both assert their Claims are secured by the same Prepetition Collateral consisting of substantially all of the assets of Covanta and all of its existing and future domestic subsidiaries, to the extent permitted, and by a pledge of 100% of the shares of substantially all of Covanta's existing and future domestic subsidiaries, and 65% of the shares of substantially all of Covanta's foreign subsidiaries. Accordingly, the Allowed Secured Claims of the Prepetition Lenders and the 9.25% Debenture Holders have been classified together as Secured Claims in Subclass 3A and 3B pursuant to the Second Reorganization Plan.

         While the Claims of the Prepetition Lenders and the 9.25% Debenture Holders have been classified together because they share in the same Prepetition Collateral, there are nonetheless some differences in their respective rights and interests in these Chapter 11 Cases, as described further below. Consequently, the Second Reorganization Plan establishes separate Subclasses for the Prepetition Lenders and the 9.25% Debenture Holders, placing them in Subclass 3A and 3B, respectively, in order to properly implement redistributions and third party settlements that only relate to Claims within these separate Subclasses.

         As a result, the Second Reorganization Plan provides for treatment of Allowed Subclass 3A and 3B Claims on two levels - on the Class level and the Subclass level. In the first instance, all holders of Allowed Subclass 3A and 3B Claims are treated equally as members of the same Class, as a result of their Claims being secured by the same Prepetition Collateral. In that regard, all holders of Allowed Secured Claims in Subclass 3A and 3B will initially receive a Pro Rata Share of Distributions consisting of a mix of Reorganization Plan Notes, Distributable Cash, Additional Distributable Cash and Excess Distributable Cash, if available. The aggregate Distribution to Subclass 3A and 3B is initially divided between Subclass 3A and Subclass 3B strictly on a pro-rata basis, based upon the respective aggregate amount of the Allowed Secured Claims in each Subclass. The form of Secured Value Distribution (consisting of either New High Yield Secured Notes, Distributable Cash or Additional Distributable Cash) will vary depending upon whether the holder of an Allowed Subclass 3A and 3B Claim is a First Lien Lender, an Additional New Lender or a Non-Participating Lender with respect to the Exit Financing Facilities.

         Then, as described further below, the Second Reorganization Plan implements certain redistributions on the level of both Subclass 3A and Subclass 3B. As a result, of these redistributions, certain members of Subclass 3A will receive enhanced recoveries, with the result that the percentage recovery for the members of Class 3, while based on an initial pro-rata Distribution, will ultimately vary from Subclass 3A to Subclass 3B, as well as from one member of Subclass 3A to another. The Second Reorganization Plan also implements the 9.25% Settlement, which will potentially resolve the 9.25% Debentures Adversary Proceeding pursuant to which the Creditors Committee had challenged the validity and enforceability of the security interest asserted by and on behalf of the 9.25% Debenture Holders. Members of Subclass 3B may waive their rights to receive a certain portion of their Distribution or elect to opt out of participation in the 9.25% Settlement. In the event that holders of 9.25% Debenture Claims with claims in excess of $10 million opt out of the 9.25% Settlement, the 9.25% Debentures Adversary Proceeding shall continue with respect to such holders, and the Reorganizing Debtors will be obligated to reimburse counsel for the Creditors Committee and counsel for the Bondholders Committee for fees and expenses, each in an amount up to $250,000 in connection with the continuation of such litigation. Payment of such fees and expenses will be subject to approval by order of the Court.

1.       Subclass 3A Distribution

         Pursuant to the terms of an Intercreditor Agreement by and among the Debtors and the Prepetition Lenders, certain of the Prepetition Lenders were entitled to receive priority recoveries and ratable paydowns with respect to the Priority Bank Claims.

         In order to account for the priority rights arising under the Intercreditor Agreement, the Second Reorganization Plan includes certain provisions that relate solely to the Distribution among holders of Subclass 3A Claims. Specifically, as a first step in making a Subclass 3A Distribution, the Second Reorganization Plan provides that the holders of Allowed Priority Bank Claims (the "Priority Lenders") will receive first, to the extent available, Additional Distributable Cash, and thereafter New High Yield Secured Notes in an amount equal to the Allowed Priority Bank Claims in full settlement, release and discharge of such Claims. After payment in full of these Priority Bank Claims, the Second Reorganization Plan then provides that the holders of Allowed Non-Priority Subclass 3A Claims (the "Non-Priority Lenders") shall receive a Distribution consisting of a Pro Rata Share of the remaining Subclass 3ARecovery.

         The Subclass 3A Distribution will be made in full settlement, release and discharge of all Claims of the Prepetition Lenders arising in connection with the Master Credit Facility and the Intercreditor Agreement.

         In addition, CSFB, a Priority Lender, has stated to the Debtors its position that the Second Reorganization Plan's contemplated distributions to the Prepetition Lenders are inconsistent with the priority and subordination provisions in the Intercreditor Agreement. The Second Reorganization Plan currently contemplates a distribution to the Priority Lenders of High Yield Secured Notes in a face amount equal to the amount of the Priority Lenders' claims against the Debtors after taking into account the Excess Distributable Cash and Additional Excess Distributable Cash such Priority Lenders are paid on the Effective Date ("Net Priority Claims"). CSFB alleges that the Priority Lenders are instead required by the Intercreditor Agreement to receive cash equal to the amount of their Net Priority Claims before the Non-Priority Lenders receive any distributions under the Second Reorganization Plan. Counsel for CSFB and the agent for the Prepetition Lenders have proposed to the Debtors a resolution that satisfies the concerns of the Priority Lenders. Under this resolution, (a) the Priority Lenders would receive an enhanced amount of High Yield Secured Notes that, when valued at an agreed-upon discounted rate, would equal the value of the Priority Lenders' Net Priority Claims; (b) the Non-Priority Lenders would receive a lesser amount of High Yield Secured Notes than that currently contemplated by the Second Reorganization Plan in order to allow for the enhanced distribution to the Priority Lenders; and (c) the Priority Lenders would enter into a purchase agreement (the "Notes Purchase Agreement") with a third-party purchaser (the "Notes Purchaser"), pursuant to which the Notes Purchaser would purchase the Priority Lenders' High Yield Secured Notes for cash at the agreed-upon discounted price on the Effective Date. Those Priority Lenders who do not execute the Notes Purchase Agreement prior to the Second Plans Confirmation Hearing would receive the face amount, not the enhanced amount, of High Yield Secured Notes in respect of their Net Priority Claims.

         CSFB has informed the Debtors that the Priority Lenders and the Notes Purchaser are nearing finalization and execution of the Purchase Agreement. Upon the execution of the Notes Purchase Agreement, the Debtors would make a technical modification to the Second Reorganization Plan effecting the revised distributions to the Prepetition Lenders, and would serve supplemental disclosure of the execution of the Notes Purchase Agreements and such modification to the Second Reorganization Plan to the Prepetition Lenders, the only creditors affected by such modification. In the event the transaction contemplated thereby does not close on the Effective Date, the Priority Lenders would return the enhanced portion of their distribution of High Yield Secured Notes to the Disbursing Agent pending a full and final resolution of their Net Priority Claims, and the priority and subordination provisions of the Intercreditor Agreement would remain in full force and effect.

2. Voting Rights with Respect to Subclass 3A and 3B Distributions and the Settlement Agreements under the Second Reorganization Plan

         Since Subclass 3A and 3B Claims are Impaired under the Second Reorganization Plan, the holders of Allowed Claims in Subclass 3A and 3B are entitled to vote to accept or reject the Second Reorganization Plan. The members of Subclasses 3A and 3B shall vote together as a single Class for purposes of accepting or rejecting the Secured Subclass 3A and 3B Total Distribution under the Second Reorganization Plan; provided, however, that the Ballots distributed to holders of Subclass 3B Secured Claims shall permit each such holder the opportunity to elect treatment as a Rejecting Bondholder, it being understood that any such holder who does not expressly make such election by properly marking the Ballot shall be deemed an Accepting Bondholder.

3.       Subclass 3B Rejecting Bondholder Recovery

                  Members of Subclass 3B will have the opportunity to reject being included as a settling party pursuant to the 9.25% Settlement by expressly marking the appropriate box on their Ballot (the "Subclass 3B Rejecting Bondholders"). In the event that the Claims of Subclass 3B Rejecting Bondholders are equal to or greater than $10 million, the Subclass 3B Rejecting Bondholder Recovery shall be held in a Reserve Account in accordance with the Second Reorganization Plan subject to resolution of the 9.25% Debentures Adversary Proceeding.

                  In the event of entry of a Final Order in connection with the 9.25% Debentures Adversary Proceeding establishing the validity of the Lien asserted on behalf of the holders of the 9.25% Debentures, each holder of an Allowed Subclass 3B Secured Claim that was a Rejecting Bondholder shall receive a Pro Rata Share of the Distribution of the Subclass 3B Rejecting Bondholder Recovery from the Subclass 3B Reserve Account. In the event of entry of a Final Order in the 9.25% Debentures Adversary Proceeding determining that the Lien asserted on behalf of the holder of the 9.25% Debentures did not exist, was invalid or otherwise avoided, then the Subclass 3B Rejecting Bondholder Recovery held in the Subclass 3B Reserve Account shall be Distributed (i) first, so that each holder of a Subclass 3B Claim that was a Rejecting Bondholder shall receive a Distribution with an Estimated Recovery Value equal to the Estimated Recovery Value that such holder would have received on the Effective Date with respect to an Allowed Class 6 Claim of the same principal amount, and (ii) second, the balance of the Subclass 3B Rejecting Bondholder Recovery that remains after making distributions in accordance with clause (i) of this sentence shall be divided as follows: (A) pro rata to each holder of an Allowed Class 6 Claim, additional distributions of Excess Distributable Cash, if any, New High Yield Secured Notes and New CPIH Funded Debt in an amount such that each holder of an Allowed Class 6 Claim will receive the Pro Rata Share of the Settlement Distribution it would have received had all Rejecting Bondholders been Accepting Bondholders; (B) pro-rata to Allowed Subclass 3A Claims, any remaining Cash; and
(C) pro-rata among holders of Allowed Subclass 3A Claims and holders of Allowed Class 6 Claims on a ratio of 9 to 1, the remaining balance of the Subclass 3B Rejecting Bondholder Recovery.

                  In the event there are Rejecting Bondholders holding an aggregate amount of Subclass 3B Claims in excess of $10 million, the Reorganizing Debtors shall be obligated after the Confirmation Date to reimburse counsel for the Creditors Committee and counsel for the Bondholders Committee for fees and expenses each in an amount up to $250,000 for purposes of enabling continuation of the 9.25% Debentures Adversary Proceeding, subject to approval of such fees and expenses by order of the Court.

         Without regard to the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders, the $450,000 limitation on the use of cash collateral imposed on the payment of fees to counsel to the Creditors Committee in connection with the 9.25% Debentures Adversary Proceeding as set forth in the Stipulation And Consent Order Authorizing Creditors Committee To Use Cash Collateral To Investigate And Prosecute The Adversary Proceeding Filed By The Committee On Behalf Of The Debtors With Respect To The Existence Of The 9 1/4 Debentureholders Alleged Lien On The Debtors' Assets, Confirming The Entitlement Of The Informal Committee And Of The Indenture Trustee To Receive Without Risk Of Disgorgement Fees And Expenses, And Certain Other Matters (Docket No. 1088) shall no longer apply, and the Confirmation Order shall provide for the Reorganizing Debtors to pay all accured, unpaid fees and expenses incurred by counsel for the Creditors Committee in prosecuting the 9.25% Debentures Adversary Proceeding without regard to such prior limitation, subject only to approval of such fees and expenses by order of the Court as part of its review of fees and expenses for all Retained Professionals in these Chapter 11 Cases.

         In the event there are Rejecting Bondholders holding an aggregate amount of Subclass 3B Claims less than $10 million, the 9.25% Debentures Adversary Proceeding shall be (i) withdrawn with prejudice with respect to the Accepting Bondholders and the Indenture Trustee, and (ii) provided that no holder of a Class 6 Unsecured Claim, or representative thereof, shall file with the Bankruptcy Court a motion for the entry of a scheduling order in connection with the resumption of the 9.25% Debentures Adversary Proceeding within 120 days after the Effective Date, withdrawn without prejudice with respect to the rights, if any, of any holder of an Unsecured Claim to challenge the validity of the Allowed Secured Claims of any such Rejecting Bondholders in their individual capacities; provided, however, that in the event any holder of a Class 6 Unsecured Claim, or representative thereof, challenges the validity of the Allowed Secured Claims of any such Rejecting Bondholders holding an aggregate amount of Subclass 3B Claims of less than $10 million subsequent to the Effective Date, either in the 9.25% Debentures Adversary Proceeding or otherwise, the Reorganized Debtors shall not be obligated to reimburse counsel for such holder of a Class 6 Unsecured Claim, or representative thereof, for any fees or expenses incurred in connection with such challenge; and provided, further, that neither the Bondholders Committee or the Indenture Trustee shall have an obligation to defend or otherwise intervene in any action against any such Rejecting Bondholders (all such obligations of the Indenture Trustee, if any did so exist, being terminated along with the 9.25% Indenture pursuant to
Section 6.5 of this Reorganization Plan), and provided that such termination shall not prejudice the prosecution of the 9.25% Debentures Adversary Proceeding against any such Rejecting Bondholders. In connection with any such resumption of the 9.25% Debentures Adversary Proceeding by any holder or holders of Class 6 Unsecured Claims, as herein contemplated, such holder or holders shall be deemed to be the successor in interest to the Committee in all respects, acting on behalf of the Debtors for purposes of prosecuting such 9.25% Debentures Adversary Proceeding.

E.       Implementation of the Second Reorganization Plan

1.       DHC Transaction

         On the Reorganization Effective Date, the Reorganized Debtors are authorized to effect all transactions and take any actions provided for in or contemplated by the DHC Agreement. The purpose of the DHC Agreement is to enable the Plan Sponsor to acquire the entire equity interest in Reorganized Covanta. Upon consummation of the DHC Agreement, Reorganized Covanta will become a wholly owned subsidiary of the Plan Sponsor. The following is a summary of the material terms of the DHC Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference. Capitalized terms used in this section and not defined elsewhere in the Second Disclosure Statement shall have the meaning ascribed to such terms in the DHC Agreement. The form of DHC Agreement is available on Covanta's website at http://www.covantaenergy.com (Corporate Restructuring).

         The Share Purchase. The DHC Agreement provides that, upon the terms and subject to the conditions of the DHC Agreement, the Plan Sponsor will purchase, for the sum of $30,000,000, 100% of the equity interests of Reorganized Covanta (the "Share Purchase") immediately following the Closing. Concurrent with the execution and delivery of the DHC Agreement, and pursuant to the DHC Agreement, the Plan Sponsor paid via wire transfer of immediately available funds, $15,000,000 (the "Initial Deposit"), to the Bank of Nova Scotia (the "Escrow Agent") to be held pursuant to an escrow agreement (the "Deposit Escrow Agreement"). Within two (2) Business Days following the entry of the Approval Order, the Plan Sponsor has agreed to pay or cause to be paid by wire transfer of immediately available funds, $15,000,000 (the "Final Deposit" and, together with the Initial Deposit, the "Deposit") to the Escrow Agent to be held pursuant to the Deposit Escrow Agreement. Upon receipt of each of the Initial Deposit and the Final Deposit, the Escrow Agent shall immediately deposit such Deposit into an interest-bearing account.

         Representations and Warranties. The DHC Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and good standing, capital structure, subsidiaries, investment entities, corporate authorization, absence of changes, filings with the SEC, consents and approvals, no defaults under agreements, investment banking fees, employee benefits, labor relations, litigation, taxes, compliance with applicable laws, environmental matters, intellectual property, title to real property, insurance, material contracts, financial statements, projects, regulatory matters, agreements with regulatory agencies, and other matters. The Plan Sponsor has also made certain representations and warranties with respect to corporate existence and good standing, corporate authorization, investment intent, consents and approvals, no violations of other agreements, financing arrangements, tax matters, utility regulatory status, insurance regulations, its marine services affiliates, absence of changes, filings with the SEC and other matters.

         Exclusivity Provisions. The Company has agreed that it shall not, and shall cause each Subsidiary and each of their respective directors, officers, employees, financial advisors, representatives and agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussion or negotiations with any Person or entity (other than the Plan Sponsor) concerning any merger, consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by the Company or any Subsidiary, proxy solicitation, other business combination involving the Company or any Subsidiary or any other plan of reorganization of the Company or any Subsidiary (including, without limitation, any ESOP structure) (collectively, "Alternative Transaction"), or (ii) provide any non-public information concerning the business, properties or assets of the Company or any Subsidiary to any Person or entity (other than to the Plan Sponsor); provided, however, that prior to entry of the Confirmation Orders, the Debtors may, to the extent required by the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of the United States Trustee, or any orders entered or approvals or authorizations granted by the Court prior to Closing (collectively, the "Bankruptcy-Related Requirements"), or to the extent that the board of directors of the Company determines, in good faith after consultation with outside legal counsel, that such board's fiduciary duties under applicable Governmental Rule require it to do so, participate in discussions or negotiations with, and furnish information to, any Person, entity or group after such Person, entity or group has delivered to the Debtors, in writing, an unsolicited bona fide offer to effect an Alternative Transaction that the board of directors of the Company in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the stakeholders of the Debtors from a financial point of view than the transactions contemplated hereby and for which financing, to the extent required, is then committed (or which, in the good faith judgment of the board of directors, is reasonably capable of being obtained) and which (in the good faith judgment of the board of directors) is likely to be consummated (a "Superior Proposal"); provided further, however, that Debtors shall, within one (1) Business Day of the occurrence thereof, notify the Plan Sponsor orally and in writing of the receipt of a Superior Proposal. Such notice to the Plan Sponsor shall indicate in reasonable detail the identity of the potential acquirer and the material terms and conditions of such Superior Proposal, to the extent known.

         The Company has also agreed, as of the date of the DHC Agreement that the Company shall, and shall cause each of its Subsidiaries to, immediately cease any and all existing activities, discussions and negotiations with any Person other than the Plan Sponsor with respect to any Alternative Transaction. The Company shall immediately notify the Plan Sponsor of, and shall disclose to the Plan Sponsor all details of, any inquiries, discussions or negotiations. Notwithstanding the foregoing, the Company may still solicit indications of interest with respect to its international operations.

         Consents and Approvals. Subject to certain conditions, each of the Company and the Plan Sponsor have agreed to proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, obtain all consents, approvals or actions of, make all filings with and give all notices to governmental or regulatory authorities or any other public or private third parties that may be required of the Plan Sponsor, the Company or any of their subsidiaries in order to consummate the transactions contemplated by the DHC Agreement.

         Expenses. As soon as commercially practicable (but in no event later than two (2) Business Days following the entry of the Approval Order), the Company has agreed to pay or cause to be paid to the Plan Sponsor up to a maximum of $3,000,000 of Expense Reimbursement incurred by the Plan Sponsor that is covered by the Approval Order, by wire transfer of immediately available funds to an account designated in writing by the Plan Sponsor. In addition, the Company has agreed, effective from and after the entry of the Approval Order, to reimburse Laminar for out-of-pocket fees and expenses incurred by Laminar that are covered by the Approval Order, up to a maximum amount of $350,000. The $350,000 of Laminar Expense Reimbursement shall be incremental to any expense reimbursements to which Laminar may otherwise be contractually entitled, except that Laminar shall not be entitled to any duplicative recoveries. At Closing or termination of the DHC Agreement, as the case may be, and subject to certain other conditions, the Company has also agreed to pay or cause to be paid to the Plan Sponsor by wire transfer of immediately available funds to an account designated in writing by the Plan Sponsor an amount equal to the actual documented costs, fees and expenses incurred by the Plan Sponsor and covered by the Approval Order outstanding on the Closing Date or as of the date of such termination as set forth in an invoice from the Plan Sponsor, such amount not to exceed $1 million (in addition to any other amounts payable pursuant to the DHC Agreement). Subject to, and upon receiving, court approval, the Company has also agreed to reimburse the Investors for their payments to Bank One of a commitment fee of $125,000 and an initial expense deposit of $75,000. To the extent that Bank One incurs actual costs and expenses in connection with the Second Lien L/C Facility in an amount less than $75,000 and any excess amounts are returned to the Investors, the Investors shall return any such excess amounts in full to the Company.

         Termination. The DHC Agreement may be terminated: (a) at the election of the Plan Sponsor, if any one or more of the conditions to the obligation of the Plan Sponsor has not been fulfilled as of June 15, 2004, (or with respect to any individual condition, the date specified therein); (b) at the election of the Company, if any one or more of the conditions to the obligation of Company to close has not been fulfilled as of June 15, 2004, (or with respect to any individual condition, the date specified therein); (c) at the election of either party, if there is any Order of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains, enjoins or otherwise prohibits the consummation of the Contemplated Transactions; (d) at the election of the Company, if the Plan Sponsor has materially breached any material covenant or agreement contained in the DHC Agreement, which breach cannot be or is not cured prior to June 15, 2004, provided that the Company is not then in material breach of any material covenant or agreement contained in the DHC Agreement; (e) at the election of the Plan Sponsor, if the Company has materially breached any material covenant or agreement contained in the DHC Agreement, which breach cannot be or is not cured prior to June 15, 2004, provided that the Plan Sponsor is not then in material breach of any material covenant or agreement contained in the DHC Agreement; (f) at the election of the Company, if (i) the Company accepts a Superior Proposal or (ii) the Court approves an Alternative Transaction, provided that the Company has complied with its obligations with respect to the exclusivity provisions of the DHC Agreement and provided further that the Company shall not terminate the DHC Agreement pursuant to paragraph (f) until the expiration of five (5) Business Days following the Plan Sponsor's receipt of written notice advising the Plan Sponsor that the Company has received an offer for an Alternative Transaction specifying the material terms and conditions of such Alternative Transaction (and including a copy thereof with all accompanying documentation), identifying the Person making such an offer for an Alternative Transaction and stating whether the Company intends to enter into a definitive agreement with respect thereto. After providing the notice referred to in the preceding sentence, the Company shall provide a reasonable opportunity to the Plan Sponsor during such five (5) Business Day period to make any adjustments in the terms and conditions of this Agreement as are necessary to cause the Contemplated Transactions to proceed on terms and conditions equivalent to or better than such Alternative Transaction;
(a) at the election of the Plan Sponsor, if (i) the Company enters into an agreement with respect to an Alternative Transaction or (ii) the Court approves an Alternative Transaction; (b) at any time after December 18, 2003, at the election of the Plan Sponsor, if by such date the Approval Order has not been entered or if such order has been vacated, reversed or materially modified or amended or stayed; or (c) at any time on or prior to the Closing Date, by mutual written consent of the Company and the Plan Sponsor.

         Termination Fee. The DHC Agreement provides for payment of a termination fee in the amount of $12 million to the Plan Sponsor under certain circumstances (the "Termination Fee") in consideration for the Plan Sponsor's efforts and expenses in connection with the DHC Agreement and the Second Plans. The Termination Fee would be payable only in the event that (i) the DHC Agreement is terminated for any of the reasons set forth above, other than (a) a material breach of a material covenant by the Plan Sponsor that cannot be cured before June 15, 2004 (provided that Covanta is not then in material breach of any material covenant) or (b) the non-fulfillment of certain conditions precedent to the obligations of Covanta under the DHC Agreement; and (ii) Covanta closes an Alternative Transaction within six (6) months of such termination, or contracts to close an Alternative Transaction within six (6) months of such termination and such Alternative Transaction subsequently closes. On December 17, 2003, the Bankruptcy Court granted a motion, among other things, seeking authorization to pay the Termination Fee (Docket No. 3084).

2.       Exit Financing

          (a)     Domestic Facilities

         Upon emergence from chapter 11, the Reorganizing Debtors, other than those identified as CPIH Borrowers, as defined below, and those Reorganizing Debtors that are subject to existing contractual restrictions prohibiting certain borrowings (together the "Domestic Borrowers") expect to enter into two credit facilities to provide letters of credit in support of the Reorganizing Debtors' domestic operations. Specifically, the Domestic Borrowers will enter into a letter of credit facility (the "First Lien L/C Facility"), secured by a first priority lien on the Post-Confirmation Collateral, consisting of commitments for the issuance of letters of credit in the aggregate face amount of up to $139 million with respect to the Reorganizing Debtors' Detroit facility. The holders of Allowed Subclass 3A and 3B Claims shall have the opportunity to participate as lenders on the First Lien L/C Facility on a pro rata basis. Additionally, the Domestic Borrowers will enter into a $118 million letter of credit facility (the "Second Lien L/C Facility"), secured by a second priority lien on the Post-Confirmation Collateral, junior only to duly perfected and unavoidable prior liens, including the lien with respect to the First Lien L/C Facility, consisting of commitments for the issuance of standby letters of credit up to $118 million, up to $10 million of which shall also be available for cash borrowings on a revolving basis for purposes of further supporting the Reorganizing Debtors' domestic business operations. Among other things, the Second Lien L/C Facility will provide the Reorganizing Debtors with the ability to issue letters of credit as may be required with respect to various domestic WTE facilities, including a new letter of credit in favor of the Northeast Maryland Waste Disposal Authority in connection with the facility operated by Covanta Montgomery, Inc.

         Pursuant to the commitment letter dated December 2, 2003, among Covanta Bank One and the Investors, Bank One is providing the commitments with respect to the Second Lien L/C Facility. The Domestic Borrowers also expect to enter into the Domestic Intercreditor Agreement, with the respective lenders under the First Lien L/C Facility and Second Lien L/C Facility and the trustee under the High Yield Indenture, that sets forth, among other things, certain provisions regarding the application of payments made by the Domestic Borrowers among the respective lenders and certain matters relating to priorities upon the exercise of remedies with respect to the collateral pledged under the loan documents.

         (b)      CPIH Facilities

         Upon emerging from bankruptcy, Covanta Power International Holdings, Inc. ("CPIH") and each of its subsidiaries (including certain domestic entities holding the equity interests in Covanta's foreign operations) holding the assets and operations of the international IPP business (the "CPIH Borrowers") expect to enter into two credit facilities: (i) a new revolving credit facility (the "New CPIH Revolver Facility"), secured by a first priority lien on substantially all of the CPIH Borrowers' assets, junior only to duly perfected and unavoidable prior liens, consisting of commitments for cash borrowings of up to $10 million for purposes of supporting the international IPP business and (ii) a term loan facility of up to $95 million (the "New CPIH Term Loan"), secured by a second priority lien on substantially all of the CPIH Borrowers' assets, junior only to duly perfected and unavoidable prior liens, including the lien with respect to the CPIH Revolver, representing the New CPIH Funded Debt. Laminar and certain other lenders are providing the commitments with respect to the New CPIH Revolver Facility. On the Effective Date, the New CPIH Term Loan will be in the original aggregate principal amount of $90 million (subject to adjustment as described below), with a maturity date of three (3) years after the Effective Date, bearing interest at the rate per annum of ten and one half percent (10.5%) (6.0% of such interest to be paid in cash and the remaining 4.5% to be paid in cash to the extent available and otherwise such interest shall be paid in kind by adding it to the outstanding principal balance); provided, however, that on the Determination Date the aggregate amount of the New CPIH Term Loan shall be increased dollar for dollar by an amount equal to (if positive) the difference between (x) $75 million and (y) Total Unsecured Plan Debt on the Determination Date, but in no event shall such debt exceed $95 million in original principal amount.

         The CPIH Borrowers also expect to enter into the International Intercreditor Agreement, with the respective lenders under the New CPIH Revolver Facility and the New CPIH Term Loan and Reorganized Covanta, that sets forth, among other things, certain provisions regarding the application of payments made by the CPIH Borrowers among the respective lenders and Reorganized Covanta and certain matters relating to the exercise of remedies with respect to the collateral pledged under the loan documents, and pursuant to which Reorganized Covanta will be entitled to reimbursements of operating expenses made on behalf of the CPIH Borrowers and payments made with respect to various parent guarantees being retained on behalf of the CPIH Borrowers.

         (c)      Documentation; Court approval

         Documents evidencing the First and Second Lien L/C Facilities and the New CPIH Revolver Facility, will be filed by the Debtors with the Court as part of the Plan Supplement no later than five (5) days prior to the last day for voting with respect to the Second Reorganization Plan. In the Confirmation Order the Court will approve the First and Second Lien L/C Facilities and the New CPIH Revolver Facility in substantially the same form filed with the Court and authorize the Reorganizing Debtors to execute the same together with such other documents as the First Lien Lenders and the Additional New Lenders may reasonably require in order to effectuate the treatment afforded to such parties under the respective Facilities.

3.       Reorganization Plan Notes

         Pursuant to the Second Reorganization Plan, the Reorganizing Debtors will issue Reorganization Plan Notes for Distribution to holders of Allowed Claims. The material terms of the Reorganization Plan Notes are as follows:

         New High Yield Secured Notes: New High Yield Secured Notes will be issued by Reorganized Covanta at discount in an aggregate principal amount of $205 million accreting to an aggregate principal amount of $230 million upon maturity seven (7) years after the Reorganization Effective Date. Interest will be paid semi-annually in arrears on the principal amount at stated maturity of the outstanding New High Yield Secured Notes at a rate of 8.25% per annum. The New High Yield Secured Notes will be secured by a third priority lien on the Post-Confirmation Collateral.

         Reorganization Plan Unsecured Notes: Reorganization Plan Unsecured Notes will be issued in a principal amount of between $35 and $39 million with a maturity date eight (8) years after the Reorganization Effective Date. Interest thereon will be payable semi-annually at an interest rate of 7.5%. Annual amortization payments of approximately $3.9 million (paid at the end of the year) will be paid beginning in year 2, with the balance due on maturity. The Reorganization Plan Unsecured Notes are subordinated in right of payment to all senior indebtedness including, the First Lien Credit Facility, the Second Lien Credit Facility, the New High Yield Secured Notes, and any other indebtedness of the Company with a principal amount of up to $50 million that is designated by its express terms to be senior to the Reorganization Plan Unsecured Notes. The Reorganization Plan Unsecured Notes will otherwise rank pari passu with, or be senior to, all other indebtedness of the Company.

         Reorganization Plan Unsecured Notes in the aggregate principal amount of $4 million will be distributed to holders of Allowed Class 6 Claims in accordance with Section 4.6 of the Second Reorganization Plan, which defines such amount of Reorganization Plan Unsecured Notes as the "Class 6 Unsecured Notes."

         Tax Notes: Tax Notes will be issued in an aggregate principal amount equal to the aggregate amount of Allowed Priority Tax Claims with a maturity six
(6) years after the date of assessment. Interest will be payable semi-annually at the rate of four percent (4%).

4.       DHC Tax Sharing Agreement

         On the Effective Date, the Plan Sponsor and Reorganized Covanta will enter into the Tax Sharing Agreement, which will determine Reorganized Covanta's tax obligations vis-a-vis other members of the Plan Sponsor consolidated group for taxable years ending after the Effective Date. The Tax Sharing Agreement assumes that $571 million of NOLs are available to offset the future taxable income of Reorganized Covanta and its subsidiaries and certain Plan Sponsor entities, subject to certain adjustments. If Reorganized Covanta's actual tax liability for any taxable year is higher than the liability to the Plan Sponsor computed under the Tax Sharing Agreement, the Plan Sponsor will have an obligation to indemnify and hold harmless Reorganized Covanta for any such excess.

5.       Continued Corporate Existence

         Each of the Reorganized Debtors will continue to exist after the Reorganization Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which each applicable Reorganized Debtor is incorporated and pursuant to the respective certificate of incorporation and bylaws in effect prior to the Reorganization Effective Date, except to the extent such certificate of incorporation and bylaws are amended pursuant to the Second Reorganization Plan.

6.       CPIH Matters

         The Reorganizing Debtors and certain of their international subsidiaries that own or operate businesses outside of the United States shall become direct or indirect subsidiaries of CPIH. The Reorganizing Debtors intend to retain various parent guarantees relating, among other things, to financial, operating and performance agreements for certain CPIH subsidiaries and international projects. CPIH intends to issue preferred stock for an issuance price of $25,000. This preferred stock will be redeemable at par by CPIH after the third anniversary of issuance, and will have an entitlement to elect one director out of the three directors of CPIH. The Preferred Shares shall vote together with the Common Stock on all matters brought to a vote before the stockholders of CPIH and the holders of the Preferred Shares shall be entitled to 33% of the voting power of all issued and outstanding shares of CPIH eligible to vote on any such matters.

7.       Revesting of Corporate Assets

         The Reorganized Debtors shall be revested with the assets of their bankruptcy Estates (except for leases and executing contracts that have not yet been assumed or rejected, which shall only be deemed vested if and when they are assumed) on the Reorganization Effective Date. Assets revested in the Reorganizing Debtors shall include all ownership interest of any Reorganizing Debtor in any Subsidiary Debtor, by virtue of the deemed consolidation of the Reorganizing Debtors for purposes of the Second Reorganization Plan, subject to the terms of the corporate restructuring described below.

8. Directors and Officers of Reorganized Covanta and CPIH

         (a) On the Reorganization Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of their respective boards of directors who shall, thereafter, have the responsibility for the overall management, control and operation of the Reorganized Debtors.

         (b) The board of directors of Reorganized Covanta and CPIH shall consist initially of those persons identified in a filing submitted to the Court by the Reorganizing Debtors prior to the Second Plans Confirmation Hearing.

         (c) The officers of the Reorganized Debtors and the directors of the Reorganized Debtors other than Reorganized Covanta and CPIH that are in office immediately before the Reorganization Effective Date shall continue to serve immediately after the Reorganization Effective Date in their respective capacities. Such persons shall be deemed elected pursuant to the Confirmation Order, and such elections shall be effective on and after the Reorganization Effective Date, without any requirement of further action by stockholders or other owners of the Reorganized Debtors.

9. Right of Certain Holders of Allowed Subclass 3B Claims to Purchase Common Stock of the Plan Sponsor

         Additionally, as an incentive offered by the Plan Sponsor, any holder of an Allowed Subclass 3B Claim that votes in favor of the Second Reorganization Plan shall have the non-transferable right to participate on a pro rata basis in a stock offering that the Plan Sponsor intends to initiate subsequent to the Effective Date pursuant to an effective registration statement to be filed after the Effective Date. As part of this offering, those holders of Allowed Subclass 3B Claims that vote in favor of the Second Reorganization Plan will have the right to purchase up to but no more than 3,000,000 shares of common stock (the actual number of shares issued will depend upon the level of public participation in the DHC Rights Offering, the issuance of common stock pursuant to the Plan Sponsor's backstop arrangements with the Investors for the DHC Rights Offering and the related Ownership Change Limitation, and such factors may preclude issuance of any shares) issued by the Plan Sponsor at an exercise price of $1.53 per share in accordance with the terms of the Subclass 3B Stock Offering term sheet set forth in the Reorganization Plan Supplement.

10.      Certificate of Incorporation and Bylaws

         The certificates of incorporation and bylaws of the Reorganized Debtors will be amended as may be required in order that they are consistent with the provisions of the Second Reorganization Plan and the Bankruptcy Code. On the Reorganization Effective Date, the Reorganized Debtors are authorized to, and shall, without the need for any further corporate action, adopt and, as applicable, file their respective amended organizational documents with the applicable Secretary of State. The amended organizational documents shall prohibit the issuance of nonvoting equity securities, as required by sections 1123(a) and (b) of the Bankruptcy Code, subject to further amendment as permitted by applicable law. Any modification to the certificate of incorporation of any of the Reorganized Debtors as originally filed may be filed after the Confirmation Date and may become effective on or prior to the Reorganization Effective Date.

11.      Employment, Retirement and Other Agreements

         Employment Agreements

         Pursuant to applicable provisions of the Bankruptcy Code, the Second Reorganization Plan currently contemplates the rejection of all existing prepetition employment agreements.

         Employee Benefit Plans

         Following the Reorganization Effective Date, except as set forth herein, the Plan Sponsor, in accordance with Section 6.15 of the DHC Agreement, generally intends to maintain or to cause the Reorganizing Debtors to maintain the existing employee benefit plans of the Debtors, subject to the Plan Sponsor's right to amend, terminate or modify these employee benefit plans as permitted by such employee benefit plans or applicable law. In addition, the Debtors intend to merge outstanding participant account balances in the Resource 401(k) Plan into the Savings Plan and expect such merger to have become effective prior to the consummation of the Second Reorganization Plan. The Debtors are currently in the process of terminating the (i) Metropolitan 401(k) Plan, (ii) Energy Services 401(k) Plan and (iii) Select Plan since no obligations or liabilities currently exist thereunder and expect such terminations to have been completed prior to the consummation of the Second Reorganization Plan. For a more in-depth discussion of the employee benefit plans of the Debtors please refer to Section III.B.4.

         Retiree Medical Programs

         Following the Reorganization Effective Date, the Plan Sponsor, with certain adjustments and exceptions as discussed below, intends to continue or to cause the Reorganizing Debtors to continue the Retiree Medical Programs for those participants currently eligible to receive post-retirement benefits. Consistent with the terms and intent of the Core Retiree Program, the Debtors are currently in the process of adjusting the levels of medical coverage provided to that small group of former senior executives, or core retirees, participating in the Core Retiree Program so that the medical coverage they are provided is equivalent in scope to the medical coverage currently afforded active senior executives of the Company. The Company has provided each of the affected retirees with written notice of such adjustment. The rate of contribution for such retirees will generally remain at the same cost. The Company does not believe that such an adjustment in benefits falls within the scope of section 1114 of the Bankruptcy Code, but certain of the affected retirees have challenged this position. The Debtors are in the process of negotiating an amicable resolution to these challenges with the affected retirees.

         There are also certain other former employees and/or their dependents (approximately five individuals in all), who have been receiving post-retirement or post-termination medical benefits whom the Company believes are not entitled to protection under Section 1114 of the Bankruptcy Code. The Company has informed these retirees and/or dependents and the former employees that, as a result, they will be solely responsible for the cost associated with the continuation of medical coverage from the Company. Certain of the affected individuals have challenged this position. The Debtors are in the process of negotiating an amicable resolution to these challenges.

         The Plan Sponsor generally intends to continue or cause the Reorganizing Debtors to continue to maintain the dental benefits provided for under the Core Retiree Program, as applicable, and the life insurance benefits provided to core retirees, as applicable, at the levels and for the duration of the periods that the Plan Sponsor is otherwise obligated to provide such benefits.

         Following the Reorganization Effective Date, the Plan Sponsor generally intends to continue or cause the Reorganizing Debtors to continue to maintain the benefits provided under the Non-Core Retiree Program and the life insurance benefits provided to applicable retirees at the levels and for the duration of the periods that the Plan Sponsor is otherwise obligated to provide such benefits.

         The Plan Sponsor will continue to maintain all of its existing rights with respect to the Retiree Medical Programs, including the right to amend, modify or terminate the Retiree Medical Programs.

         Other Agreements

         Other than as set forth herein or as otherwise prohibited by applicable law, to the extent the Reorganized Debtors have in place as of the Reorganization Effective Date any severance, change in control, retirement, indemnification and other agreements (excluding any existing employment agreements) with their active directors, officers and employees who will continue in such capacities or a similar capacity following the Reorganization Effective Date, or retirement income plans, welfare benefit plans and other plans for such persons, such agreements, programs and plans will remain in place after the Reorganization Effective Date and the Plan Sponsor will continue to, or cause the Reorganizing Debtors to continue to, honor such agreements, programs and plans. Such agreements, programs and plans also may include equity, bonus and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate, subject in each case to the Plan Sponsor's rights to amend, terminate or modify such agreements, programs and plans at any time as permitted by the terms and provisions thereof or applicable non-bankruptcy law.

12.      Management Agreements

         The terms of certain post-Reorganization Effective Date management incentive employment and non-competition agreements are currently under discussion by the Company and the Plan Sponsor.

13.      Corporate Action

         Each of the matters provided for under the Second Reorganization Plan involving the corporate structure of the Reorganizing Debtors or corporate action to be taken by or required of the Reorganizing Debtors will, as of the Reorganization Effective Date, as the case may be, be deemed to have occurred and be effective as provided herein, and will be authorized and approved and, to the extent taken prior to the Reorganization Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Reorganizing Debtors.

14.      Effective Date Payments and Post-Effective Date Financing

         All Cash necessary for the Reorganized Debtors to make payments pursuant to the Second Reorganization Plan will be obtained from the Reorganized Debtors' cash balances and operations, borrowings under the Exit Financing Agreements and the purchase price payable with respect to the DHC Agreement.

         On the Reorganization Effective Date, the Reorganized Debtors are authorized to enter into and shall enter into the Exit Financing Agreements and effect all transactions and take any actions provided for in or contemplated by the Exit Financing Agreements, including without limitation, the payments of all fees and other amounts contemplated by the Exit Financing Agreements.

15.      Plan Notes and Collateral Documents; Further Transactions

         On the Reorganization Effective Date, in accordance with the terms and conditions of the Second Reorganization Plan and without the need for any further corporate action, Reorganized Covanta is authorized to issue the (i) the New High Yield Secured Notes, and (ii) the Reorganization Plan Unsecured Notes, and Reorganized CPIH is authorized to issue the New CPIH Funded Debt and preferred stock, in accordance with the DHC Agreement. On the Reorganization Effective Date, in accordance with the provisions of the Second Reorganization Plan, the Reorganized Debtors shall execute and deliver the new collateral documents providing a security interest with respect to the Post-Confirmation Collateral securing the obligations under the Exit Financing Agreements.

16.      Preservation of Causes of Action

         On and after the Reorganization Effective Date, and except as may otherwise be agreed to by the Reorganizing Debtors or as provided in the Second Reorganization Plan, the Reorganized Debtors will retain and have the exclusive right to enforce any and all present or future rights, claims or causes of action against any Person (other than holders of Unsecured Claims against the Reorganizing Debtors) and rights of the Reorganizing Debtors that arose before or after the applicable Petition Date, and asserting any rights of counterclaim and set-off, as discussed further below, including, but not limited to, rights, claims, causes of action, avoiding powers, suits and proceedings arising under sections 541, 542, 544, 545, 548, 549, 550 and 553 of the Bankruptcy Code. The Reorganized Debtors may pursue, abandon, settle or release any or all such rights of action, as they deem appropriate, without the need to obtain approval or any other or further relief from the Court. The Reorganized Debtors may, in their discretion, offset any such claim held against a Person against any payment due such Person under this Second Reorganization Plan; provided, however, that any claims of any of the Reorganizing Debtors arising before the applicable Petition Date shall first be offset against Claims against any of the Reorganized Debtors arising before the applicable Petition Date.

          On and after the Reorganization Effective Date, counsel for the Creditors Committee shall serve as Class 6 Counsel for purpose of evaluating the Class 6 Litigation Claims. The Class 6 Counsel shall have the exclusive right to enforce any such Class 6 Litigation Claim as it deems appropriate to be brought. On and after the Reorganization Effective Date, the Reorganizing Debtors shall be responsible for payment of reasonable legal fees and expenses to the Class 6 Counsel incurred in connection with the evaluation and enforcement of any such Class 6 Litigation Claims in an amount up to $150,000, subject to order of the Court; provided, however, that reasonable fees and expenses incurred by the Class 6 Counsel in excess of $150,000 may be recovered, subject to order of the Court, from the proceeds of any settlement or recoveries received in connection with any such Class 6 Litigation Claim.

          The Debtors are currently unaware or have insufficient knowledge of any material claims or causes of action (or the underlying facts giving rise to such material claims or causes of action) against any Person that would constitute a material asset of the estates other than such claims or causes of action disclosed on the Debtors' schedules of assets and liabilities or in this Disclosure Statement (including claims, causes of action and counterclaims in proceedings listed in the Debtors' statement of financial affairs). All creditors should be aware, however, that the Reorganized Debtors may have additional material claims or causes of action against Persons of which (1) the Debtors are currently unaware or have insufficient knowledge; (2) the Debtors are currently unaware or have insufficient knowledge of the underlying facts giving rise to such material claims or causes of action; or (3) the underlying facts giving rise to such material claims or causes of action have not yet occurred. All creditors should further be aware that the Reorganized Debtors explicitly reserve their rights to pursue all such claims and causes of action, among others, pursuant to Section 11.8 of the Second Reorganization Plan and as discussed above.

17.      Cancellation of Existing Equity Securities and Agreements

         Except for purposes of evidencing a right to distributions under the Second Reorganization Plan or otherwise provided under the Second Reorganization Plan or in the event there are more than $10 million in Rejecting Bondholders' Claims, on the Reorganization Effective Date, all the agreements and other documents (including, but not limited to, the 9.25% Indenture) evidencing (i) any Claims or rights of any holder of a Claim against the applicable Reorganizing Debtor, including all indentures and notes evidencing such Claims and (ii) any options or warrants to purchase Equity Interests, obligating Reorganizing Covanta to issue, transfer or sell Equity Interests or any other capital stock of Reorganizing Covanta, shall be cancelled; provided, however, that notwithstanding the foregoing, the Reorganized Debtors shall remain obligated with respect to liens, security interests or encumbrances in property of the Reorganized Debtors that have been granted pursuant to any executory contracts that have been assumed in accordance with Article IX of the Second Reorganization Plan or pursuant to the Exit Financing Agreements; and provided, further, that notwithstanding the foregoing the Indenture Trustee may be entitled to a charging lien with respect to any Distribution to holders of Allowed Subclass 3B Claims made after the Reorganization Effective Date. The Indenture Trustee shall be relieved of all further duties and responsibilities related to the 9.25% Indenture, which shall be discharged and terminated as of the Effective Date. Subject to a determination by Reorganized Covanta pursuant to Section 7.3(a) of the Second Reorganization Plan, Wells Fargo Bank Minnesota may act under the Second Reorganization Plan as a Disbursing Agent with respect to payments to be made to holders of Allowed 9.25% Debenture Claims. Subsequent to any such performance of its obligations as Disbursing Agent, if any, Wells Fargo Bank Minnesota, National Association and its agents shall be relieved of all further duties and responsibilities.

         Notwithstanding anything to the contrary in the Second Reorganization Plan, the indentures, notes and all other documents or agreements with respect to Class 2 Claims shall not be cancelled.

18.      Exclusivity Period

         The Reorganizing Debtors will retain the exclusive right to amend or modify the Second Reorganization Plan, and to solicit acceptances of any amendments to or modifications of the Second Reorganization Plan, through and until the Effective Dates.

19. Reorganizing Debtors' Reservation of Rights with Respect to the Manner of Certain Distributions

         Pursuant to the Second Reorganization Plan, the Reorganizing Debtors have reserved their right with respect to the Distributions to holders of Allowed Class 6 Claims (including any Distribution included as part of the Settlement Distribution), to make all or any portion of such Distribution, at the option of the Reorganizing Debtors, either directly to the holders of Allowed Class 6 Claim or through a depository or trust arrangement that provides the holders of Allowed Class 6 Claims with the equivalent economic benefits they would have received through a direct Distribution; provided, however, that the costs of implementing any such depository or trust arrangement shall be paid for from the proceeds of the Distributions that holders of Allowed Class 6 Claims would otherwise be entitled to receive.

20.      Deemed Exercise of Put

         In implementation of the resolution of the Allowed CIBC Secured Claim and the Allowed Secured Claims of the Canadian Loss Sharing Lenders and in connection with the Ogden Put/Call Agreement, on the Effective Date CIBC, as administrative agent, will be deemed to exercise, and the Reorganizing Debtors will be deemed on such date to accept, the put to the Reorganizing Debtors of the $72 million of the outstanding class B preferred shares issued by Palladium Finance Corporation II and all rights related thereto.

F.       Implementation of the Second Liquidation Plan

1.       The Secured Creditor Direction and the DIP Lender Direction

         Based upon the Debtors' extensive negotiations with the Secured Bank Lenders and the 9.25% Debenture Holders and the compromises reached by the Debtors generally in their Chapter 11 Cases, further described in Section VI.C.13 above, the Debtors have proposed that the Secured Bank Lenders and the 9.25% Debenture Holders contribute their Distributions, to which they would otherwise be entitled under the Second Liquidation Plan (consisting of (i) the proceeds of certain postpetition asset sales and (ii) certain other Claims of the Liquidating Debtors upon which the Secured Bank Lenders and 9.25% Debenture Holders have a first priority secured lien (some of which Claims shall be treated as Class 6 Litigation Claims under the Second Reorganization Plan)) to Reorganized Covanta. The transfers described above are referred to in the Second Liquidation Plan as the Secured Creditor Direction and the DIP Lender Direction. Under the Secured Creditor Direction and the DIP Lender Direction, the Secured Bank Lenders and the 9.25% Debenture Holders are deemed to direct that the Distributions (consisting of the collateral referred to above) to which they are otherwise entitled to under the Second Liquidation Plan be transferred to Reorganized Covanta. Furthermore, as the Secured Bank Lenders and 9.25% Debenture Holders hold Claims under both Second Plans, the Secured Creditor Direction and the DIP Lender Direction is intended to enhance the value of Reorganized Covanta and, thus, derivatively inure to the benefit of the such creditors via their Distributions under the Second Reorganization Plan. It is estimated that (i) the amount of Cash proceeds to be transferred pursuant to the Secured Creditor Direction and the DIP Lender Direction is approximately $10,639,000 and (ii) the approximate value of all other Liquidation Assets transferred pursuant to the Secured Creditor Direction and the DIP Lender Direction is $1,999,318. The Debtors further propose that up to $3,000,000 of the Cash subject to the transfers described above be transferred to the Operating Reserve and the Administrative Expense Claims Reserve, which shall be used by the Liquidating Trustee to fund the implementation of the Second Liquidation Plan. The Liquidating Debtors believe that after the transfers contemplated by the Secured Creditor Direction and the DIP Lender Direction, there will be de minimis Residual Liquidation Assets, if any, remaining with the Liquidating Debtors and thereby transferred to the Liquidating Trust pursuant to the Second Liquidation Plan.

2.       Funding of the Implementation of the Second Liquidation Plan

         As described in Section VIII.G.1 above, the Debtors currently contemplate that on the Liquidation Effective Date, the Liquidating Debtors and the Liquidating Trustee will implement the Secured Creditor Direction and the DIP Lender Direction. The Secured Creditor Direction and the DIP Lender Direction will operate to fund the implementation of the Second Liquidation Plan by requiring that the Reorganizing Debtors fund the Administrative Claims Reserve and the Operating Reserve in an amount not to exceed $2,500,000 and $500,000, respectively. On the Effective Date, or as soon thereafter as practicable, (i) any Liquidating Debtor Cash shall be transferred to the Operating Reserve and (ii) the Reorganizing Debtors shall transfer (a) $2,500,000 to the Administrative Expense Claims Reserve and (b) $500,000 less the amount of any Liquidating Debtor Cash to the Operating Reserve. Based on (i) the aggregate amount of Administrative Expense Claims that the Liquidating Debtors expect will be filed against the Liquidating Debtors in accordance with
Article II of the Second Liquidation Plan, (ii) the Priority Tax Claims and Non-Priority Tax Claims that have been asserted against the Liquidating Debtors and (iii) the anticipated fees and expenses of the Liquidating Trustee and the Oversight Nominee, the Liquidating Debtors believe that the funding of the Operating Reserve and the Administrative Expense Claims Reserve in an aggregate amount of up to $3,000,000 will be sufficient to fund the implementation of the Second Liquidation Plan in accordance with Sections 9.14(b) and 9.14(c) of the Second Liquidation Plan.

3.       Transfer of Liquidation Assets

         On the Liquidation Effective Date, each Liquidating Debtor shall irrevocably transfer and assign its Residual Liquidation Assets, if any, or cause such Residual Liquidation Assets to be transferred and assigned to the Liquidating Trust, to hold in trust for the benefit of all holders of Allowed Claims with respect to each such Liquidating Debtor pursuant to the terms hereof and of the Liquidating Trust Agreement, provided, however, that prior to the transfers contemplated hereby, the Liquidating Trustee and Liquidating Debtors, as applicable, shall make the transfers contemplated by the Secured Creditor Distribution and the DIP Lender Direction to Reorganized Covanta and to the Operating Reserve and the Administrative Expense Claims Reserve. In accordance with section 1141 of the Bankruptcy Code and except as otherwise provided by the Second Liquidation Plan or the Liquidating Trust Agreement, upon the Liquidation Effective Date, title to the Residual Liquidation Assets shall pass to the Liquidating Trust free and clear of all Claims and Equity Interests. The Liquidating Trustee shall pay, or otherwise make Distributions on account of, all Claims against the Liquidating Debtors whose Residual Liquidation Assets were contributed to such Liquidating Trust strictly in accordance with the Second Liquidation Plan. The Liquidation Debtors do not believe that the Residual Liquidation Assets, if any, will provide value for a distribution to creditors.

4.       Distribution of the Covanta Liquidating Collateral

         The Second Liquidation Plan provides that on the Liquidation Effective Date, or as soon thereafter as practicable, the applicable Liquidating Debtors shall cause to be transferred to the Covanta Liquidating Secured Parties, as holders of the Allowed Other Secured Liquidation Claims, all rights, title and interest to the Covanta Liquidating Collateral free and clear of all Claims and Equity Interests, in accordance with section 1141 of the Bankruptcy Code, and except as otherwise provided by the Liquidation Plan.

5.       Dissolution of the Liquidating Debtors

         Following the transfers contemplated by the Secured Creditor Direction and the DIP Lender Direction, each Liquidating Debtor shall be dissolved by the Liquidation Trustee pursuant to applicable state law. The Liquidating Trustee shall have all the power to wind up the affairs of each Liquidating Debtor under applicable state laws (including the filing of certificates of dissolution) in addition to all the rights, powers and responsibilities conferred by Bankruptcy Code, the Second Liquidation Plan, the Confirmation Order and the Liquidating Trust Agreement.

6.       The Liquidating Trustee

         (a) The Liquidating Trustee shall be designated by the Liquidating Debtors in the Notice of Designation, which shall be filed with the Court on or before ten (10) days prior to the Second Plans Confirmation Hearing. The Liquidating Trustee's appointment shall become effective upon the occurrence of the Liquidation Effective Date.

         (b) Compensation of the Liquidating Trustee for Dissolution Expenses. The Liquidating Trustee shall be paid for all reasonable and necessary Dissolution Expenses (including the reasonable and necessary fees and expenses of Retained Liquidation Professionals) out of the Operating Reserve in the following manner. On or before any Liquidating Trustee Billing Date, the Liquidating Trustee shall send the Liquidating Trustee Fee Notice and any Retained Liquidation Professional Fee Notices to the Oversight Nominee. Fifteen
(15) days after sending the Liquidating Trustee Fee Notice and any Retained Liquidation Professional Fee Notices to the Oversight Nominee, the Liquidating Trustee shall be entitled to withdraw from the Operating Reserve the Dissolution Expenses claimed in such Liquidating Trustee Fee Notice and such Retained Liquidation Professional Fee Notice, provided, however, that if the Oversight Nominee sends a Fee Dispute Notice within such fifteen (15) day period to the Liquidating Trustee or a Retained Professional, then the Liquidating Trustee shall only be entitled to withdraw any undisputed portion of such Dissolution Expenses from the Operating Reserve on such date. As to the disputed portion of such Dissolution Expenses, within five (5) days receipt of the Fee Dispute Notice, the Liquidating Trustee or applicable Retained Liquidation Professional must either (a) notify the Oversight Nominee that it will reduce the Dissolution Expenses in accordance with the Fee Dispute Notice or (b) commence a proceeding in the Court to determine the reasonableness, accuracy or proper scope of the disputed Dissolution Expenses. The Liquidating Trustee shall be paid for all Liquidation Expenses in the manner specified in Section 9.3 of the Second Liquidation Plan.

         (c) Recovery or Realization of Liquidation Proceeds. To the extent that the Liquidating Trustee determines in its sole discretion that it could profitably realize Liquidation Proceeds from the sale, transfer, collection or monetization of any Residual Liquidation Assets, which shall not include any of the Liquidation Assets transferred to Reorganized Covanta pursuant to the Secured Creditor Direction or the DIP Lender Direction or any Cash transferred to the Operation Reserve or the Administrative Expense Claims Reserve, then the Liquidating Trustee shall liquidate such Residual Liquidation Assets in accordance with the provisions of the Second Liquidation Plan. Alternatively, if the Liquidating Trustee determines that it would not be profitable to pursue the sale, transfer, collection or monetization of any Residual Liquidation Assets of any respective Liquidating Debtor, then the Liquidating Trustee shall abandon such assets in accordance with Section 9.10 of the Second Liquidation Plan. All Liquidation Expenses incurred by the Liquidating Trustee in the sale, transfer, collection or monetization of Residual Liquidation Assets shall be paid only from the recoveries thereon.

         (d) Distributions. On the Liquidation Distribution Date following the realization of any Liquidation Proceeds from the sale, transfer, collection or monetization of any Residual Liquidation Assets in accordance with Section 9.3 of the Second Liquidation Plan, the Liquidating Trustee shall distribute any Net Liquidation Proceeds to the holders of Allowed Claims in accordance with the Second Liquidation Plan. The Liquidating Trustee shall provide notice to the Oversight Nominee in the Liquidation Trustee Billing Notice of (i) the realization of any Liquidation Proceeds; and (ii) any planned Distribution of any Net Liquidation Proceeds to be made on the next Liquidation Distribution Date.

         (e) Engagement of Professionals. The Liquidating Trustee shall obtain the approval of the Oversight Nominee prior to retention and engagement of any Retained Liquidation Professionals. Such approval shall not be unreasonably delayed or withheld. Each Retained Liquidation Professional shall submit its Retained Liquidation Professional Fee Notice to the Liquidating Trustee five (5) days prior to the Liquidating Trustee Billing Date. The fees and expenses of such professionals shall be (i) paid by the Liquidating Trustee out of the Operating Reserve so long as such fees and expenses constitute Dissolution Expenses and (ii) paid from the sale, transfer, collection or monetization of any Liquidation Assets, so long as the fees and expenses constitute Liquidation Expenses. The fees and expenses of Retained Liquidation Professionals are subject to the approval of the Oversight Nominee and any disputes concerning the fees and expenses of Retained Professionals will be dealt with in accordance with Section 9.2 of the Second Liquidation Plan.

         (f) Status of the Liquidating Trustee. Effective on the Liquidation Effective Date, the Liquidating Trustee shall be the representative of each particular Liquidating Debtor's Estate as that term is used in section 1123(b)(3)(B) of the Bankruptcy Code and shall have the rights and powers provided for in the Liquidating Trust Agreement. In its capacity as the representative of an Estate, the Liquidating Trustee shall be the successor-in-interest to each Liquidating Debtor with respect to any action commenced by such Liquidating Debtor prior to the Confirmation Date, except with respect to the Claims of the Liquidating Pledgor Debtors and the Liquidating Non-Pledgor Debtors that are transferred to Reorganized Covanta pursuant to the Secured Creditor Direction or the DIP Lender Direction (some of which Claims shall be treated as Class 6 Litigation Claims under the Second Reorganization
Plan). All such actions and any and all other claims or interests constituting Residual Liquidation Assets, and all claims, rights and interests thereunder shall be retained and enforced by the Liquidating Trustee as the representative of such Estate pursuant to section 1123(b)(3)(B) of the Bankruptcy Code (except as provided for in the Secured Creditor Direction and the DIP Lender Direction). The Liquidating Trustee shall be a party in interest as to all matters over which the Court has jurisdiction.

         (g) Authority. Subject to the limitations contained in the Second Liquidation Plan, the Liquidating Trustee shall have the following powers, and authorities, and duty, by way of illustration and not of limitation:

                  (i) Manage, sell and convert all or any portion of the Liquidation Assets to Cash and distribute the Net Liquidation Proceeds as specified in the Second Liquidation Plan;

                  (ii) Release, convey or assign any right, title or interest in or about the Residual Liquidation Assets or any portion thereof;

                  (iii) Pay and discharge any costs, expenses, fees of Retained Liquidation Professionals or obligations deemed necessary to preserve or enhance the value of the Residual Liquidation Assets, discharge duties under the Second Liquidation Plan or perform the purposes of the Second Liquidation Plan;

                  (iv) Open and maintain bank accounts and deposit funds and draw checks and make disbursements in accordance with the Second Liquidation Plan;

                  (v) Engage and have such attorneys, accountants, agents, tax specialists, financial advisors, other professionals, and clerical assistance as may, in the discretion of the Liquidating Trustee, be deemed necessary for the purposes specified under the Second Liquidation Plan;

                  (vi) Sue and be sued and file or pursue objections to Claims and seek to estimate them;

                  (vii) Enforce, waive or release rights, privileges or immunities of any kind;

                  (viii) In general, without in any manner limiting any of the foregoing, deal with the Residual Liquidation Assets or any part or parts thereof in all other ways as would be lawful for any person owning the same to deal therewith, whether similar to or different from the ways specified in the Second Liquidation Plan;

                  (ix) Abandon any Residual Liquidation Assets in accordance with Section 9.10 of the Second Liquidation Plan;

                  (x) File certificates of dissolution and take any other action necessary to dissolve and wind up the affairs of the Liquidating Debtors in accordance with applicable state law;

                  (xi) As soon as is practicable after the Final Distribution Date of each Liquidating Debtor, ask the Court to enter the Final Order closing the Chapter 11 Case of each such Liquidating Debtor; and

                  (xii) Without limitation, do any and all things necessary to accomplish the purposes of the Second Liquidation Plan.

         (h) Objectives. In selling the Residual Liquidation Assets, or otherwise monetizing them, the Liquidating Trustee shall use his or her best efforts to maximize the amount of Liquidation Proceeds derived therefrom. The Liquidating Trustee shall cause all Residual Liquidation Assets not otherwise abandoned to be sold or otherwise monetized by the second anniversary of the Liquidation Effective Date.

         (i) Distributions. The Liquidating Trustee shall be responsible for making Distributions described in the Second Liquidation Plan, and shall coordinate, as necessary, to make the transfers of the Distributions and other Liquidation Assets as contemplated by the Secured Creditor Direction and the DIP Lender Direction.

         (j) Abandonment. The Liquidating Trustee may abandon, on thirty (30) days' written notice to the Oversight Nominee and United States Trustee, any property which he or she determines in his or her reasonable discretion to be of de minimis value to the Liquidating Trust, including any pending adversary proceeding or other legal action commenced or commenceable by the Liquidating Trust. If either the Oversight Nominee or the United States Trustee provides a written objection to the Liquidating Trustee prior to expiration of such thirty-day period with respect to the proposed abandonment of such property, then such property may be abandoned only pursuant to an application made to the Court.

         (k) Resignation. The Liquidating Trustee may resign at any time by giving at least thirty (30) days' written notice to the Oversight Nominee and the United States Trustee. In case of the resignation, removal or death of a Liquidating Trustee, a successor shall thereupon be appointed by agreement of the Oversight Nominee and the United States Trustee.

         (l) Reserves. The Liquidating Trustee shall establish and maintain the Disputed Claims Reserve, the Operating Reserve and the Administrative Expense Claims Reserve. The Office of the United States Trustee has advised the Debtors that at the Second Plans Confirmation Hearing, it will request the posting of a defalcation bond for the performance of the Liquidating Trustee in the amount of cash held in the Disputed Claims Reserve, the Operating Reserve and the Administrative Expense Claims Reserve. The Debtors estimate the cost of a defalcation bond to be approximately $1.00 per $1,000.00 in amount of such bond.

         The Disputed Claims Reserve. Upon (i) the Liquidating Trustee's determination that Disputed Claims have been asserted against a Liquidating Debtor and (ii) the Liquidating Trustee's identification of Liquidation Proceeds that are not Collateral, the Liquidating Trustee shall establish the Disputed Claims Reserve, in order to make disbursements to each holder of a Disputed Claim against the applicable Liquidating Debtor, as provided in Article VII of the Second Liquidation Plan, whose Claim is or becomes an Allowed Claim, as the case may be, in the amount specified in the Final Order allowing such Disputed Claim on the Liquidation Distribution Date occurring after such order becomes a Final Order.

         The Operating Reserve. On the Liquidation Effective Date, the Liquidating Trustee shall establish the Operating Reserve in order to pay all Priority Tax Claims, Priority Non-Tax Claims of the Liquidating Debtors and any Oversight Nominee Expenses and Dissolution Expenses. The Operating Reserve shall be funded in an amount not to exceed $500,000, pursuant to the Secured Creditor Direction. Such $500,000 shall be funded by the Liquidating Debtors, to the extent of any Liquidating Debtor Cash and the Reorganizing Debtors, to the extent of the Reorganizing Debtors' Operating Reserve Obligations. Upon the latest to occur of (i) the entry of the Final Order closing each of the Liquidating Debtors' Chapter 11 Cases, (ii) the Final Liquidation Determination Date and (iii) the final payment of any Dissolution Expenses and Oversight Nominee Expenses, to the extent that there is any Cash in the Operating Reserve, the Liquidating Trustee shall contribute such Cash to Reorganized Covanta.

         The Administrative Expense Claims Reserve. On the Liquidation
         Effective Date, the Liquidating Trustee will establish the Administrative Expense Claims Reserve in order to pay all Administrative Expense Claims of the Liquidating Debtors. The Administrative Expense Claims Reserve shall be funded in an amount up to $2,500,000, pursuant to the Secured Creditor Direction. Such amount shall be funded by the Reorganizing Debtors, to the extent of the Reorganizing Debtors' Administrative Expense Claims Reserve Obligations. Upon the latest to occur of (i) the entry of the Final Order closing each of the Liquidating Debtors' Chapter 11 Cases, (ii) the Final Liquidation Determination Date and (iii) the final payment of any Dissolution Expenses and Oversight Nominee Expenses, to the extent that there is any Cash in the Administrative Expense Claims Reserve, the Liquidating Trustee shall contribute such Cash to Reorganized Covanta.

         (m) Statements. The Liquidating Trustee shall maintain a record of the names and addresses of all holders of Allowed Unsecured Liquidation Claims against the applicable Liquidating Debtor for purposes of mailing Distributions to them. The Liquidating Trustee may rely on the name and address set forth in the applicable Liquidating Debtor's schedules filed with the Court, except to the extent a different name and/or address shall be set forth in a proof of claim filed by such holder in the cases, and the Liquidating Trustee may rely on the names and addresses in such schedules and/or proof of claim as being true and correct unless and until notified in writing. The Liquidating Trustee shall file all tax returns and other filings with Governmental Authorities on behalf of the Liquidation Trust and the Assets it holds.

         (n) Further Authorization. The Liquidating Trustee shall be entitled to seek such orders, judgments, injunctions and rulings, as he or she deems necessary to carry out the intentions and purposes, and to give full effect to the provisions, of the Second Liquidation Plan.

7. The Oversight Nominee

         (a) Appointment of the Oversight Nominee. The Oversight Nominee shall be designated by the Liquidating Debtors in the Notice of Designation, which shall be filed with the Court on or before ten (10) days prior to the Second Plans Confirmation Hearing. The appointment of the Oversight Nominee shall become effective upon the occurrence of the Liquidation Effective Date.

         (b) Authority and Responsibility of the Oversight Nominee. The Oversight Nominee shall have the authority and responsibility to review the activities and performance of the Liquidating Trustee, and shall have the authority to remove and replace the Liquidating Trustee. It shall have such further authority as may be specifically granted or necessarily implied by the Second Liquidation Plan.

         (c) The Oversight Nominee Expenses. The Oversight Nominee Expenses shall be paid by the Liquidating Trustee out of the Operating Reserve.

8. Exclusivity Period

         The Debtors will retain the exclusive right to amend or modify the Second Liquidation Plan, and to solicit acceptances of any amendments to or modifications of the Second Liquidation Plan, through and until the Liquidation Effective Date.

G.       Distributions and Disputed Claims under the Second Reorganization Plan

1.       Time of Distributions

         Unless otherwise provided in the Second Reorganization Plan, any Distributions and deliveries to be made hereunder shall be made on the Reorganization Effective Date or as soon thereafter as is practicable. In the event that any payment or act under the Second Reorganization Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the initial due date.

2.       Distributions to Allowed Class 6 Claims After the Reorganization
         Effective Date

         The Disbursing Agent shall have the option, subject to consultation with the Class 6 Representative, to make an interim Distribution (including any Distributions with respect to the Settlement Distribution) to holders of Allowed Class 6 Claims before final resolution with respect to the allowance of all Class 6 Claims, subject to retaining sufficient reserves with respect to any still Disputed Class 6 Claims in accordance with Section 8.4 of the Second Reorganization Plan. From time to time, the Class 6 Representative shall advise the Disbursing Agent as to the appropriateness of making any such interim Distribution to the holders of Allowed Class 6 Claims. It is possible that interim Distributions to holders of Allowed Class 6 Claims will not be made and thus there is a substantial likelihood that Distributions to Allowed Class 6 Claimholders will be subject to substantial delay.

         The Class 6 Representative shall designate an escrow agent or depository for the purposes of holding Cash, the CPIH Participation Interest and any proceeds thereof and the interest in the New CPIH Funded Debt for the benefit of holders of Allowed Class 6 Claims prior to such time as the Disbursing Agent makes an interim or final Distribution to holders of Allowed Class 6 Claims. All costs of implementing and maintaining any such depository or escrow arrangement shall be paid for from the proceeds of the Distribution to holders of Allowed Class 6 Claims.

3.       Distribution Record Date

         As of the close of business on the applicable Distribution Record Date, the applicable Reorganizing Debtor's books and records for each of the Classes of Claims or Equity Interests as maintained by such Reorganizing Debtor or its respective agent, or, in the case of the 9.25% Debentures, the Indenture Trustee therefor, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The applicable Reorganizing Debtor shall have no obligation to recognize any transfer of Claims or Equity Interests occurring on or after the applicable Distribution Record Date. The applicable Reorganizing Debtor shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated in the books and records of the applicable Reorganizing Debtor or its respective agent, or, in the case of the 9.25% Debentures, the Indenture Trustee thereof, as of the close of business on the Distribution Record Date, to the extent applicable.

4.       Disbursing Agent

         Reorganized Covanta and such other Persons as may be selected by Reorganized Covanta and approved by the Court shall act as Disbursing Agents under the Second Reorganization Plan. No Court approval shall be required for using Bank of America, N.A., as a Disbursing Agent for distributions to the Prepetition Lenders or, subject to agreement with Wells Fargo Bank Minnesota, National Association, for using Wells Fargo Bank Minnesota as a Disbursing Agent for distributions to holders of 9.25% Debentures after the Effective Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court, and, in the event that a Disbursing Agent is so otherwise ordered, the costs and expenses that are directly related to procuring any such bond or surety shall be borne by the Reorganized Debtors.

         The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Second Reorganization Plan, (ii) make all Distributions contemplated thereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Second Reorganization Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions thereof.

5.       Surrender of Securities or Instruments

         As a condition to receiving any distribution under the Second Reorganization Plan, each holder of an Allowed Claim represented by a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee, unless such certificated instrument or note is being reinstated or being left unimpaired under the Second Reorganization Plan. Any holder of such instrument or note that fails to (i) surrender such instrument or note or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Reorganization Effective Date, shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Second Reorganization Plan in respect of such Claim. Any other holder of an Allowed Claim who fails to take such action reasonably required by the Disbursing Agent or its designee to receive its Distribution thereunder before the first anniversary of the Reorganization Effective Date, or such earlier time as otherwise provided for in the Second Reorganization Plan, may not participate in any Distribution under the Second Reorganization Plan in respect of such Claim. Any Distribution forfeited under the Second Reorganization Plan shall become property of the applicable Reorganized Debtor.

6.       Delivery of Distributions

         Distributions to holders of Allowed Claims shall be made at the address of each such holder as set forth on the Schedules filed with the Court unless superseded by the address as set forth on the proofs of claim filed by such holders or other writing notifying the applicable Reorganized Debtor of a change of address. If any holder's Distribution is returned as undeliverable, no further Distributions to such holder shall be made unless and until the applicable Reorganized Debtor is notified of such holder's then current address, at which time all missed Distributions shall be made on or before one hundred and twenty (120) days after the date such undeliverable Distribution was initially made. After such date, all unclaimed property shall, in the applicable Reorganized Debtor's discretion, be used to satisfy the costs of administering and fully consummating the Second Reorganization Plan or become property of the applicable Reorganized Debtor, and the holder of any such Claim shall not be entitled to any other or further distribution under the Second Reorganization Plan on account of such Claim.

7.       DeMinimis Distributions and Fractional Distributions

         Unless written request addressed to the Reorganized Debtors or Disbursing Agent is received within one hundred and twenty (120) days after the Reorganization Effective Date, the Disbursing Agent or such other entity designated by such Reorganized Debtor as a Disbursing Agent on or after the Reorganization Effective Date will not be required to distribute Cash or Second Reorganization Plan Notes to the holder of an Allowed Claim in an Impaired Class if the amount of Cash or the Estimated Recovery Value of such Reorganization Plan Notes combined to be distributed on any Distribution Date under the Second Reorganization Plan on account of such Claim is less than $100. Any holder of an Allowed Claim on account of which the amount of Cash or the combined Estimated Recovery Value of Reorganization Plan Notes to be distributed is less than $100 will have its Claim for such Distribution discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. Any Cash or Reorganization Plan Notes not distributed pursuant to this Section 7.8 will become the property of the Reorganized Debtors, free of any Liens, encumbrances or restrictions thereon. Any other provision of the Second Reorganization Plan notwithstanding, neither the Reorganized Debtors nor the Disbursing Agent shall be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under the Second Reorganization Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down. Any other provision of the Second Reorganization Plan notwithstanding, payments of fractions of Reorganization Plan Notes will not be made and shall be rounded (up or down) to the nearest whole number, with fractions equal to or less than 1/2 being rounded down.

8.       No Distribution on Disputed Claims

         Under the Second Reorganization Plan, no payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

9.       Objections to Claims

         Unless otherwise ordered by the Court after notice and a hearing, the Reorganizing Debtors or Reorganized Debtors shall have the exclusive right to make and file objections to Claims (other than Administrative Expense Claims) and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and twenty (120) days after the Effective Date; provided, however, that the period for making objections may be automatically extended by the Reorganizing Debtors without any further application to, or approval by, the Court, for up to an additional thirty (30) days. The foregoing deadlines for filing objections to Claims shall not apply to Claims for tort damages as to which objections may be filed at any time.

10.      No Distribution Pending Allowance

         Notwithstanding any other provision of the Second Reorganization Plan, no Cash, Reorganization Plan Notes shall be distributed under the Second Reorganization Plan on account of any Disputed Claim, unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

11.      Resolution of Disputed Claims and Equity Interests

         Unless otherwise ordered by the Court after notice and a hearing, the Reorganizing Debtors or Reorganized Debtors shall have the exclusive right to make and file objections to Claims (other than Administrative Expense Claims) and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and twenty (120) days after the Reorganization Effective Date; provided, however, that such one hundred and twenty (120) day period may be automatically extended by the Reorganizing Debtors without any further application to, or approval by, the Court, for up to an additional thirty (30) days. The foregoing deadlines for filing objections to Claims shall not apply to Claims for tort damages and, accordingly, no such deadline shall be imposed by the Second Reorganization Plan. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the holder thereof if the Reorganizing Debtors effect service in any of the following manners: (i) in accordance with Rule 4 of the Federal Rules of Civil Procedure, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified in the proof of claim or interest or any attachment thereto; or (iii) by first class mail, postage, on any counsel that has appeared on the holder's behalf in the Chapter 11 Cases.

         Except with respect to Administrative Expense Claims as to which the Administrative Expense Claim Bar Date does not apply, Administrative Expense Claims must be filed with the Court and served on counsel for the Reorganizing Debtors on or before the Administrative Expense Claim Bar Date. The Reorganizing Debtors, Reorganized Debtors, or any other party in interest permitted under the Bankruptcy Code may make and file objections to any such Administrative Expense Claim and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and eighty (180) days after the Reorganization Effective Date. In the event the Reorganizing Debtors or Reorganized Debtors file any such objection, the Court shall determine the Allowed amount of any such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim that is paid or payable by the Reorganizing Debtors in the ordinary course of business.

12.      Estimation of Certain Claims

         The Reorganizing Debtors may, at any time, request that the Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Reorganizing Debtors previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim. In the event that the Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Reorganizing Debtors may elect to pursue a supplemental proceeding to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessary exclusive of one another.

13.      Reserve Account for Disputed Claims

         On and after the Distribution Date, the Disbursing Agent shall hold in one or more Disputed Claims Reserves, for each Class in which there are any Disputed Claims, Cash or Reorganization Plan Notes in an aggregate amount sufficient to pay to each holder of a Disputed Claim the amount of Cash or Reorganization Plan Notes that such holder would have been entitled to receive pro rata under the Second Reorganization Plan if such Claim had been an Allowed Claim in such Class; provided, however that with respect to Disputed Claims in Class 4, the Reorganized Debtors shall not be required to establish a Disputed Claims Reserve but instead shall issue new Reorganization Plan Unsecured Notes if and when any Disputed Claim in Class 4 becomes an Allowed Claim. Cash withheld and reserved for payments to holders of Disputed Claims in any Class shall be held and deposited by the Disbursing Agent in one or more segregated interest-bearing reserve accounts for each Class of Claims in which there are Disputed Claims entitled to receive Cash, to be used to satisfy the Disputed Claims if and when such Disputed Claims become Allowed Claims.

14.      Allowance of Disputed Claims

         With respect to any Disputed Claim that is subsequently deemed Allowed, on the Distribution Date for any such Claim the Reorganizing Debtors shall distribute from the Disputed Claims Reserve Account corresponding to the Class in which such Claim is classified to the holder of such Allowed Claim the amount of Cash or Reorganization Plan Notes that such holder would have been entitled to recover pro rata under the Second Reorganization Plan if such Claim had been an Allowed Claim on the Reorganization Effective Date, together with such claimholder's Pro Rata Class Share of net interest, if any, on such Allowed Claim. For purposes of the immediately preceding sentence, such holder's Pro Rata Class Share of net interest shall be calculated by multiplying the amount of interest on deposit in the applicable Disputed Claims Reserve account on the date immediately preceding the date on which such Allowed Claim is to be paid by a fraction, the numerator of which shall equal the amount of such Allowed Claim and the denominator of which shall equal the amount of all Claims for which deposits are being held in the applicable Disputed Claims Reserve account on the date immediately preceding the date on which such Allowed Claim is to be paid.

15.      Release of Funds from Disputed Claims Reserve

           If at any time or from time to time after the Reorganization Effective Date, there shall be Cash or Reorganization Plan Notes in the Disputed Claims Reserve account with respect to Class 6 Claims in an amount in excess of the Reorganizing Debtors' maximum remaining payment obligations to the then existing holders of Disputed Claims in the Class of Claims corresponding to such Disputed Claims Reserve account under the Second Reorganization Plan, such excess funds, and the Pro Rata Class Share of net interest in respect thereof, shall become available for Distribution to the holders of Allowed Claims in the Class corresponding to the Disputed Claims Reserve Account at issue in accordance with the Second Reorganization Plan.

16.      Allowance of Certain Claims

         (a) Professional Claims and Substantial Contribution Claims

         (i) Under the Second Reorganization Plan, all Retained Professionals and other entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code must file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses no later than forty-five (45) days after the Reorganization Effective Date. Subject to the Court determination that any such Claim is Allowed, the Reorganized Debtors shall pay in full any such Allowed Administrative Expense Claims on the Distribution Date, or upon such other less favorable terms as may be mutually agreed upon between the holder of such an Allowed Administrative Expense Claim and the Reorganizing Debtors or, on and after the Reorganization Effective Date, the Reorganized Debtors, and, in each case, approved by the Court after notice and a hearing. Any request for payment of an Administrative Expense Claim of the type which is not filed by the applicable deadline shall be barred.

         (ii) Any Person who requests compensation or expense reimbursement for a Substantial Contribution Claim in the Chapter 11 Cases must file an application with the clerk of the Court, on or before the Administrative Expense Bar Date, which is thirty (30) days after the Effective Date, and serve such application on counsel for the Reorganized Debtors and as otherwise required by the Court and the Bankruptcy Code on or before such date. Failure to file a Substantial Contribution Claim on or before such date will result in that Person being forever barred from seeking compensation or expense reimbursement for such Substantial Contribution Claim.

         (iii) All other requests for payment of an Administrative Expense Claim (other than as set forth above) that are subject to the Administrative Expense Claim Bar Date must be filed with the Court and served on counsel for the Reorganizing Debtors and as otherwise required by the Court and Bankruptcy Code on or before the Administrative Expense Bar Date. Unless the Reorganizing Debtors, Reorganized Debtors, or any other party in interest in the Chapter 11 Cases objects to an Administrative Expense Claim by the Claims Objection Deadline, such Administrative Expense Claim shall be deemed Allowed in the amount filed. In the event that the Reorganizing Debtors, Reorganized Debtors, or any other party in interest in the Chapter 11 Cases objects to an Administrative Expense Claim, the Court shall determine the Allowed amount of such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim that is incurred and payable by the Reorganizing Debtors or Reorganized Debtors in the ordinary course of business.

(b)      DIP Financing Facility Claims

         On the Reorganization Effective Date, the Reorganizing Debtors shall pay all funded and additional amounts outstanding under the DIP Financing Facility (other than amounts outstanding with respect to Tranche C thereunder) and all commitments thereunder shall automatically and irrevocably terminate; provided, however, that on the Effective Date, all outstanding and unfunded letters of credit issued under Tranche A of the DIP Financing Facility shall be replaced by letters of credit to be issued under the Second Lien L/C Facility and, subject to acceptance by the requisite number of Tranche B DIP Lenders in accordance with section 2.13 of the DIP Financing Facility, all outstanding letters of credit issued under Tranche B of the DIP Financing Facility shall be replaced or otherwise continued by letters of credit to be issued under the First Lien L/C Facility or the Second Lien L/C Facility (as applicable) or otherwise cash collateralized in an amount not less than one hundred and five percent (105%) of the face amount thereof pursuant to documentation in form and substance satisfactory to the DIP Agents and the issuing banks. Once all such payments have been received by the DIP Lenders or cash collateralized and all commitments thereunder have been terminated and such letters of credit have been issued under the First Lien L/C Facility or the Second Lien L/C Facility (as applicable), the DIP Financing Facility shall be terminated with respect to the Reorganizing Debtors (subject in all respects to any carve-out approved by the Court in the Final DIP Order and any other terms of the DIP Financing Facility and the Final Order that by their express terms survive the termination of the Facility), and the DIP Lenders shall take all steps necessary to confirm the removal of any liens on the properties of the applicable Reorganizing Debtors securing the DIP Financing Facility at the sole cost of the Reorganized Debtors. To the extent that Claims arising under Tranche B of the DIP Financing Facility will not be paid in full as a result of reinstatement and continuation of such letters of credit under the First Lien L/C Facility or Second Lien L/C Facility, acceptance of such treatment in full satisfaction of their Administrative Claim by the requisite majority of DIP Lenders as provided under section 2.13 of the DIP Financing Facility shall be binding on all DIP Lenders.

H.       Distributions and Disputed Claims under the Second Liquidation Plan

1.       The Secured Creditor Direction and the DIP Lender Direction

         As previously described herein, the Debtors currently contemplate that on the Liquidation Effective Date, the Liquidating Debtors and the Liquidating Trustee will implement the Secured Creditor Direction and the DIP Lender Direction. In accordance therewith, on the Liquidation Effective Date, any Liquidation Assets or Distributions subject to the Secured Creditor Direction or the DIP Lender Direction will be transferred to Reorganized Covanta, to the extent that such Distributions or Liquidation Assets have not already been so transferred, provided, however, that an amount not to exceed $3,000,000 shall be transferred by the Liquidating Debtors, to the extent of any Liquidating Debtor Cash and the Reorganizing Debtors, to the extent of the Reorganizing Debtors' Reserve Obligations to fund the Administrative Expense Claims Reserve and the Operating Reserve in the respective amounts set forth in the Second Liquidation Plan. Any Residual Liquidation Assets, which are not subject to the Secured Creditor Direction or the DIP Lender Direction, will be dealt with in accordance with paragraph VIII.F.6(c) and any proceeds resulting from the liquidation thereof will be distributed in accordance with paragraph VIII.H.3.

2.       Time of Distributions

         Except as otherwise provided for in the Second Liquidation Plan, by the Secured Creditor Direction or the DIP Lender Direction or ordered by the Court, distributions under the Second Liquidation Plan will be made on (i) the Initial Liquidation Distribution Date, as to Priority Tax Claims and Priority Non-Tax Claims from the Operating Reserve and as to Administrative Expense Claims from the Administrative Expense Claims Reserve or (ii) any subsequent Liquidation Distribution Date. The Initial Liquidation Distribution Date shall occur on the later of the Liquidation Effective Date (or as soon thereafter as reasonably practicable) and the First Business Day after the date that is thirty (30) calendar days after the date a Claim becomes Allowed. Each subsequent Liquidation Distribution Date shall occur on last Business Day of each calendar quarter if, on such date, prior to the distribution to holders of Allowed Claims, there are any Net Liquidation Proceeds. In the event that any payment or act under the Second Liquidation Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the initial due date.

3.       Order of Distributions

         Distributions will be made from the Liquidation Trust to the holders of Claims against the Liquidating Debtors, upon the realization of any Net Liquidation Proceeds from the Residual Liquidation Assets contained in the Liquidation Trust, which were not otherwise transferred pursuant to the Secured Creditor Direction or the DIP Lender Direction. To the extent that the Liquidating Trustee is able to extract any Net Liquidation Proceeds from the Residual Liquidation Assets, such Net Liquidation Proceeds shall be distributed in the following manner: (i) the Liquidating Trustee shall first deduct and pay itself any Liquidation Expenses incurred in extracting such Net Liquidation Proceeds and (ii) the Liquidating Trustee shall distribute any remaining Net Liquidation Proceeds pro rata to (a) the holders of Class 3A Claims, to the extent that the Net Liquidation Proceeds are attributable to a Liquidating Pledgor Debtor; and (b) to the DIP Lenders, to the extent that the Net Liquidation Proceeds are attributable to a Liquidating Non-Pledgor Debtor.

4.       No Distribution Pending Allowance

         Notwithstanding any other provision of the Second Liquidation Plan, no Net Liquidation Proceeds or other Distribution shall be distributed under the Second Liquidation Plan on account of any Disputed Claim, unless and until all objections have been settled or withdrawn or have been determined by a Final Order and the Disputed Claim or some portion thereof, has become an Allowed Claim.

5.       Resolution of Disputed Claims and Equity Interests

         (a) Unless otherwise ordered by the Court after notice and a hearing, the Liquidating Trustee shall have the exclusive right to make and file objections to Claims (other than Administrative Expense Claims) and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and twenty
(120) days after the Effective Date; provided, however, that such one hundred and twenty (120) day period may be automatically extended by the Liquidating Trustee, without any further application to, or approval by, the Court, for an additional thirty (30) days. The foregoing deadlines for filing objections to Claims shall not apply to filing objections to Claims for tort damages and, accordingly, the Second Liquidation Plan shall impose no such deadline.

         (b) Except with respect to Administrative Expense Claims as to which the Administrative Expense Claim Bar Date does not apply, Administrative Expense Claims must be filed with the Court and served on counsel for the Liquidating Debtors (if prior to the Liquidation Effective Date) and counsel for the Liquidating Trustee (if after the Liquidation Effective Date) on or before the Administrative Expense Claim Bar Date. The Liquidating Debtors, the Liquidating Trustee or any other party in interest permitted under the Bankruptcy Code may make and file objections to any such Administrative Expense Claim and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than the Claims Objection Deadline. In the event the Liquidating Debtors or the Liquidating Trustee file any such objection, the Court shall determine the Allowed amount of any such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim that is paid or payable by the Liquidating Debtors or the Liquidating Trustee in the ordinary course of business.

6. Estimation of Claims

         The Liquidating Trustee may, at any time request that the Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Liquidating Debtors previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim. In the event that the Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Liquidating Trustee may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessary exclusive of one another.

7.       Reserve Account for Disputed Claims

         Upon (i) the Liquidating Trustee's determination that Disputed Claims have been asserted against a Liquidating Debtor and (ii) the Liquidating Trustee's identification of Liquidation Proceeds that are not Collateral, the Liquidating Trustee shall establish the Disputed Claims Reserve in accordance with Section 9.14(a) of the Second Liquidation Plan and hold in the Disputed Claims Reserve, for each Class in which such Disputed Claims exist, Cash in an aggregate amount sufficient to pay to each holder of a Disputed Claim the amount of Cash that such holder would have been entitled to receive under the Second Liquidation Plan if such Claim had been an Allowed Claim in such Class. Cash withheld and reserved for payments to holders of Disputed Claims in any Class shall be held and deposited by the Liquidating Trustee in one or more segregated interest-bearing reserve accounts for each Class of Claims in which there are Disputed Claims entitled to receive Cash, to be used to satisfy the Disputed Claims if and when such Disputed Claims become Allowed Claims.

8.       Allowance of Disputed Claims

         As to each Liquidating Debtor, to the extent that a Disputed Claim ultimately becomes an Allowed Claim, payments and distributions on account of such Allowed Claim shall be made in accordance with the provisions of the Second Liquidation Plan governing the Class of Claims to which such Claim belongs. On the succeeding Liquidation Distribution Date, after the date that the order or judgment of the Court allowing such Claim becomes a Final Order, any property that would have been distributed prior to the date on which a Disputed Claim becomes an Allowed Claim shall be distributed on the next Liquidation Distribution Date, together with such claimholder's Pro Rata Class share of net interest, if any, on such Allowed Claim.

9.       Allowance of Certain Claims

         (a) Professional Claims, Substantial Contribution Claims and DIP Financing Facility Claims

         In accordance with Section VIII.G, hereof, the Reorganizing Debtors shall pay and/or satisfy all Claims asserted against the Debtors generally, with respect to (i) all Retained Professionals (other than Retained Liquidation Professionals) and other entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, including any Person making a Substantial Contribution Claim and (ii) all amounts outstanding under the DIP Financing Facility.

         (b) Other Administrative Claims

         All other requests for payment of an Administrative Claim against a Liquidating Debtor (other than those seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code) must be filed with the Court and served on the Liquidating Trustee no later than the Administrative Claims Bar Date, which is thirty (30) days following the Liquidation Effective Date. Unless the Liquidating Trustee objects to an Administrative Expense Claim by the Claims Objection Deadline, such Administrative Expense Claim shall be deemed Allowed in the amount filed. In the event that the Liquidating Trustee objects to an Administrative Expense Claim, the Court shall determine the Allowed amount of such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim that is paid or payable by the Liquidating Trustee in the ordinary course of business.

I.  Treatment of Executory Contracts and Unexpired Leases; Bar Date for
                            Rejection Damage Claims

1. General Treatment

                  (a) Reorganizing Debtors: For the Rejecting Debtors, on the Reorganization Effective Date and subject to the provisions of Section 4.5 of the Second Reorganization Plan, all executory contracts and unexpired leases to which each of the Rejecting Debtor is a party shall be deemed rejected, except for any executory contract or unexpired lease of the Rejecting Debtors that (i) has been previously assumed or rejected pursuant to a Final Order of the Court,
(ii) is specifically designated as a contract or lease on the Rejecting Debtors' Schedule of Assumed Contracts and Leases, filed as Exhibit 9.1A(s) of the Second Reorganization Plan, as may be amended, (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Reorganizing Debtors at or prior to the Second Plans Confirmation Hearing, or
(iv) is an executory contract or lease to which any other Reorganizing Debtor is counterparty. The Rejecting Debtors expressly reserve the right to add or remove executory contracts and unexpired leases to or from the Rejecting Debtors' Schedule of Assumed Contracts and Leases at any time prior to the Reorganization Effective Date. The listing of a document on the Rejecting Debtors' Schedule of Assumed Contracts and Leases shall not constitute an admission that such document is an executory contract or unexpired lease or that the Reorganizing Debtors have any liability thereunder.

         For the Assuming Debtors, on the Reorganization Effective Date all executory contracts and unexpired leases to which each of the Assuming Debtors is a party shall be deemed assumed, except for any executory contract or unexpired lease of the Assuming Debtors that (i) has been previously assumed or rejected pursuant to a Final Order of the Court, (ii) is specifically designated as a contract or lease on the Assuming Debtors' Schedule of Rejected Contracts and Leases, filed as Exhibit 9.1B(s) of the Second Reorganization Plan, as may be amended, or (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Reorganizing Debtors at or prior to the Second Plans Confirmation Hearing. The Assuming Debtors expressly reserve the right to add or remove executory contracts and unexpired leases to or from the Assuming Debtors' Schedule of Rejected Contracts and Leases at any time prior to the Reorganization Effective Date. The listing of a document on the Assuming Debtors' Schedule of Assumed Contracts and Leases shall not constitute an admission that such document is an executory contract or unexpired lease or that the Reorganizing Debtors have any liability thereunder.

         Each executory contract and unexpired lease listed or to be listed on the Contract Schedules shall include modifications, amendments, supplements, restatements or other agreements, including guarantees thereof, made directly or indirectly by any Reorganizing Debtor in any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Contract Schedules. The mere listing of a document on the Contract Schedules shall not constitute an admission by the Reorganizing Debtors that such document is an executory contract or unexpired lease or that the Reorganizing Debtors have any liability thereunder.

         (b) Liquidating Debtors: For Liquidating Debtors, on the Liquidation Effective Date all executory contracts and unexpired leases shall be deemed rejected other than those executory contracts or unexpired leases that are or have been (a) specifically designated as a contract or lease on the Schedule of Assumed Contracts and Leases, filed as Exhibit 5 of the Second Liquidation Plan, as may be amended; (b) previously assumed or rejected pursuant to a Final Order of the Court; or (c) subject to a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the applicable Liquidating Debtor prior to the Confirmation Date. On the Effective Date, each of the executory contracts and unexpired leases listed on the Schedule of Assumed Contracts and Leases shall be deemed to be assumed by the applicable Liquidating Debtor and assigned to Reorganized Covanta on the Reorganization Effective Date. The Liquidating Debtors reserve the right to add or remove executory contracts and unexpired leases to or from the Schedule of Assumed Contracts and Leases at any time prior to the Liquidation Effective Date.

2.       Cure of Defaults

         Except to the extent that (i) a different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 9.1 of the Second Reorganization Plan or
Section 8.2 of the Second Liquidation Plan, or (ii) any executory contract or unexpired lease shall have been assumed pursuant to an order of the Court which order shall have approved the cure amounts with respect thereto, the applicable Debtor shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, no later than thirty (30) days after the Confirmation Date, file with the Court and serve one or more pleadings listing the cure amounts of all executory contracts or unexpired leases to be assumed, subject to the Reorganizing Debtors right to amend any such pleading or pleadings any time prior to thirty (30) days after the Confirmation Date. The parties to such executory contracts or unexpired leases to be assumed by the applicable Debtor shall have fifteen (15) days from service of such pleading to object to the cure amounts listed by the applicable Debtor. Service of such pleading shall be sufficient if served on the other party to the contract or lease at the address indicated on (i) the contract or lease, (ii) any proof of claim filed by such other party in respect of such contract or lease, or (iii) the Debtors' books and records, including the Schedules; provided, however, that if a pleading served by a Debtor to one of the foregoing addresses is promptly returned as undeliverable, the applicable Debtor shall attempt reservice of the pleading on an alternative address, if any, from the above listed sources. If any objections are filed, the Court shall hold a hearing. Any party failing to object to the proposed cure amount fifteen (15) days following service of the proposed cure amount by the Debtors shall be forever barred from asserting, collecting, or seeking to collect any amounts in excess of the proposed cure amount against the Reorganizing Debtors or Reorganized Debtors. Notwithstanding the foregoing or anything in Section 9.3 of the Second Reorganization Plan or
Section 8.3 of the Second Liquidation Plan, at all times through the date that is five (5) Business Days after the Court enters an order resolving and fixing the amount of a disputed cure amount, the Debtors shall have the right to reject such executory contract or unexpired lease.

3.       Approval of Assumption of Certain Executory Contracts

         Subject to Sections 9.1 and 9.2 of the Second Reorganization Plan and Sections 8.1 and 8.2 of the Second Liquidation Plan, the executory contracts and unexpired leases on the Rejecting Debtors' Schedule of Assumed Contracts, the executory contracts and unexpired leases of the Assuming Debtors other than those listed on the Assuming Debtors' Schedule of Rejected Contracts and Leases, and the executory contracts and unexpired leases listed on the Liquidating Debtors' Schedule of Assumed Contracts shall be assumed by and, as applicable, assigned to the relevant Reorganizing or Liquidating Debtors as of the applicable Effective Date. Except as may otherwise be ordered by the Court, the Reorganizing Debtors and Liquidating Debtors shall have the right to cause any assumed executory contract or unexpired lease to vest in the Reorganized Debtor designated for such purpose by the Reorganizing Debtors and Liquidating Debtors.

4.       Approval of Rejection of Executory Contracts and Unexpired Leases

         Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of any executory contracts and unexpired leases to be rejected as and to the extent provided in the Second Plans.

5. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Second Plans

         Claims arising out of the rejection of an executory contract or unexpired lease pursuant to each Plan must be filed with the Court no later than the later of (i) twenty (20) days after the Effective Date and (ii) thirty (30) days after the entry of an order rejecting such executory contract or lease. Any Claims not filed within such time period will be forever barred from assertion against any of the applicable Debtors and/or their corresponding Estates.

6.       Deemed Consents and Deemed Compliance with Respect to Executory
         Agreements

         Unless a counterparty to an executory contract, unexpired lease, license or permit objects to the applicable Debtor's assumption thereof in writing on or before seven (7) days prior to the applicable Confirmation Hearing, then, unless such executory contract, unexpired lease, license or permit has been rejected by the applicable Debtor or will be rejected by operation of the Second Reorganization Plan or the Second Liquidation Plan, the Reorganized Debtors and Reorganized Covanta (as assignee of all executory contracts and unexpired leases assumed by the Liquidating Debtors), shall enjoy all the rights and benefits under each such executory contract, unexpired lease, license and permit without the necessity of obtaining such counterparty's written consent to assumption or retention of such rights and benefits.

         To the extent that any executory contract or unexpired lease contains a contractual provision that would require the applicable Debtor to satisfy any financial criteria or meet any financial condition measured by reference to the applicable Debtor's most recent annual audited financial statements, then upon the assumption of any such executory contract or unexpired lease such Debtor shall be deemed to be and to remain in compliance with any such contractual provision regarding financial criteria or financial condition (other than contractual requirements to satisfy a minimum rating from rating agencies) for the period through one year after the Effective Date, and thereafter such financial criteria or financial condition shall be measured by reference to the applicable Debtor's most recent annual audited financial statements.

7. Reorganizing and Liquidating Debtors' Reservation of Rights Under Insurance Policies and Bonds

         The enforceability by beneficiaries of (i) any insurance policies that may cover Claims against any Reorganizing or Liquidating Debtor, or (ii) any bonds issued to assure the performance of any such Debtor, is not affected by the Second Plans, nor shall anything contained therein constitute or be deemed to constitute a waiver of any cause of action that the Debtors or any entity may hold against any insurers or issuers of bonds under any such policies of insurance or bonds. To the extent any insurance policy or bond is deemed to be an executory contract, such insurance policy or bond shall be deemed assumed in accordance with Article IX of the Second Reorganization Plan or Article VIII of the Second Liquidation Plan as applicable. Notwithstanding the foregoing, the Debtors do not assume any payment or other obligations to any insurers or issuers of bonds, and any agreements or provisions of policies or bonds imposing payment or other obligations upon the Debtors shall only be assumed as provided pursuant to a separate order of the Court.

         American International Group and certain of its subsidiaries or affiliates (collectively, "AIG") were the Debtors' primary casualty insurer during the policy periods from 1985 through 2002 pursuant to certain insurance policies (collectively, the "AIG Policy"). Under the terms of the AIG Policy, the Debtors indemnify AIG for a portion of each claim paid under the AIG Policy. These obligations are currently secured by an undrawn letter of credit of approximately $8.5 million relating to prepetition policies, an undrawn letter of credit of approximately $2.6 million relating to postpetition policies, and approximately $57 million in cash (portions of which represent proceeds from drawn letters of credit and surety bonds, and $2 million of which relates to a postpetition collateral fund) (collectively, the "AIG Collateral"). Based on their current actuarial assumptions, the Debtors believe that the AIG Collateral exceeds the Debtors' estimated reimbursement obligations under the AIG Policy by several millions of dollars and that the Debtors should be reimbursed for any portion of the AIG Collateral that actually exceeds the Debtors' obligations under the AIG Policy (the "Excess AIG Collateral"), plus interest. The full extent of aggregate claims to be paid under the AIG Policy, the Debtors' total reimbursement obligations (if any) and amount of the Excess AIG Collateral owed to the Debtors (if any) is not known at this time. Accordingly, the Debtors are uncertain as to the amount, if any, of the Excess AIG Collateral. Under the Reorganization Plan and the Liquidation Plan, the Reorganized Debtors shall retain the exclusive right to enforce any and all present and future rights, claims and causes of action against AIG or any other person with respect to the AIG Policy, including the collection of any Excess AIG Collateral plus interest, any claim for damages relating to any failure to properly reimburse the Debtors or Reorganized Debtors for any Excess AIG Collateral plus interest, and any other rights to the Excess AIG Collateral under the AIG Policy.

8.       Survival of Reorganizing and Liquidating Debtors' Corporate Indemnities

         Any obligations of any of the Reorganizing or Liquidating Debtors pursuant to the applicable Debtor's corporate charters and bylaws or agreements entered into any time prior to the applicable Effective Date, to indemnify the Specified Personnel, with respect to all present and future actions, suits and proceedings against such Debtor or such Specified Personnel, based upon any act or omission for or on behalf of such Debtor, shall not be discharged or impaired by confirmation of the applicable Plan. Such obligations shall be deemed and treated as executory contracts to be assumed by the applicable Debtor pursuant to the applicable Plan, and shall continue as obligations of the applicable Debtor. To the extent a Debtor is entitled to assert a Claim against Specified Personnel (whether directly or derivatively) and such Specified Personnel is entitled to indemnification, such Claim against Specified Personnel is released, waived and discharged.

J.       Effect of Confirmation

         The Debtors have been informed by counsel to the Creditors Committee that the Creditors Committee might object at the Second Plans Confirmation Hearing to the below-stated release provisions, see Section VII.J.3, as improperly broad to the extent that they release certain third parties, including the Debtors' officers and directors, from any claims, including prepetition claims under U.S. securities laws, in connection with the Debtors. The Securities and Exchange Commission and Office of the United States Trustee have also stated to the Debtors certain potential objections to, or made certain requests for additional language in connection with, the scope of certain of the discharge, release, injunction and exculpation provisions of the Second Plans described in this section. The Debtors believe that the provisions are appropriate as presently drafted and in compliance with all relevant provisions of the Bankruptcy Code, as they will be prepared to demonstrate at the Second Plans Confirmation Hearing. Nonetheless, the Debtors intend to continue discussions with the Creditors Committee, Securities and Exchange Commission and Office of the United States Trustee regarding these potential objections and requests, and hope to resolve these potential objections and requests on a consensual basis prior to the Second Plans Confirmation Hearing.

1.       Revesting of Reorganization Assets

         Upon the applicable Effective Date, pursuant to sections 1141(b) and
(c) of the Bankruptcy Code, except for leases and executory contracts that have not yet been assumed or rejected (which leases and contracts shall be deemed vested when and if assumed), all property of each Reorganizing Debtor's Estate shall vest in the applicable Reorganized Debtor free and clear of all Claims, Liens, encumbrances, charges and other interests to the extent provided in the Second Reorganization Plan and Plan Documents. Each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided in the Second Reorganization Plan.

2.       Discharge under the Second Plans

         (a) Discharge under the Second Reorganization Plan. Upon the Reorganization Effective Date and in consideration of the distributions to be made under the Second Reorganization Plan, except as otherwise expressly provided in the Second Reorganization Plan or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest of such holder shall be deemed to have forever waived, released and discharged each of the Reorganizing Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights and liabilities (other than the right to enforce the Reorganizing Debtors' or Reorganized Debtors' obligations under the Second Reorganization Plan or Plan Documents) that arose prior to the Confirmation Date, whether existing in law or equity, whether based on fraud, contract or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, whether based in whole or in part on any act, omission or occurrence taking place on or before the Confirmation Date. Upon the Reorganization Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or canceled Equity Interest in each of the Reorganizing Debtors.

         (b) Discharge under the Second Liquidation Plan. Pursuant to section 1141(d)(3) of the Bankruptcy Code, occurrence of the Confirmation Date will not discharge Claims against the Liquidating Debtors; provided, however, that no holder of a Claim against any Liquidating Debtor may, on account of such Claim, seek or receive any payment or other distribution from, or seek recourse against, any Liquidating Debtor, Reorganizing Debtor, Heber Debtor, their respective successors or their respective property, except as otherwise provided in the Second Liquidation Plan.

3.       Release of Certain Parties under the Second Plans

         (a) Releases under the Second Reorganization Plan. As of the Effective Date, the Reorganizing Debtors, on behalf of themselves and their Estates, shall be deemed to release unconditionally all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, against the Liquidating Debtors, the Heber Debtors, the Plan Sponsor, the Investors and the Liquidating Debtors', Heber Debtors', Plan Sponsors' and Reorganizing Debtors' respective present or former officers, directors, employees, partners, members, advisors, attorneys, financial advisors, accountants, investment bankers and other professionals, and the Committee's, the steering committee for the holders of the Secured Bank Claims, and the Bondholders Committee's members, advisors, attorneys, financial advisors, investment bankers, accountants and other professionals, in each case whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Reorganizing Debtors, the Liquidating Debtors, the Heber Debtors, and the Plan Sponsor, the Investors, the Chapter 11 Cases, the Heber Reorganization Plan, the Second Liquidation Plan, the DHC Agreement or the Second Reorganization Plan; provided that, with respect to the Plan Sponsor and the Investors, nothing herein shall release the Plan Sponsor or the Investors with respect to obligations pursuant to their contractual obligations under the DHC Agreement and the documents executed in connection therewith or as specifically provided pursuant to the Second Reorganization Plan; and further provided that, with respect to the members of the steering committee for the holders of the Secured Bank Claims and the members of the Bondholders Committee, nothing herein shall release any such parties with respect to obligations pursuant to their contractual obligations, if any, under the Exit Financing Agreements or as otherwise provided pursuant to the Second Reorganization Plan.

         (b) Releases under the Second Liquidation Plan. As of the Liquidation Effective Date, the Liquidating Debtors, on behalf of themselves and their Estates, shall be deemed to release unconditionally all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, against the Reorganizing Debtors, Heber Debtors, the Plan Sponsor, the Investor Group and the Reorganizing Debtors', Heber Debtors', Liquidating Debtors', Reorganization Plan Sponsor's and Investor Group's respective officers, directors, employees, partners, members, affiliates, advisors, attorneys, financial advisors, accountants, investment bankers and other professionals, and the Committee's, the Agent Banks', the DIP Agents', the steering committee for the holders of the Secured Bank Claims' and the Bondholders Committee's members, advisors, attorneys, financial advisors, investment bankers, accountants and other professionals, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above with respect to any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Liquidating Debtors, the Reorganizing Debtors, the Heber Debtors, the Plan Sponsor and the Investor Group, the Chapter 11 Cases, the Second Reorganization Plan, the Heber Reorganization Plan, the Investment Purchase Agreement or the Second Liquidation Plan; provided that, with respect to the Plan Sponsor and the Investor Group, nothing herein shall release the Plan Sponsor or the Investor Group with respect to their contractual obligations pursuant to the Investment and Purchase Agreement or as specifically provided pursuant to the Second Liquidation Plan.

4.       Exculpation

         As more fully described in the Second Plans, as of the applicable Effective Date, none of (i) the Reorganizing Debtors, Reorganized Debtors, or their respective officers, directors and employees, (ii) the Specified Personnel, (iii) the Committee and any subcommittee thereof, (iv) the Agent Banks, the DIP Agents, the steering committee for the holders of the Secured Bank Claims and the Bondholders Committee, (v) the accountants, financial advisors, investment bankers, and attorneys for the Reorganizing Debtors or Reorganized Debtors, (vi) the Plan Sponsor, (vii) the Investors and (viii) the directors, officers, employees, partners, members, agents, representatives, accountants, financial advisors, investment bankers, attorneys or affiliates for any of the persons or entities described in (i), (iii), (iv),(v), (vi) or (vii) of Section 11.7 of the Second Reorganzation Plan shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the commencement or conduct of the Chapter 11 Cases; the liquidations of the Liquidating Debtors; formulating, negotiating or implementing the Second Reorganization Plan and the Heber Reorganization Plan; formulating, negotiating, consummation or implementation of the DHC Agreement (except, with respect to the Plan Sponsor and the Investors, as explicitly provided pursuant to the Investment and Purchase Agreement); formulating, negotiating or implementing the Geothermal Sale under the Heber Reorganization Plan; the solicitation of acceptances of the Second Reorganization Plan and the Heber Reorganization Plan; the pursuit of confirmation of the Second Reorganization Plan and the Heber Reorganization Plan; the confirmation, consummation or administration of the Second Reorganization Plan and the Heber Reorganization Plan or the property to be distributed under the Second Reorganization Plan and the Heber Reorganization Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Second Reorganization Plan. Nothing with respect to the exculption provided in Section 11.7 of the Second Reorganization Plan is intended to limit the liability or obligation of an issuer of a letter of credit to the beneficiary of such letter of credit or obligations of the Plan Sponsor under the DHC Agreement.

5.       Injunction under the Second Plans

         The satisfaction, release, and discharge pursuant to Article XI of the Second Reorganization Plan shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under the Second Reorganization Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

         Section 11.9 of the Second Reorganization Plan provides that upon the Reorganization Effective Date and except as otherwise provided therein or in the Confirmation Order, all persons who have held, hold, or may hold Claims against or Equity Interests in the Reorganizing Debtors, Heber Debtors or Liquidating Debtors, and all other parties in interest in the Chapter 11 Cases, along with their respective present or former employees, agents, officers, directors or principals, shall be permanently enjoined on and after the Reorganization Effective Date from directly or indirectly (i) commencing or continuing in any manner any action or other proceeding of any kind to collect or recover any property on account of any such Claim or Equity Interest against any such Reorganizing Debtor, Reorganized Debtors, or Person entitled to exculpation under Section 11.7 of the Second Reorganization Plan, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree, or order to collect or recover any property on account of any such Claim or Equity Interest against any such Reorganizing Debtor, Reorganized Debtors, the Plan Sponsor or the Investors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against any such Reorganizing Debtor or Reorganized Debtor on account of such Claim or Equity Interest, (iv) except for recoupment, asserting any right of setoff or subrogation of any kind against any obligation due any such Reorganizing Debtor or Reorganized Debtor, the Plan Sponsor or the Investors or against the property or interests in property of any such Reorganizing Debtor or Reorganized Debtor, the Plan Sponsor or the Investors on account of any such Claim or Equity Interest, (v) commencing or continuing any action against the Reorganized Debtors, the Plan Sponsor or the Investors in any manner or forum in respect of such Claim or Equity Interest that does not comply or is inconsistent with the Second Reorganization Plan, and (vi) taking any actions to interfere with the implementation or consummation of the Second Reorganization Plan; provided that nothing herein shall prohibit any holder of a Claim from prosecuting a properly completed and filed proof of claim in the Chapter 11 Cases. In no event shall the Reorganized Debtors or any Person entitled to exculpation under Section 11.7 of the Second Reorganization Plan have any liability or obligation for any Claim against or Equity Interest in any of the Reorganizing Debtors arising prior to the Reorganization Effective Date, other than in accordance with the provisions of the Second Reorganization Plan. In addition, except as otherwise provided in the Second Reorganization Plan or the Confirmation Order, on and after the Reorganization Effective Date, any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, including any successor of such entity, shall be permanently enjoined from commencing or continuing in any manner, any litigation against the Reorganized Debtors or any Person entitled to exculpation under
Section 11.7 of the Second Reorganization Plan on account of or in respect of any of the Reorganizing Debtors' prepetition liabilities or other liabilities satisfied pursuant to the Second Reorganization Plan. By accepting Distributions pursuant to the Second Reorganization Plan, each holder of an Allowed Claim or Allowed Equity Interest receiving Distributions pursuant to the Second Reorganization Plan will be deemed to have specifically consented to the injunctions set forth in this Section 11.9 of the Second Reorganization Plan.

6.       Reorganized Debtors' Rights of Action

         On and after the Reorganization Effective Date, and except as may otherwise be agreed to by the Reorganizing Debtors or as provided in the Second Reorganization Plan, the Reorganized Debtors will retain and have the exclusive right to enforce any and all present or future rights, claims or causes of action against any Person and rights of the Reorganizing Debtors that arose before or after the applicable Petition Date, and asserting any rights of counterclaim and set-off, as discussed further below, including, but not limited to, rights, claims, causes of action, avoiding powers, suits and proceedings arising under sections 544, 545, 548, 549, 550 and 553 of the Bankruptcy Code. The Reorganized Debtors may pursue, abandon, settle or release any or all such rights of action, as they deem appropriate, without the need to obtain approval or any other or further relief from the Court. The Reorganized Debtors may, in their discretion, offset any such claim held against a Person against any payment due such Person under the Second Reorganization Plan; provided, however, that any claims of any of the Reorganizing Debtors arising before the applicable Petition Date shall first be offset against Claims against any of the Reorganized Debtors arising before the applicable Petition Date.

K.       Miscellaneous Matters

1.       Liability of the Liquidating Trustee

         (a) Limited Liability. The Liquidating Trustee shall not be liable for any act he or she may do or omit to do while acting in good faith and in the exercise of his or her best judgment, and the fact that such act or omission was advised by an authorized attorney (or other Retained Liquidation Professional) for the Liquidating Trustee shall be conclusive evidence of such good faith and best judgment; provided, however, that nothing contained in Paragraph VII.I.5(a) of the Second Liquidation Plan shall affect the liability of any of the Liquidating Trustee for gross negligence or willful misconduct.

         (b) No Recourse. No recourse shall ever be had under the Second Liquidation Plan, directly or indirectly, against the Liquidating Trustee, personally or against any agent, attorney, accountant or professional for the Liquidating Trustee, by legal or equitable proceedings or by virtue of any statute or otherwise, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Liquidating Trustee under the Second Liquidation Plan, or by reason of the creation of any indebtedness by the Liquidating Trustee under the Second Liquidation Plan for any purpose authorized by the Second Liquidation Plan, it being expressly understood and agreed that all such liabilities, covenants, and agreements of the Liquidating Trustee, whether in writing or otherwise, shall be enforceable only against and be satisfied only out of the Residual Liquidation Assets or such part thereof as shall, under the terms of any such agreement, be liable therefore or shall be evidence only of a right of payment out of the Residual Liquidation Assets, provided, however, that nothing contained in Paragraph VII.I.5(b) of the Second Liquidation Plan shall affect the liability of any of the parties listed above for gross negligence or willful misconduct.

2.       Limited Liability of the Oversight Nominee

         The Oversight Nominee shall not be liable for anything other than its own acts as shall constitute willful misconduct or gross negligence of its duties. None of the Oversight Nominee's designees, agents, representatives or employees, shall incur or be under any liability or obligation by reason of any act done or omitted to be done, by the Oversight Nominee or its designee, agent, representative or employee. The Oversight Nominee may, in connection with the performance of functions, and in its sole and absolute discretion, consult with counsel, accountants and its agents, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Oversight Nominee determines not to consult with counsel, accountants or its agents, such determination shall not be deemed to impose any liability on the Oversight Nominee.

3.       Setoffs

         Each Reorganizing Debtor may, in accordance with the provisions of the Second Reorganization Plan, section 553 of the Bankruptcy Code and applicable non-bankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Second Reorganization Plan on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim), the Claims, rights and causes of action of any nature that such Reorganizing Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable Reorganizing Debtor of any such Claims, rights and causes of action that the applicable Reorganizing Debtor may possess against such holder; and provided, further that any Claims of each Reorganizing Debtor arising before the applicable Petition Date shall only be set off against Claims against such Reorganizing Debtor arising before the applicable Petition Date.

4.       Satisfaction of Subordination Rights under the Second Reorganization
         Plan

         All Claims against the Reorganizing Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to distributions on account of Claims against the Reorganizing Debtors, based upon any subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the Distributions under the Second Plans to Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Reorganization Effective Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Claimholder by reason of any subordination rights or otherwise, so that each Claimholder shall have and receive the benefit of the distributions in the manner set forth in the Second Reorganization Plan.

5.       Dissolution of the Creditors Committee

         As of the Reorganization Effective Date, the Creditors Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Creditors Committee's attorneys, accountants, and other agents, shall terminate.

6.       Management of the Reorganized Debtors

         The identity of each of the nominees to serve on the Board of Directors of Reorganized Covanta shall be announced fifteen (15) days prior to the Second Plans Confirmation Hearing. In accordance with section 1129(a)(5) of the Bankruptcy Code, as part of such announcement, the Reorganizing Debtors shall disclose (i) the identity and affiliations of any individual proposed to serve, after the Reorganization Effective Date, as a director or officer of the Reorganized Debtors, and (ii) the identity of any "insider" (as such term is defined in section 101(31) of the Bankruptcy Code) who shall be employed and retained by the Reorganized Debtors and the nature of any compensation for such insider. Subject to the preceding sentence, the officers of the Reorganizing Debtors and the directors of the Reorganizing Debtors other than Covanta and certain officers and directors of CPIH that are in office immediately before the Reorganization Effective Date shall continue to serve immediately after the Reorganization Effective Date in their respective capacities.

7.       Payment of Statutory Fees

         All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid through the entry of a final decree closing these cases.

         As provided in the Second Plans, unless relieved of any of these obligations by further order of the Court, the Reorganized Debtors or the Liquidating Trustee (as defined in the Second Liquidation Plan), as applicable, shall be responsible for the timely payment of fees incurred pursuant to 28 U.S.C. ss. 1930(a)(6), and after the applicable Confirmation Date, such entities shall file with the Court and serve on the United States Trustee a quarterly disbursement report for each quarter, or portion thereof, until a final decree closing the chapter 11 cases has been entered, or the cases dismissed or converted to another chapter, in a format prescribed by and provided by the United States Trustee.

                   IX. CERTAIN RISK FACTORS TO BE CONSIDERED

         The holder of a Claim against the Debtors should read and carefully consider the following factors, as well as the other information set forth in this Second Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Second Plans. These factors should not, however, be regarded as constituting the only risks involved in connection with the Second Plans and their implementation.

A.       General Considerations

         The formulation of a reorganization plan is the principal purpose of a chapter 11 case. The Second Plans set forth the means for satisfying the holders of Claims against and Equity Interests in the Debtors. Certain Claims may receive partial distributions pursuant to the Second Plans, and in some instances, no distributions at all. See Section VIII.B "Classification and Treatment of Claims and Equity Interests," above. The recapitalization of the Debtors realizes the going concern value of the Debtors for their holders of Claims and Equity Interests. Moreover, reorganization of the Reorganizing Debtors business and operations under the applicable Plan also avoids the potentially adverse impact of a liquidation on the holders of Claims and Equity Interests, and the Reorganizing Debtors' employees, and many of their customers, trade vendors, suppliers of goods and services, and lessors.

B.       Certain Bankruptcy Considerations

         The Debtors are parties to various contractual arrangements under which the commencement of the Chapter 11 Cases and the other transactions contemplated by the Second Plans could, subject to the Debtors' rights and powers under the Bankruptcy Code (and in particular, sections 105, 362 and 365 of the Bankruptcy
Code) (i) result in a breach, violation, default or conflict, (ii) give other parties thereto rights of termination or cancellation, or (iii) have other adverse consequences for the Debtors or Reorganized Debtors. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which other parties to such contracts may seek to assert any such rights and pursue any such remedies in respect of such matters, and the ability of the Debtors or Reorganized Debtors to resolve such matters on acceptable terms through negotiations with such other parties or otherwise. The Debtors do not believe that any material enforceable breach of or default under any such agreement has occurred.

         There can be no assurance that the requisite acceptances to confirm the Second Plans will be obtained. Even if the requisite acceptances are received, there can be no assurance that the Court will confirm the Second Plans. A non-accepting creditor or equity security holder of the Debtors might challenge the adequacy of the Second Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code and/or Bankruptcy Rules. Although the Court has determined that the Second Disclosure Statement and the balloting procedures are appropriate, the Court could still decline to confirm the Plan if it were to find that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Court that the confirmation of the Second Plans is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Second Plans will not be less than the value of distributions such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that the Court will conclude that these requirements have been met, the Debtors believe that the Second Plans will not be followed by a need for further financial reorganization and that non-accepting holders within each class under the Second Plans will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and costs associated with any such Chapter 7 case. See Section XII (Feasibility of the Second Reorganization Plan and the Second Liquidation Plan and the Best Interests Test).

         The confirmation and consummation of the Second Plans are also subject to certain conditions. If the Second Plans, or a plan determined not to require resolicitation of any Classes of Claims or Equity Interests by the Court, were not to be confirmed, it is unclear whether the restructuring could be implemented and what distribution holders of Claims and Equity Interests ultimately would receive with respect to their Claims and Equity Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that holders of Claims would receive substantially less than the treatment they will receive pursuant to the Second Plans. If a complete liquidation or protracted reorganization were to occur, there is a risk that there would be little, if any, value available for distribution to the holders of Claims and Equity Interests. See Exhibit F attached to this Second Disclosure Statement for a hypothetical liquidation valuation analysis of each individual Debtor.

         The continuation of the Chapter 11 Cases, particularly if the Second Plans are not approved or confirmed in the timeframe currently contemplated, could further adversely affect the Debtors' operations and relationships with customers, employees, regulators and other parties. If confirmation and consummation of the Second Plans do not occur expeditiously, the Chapter 11 Cases could result in, among other things, increased costs for professional fees and similar expenses. In addition, further delay could make it more difficult to retain and attract management and other key personnel and would require senior management to spend a significant amount of time and effort dealing with reorganization instead of business operations.

C.       Inherent Uncertainty of Financial Projections

         The Projections attached as Exhibits C and D to this Second Disclosure Statement cover Reorganized Covanta, its Reorganized Debtor and its non-debtor subsidiaries (collectively, the "Reorganized Company") operations through December 31, 2007. These Projections are based on numerous assumptions including the timing, confirmation and consummation of the Second Plans in accordance with their terms, the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions, the availability of the Plan Sponsor's net operating loss carryforwards, the restructuring of certain projects and the resolution of litigation relating to projects as described above and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Second Disclosure Statement was approved by the Court may affect the actual financial results of the Reorganized Debtors' operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to make payments with respect to post-Reorganization Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

         Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Second Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Second Disclosure Statement. The Reorganized Company does not intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

D.       Access to Financing and Refinancing

         The Reorganizing Debtors' ability to consummate the Second Reorganization Plan and obtain sufficient Cash resources for post-Reorganization Effective Date working capital depend upon, among other things, implementation of the Exit Financing Agreements. The Reorganizing Debtors believe that they will be able to successfully complete these transactions, although there can be no assurance that sufficient commitments for the Exit Financing Agreements will be obtained. Further, the Company assumes that it will be able to refinance the Exit Financing Agreements before maturity, although there can be no assurance of such refinancing.

E.       WTE Projects Restructuring and Litigation

         As discussed in Sections VI.C.11 and VI.C.15 above, certain of the Reorganizing Debtors and contract parties have reached agreements with respect to, or are in the process of discussing, material restructuring of their mutual obligations in connection with several projects which have not yet concluded, and also are involved in material litigation with contractual counterparties. One such Reorganizing Debtor (Covanta Lake) has reached a tentative agreement in principle that is subject to material conditions precedent that may not occur. In the event any of such Debtors is either unable to consummate a restructuring of its material obligations or achieves an unsuccessful result in its material litigation, as the case may be, the Debtors may, among other things, reject one or more executory contracts related to such Debtor's facility, recharacterize such Debtor as a Liquidating Debtor, and/or withdraw such Debtor as a Reorganizing Debtor and subsequently file a separate plan of reorganization for such Debtor. In such an event, creditors of the relevant Debtor may not receive any recovery on account of their claims. The Debtors cannot guarantee that each Debtor will successfully restructure, receive Court approval of any restructuring, or achieve a successful result in its litigation, as the case may be. Furthermore, the Debtors cannot guarantee that one or more such events, if they occur, would not impair the other Debtors' ability to confirm and consummate the Second Plans or the terms of any exit financing available to such other Debtors.

F.       Impact of Interest

         A significant portion of the Reorganized Debtors' debt upon emergence, including the New Credit Facility, will have interest rates that vary with prevailing short-term rates. To the extent that either short-term rates or long-term rates in the future exceed those forecasted by the Reorganized Debtors, interest costs will increase, which could have an adverse effect on the Reorganized Debtors.

G.       Claims Estimations

         The Debtors' estimates of what distributions certain Classes of creditors will receive under the Second Plans, and under the Second Reorganization Plan in particular, depend on numerous assumptions concerning the ultimate amount of Allowed Claims in certain Classes. Similarly, the value of the securities being issued under the Second Plans depends in significant part upon the amount of Cash available to the Reorganized Debtors upon emergence and thereafter, which in turn depends in significant part upon the amount of Cash required to satisfy certain types of Claims.

         There can be no assurance that the estimated Claim amounts set forth herein and in the exhibits hereto are correct, and the actual Allowed amounts of Claims probably will differ from the estimates. Moreover, the estimated amounts are subject to numerous risks, uncertainties and assumptions. Should several of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amounts of Claims may materially vary from those estimated herein.

         Although all of the Debtors' estimates of Allowed Claims are susceptible to risk and uncertainty, two types of Claims are particularly susceptible to risk and uncertainty, and any allowance of Claims in those Classes in amounts materially in excess of the Debtors' estimates would have a significant negative impact on the distributions received by certain Classes of creditors, and also may have a significant negative impact on the value of the securities being issued under the Second Plans. Those two types of Claims are
(i) Allowed Priority Tax Claims, and (ii) Allowed Class 6 Parent and Holding Company Unsecured Claims.

         (i)      Priority Tax Claims

         The Debtors estimate that the amount of Priority Tax Claims (which, as contemplated in the Bankruptcy Code, are not separately classified under the Second Plans) will be in the aggregate no more than $35 million. The bulk of that amount is attributable to Claims asserted by the IRS. Although the Debtors believe that $35 million is conservative and that Priority Tax Claims ultimately will be allowed in a lower amount, there can be no assurance that the IRS Claims will not be allowed in amounts materially greater than $35 million. In particular, certain of the Debtors' older tax returns have been the subject of an IRS review and audit for more than a decade, and the likely outcome of that review and audit process cannot be determined with a high degree of precision. In addition, the time for the IRS to review and audit certain more recent returns has not expired. Finally, if one or more of the Reorganizing Debtors is unable to successfully reorganize and the Debtors cease to operate certain Projects, the Debtors may suffer significant adverse tax consequences. Any one these factors could lead to the allowance of Priority Tax Claims in amounts materially exceeding the Debtors' estimates.

         (ii)     Class 6 Allowed Parent and Holding Company Unsecured Claims

         The Debtors are estimating that the amount of Class 6 Unsecured Claims will range in the aggregate from $125 million to $400 million. Material Claims within this Class of Claims that the Debtors believe might be Allowed include:
(a) general unsecured and uncontested trade claims of at least $15 - $20 million; (b) Claims of holders of Convertible Subordinated Debentures (estimated at $155 million), if those Claims are not subordinated; (c) Claims relating to the Debtors' rejection of their obligations related to their Tulsa Facility (estimated at $50 million); (d) deficiency claims of the lenders under the Master Credit Facility and the holders of 9.25% Debentures, to the extent not waived pursuant to the Second Plans or by agreement; and (e) indemnity and reimbursement claims asserted against the Debtors by entities that pre-petition issued insurance policies and bonds for the benefit of the Debtors and current or former affiliates (estimated at $40 million). In addition, several hundred million dollars in tort and other litigation Claims have been asserted by the holders of Parent and Holding Company Unsecured Claims; although the Debtors contest liability for these Claims and believe them to be without merit, as with any litigation Claims there is a possibility, if not a likelihood, that some of these Claims will be allowed in material amounts. Finally, the Debtors' estimates assume a successful restructuring of most of the Debtors' projects that are subject to material disputes or pending restructuring proposals. Although the Debtors believe that their range of estimates of Class 6 Claims are conservative and that Class 6 Claims ultimately will be allowed at the lower end of the Debtors' range of estimates, there can be no assurance that Class 6 Claims will not be Allowed at the higher end of the Debtors' range of estimates, or even allowed in amounts materially greater than the high end of the Debtors' range of estimates.

H.       Environmental Regulation

         The Company's operations are subject to various federal, state and local environmental laws and regulations, including the Clean Air Act, the Clean Water Act, CERCLA or Superfund and RCRA. Although the Company's operations are occasionally subject to proceedings and orders pertaining to emissions into the environment and other environmental violations, which may result in fines, penalties, damages or other sanctions, the Company believes that it is in substantial compliance with existing environmental laws and regulations.

         The Company may be identified, along with other entities, as being among parties potentially responsible for contribution to costs associated with the correction and remediation of environmental conditions at disposal sites subject to CERCLA and/or analogous state laws. In certain instances the Company may be exposed to joint and several liability for remedial action or damages. The Company's ultimate liability in connection with such environmental claims will depend on many factors, including its volumetric share of waste, the total cost of remediation, the financial viability of other companies that also sent waste to a given site and, in the case of divested operations, its contractual arrangement with the purchaser of such operations.

I.       Market for Securities

         There can be no assurance that an active market for any of the securities to be distributed pursuant to the Plan, including the New High Yield Secured Notes, Reorganization Plan Unsecured Notes, Tax Notes and New CPIH Funded Debt, will develop and no assurance can be given as to the prices at which such securities might be traded.

J.       Assumptions Regarding Value of Debtors' Assets

         Pursuant to SOP 90-7, the Projections incorporate "Fresh Start Reporting" principles that the Reorganized Debtors will be required to adopt upon emergence from bankruptcy. These Fresh Start Reporting principles require, among other things, that the Reorganized Debtors' assets and liabilities be recorded at fair value ("Fresh Start Reporting Adjustments"). The Fresh Start Reporting Adjustments included in the Projections are preliminary estimates to adjust the Reorganized Debtors' capital structure and its assets and liabilities to their estimated fair values in accordance with the Second Reorganization Plan and the Valuation Analysis in Exhibit D. These estimated Fresh Start Reporting Adjustments are subject to change and the Debtors can give no assurance that they will not change materially. A material change to the Fresh Start Reporting Adjustment could materially impact the Reorganized Debtors' net income.

K.       International Political Risk

         The ownership and operation of facilities in foreign countries in connection with the Company's international business entails significant political and financial uncertainties that typically are not involved in such activities in the United States. Key international risk factors include governmentally-sponsored efforts to renegotiate long-term contracts, non-payment of fees and other monies owed to the Company, unexpected changes in electricity tariffs, conditions in financial markets, currency exchange rates, currency repatriation restrictions, currency convertibility, changes in laws and regulations and political, economic or military instability, civil unrest and expropriation. Such risks have the potential to cause substantial delays or material impairment to the value of the Company's international businesses.

L.       DHC Transaction Risks (Non-Tax)

         The Second Plans are premised upon the DHC Transaction, and the Debtors will not be able to consummate the Second Plans if the DHC Transaction is not successfully consummated. The Debtors believe that the DHC Transaction, which the Debtors and the Plan Sponsor negotiated over an extended period, can be successfully completed. Nevertheless, there can be no assurance that the closing conditions in the DHC Agreement will be fulfilled and that the DHC Transaction will be successfully consummated. In such event, the Debtors would be unable to consummate the Second Plans. In addition, if the DHC Transaction is completed, there are various risks that might affect Reorganized Covanta's ability to implement its business plan and pay the various debt instruments to be issued pursuant to the Second Reorganization Plan, including failure to meet the various assumptions, as detailed in Section IX.C, on which the Projections are based.

M.       DHC Transaction Risks (Tax)

         The Reorganizing Debtors cannot be certain that the net operating loss carryforwards ("NOLs") of the Plan Sponsor will be available to offset the Reorganizing Debtors' tax liability. The Plan Sponsor currently expects to have NOLs estimated to be approximately $571 million for federal income tax purposes. The NOLs will expire in various amounts beginning on December 31, 2004 through December 31, 2022, if not used. The amount of NOLs will be reduced by any taxable income generated by members of the Plan Sponsor's consolidated group other than the Reorganizing Debtors. Therefore, there can be no assurance that the full amount of $571 million of NOLs will be available to offset future income of the Reorganizing Debtors.

         The existence and availability of the Plan Sponsor's NOLs is dependent on factual and substantive tax issues, including issues in connection with a 1990 restructuring by the Plan Sponsor, the resolution of which is subject to considerable uncertainty. The Internal Revenue Service ("IRS") has not audited any of the Plan Sponsor's tax returns for the years in which the losses giving rise to the NOLs were reported, and it could challenge any past and future use of the NOLs. There can be no assurance that the Plan Sponsor would prevail if the IRS were to challenge the use of the NOLs and therefore, there is considerable uncertainty regarding the availability of the NOLs. If the IRS were successful in challenging the Plan Sponsor's NOLs, the NOLs would not be available to offset future income of the Reorganizing Debtors.

         Detailed disclosure regarding the Plan Sponsor's NOLs can be found under Item 1 -"Business - Tax Loss Carryforward" and Note 14 to Plan Sponsor's audited consolidated financial statements as of, and for the fiscal year ended, December 27, 2002 in each case contained in Plan Sponsor's Annual Report on Form 10-K for the fiscal year ended December 27, 2002 that has been filed with the SEC.

         If the Plan Sponsor underwent, or were to undergo, an "ownership change" as such term is used in Section 382 of the Internal Revenue Code, the use of its NOLs would be severely limited. The Plan Sponsor will be treated as having had an "ownership change" if there is a more than 50% increase in stock ownership during a 3-year "testing period" by "5% stockholders". For this purpose, stock ownership is measured by value, and does not include so-called "straight preferred" stock. The Plan Sponsor's Certificate of Incorporation contains stock transfer restrictions that were designed to help preserve the Plan Sponsor's NOLs by avoiding an ownership change. The transfer restrictions were implemented in 1990, and the Plan Sponsor expects that they will remain in-force as long as the Plan Sponsor has NOLs. The Plan Sponsor cannot be certain, however, that these restrictions will prevent an ownership change.

         If the Plan Sponsor's NOLs cannot be used to offset the consolidated group's taxable income and the Plan Sponsor does not have the ability to pay the consolidated group's tax liability, the Reorganizing Debtors' ability to make payments with respect to post-Reorganization Effective Date indebtedness will in all likelihood be materially adversely affected.

     X. RESALE OF SECURITIES RECEIVED UNDER THE SECOND REORGANIZATION PLAN

A.       Issuance of New Debt and Equity

         Reorganized Covanta does not believe that registration under the Securities Act of 1933 (the "Securities Act") or comparable state securities laws is required with respect to the Reorganization Plan Notes to be distributed to holders of Claims (including, without limitation, to the holders of (i) Reorganized Covanta Secured Claims, (ii) Operating Company Unsecured Claims, or
(iii) Covanta Unsecured Claims on account of and in exchange for such Claims).

         Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold claims against or interests in the debtor; and (iii) the securities must be issued in exchange (or principally in exchange) for the recipient's claim against or interest in the debtor. The Reorganizing Debtors believe that the offer and sale of the Reorganization Plan Notes under the Second Reorganization Plan to holders of Claims (including those identified in the immediately preceding paragraph) satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

B.       Subsequent Transfers of Reorganization Plan Notes

         To the extent that the Reorganization Plan Notes are issued under the Second Reorganization Plan and are covered by section 1145(a)(1) of the Bankruptcy Code, they may be resold by the holders thereof without registration unless, as more fully described below, the holder is an "underwriter" with respect to such securities. Generally, section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who:

                           (i) purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest;

                           (ii) offers to sell securities offered under a plan for the holders of such securities;

                           (iii) offers to buy such securities from the holders of such securities, if the offer to buy is:

                                  (A) with a view to distributing such
                  securities; and

                                  (B) under an agreement made in connection with
                  the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

                           (iii) is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

         Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

         To the extent that Persons who receive Reorganization Plan Notes pursuant to the Second Reorganization Plan are deemed to be "underwriters" as defined in section 1145(b) of the Bankruptcy Code, resales by such Persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Such Persons would, however, be permitted to sell such Reorganization Plan Notes without registration if they are able to comply with the provisions of Rule 144 under the Securities Act. Generally, these rules permit the public sale of securities received by such Person if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

         Whether or not any particular person would be deemed to be an "underwriter" with respect to the Reorganization Plan Notes to be issued pursuant to the Second Reorganization Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Reorganizing Debtors express no view as to whether any particular Person receiving Reorganization Plan Notes under the Second Reorganization Plan would be an "underwriter" with respect to such Reorganization Plan Notes or other securities.

         Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Reorganizing Debtors make no representation concerning the right of any Person to trade in the Reorganization Plan Notes. The Reorganizing Debtors recommend that potential recipients of the Reorganization Plan Notes consult their own counsel concerning whether they may freely trade Reorganization Plan Notes without compliance with the Securities Act, the Exchange Act or similar state and federal laws.

           XI. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                           OF THE REORGANIZATION PLAN

         A summary description of certain material United States federal income tax consequences of the Second Reorganization Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Second Reorganization Plan as discussed herein. Only the principal United States federal income tax consequences of the Second Reorganization Plan to the Reorganizing Debtors and Heber Debtors and to Holders of Claims who are entitled to vote or to accept or reject the Second Reorganization Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Second Reorganization Plan. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to any tax consequences of the Second Reorganization Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Second Reorganization Plan to the Reorganizing Debtors and Heber Debtors or any Holder of a Claim. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

         The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

         The following discussion does not address foreign, state or local tax consequences of the Second Reorganization Plan, nor does it purport to address the United States federal income tax consequences of the Second Reorganization Plan to special classes of taxpayers. Furthermore, the following discussion does not address United States federal taxes other than income taxes.

         In addition, a substantial amount of time may elapse between the confirmation date and the receipt of a final distribution under the plan. Events subsequent to the date of this disclosure statement, such as additional tax legislation, court decisions, or administrative changes, could affect the federal income tax consequences of the plan and the transactions contemplated thereunder.

         EACH HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE SECOND REORGANIZATION PLAN.

A.       United States Federal Income Tax Consequences to the Reorganizing
         Debtors

1.       Consequences to Reorganizing Debtors - General

         a.       Cancellation of Debt

         Upon implementation of the Second Reorganization Plan, the amount of Reorganized Covanta's aggregate outstanding indebtedness will be reduced. In general, the discharge of a debt obligation in exchange for an amount of cash and other property, including new debt obligations, having a fair market value (or, in the case of a new debt instrument, an "issue price") less than the "adjusted issue price" of the debt gives rise to cancellation of indebtedness ("COD") income to the debtor. However, COD income is not taxable to the debtor if the debt discharge occurs in a Title 11 bankruptcy case. Instead, under the Code, the COD income will reduce certain of the debtor's tax attributes, generally in the following order: (a) net operating losses and net operating loss carryforwards ("NOLs"); (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the debtor's depreciable and nondepreciable assets (but not below the amount of its liabilities immediately after the discharge); and (f) foreign tax credit carryforwards. The reduction in tax attributes occurs on a consolidated basis and only after the tax for the year of the debt discharge has been determined (i.e., such attributes may be available to offset taxable income that accrues through the end of the Reorganizing Debtors' taxable year). Any excess COD income over the amount of available tax attributes is not subject to United States federal income tax and has no other United States federal income tax impact. After reduction for the COD income generated by the Second Reorganization Plan, the Reorganizing Debtors do not expect to have significant amounts of remaining tax attributes. If there are tax attributes utilizable by the Reorganizing Debtors after the Effective Date, those attributes will be subject to annual limitations under Code Section 382.

         b.       Section 382

         Section 382 generally provides that if a corporation undergoes an "ownership change", the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. Such limitation may also apply to certain losses or deductions that are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized. Generally, an ownership change occurs when aggregate changes in stock ownership by 5 percent shareholders exceed 50 percentage points by value over a three-year "testing period."

         The issuance of the New Common Stock of Reorganized Covanta to the Plan Sponsor pursuant to the Plan will constitute an ownership change of the Reorganizing Debtors.

         As discussed above under "-Cancellation of Debt", the Reorganizing Debtors anticipate that their NOLs and other tax attributes will be substantially reduced or entirely eliminated by reason of excluded COD income. If, however, there are tax attributes remaining subsequent to the Effective Date, such attributes would be subject to the limitation under Section 382. As a result, annual usage of the tax attributes would be limited to the equity value of the Reorganizing Debtors immediately after the Effective Date, multiplied by the highest long-term tax-exempt rate in effect during a three month period ending in the month of the Effective Date. The Reorganizing Debtors may be allowed to increase such limitation by certain built-in gains realized during the five-year recognition period following the change date.

2. Consequences to the Reorganizing Debtors relating to the Plan Sponsor

         The Plan Sponsor currently expects to have NOLs estimated to be approximately $571 million for United States federal income tax purposes. In addition, the Plan Sponsor does not expect to have positive taxable income for 2003 that would reduce the amount of its NOLs. The NOLs will expire in various amounts beginning on December 31, 2004 through December 31, 2022, if not used.

         On the Effective Date, the Plan Sponsor and Reorganized Covanta will enter into the Tax Sharing Agreement, which will determine Reorganized Covanta's tax obligations vis-a-vis other members of the Plan Sponsor's consolidated group for taxable years ending after the Effective Date. The Tax Sharing Agreement assumes that $571 million of NOLs, reduced over time by the expiration of certain NOLs and by income generated by certain Plan Sponsor entities, are available to offset the future taxable income of Reorganized Covanta and its subsidiaries. If Reorganized Covanta's actual tax liability for any taxable year is higher than its liability to the Plan Sponsor computed under the Tax Sharing Agreement, the Plan Sponsor will have an obligation to indemnify and hold harmless Reorganized Covanta for any such excess. However, in the event the Plan Sponsor's NOLs are not available, and the Plan Sponsor does not have the ability to make the indemnity payments required under the Tax Sharing Agreement, Reorganized Covanta will in all likelihood suffer material adverse consequences since Reorganized Covanta will be jointly and severably liable for such tax liability.

         The existence and availability of the Plan Sponsor's NOLs is dependent on factual and substantive tax issues, including issues in connection with a 1990 restructuring by the Plan Sponsor, the resolution of which is subject to considerable uncertainty. The Internal Revenue Service ("IRS") has not audited any of the Plan Sponsor's tax returns for the years in which the losses giving rise to the NOLs were reported, and it could challenge any past and future use of the NOLs. There can be no assurance that the Plan Sponsor would prevail if the IRS were to challenge the use of the NOLs and therefore, there is considerable uncertainty regarding the availability of the NOLs. If the IRS were successful in challenging the Plan Sponsor's NOLs, the NOLs would not be available to offset future income of the Reorganizing Debtors.

         Detailed disclosure regarding the Plan Sponsor's NOLs can be found under Item 1 -"Business - Tax Loss Carryforward" and Note 14 to Plan Sponsor's audited consolidated financial statements as of, and for the fiscal year ended, December 27, 2002 in each case contained in Plan Sponsor's Annual Report on Form 10-K for the fiscal year ended December 27, 2002 that has been filed with the SEC.

         a.       Section 382 - Section 384

         If the Plan Sponsor underwent, or were to undergo, an "ownership change" as such term is used in Section 382 of the Code, the use of its NOLs would be severely limited. As a result, the Plan Sponsor's NOLs would not available to offset Reorganized Covanta's future taxable income. In such event, Reorganized Covanta would suffer material adverse consequences if the Plan Sponsor did not have the ability to meet its financial obligations under the Tax Sharing Agreement to indemnify Reorganized Covanta for its tax liabilities.

         The Plan Sponsor will be treated as having had an "ownership change" if there is a more than 50 percentage point increase in stock ownership during a 3-year "testing period" by "5% stockholders." For this purpose, stock ownership is measured by value, and does not include so-called "straight preferred" stock. The Plan Sponsor's Certificate of Incorporation contains stock transfer restrictions that were designed to help preserve the NOLs by avoiding an ownership change. The transfer restrictions were implemented in 1990, and the Plan Sponsor expects that they will remain in-force as long as it has NOLs. The Plan Sponsor cannot be certain, however, that these restrictions will prevent an ownership change.

         In general, Section 384 prevents a loss company (and any members of its affiliated group) from using its pre-acquisition NOLs and built-in losses (as well as net capital losses and credit carryovers) against any net built-in gains of a company the control of which is acquired by the loss company. The limitation applies to built-in gains recognized within the five-year recognition period after the acquisition date. For purposes of Section 384, the Plan Sponsor will be considered to acquire control of the Reorganizing Debtors on the Effective Date. Therefore, the Reorganizing Debtors will not be able to offset any built-in gains recognized within five years of the Effective Date with NOLs the Plan Sponsor incurred before the Effective Date. The Reorganizing Debtors will be liable for any tax liability relating to such built-in gains.

B. United States Federal Income Tax Consequences to the Holders of Claims of the Reorganizing Debtors

         The following is a summary of the principal United States federal income tax consequences of the Second Reorganization Plan that may be relevant to a beneficial holder of an Allowed Claim that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Claim (a "Holder"). The discussion does not deal with special classes of Holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, persons holding Claims as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar. Moreover, this summary does not address the United States federal estate and gift tax or alternative minimum tax consequences of the Second Reorganization Plan or of the ownership or retirement of the Second Reorganization Plan Notes issued pursuant to the Second Reorganization Plan and does not address the United States federal income tax treatment of Holders that acquire such instruments subsequent to the Reorganization Effective Date. This discussion generally assumes that the Reorganization Plan Notes will be held as "capital assets" within the meaning of Section 1221 of the IRC.

         For United States federal income tax purposes, the treatment of Holders and the character and amount of income, gain or loss recognized as a consequence of the Second Reorganization Plan will depend upon, among other factors, whether the Allowed Claims and the Reorganization Plan Notes constitute "securities in a corporation a party to a reorganization" for the purposes of IRC Section 354 ("Section 354 Securities").

         The rules for determining whether an obligation constitutes a "security" for purposes of IRC Section 354 are unclear. The term security is not defined in the IRC or the Treasury Regulations and has not been clearly defined by judicial decisions. The test as to whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument and the extent of the investor's proprietary interest in the issuer. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. Generally, debt instruments with a term of less than five (5) years are not likely, except in certain circumstances, to be considered securities. Debt instruments with a term of ten
(10) years or more are highly likely to be considered securities, while debt instruments with an initial term at issuance of five (5) to ten (10) years are often considered securities, but their status is unclear. Claims arising out of the extension of trade credit have been held not to be securities.

         If an instrument is a "security" under IRC Section 354, it is necessary to consider whether such instrument is a security "in a corporation a party to a reorganization" in order to determine whether such a security is a Section 354 Security. A subsidiary of a corporation engaging in a recapitalization is not a "party to the reorganization" with the result that its securities would not constitute Section 354 Securities.

         While it would appear that the Allowed Secured 9.25% Debenture Claims, with an initial term of thirty (30) years, are Section 354 Securities, the status of the New High Yield Secured Notes, with an initial term of seven (7) years, as Section 354 Securities is unclear. Each Holder is urged to consult its tax advisor regarding the status the New High Yield Secured Notes as a Section 354 Securities.

         The tax treatment of the CPIH Participation Interests for United States federal income tax purposes is unclear. The following discussion disregards any impact the CPIH Participation Interests may have on the treatment of the New CPIH Funded Debt. Holders should consult their tax advisors regarding the proper treatment for United States federal income tax purposes of holding CPIH Participation Interests.

1. Consequences to Holders of Allowed Claims (other than Holders of Allowed Secured 9.25% Debenture Claims who treat the New High Yield Secured Notes as Section 354 Securities)

         For Holders who do not treat the New High Yield Secured Notes as
Section 354 Securities, the exchange of Allowed Claims for some combination of Cash, CPIH Participation Interests and Reorganization Plan Notes will be a fully taxable transaction.

         The tax consequences of that exchange to any specific Holder will differ and will depend on factors specific to each such Holder, including but not limited to: (i) whether the Holder's Allowed Claim constitutes a claim for principal or interest, (ii) the origin of the Allowed Claim, (iii) the type of consideration received in exchange for the Allowed Claim, (iv) whether the Holder reports income on the accrual or cash basis method, and (v) whether the Holder has taken a bad debt deduction or otherwise recognized a loss with respect to the Allowed Claim. However, as a general matter, Holders of Allowed Claims will recognize gain or loss in an amount equal to the difference between the amount realized on the exchange and their adjusted tax basis in the Allowed Claims tendered upon the consummation of the Plan. Any such gain or loss will constitute ordinary income or loss unless such Allowed Claim is a capital asset. If the Allowed Claim is a capital asset, and it has been held for more than one year, such Holder will realize long-term capital gain or loss (except with respect to amounts attributable to market discount and amounts received attributable to accrued but unpaid interest, which will constitute ordinary income).

         A Holder's adjusted tax basis in an Allowed Claim generally will equal the amount paid for such Allowed Claim, increased by the amount of any market discount previously taken into account by the Holder and reduced by the amount of any amortizable bond premium previously amortized by the Holder with respect to the Allowed Claim. The amount realized in the exchange will be the fair market value of the New CPIH Funded Debt and the CPIH Participation Interests received plus the issue price of the Reorganization Plan Unsecured Notes plus the issue price of the New High Yield Notes (together with the Reorganization Plan Unsecured Notes, the "Covanta Notes") received (determined as described below under "Holding and Disposing of CPIH Participation Interests and Reorganization Plan Notes - Issue Price of the Reorganization Plan Notes") plus the amount of Cash received, if any (other than amounts received attributable to accrued interest, which will be taxed as such).

         In general, if a Holder acquired the Allowed Claim with market discount, any gain realized by a Holder will be treated as ordinary income to the extent of the portion of the market discount that has accrued while such Allowed Claims were held by the Holder, unless the Holder has elected to include market discount in income currently as it accrues.

         A Holder's tax basis in the New CPIH Funded Debt and in the CPIH Participation Interests will be the fair market value of such instruments at the time of the exchange. A Holder's tax basis in any Covanta Note received will equal the issue price of such Note. The holding period for any Reorganization Plan Note received generally will begin the day following the issuance of such instrument.

2. Consequences to Holders of Allowed Secured 9.25% Debenture Claims who treat the New High Yield Secured Notes as Section 354 Securities

         If the New High Yield Secured Notes are treated as Section 354 securities for United States federal income tax purposes, then the exchange of Allowed Secured 9.25% Debenture Claims for New High Yield Secured Notes and any other consideration will constitute a recapitalization that qualifies as a tax-free reorganization with meaning of IRC Section 368(a)(1)(E). If the exchange qualifies as a recapitalization, a Holder that receives New High Yield Secured Notes and any other consideration will not recognize loss on the exchange, and will recognize gain only to extent of the lesser of (i) the amount of gain realized on the exchange and (ii) the amount of "boot" received on the exchange. Any Cash, Reorganization Plan Unsecured Notes or New CPIH Funded Debt received in the exchange will be treated as boot, in an amount equal to the sum of (i) the issue price of the Reorganization Plan Unsecured Notes received and
(ii) the fair market value of the other consideration received. The amount of gain realized on the exchange, if any, will equal the excess of the Holder's amount realized on the exchange over the Holder's adjusted tax basis in its Allowed Secured 9.25% Debenture Claims. A Holder's amount realized will equal the sum of (i) the issue price of the New High Yield Secured Notes and the Reorganization Plan Unsecured Notes received, and (ii) the fair market value of other consideration received in the exchange (other than amounts received attributable to accrued interest, which will be taxed as such). A Holder's adjusted tax basis in the Allowed Secured 9.25% Debenture Claims generally equals the amount paid for such Claim, increased by the amount of any market discount previously taken into account by the Holder and reduced by the amount of any amortizable bond premium previously amortized by the Holder with respect to the Allowed Secured 9.25% Debenture Claims. Subject to the application of the market discount rules, as discussed below, any gain recognized on the exchange will be capital gain.

         A Holder's tax basis in the New High Yield Secured Notes received will be the same as such Holder's tax basis in the Allowed Secured 9.25% Debenture Claims exchanged, decreased by the amount of boot received, if any, and increased by the amount of any gain recognized by the Holder in respect of the exchange. A Holder's holding period for the New High Yield Secured Notes will include its holding period for the Allowed Secured 9.25% Debenture Claims. A Holder's tax basis in the Reorganization Plan Unsecured Notes will be their issue price and a Holder's tax basis in other consideration received will be the fair market value of such other consideration at the time of the exchange. The holding period for any New CPIH Funded Debt received generally will begin the day following the issuance of such Debt.

         If a Holder acquired the Allowed Secured 9.25% Debenture Claims with market discount, any gain recognized by the Holder on the recapitalization will be treated as ordinary income to the extent of the portion of the market discount that has accrued while such Allowed Secured 9.25% Debenture Claims were held by the Holder, unless the Holder has elected to include market discount in income currently as it accrues.

3. Holding and Disposing of CPIH Participation Interests and Reorganization Plan Notes

         (a)      Issue price of the Reorganization Plan Notes

         The issue price of the Covanta Notes depends on whether a substantial amount of the Covanta Notes or the Allowed Claims for which they are exchanged are treated as "traded on an established market" within the meaning of the applicable Treasury Regulations. The issue price of the New CPIH Funded Debt depends on whether a substantial amount of the New CPIH Funded Debt is treated as "traded on an established market" within the meaning of the applicable Treasury Regulations. In general, notes are treated as "traded on an established market" if, at any time during the 60-day period ending 30 days after the issue date, such notes are traded or listed on a national securities exchange, interdealer quotation system, certain foreign exchanges, or price quotations are readily available from dealers, brokers or traders. If an Allowed Claim or the Covanta Notes for which such Claim are exchanged were traded on an established market, the issue price of the Covanta Notes would equal the fair market value of either the Allowed Claim or the Covanta Notes for which such Claim is exchanged. If the New CPIH Funded Debt were traded on an established market, the issue price of the New CPIH Funded Debt would equal the fair market value of such New CPIH Funded Debt. If neither the Allowed Claim, the Covanta Notes for which such Claim is exchanged, nor the New CPIH Funded Debt are traded on an established market, then the Reorganization Plan Notes would have an issue price equal to their stated principal amount so long as there is "adequate stated interest" within the meaning of IRC Section 1274(c)(2). Covanta expects the Reorganization Plan Notes to have adequate stated interest. Covanta does not expect the Allowed Claims or the Reorganization Plan Notes to be traded on an established market, within the meaning of the applicable Treasury Regulations, and, accordingly, intends to treat the Reorganization Plan Notes as having an issue price equal to their stated principal amount.

         (b)      Qualified Stated Interest and Original Issue Discount

         In general, for United States federal income tax purposes, a Holder will have to include qualified stated interest on the Reorganization Plan Notes in gross income in accordance with its usual method of tax accounting. Qualified stated interest is stated interest that is unconditionally payable in cash or in property at least annually at a single fixed rate. All interest payments on the Reorganization Plan Unsecured Notes and the 8.25% stated interest on the New High Yield Secured Notes will be qualified stated interest.

         Generally, subject to a statutory de minimis exception, the amount of original issue discount ("OID") with respect to a note is equal to the excess of
(i) the stated redemption price at maturity of the note over (ii) the issue price of the note. A note's stated redemption price at maturity is the sum of all payments due under the note other than payments of qualified stated interest. As discussed in more detail in the paragraphs below, generally, Holders are required to include OID in gross income in advance of the receipt of cash payments on the notes.

         As described above under "Holding and Disposing of CPIH Participation Interests and Reorganization Plan Notes - Issue Price of the Reorganization Plan Notes," the issue price of the Reorganization Plan Unsecured Notes is expected to be equal to their stated principal amount. All interest on the Reorganization Plan Unsecured Notes will be treated as qualified stated interest. Therefore, the Reorganization Plan Unsecured Notes are not expected to be issued with OID.

         As described above under "Holding and Disposing of CPIH Participation Interests and Reorganization Plan Notes - Issue Price of the Reorganization Plan Notes," the issue price of the New High Yield Secured Notes is expected to be equal to their stated principal amount of $205 million. The stated redemption price at maturity of the New High Yield Secured Notes will be $230 million. Therefore, the New High Yield Secured Notes are expected to be issued with OID.

         To the extent that stated interest payable under a debt instrument exceeds qualified stated interest, the excess is included in the debt instrument's stated redemption price at maturity. Of the 10.5% stated interest on the New CPIH Funded Debt, only 6% will be treated as qualified stated interest. The additional 4.5% that Holders will receive as interest on the New CPIH Funded Debt will not be treated as qualified stated interest, and will be added to the stated redemption price at maturity of the New CPIH Funded Debt. Therefore, the stated redemption price at maturity of the New CPIH Funded Debt will be greater than the issue price of such Debt, determined as described above under "Holding and Disposing of CPIH Participation Interests and Reorganization Plan Notes - Issue Price of the Reorganization Plan Notes," and the New CPIH Funded Debt will be issued with OID.

         In general, Holders will be required to include OID in gross income under a constant yield method over the term of the New High Yield Secured Notes and the New CPIH Funded Debt (and such income would be treated as ordinary income) in advance of cash payments attributable to such income, regardless of whether such Holders are a cash or accrual method taxpayer, and without regard to the timing or amount of any actual payments.

         (c)      Market Discount and Premium

         Any Holder that received New High Yield Secured Notes in an exchange that qualifies as a recapitalization and has a tax basis in such New High Yield Secured Notes that is less than the issue price of such Notes will be subject to the market discount rules (unless the amount of the excess of the issue price over the basis is less than a specified de minimis amount, in which case market discount is considered to be zero). Any Holder that received New CPIH Funded Debt in an exchange and has a tax basis in such Debt that is less than the issue price of such Debt will be subject to the market discount rules (unless the amount of the excess of the issue price over the basis is less than a specified de minimis amount, in which case market discount is considered to be zero).

         In general, if a note has market discount, a Holder may elect (but is not required) to take market discount into income over the remaining life of a note, either on a ratable or economic yield basis. In addition, a Holder that acquired its Allowed Secured 9.25% Debenture Claims at a market discount, and that received New High Yield Secured Notes in an exchange that qualifies as a recapitalization, may be required to carry over to the New High Yield Secured Notes any accrued market discount with respect to the Allowed Secured 9.25% Debenture Claims to the extent that the accrued market discount was not previously included in income.

         If any Holder receives New High Yield Secured Notes in an exchange that qualifies as a recapitalization and has a tax basis in such New High Yield Secured Notes that exceeds such Notes' stated redemption price at maturity, the New High Yield Secured Notes will have bond premium to the extent of that excess. A Holder generally may elect to amortize the premium on the constant yield to maturity method as a reduction of the Holder's interest income (including OID) from the New High Yield Secured Notes, but in such case Holders will be required to reduce their basis in such Notes by the amount of any amortizable bond premium applied to offset such interest income.

         If any Holder receives New High Yield Secured Notes in an exchange that qualifies as a recapitalization and has a tax basis in such New High Yield Secured Notes that is more than the issue price of such Notes but less than the stated redemption price at maturity of such Notes, such Holder has acquisition premium with respect to such New High Yield Secured Notes to the extent of that excess, and the Holder will not include OID on the New High Yield Secured Notes in income to the extent of the acquisition premium.

         (d)      Sale, Exchange or Redemption of Reorganization Plan Notes

         Upon a sale, exchange, redemption or other taxable disposition of Reorganization Plan Notes, a Holder generally will recognize gain or loss in an amount equal to the difference between the amount such Holder realizes on the disposition and its adjusted tax basis in the Reorganization Plan Notes. Subject to the application of the market discount rules, as discussed above, gain or loss recognized upon such a disposition generally will be capital gain or loss, and will be long-term gain or loss if a Holder's holding period exceeds one (1) year.

         (f)      Consequences of Holding CPIH Participation Interests

         The tax treatment of the CPIH Participation Interests for United States federal income tax purposes is unclear. The CPIH Participation Interests provide Holders with a right to receive a distribution upon the sale or other disposition of (i) CPIH and its subsidiaries or (ii) the assets of CPIH and its subsidiaries of 5 percent of the proceeds of such sale or other disposition, but in no event more than $4 million in the aggregate.

         In general, a deferred payment given as consideration in exchange for non-publicly traded property must provide for adequate stated interest or a portion of the payment will be characterized as interest for United States federal income tax purposes under Section 1274 or Section 483. Generally,
Section 483 applies to contracts for the sale or exchange of property if the contract provides for one or more contingent payments. The CPIH Participation Interest only provide for wholly contingent payments and do not provide for any stated interest.

         Under Section 483, the excess of the total deferred payments (i.e. all payments due more than six months after the date of the sale or exchange) over the aggregate present value of all deferred payments and any stated interest is treated as "unstated interest" rather than as principal. Contingent payments are accounted for when payment is made. A portion of the payment equal to the amount of "unstated interest" is treated as interest, and the rest of the payment is treated as a receipt of the sales price. The interest is includible in the taxable income of the Holder in the taxable year in which the payment is made.

         Holders should consult their tax advisors regarding the proper treatment for United States federal income tax purposes of holding CPIH Participation Interests.

C.       Backup Withholding and Information Reporting

         In general, information reporting requirements will apply to payments in respect of the Reorganization Plan Notes within the United States if you are not a corporation. To avoid the imposition of backup withholding on such payments, a Holder should complete an IRS Form W-9 (which can be obtained at the website of the IRS at www.irs.gov) and either (i) provide its correct taxpayer identification number ("TIN"), which is a Holder's social security number for an individual Holder, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain Holders (including, among others, corporations, individual retirement accounts and certain foreign persons) are exempt from these backup withholding and information reporting requirements, but may be required to establish their entitlement to an exemption. If the payment agent for the Reorganization Plan Notes is not provided with the correct TIN or an adequate basis for exemption, a Holder may be subject to a backup withholding tax on payments received in respect of the Reorganization Plan Notes. If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS.

        XII. FEASIBILITY OF THE SECOND REORGANIZATION PLAN AND THE SECOND LIQUIDATION PLAN AND THE BEST INTERESTS TEST

A.       Feasibility of the Second Plans

         To confirm the Second Reorganization Plan, the Court must find that confirmation of the Second Reorganization Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganizing Debtors, unless and to the extent liquidation is contemplated by either of such Plan. This requirement is imposed by section 1129(a)(11) of the Bankruptcy Code and is referred to as the "feasibility" requirement. The Reorganizing Debtors believe that they will be able to timely perform all obligations described in the Second Reorganization Plan, and, therefore, that the Second Reorganization Plan is feasible. Because substantially all of the assets of the Liquidating Debtors have been sold and any further liquidation of the Residual Liquidation Assets, if any, is provided for in the Second Liquidation Plan, the Liquidating Debtors believe that the Liquidating Plan meets the feasibility requirement.

1.       The Second Reorganization Plan

         To demonstrate the feasibility of the Second Reorganization Plan, the Reorganizing Debtors have prepared financial Projections through December 31, 2007, as set forth in Exhibits C and D attached to this Second Disclosure Statement. The Projections indicate that the Reorganizing Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations. Accordingly, the Reorganizing Debtors believe that the Second Reorganization Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Reorganizing Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganizing Debtors' ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Reorganizing Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Reorganizing Debtors' financial results. Therefore, the actual results may vary from the projected results and the variations may be material and adverse. See
Section VIII, for a discussion of certain risk factors that may affect financial feasibility of the Second Reorganization Plan.

2.       The Second Liquidation Plan

         The Second Liquidation Plan contemplates that any remaining Residual Liquidation Assets of the Liquidating Debtors that have not already been sold, will be abandoned (to the extent that such Residual Liquidation Assets have de minimis value) or monetized (to the extent that such Residual Assets have greater than de minimis value) and all the proceeds of the Liquidation Assets will be distributed pursuant to the terms of the Second Liquidation Plan. Because no further financial reorganization of the Liquidating Debtors is planned, the Liquidating Debtors believe that the Second Liquidation Plan meets the feasibility requirement. In addition, the Liquidating Debtors believe that the Administrative Expense Claims Reserve, which will be funded in an amount up to $2,500,000, will be sufficient to satisfy all Administrative Expense Claims that may be asserted against the Liquidating Debtors and that the Operating Reserve, which will be funded in an amount not to exceed $500,000, will be sufficient to satisfy all Priority Tax Claims, Priority Non-Tax Claims, Dissolution Expenses and Oversight Nominee Expenses.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS' INDEPENDENT ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.       Acceptance of the Second Plans

         As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims and Equity Interests vote to accept the Second Plans, except under certain circumstances.

         Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, a Class of Claims will have voted to accept a plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance. Under section 1126(d) of the Bankruptcy Code, a Class of Equity Interests has accepted a plan if holders of such Equity Interests holding at least two-thirds in amount actually voting have voted to accept a plan.

C.       Best Interests Test

         Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires a Court to determine that the plan is in the "best interests" of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a Court to find either that (i) all members of an impaired class of claims or interests have accepted the plan or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

         To calculate the probable distribution to members of each impaired class of holders of claims and interests if the debtor were liquidated under chapter 7, a Court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its chapter 11 case were converted to a chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a chapter 7 trustee.

         The amount of liquidation value available to unsecured creditors would be reduced by the costs of liquidation under chapter 7 of the Bankruptcy Code, including the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, additional administrative claims and other wind-down expenses. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests. The liquidation also would prompt the rejection of a large number of executory contracts and thereby create a significantly higher number of unsecured claims.

         The foregoing types of claims and such other claims which may rise in the liquidation cases or result from the pending Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition claims.

         Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor's plan, then such plan is not in the best interests of creditors and equity security holders.

D.       Estimated Valuation of the Reorganized Debtors

          A copy of the Reorganization Valuation Analysis is attached to this Second Disclosure Statement as Exhibit E.

E. Application of the Best Interests Test to the Liquidation Valuation Analysis and the Valuation of the Reorganized Debtors

         A Liquidation Valuation Analysis prepared with respect to the Reorganizing Debtors is attached as Exhibit F to this Second Disclosure Statement. The Reorganizing Debtors believe that any liquidation analysis is speculative. For example, the liquidation analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. In preparing the Liquidation Valuation Analysis, the Reorganizing Debtors have projected an amount of Allowed Claims based upon a review of their scheduled claims. Additions were made to the scheduled claims to adjust for estimated claims related to postpetition obligations, pension liabilities and other employee-related obligations, post-retirement obligations and certain lease damage claims. No order or finding has been entered by the Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Valuation Analysis. The estimate of the amount of Allowed Claims set forth in the Liquidation Valuation Analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Interests under the Second Plans. In addition, as noted above, the valuation analysis of the Reorganized Debtors also contains numerous estimates and assumptions.

         Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Reorganizing Debtors believe that, (i) after taking into account the Liquidation Valuation Analysis and the valuation analysis of the Reorganized Debtors and (ii) after consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including: (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (b) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases; and (c) the significantly lower proceeds likely to be realized from a liquidation of the Reorganizing Debtors' assets under a chapter 7 liquidation, the Second Plans meet the "best interests" test of section 1129(a)(7) of the Bankruptcy Code. The Reorganizing Debtors believe that the members of each impaired class will receive at least as much under the Second Plans as they would in a liquidation in a hypothetical chapter 7 case. Creditors will receive a better recovery through the distributions contemplated by the Second Plans because the continued operation of the Reorganizing Debtors as going concerns, rather than a forced liquidation. Moreover, the Reorganizing Debtors' employees would retain their jobs and most likely make few if any other claims against the Estate. Lastly, in the event of liquidation, the aggregate amount of unsecured claims will no doubt increase significantly, and such claims will be subordinated to priority claims that will be created. Also, a chapter 7 liquidation would give rise to additional administrative claims. For example, employees will file claims for wages, pensions and other benefits, some of which will be entitled to priority. The resulting increase in both general unsecured and priority claims will no doubt decrease percentage recoveries to unsecured creditors of all Reorganizing Debtors. All of these factors lead to the conclusion that recoveries under the Second Plans would be at least as much as, and in many cases significantly greater than, the recoveries available in a chapter 7 liquidation.

F.       The Best Interests Test and the Liquidating Debtors

         As all of the assets of the Liquidating Debtors are secured by the first priority liens held by the Secured Bank Lenders (including the Prepetition Lenders and the DIP Lenders) and the 9.25% Debenture Holders, under a chapter 7 liquidation, no holder of claims, other than the Secured Bank Lenders and the 9.25% Debenture Holders, would be entitled to any recovery. Thus, as to the holders of claims against the Liquidating Debtors, other than the Secured Bank Lenders and the 9.25% Debenture Holders, the best interests test is satisfied, because they would not be entitled to a greater distribution under chapter 7 than they are entitled to under the Second Liquidation Plan. Additionally, the Second Liquidation Plan currently contemplates that the Secured Bank Lenders and 9.25% Debenture Holders are waiving any Distribution under the Second Liquidation Plan in return for their treatment under the Second Reorganization Plan, because such waiver shall enhance their Second Reorganization Plan Distribution. Thus, the Liquidating Debtors believe that, in consideration of the added expense and delay a chapter 7 liquidation could cause and the added benefit of enhancing their Distributions under the Second Reorganization Plan, the best interests test is satisfied as to the Secured Bank Lenders and the 9.25% Debenture Holders.

G. Confirmation Without Acceptance of All Impaired Classes: The 'Cramdown' Alternative

         Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes, as long as at least one impaired class of Claims has accepted it. The Court may confirm the Second Plans at the request of the Debtors notwithstanding the Second Plans' rejection (or deemed rejection) by Impaired Classes as long as the Second Plans "do not discriminate unfairly" and are "fair and equitable" as to each Impaired Class that has not accepted them. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

         A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.

         A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

         A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all. Because (i) holders of Unsecured Liquidation Claims against the Liquidating Debtors in Class 7 under the Second Liquidation Plan, (ii) holders of Equity Interests in the Subsidiary Debtors and the Liquidating Debtors in Class 11 under the Second Liquidation Plan, and (iii) holders of Old Covanta Stock Equity Interests in Class 12 under the Second Reorganization Plan are receiving no Distributions on account of such Claims and Equity Interests under the applicable Plan, their votes are not being solicited and they are deemed to have rejected the applicable Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, the Debtors are seeking confirmation of the Second Plans pursuant to section 1129(b) of the Bankruptcy Code with respect to such Classes and may seek confirmation pursuant thereto as to other Classes if such Classes vote to reject the Second Plans.

H.       Conditions to Confirmation and/or Consummation of the Second Plans

1. Conditions to Confirmation of the Second Reorganization Plan and Second Liquidation Plan

         The following are conditions precedent to confirmation of the Second Reorganization Plan and Second Liquidation Plan. These conditions may be satisfied or waived by the Debtors in accordance with Article X of the Second Reorganization Plan and Article XI of the Second Liquidation Plan:

         (a) The entry of a Final Order finding that the Second Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code;

         (b) The proposed Confirmation Order shall be in form and substance, reasonably acceptable to the Reorganizing Debtors, the Liquidating Debtors and the Plan Sponsor;

         (c) All provisions, terms and conditions of the Second Reorganization Plan are approved in the Confirmation Order;

         (d) The Confirmation Order shall contain a finding that any Intercompany Claim held by a Reorganizing Debtor, Liquidating Debtor or Heber Debtor is the exclusive property of such Reorganizing Debtor, Liquidating Debtor or Heber Debtor pursuant to section 541 of the Bankruptcy Code;

         (e) The Confirmation Order shall contain a ruling that each of Intercompany Claims held by the Reorganizing Debtors, the Heber Debtors or the Liquidating Debtors against (i) the Liquidating Debtors and any of their respective, present or former officers, employees, attorneys, accountants, financial advisors, investment bankers or agents and (ii) the other persons or entities identified in Section 12.6 of the Second Liquidation Plan will be fully settled and released as of the Liquidation Effective Date;

         (f) The Confirmation Order shall contain a ruling that each of the Liquidating Debtors Intercompany Claims against (i) the Reorganizing Debtors and Heber Debtors and any of their respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers or agents and (ii) the other persons or entities identified in Section 11.10 of the Second Reorganization Plan and Section 12.6 of the Second Liquidation Plan will be fully settled and released as of the applicable Effective Date;

         (g) The Confirmation Order shall contain a ruling that each of the Heber Debtors' Intercompany Claims against (i) other Reorganizing Debtors and any of their respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers or agents and
(ii) the other persons or entities identified in Section 11.10 of the Second Reorganization Plan, to the extent and only for the periods provided for in
Section 11.10 of the Second Reorganization Plan, will be fully settled and released as of the Reorganization Effective Date;

         (h) the Confirmation Order shall contain a ruling that each of the Reorganizing Debtors Claims against (i) the Reorganizing Debtors and any of their respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers or agents and (ii) the other persons or entities identified in Section 11.10 of the Second Reorganization Plan will be fully settled and released or, with respect to Claims against the Reorganizing Debtors, treated in accordance with Section 4.9(b)(II) of the Second Reorganization Plan;

         (i) The entry of the Confirmation Order with respect to the Heber Reorganization Plan in form and substance reasonably satisfactory to the Reorganizing Debtors.

2. Conditions Precedent to the Reorganization Effective Date

         Each of the following is a condition precedent to the occurrence of the Reorganization Effective Date under the Second Reorganization Plan, each of which may be satisfied or waived in accordance with Section 10.3 of the Second Reorganization Plan:

         (a) The Confirmation Order (i) shall have been entered by the Court and become a Final Order, (ii) be in form and substance satisfactory to the Reorganizing Debtors, and the Liquidating Debtors, and (iii) provide that the Liquidating Debtors, the Reorganizing Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Second Liquidation Plan, the Second Reorganization Plan and the Heber Reorganization Plan;

         (b) The conditions precedent to the Liquidation Effective Date shall have been satisfied or waived in accordance with the terms and provisions of the Second Liquidation Plan;

         (c) The conditions precedent to the Heber Effective Date shall have been satisfied or waived in accordance with the terms and provisions of the Heber Reorganization Plan. All conditions precedent to the closing of the Geothermal Sale or an alternative sale of some or all of the Heber Debtors or their assets shall have been satisfied;

         (d) The conditions precedent to closing under the DHC Agreement shall have been satisfied or waived in according with the terms and provisions thereof;

         (e) Subject to Section 6.8(c) of the Second Reorganization Plan, the equity securities of all the Reorganized Debtors other than Reorganized Covanta shall have been deemed to revert to ownership by the same entity by which they were held prior to the applicable Petition Date;

         (f) All regulatory approval necessary or desirable to effectuate the Second Reorganization Plan and the transactions contemplated hereunder shall have been obtained;

         (g) The Exit Financing Agreements shall (i) be substantially in the form attached to the DHC Agreement and (ii) have been executed and delivered by the parties thereto, and shall be in full force and effect in accordance with the terms thereof;

         (h) The Reorganized Debtors shall have sufficient Cash to make payment or establish reserves with respect to Exit Costs in accordance with the definition for such term in the Second Reorganization Plan;

         (i) All documents, instruments and agreements provided for under, or necessary to implement, the Second Reorganization Plan shall have been executed and delivered by the parties thereto, in form and substance satisfactory to the Reorganizing Debtors, unless such execution or delivery has been waived by the parties thereby.

3.       Conditions Precedent to the Liquidation Effective Date

         The Liquidating Debtors intend that the Liquidation Effective Date will be the Reorganization Effective Date. The following are conditions precedent to the occurrence of the Liquidation Effective Date under the Second Liquidation Plan, each of which may be satisfied or waived in accordance with Section 10.3 of the Second Liquidation Plan.

         (a) The Confirmation Order (i) shall have been entered by the Court and become a Final Order, (ii) be in form and substance satisfactory to the Reorganizing Debtors, Heber Debtors and the Liquidating Debtors, and (iii) provide that the Liquidating Debtors, the Reorganizing Debtors, the Reorganized Debtors and the Reorganized Heber Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Second Liquidation Plan and the Second Reorganization Plan;

         (b) The Liquidating Trustee has entered into the Liquidating Trustee Agreement, which shall be in form and substance acceptable to the Plan Sponsor, with the Liquidating Debtors and is willing to serve in such capacity and the terms of its service and compensation shall have been approved by the Court at the Second Plans Confirmation Hearing;

         (c) The conditions precedent to the Reorganization Effective Date shall have been satisfied or waived;

         (d) The Liquidating Debtors, the Reorganizing Debtors and Heber Debtors shall be authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and the agreements or documents created in connection with the Second Liquidation Plan and the Second Reorganization Plan; and

         (e) All actions, documents and agreements necessary to implement the Second Liquidation Plan (i) shall be in form and substance acceptable to the Plan Sponsor and (ii) shall have been effected or executed; and

         (f) The conditions precedent to closing under the DHC Agreement shall have been satisfied or waived in accordance with the terms and provisions thereof.

I.       Waiver of Conditions to Confirmation and/or Consummation of the Second
         Plans

         The conditions set forth in Article X of the Second Reorganization Plan and Article XI of the Second Liquidation Plan may be waived by the Reorganizing Debtors or Liquidating Debtors respectively as provided in those Articles, without leave of, or notice to the Court and without a formal action other than proceeding with conformation of the Second Plans or emergence from bankruptcy. The failure to satisfy or waive any condition to the applicable Confirmation Date or the applicable Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right, which may be asserted at any time.

J.       Retention of Jurisdiction

         Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Court will retain exclusive jurisdiction of all matters arising under, arising out of, and related to, the Chapter 11 Cases and the Second Plans, for, among other things, the following non-exclusive purposes:

                           (i) to determine the allowance or classification of Claims and to hear and determine any objections thereto;

                           (ii) to hear and determine any motions for the assumption, assumption and assignment or rejection of executory contracts or unexpired leases, and the allowance of any Claims resulting therefrom;

                           (iii) to determine any and all motions, adversary proceedings, applications, contested matters and other litigated matters in connection with the Chapter 11 Cases that may be pending in the Court on, or initiated after, the applicable Effective Date;

                           (iv) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

                           (v) to issue such orders in aid of the execution, implementation and consummation of the Second Plans to the extent authorized by section 1142 of the Bankruptcy Code or otherwise;

                           (vi) to construe and take any action to enforce the Second Plans;

                           (vii) to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order;

                           (viii) to modify the Second Plans pursuant to section 1127 of the Bankruptcy Code, or to remedy any apparent non-material defect or omissions in the Second Plans, or to reconcile any non-material inconsistency in the Second Plans so as to carry out their intent and purposes;

                           (ix) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

                           (x) to resolve any disputes over the reasonableness, accuracy and proper scope of any Dissolution Expenses of the Liquidating Trustee;

                           (xi) to determine any other requests for payment of Priority Tax Claims, Priority Non-Tax Claims or Administrative Expense Claims;

                           (xi) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Second Plans;

                           (xii) to hear and determine all matters relating to the 9.25% Debentures Adversary Proceeding, including any disputes arising in connection with the interpretation, implementation or enforcement of any settlement agreement related thereto;

                           (xiii) to consider and act on the compromise and settlement or payment of any Claim against the Debtors;


                           (xiv) to recover all assets of the Debtors and property of their Estates, wherever located;

                           (xv) to determine all questions and disputes regarding title to the assets of the Debtors or their Estates;

                           (xvi) to construe and take any action authorized by the Bankruptcy Code and requested by any Debtor, the Liquidating Trustee or any other party in interest to enforce the Second Plans and the documents filed in connection with the Second Plans, and to issue orders as may be necessary for the implementation, execution and consummation of the Second Plans;

                           (xvii) to issue injunctions, enter and implement other orders or to take such other actions as may be necessary or appropriate to restrain interference by any entity with the consummation, implementation or enforcement of the Second Plans or the Confirmation Order;

                           (xviii) to remedy any breach or default occurring under the Second Plans;

                           (xix) to resolve and finally determine all disputes that may relate to, impact on or arise in connection with, the Second Plans;

                           (xx) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, 1129 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code filed, or to be filed, with respect to tax returns for any and all taxable periods ending after the Petition Date through, and including, the final Distribution Date or Final Liquidation Distribution Date, as applicable);

                           (xxi) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

                           (xxii) to hear any other matter consistent with the provisions of the Bankruptcy Code; and

                           (xxiii) to enter a final decree closing the Chapter 11 Cases.

         Unless otherwise specifically provided herein or in a prior order of the Court, the Court will have exclusive jurisdiction to hear and determine disputes concerning Claims, Equity Interests and Retained Actions.

    XIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE SECOND PLANS

         The Debtors believe that the Second Plans presently afford holders of Claims the potential for the greatest realization on the Debtors' assets and, therefore, are in the best interests of such holders. As the Debtors have an obligation to seek to maximize recoveries for creditors generally, the Debtors will, consistent with their business judgment, and to the extent permitted by the Exclusivity Provisions of the DHC Agreement, continue to consider alternative transactions, including without limitation the ESOP Transaction, that would permit recoveries to creditors greater than those expected under the Second Plans.

         If the Second Plans are not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization, including without limitation a plan or plans premised on the ESOP Transaction; or (c) liquidation of the Debtors under chapter 7 or liquidation of the Reorganizing Debtors under chapter 11 of the Bankruptcy Code.

A.       Continuation of the Bankruptcy Case

         If the Debtors remain in chapter 11, they could continue to operate their businesses and manage their properties as debtors in possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could survive as a going concern in protracted Chapter 11 Cases. The Debtors could have difficulty sustaining the high costs and the erosion of market confidence that may be caused if the Debtors remain chapter 11 debtors in possession. In addition, certain material agreements, such as the DIP Financing Facility, are currently due to expire by their terms on April 1, 2004.

B.       Alternative Plans of Reorganization

         If the Second Plans are not confirmed, the Debtors, or, after the expiration of the Debtors' exclusive period in which to propose and solicit a reorganization plans, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of its assets, or a combination of both. In particular, if the Second Plans are not confirmed, the Debtors might confirm plans premised on the ESOP Transaction.

C.       Liquidation Under Chapter 7 or Chapter 11

1.       Liquidation of the Debtors under Chapter 7

         If no plan is confirmed, the Debtors' Chapter 11 Cases may be converted to a case under chapter 7 of the Bankruptcy Code. In a chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation, if any, would be distributed to the respective holders of Claims against the Debtors.

         However, the Debtors believe that creditors would lose the substantially higher going concern value if the Debtors were forced to liquidate, as well as incur substantial tax obligations. In addition, the Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

2.       Liquidation of the Reorganizing Debtors under Chapter 11

         The Reorganizing Debtors could be liquidated pursuant to a chapter 11 plan. In a liquidation under chapter 11, the Reorganizing Debtors' assets could be sold in an orderly fashion that may be conducted over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the potential delay in distributions could result in lower present values received and higher administrative costs, as well as incur substantial tax obligations. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims and interests under a chapter 11 liquidation plan could potentially be delayed. As to the Liquidating Debtors, whose assets are primarily non-core and unnecessary for the Reorganizing Debtors going forward, that Chapter 11 liquidation will maximize the value of the Liquidating Debtors for the benefit of the holders of Claims and interests.

         The Debtors' Liquidation Valuation Analysis, prepared with its accountants and financial advisors, is premised upon a hypothetical liquidation in a chapter 7 case and is attached as Exhibit G to this Second Disclosure Statement. In the analysis, the Debtors have taken into account the nature, status and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests.

         The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a chapter 7 liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Second Plans. In the opinion of the Debtors, the recoveries projected to be available in a chapter 7 liquidation are not likely to afford holders of Claims and holders of Equity Interests as great a realization potential as do the Second Plans.

                            XIV. VOTING REQUIREMENTS

         On January 14, 2004, the Court entered the Disclosure Statement Order, among other things, approving this Second Disclosure Statement and the Second Short-Form Disclosure Statement, setting voting procedures and scheduling the Second Plans Confirmation Hearing. A copy of the Confirmation Hearing Notice is enclosed with this Second Disclosure Statement. The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Second Plans. The Confirmation Hearing Notice and the instructions attached to the Ballots should be read in conjunction with this section of this Second Disclosure Statement.

          If you have any questions about (i) the procedure for voting your Claim or Equity Interest or with respect to the packet of materials that you have received, (ii) the amount of your Claim or your Equity Interest holdings, or (iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of any of the Second Plans, this Second Disclosure Statement or any appendices or exhibits to such documents, please contact:

                            Bankruptcy Services, LLC
                           757 Third Avenue, 3rd Floor
                               New York, NY 10017

         The Court may confirm the Second Plans only if it determines that the Second Plans comply with the technical requirements of chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Second Plans have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Second Plans and the Chapter 11 Cases. In addition, the Court must determine that the Second Plans have been proposed in good faith and not by any means forbidden by law, and under Bankruptcy Rule 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

         In particular, the Bankruptcy Code requires the Court to find, among other things, that (a) the Second Plans have been accepted by the requisite votes of all Classes of impaired Claims and Equity Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the nonacceptance by one or more such Classes, (b) the Second Plans are "feasible," which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Second Plans and continue to operate their businesses without further financial reorganization or liquidation, and
(c) the Second Plans are in the "best interests" of all holders of Claims against and Equity Interests, which means that such holders will receive at least as much under the Second Plans as they would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Court must find that all conditions mentioned above are met before it can confirm the Second Plans. Thus, even if all the Classes of Impaired Claims against the Debtors accept the Second Reorganization Plan and the Second Liquidation Plan by the requisite votes, the Court must still make an independent finding that the Second Plans satisfy these requirements of the Bankruptcy Code, that the Second Plans are feasible, and that the Second Plans are in the best interests of the holders of Claims and Equity Interests against and in the applicable Debtors.

         ALL PERSONS ENTITLED TO VOTE ON THE SECOND REORGANIZATION PLAN OR THE SECOND LIQUIDATION PLAN MUST TIMELY SUBMIT THEIR BALLOT(S) TO THE BALLOTING AGENT ON OR PRIOR TO FEBRUARY 23, 2004 AT 4:00 P.M. (PREVAILING EASTERN TIME) TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT. THE DEBTORS MAY, IN THEIR SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF A SECOND PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE CERTIFICATES BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.

A. Parties in Interest Entitled to Vote on the Second Reorganization Plan and the Second Liquidation Plan

         Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

         In general, a holder of a claim or interest may vote to accept or to reject a plan if (1) no party in interest has objected to allowance of such claim or interest, and (2) the claim or interest is impaired by the plan. If the holder of an impaired claim or impaired interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder's vote.

         Except for holders of Claims against and Equity Interests (i) Classes 7, 9, 10 and 13 of the Second Reorganization Plan and (ii) Classes 7, 9 and 11 of the Second Liquidation Plan (which Classes are deemed to reject the Second Plan to which their Claim or Equity Interest relates), the holder of a Claim that is "impaired" under either the Second Reorganization Plan or the Second Liquidation Plan is entitled to vote to accept or reject the Second Plan to which the Claim or Equity Interest relates if (1) the Second Plan provides a distribution in respect of such Claim and (2) (a) the Claim has been scheduled by the respective Debtor (and such Claim is not scheduled as disputed, contingent, or unliquidated), (b) such holder has timely filed a Proof of Claim as to which no objection has been filed, or (c) such holder has timely filed a motion pursuant to Bankruptcy Rule 3018(a) seeking temporary allowance of such Claim for voting purposes only and the Debtor has not opposed the motion, or objected to allowance of the Claim, in which case the holder's vote will be counted only upon order of the Court.

         Unless otherwise ordered by the Court, the Order Estimating And Allowing Certain Claims For Purposes Of Voting (Docket No. 2956), entered on December 8, 2003 by the Court with respect to voting and tabulation of votes on the ESOP Plans, and any stipulations entered by the Court concerning allowance of claims for purposes of voting on the ESOP Plans, shall continue to apply and control for purposes of voting and tabulation of votes on the Second Reorganization Plan and Second Liquidation Plan.

         A vote may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Disclosure Statement Order also sets forth assumptions and procedures for tabulating Ballots, including Ballots that are not completed fully or correctly.

B.       Classes Impaired Under the Second Plans

1.       Voting Impaired Classes of Claims and Interests

         The following Classes are Impaired under, and entitled to vote to accept or reject, the Second Reorganization Plan: Class 3, Class 4, Class 6 and Class 8.

         Only Class 3 of the Second Liquidation Plan is Impaired under, and entitled to vote to accept or reject, the Second Liquidation Plan.

2.       Non-Voting Impaired Classes of Claims and Interests

         The Classes listed below are not entitled to receive or retain any property under the Second Plans. Under section 1126(g) of the Bankruptcy Code, holders of Claims and Equity Interests in such Classes are deemed to reject the Second Plans, and the votes of such holders will not be solicited: Classes 7, 9, 10 and 13 of the Second Reorganization Plan and Classes 7, 9 and 11 of the Second Liquidation Plan.

3.       Unimpaired Classes of Claims and Interests

         All other Classes are Unimpaired under the Second Plans and deemed under section 1126(f) of the Bankruptcy Code to have accepted the Second Plans. Their votes to accept or reject the Second Plans will not be solicited. Acceptances of the Second Plans are being solicited only from those who hold Claims in an Impaired Class whose members will receive a distribution under a Second Plan.

                                 XV. CONCLUSION

A. Hearing on and Objections to Confirmation

1. Confirmation Hearing

         The hearing on confirmation of the Second Reorganization Plan and Second Liquidation Plan has been scheduled for March 3, 2004 at 2:00 p.m. (Prevailing Eastern Time). Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without prior notice to parties in interest, provided, however, that the Debtors will file with the Court a notice of such adjournment and will post a notice of adjournment on Covanta's website at http://www.covantaenergy.com (Corporate Restructuring). The Second Plans may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of such confirmation hearing, without further notice to parties in interest in accordance with the terms of the Second Plans.

2.       Date Set for Filing Objections to Confirmation of the Second Plans

         The time by which all objections to confirmation of the Second Reorganization Plan and the Second Liquidation Plan must be filed with the Court and received by the parties listed in the Confirmation Hearing Notice has been set for February 23, 2004, at 4:00 p.m. (Prevailing Eastern Time). A copy of the Confirmation Hearing Notice is enclosed with this Second Disclosure Statement.

B.  Recommendation

         The Second Plans provide for an equitable and early distribution to creditors of the Debtors, preserve the value of the business as a going concern, and preserve the jobs of the Debtors' employees. The Debtors believe that any alternative to confirmation of the Second Plans, such as a total liquidation of all the Debtors or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs, as well as the loss of jobs by the employees. Moreover, the Debtors believe that their creditors will receive greater and earlier recoveries under the Second Plans than those that would be achieved in liquidation or under an alternative plan. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE SECOND REORGANIZATION PLAN OR THE SECOND LIQUIDATION PLAN TO WHICH YOUR CLAIM RELATES.

Dated: January 14, 2004

                                        COVANTA ENERGY CORPORATION AND ITS
                                        SUBSIDIARIES AND AFFILIATES THAT ARE
                                        PROPONENTS OF THE SECOND PLANS IN THESE
                                        CHAPTER 11 CASES

                                        Debtors and Debtors in Possession


                                        By: /s/ Anthony J. Orlando
                                            ----------------------------------
                                            Anthony J. Orlando
                                            President and Chief Executive
                                            Officer Covanta Energy Corporation
                                            and President of Ogden New York
                                            Services, Inc. and authorized
                                            signatory for each of the other
                                            Debtors



GLOSSARY OF DEFINED TERMS

                                                          2

2004 Motion......................................................................................................41

                                                          5

5.75% Convertible Bearer Debentures..............................................................................23
5.75% Convertible Debentures.....................................................................................23
5.75% Convertible Registered Debentures..........................................................................23

                                                          6

6% Convertible Bearer Debentures.................................................................................23
6% Convertible Debentures........................................................................................23
6% Convertible Registered Debentures.............................................................................23

                                                          9

9.25% Beneficial Owners...........................................................................................4
9.25% Debenture Holders.........................................................................................vii
9.25% Debentures.................................................................................................vi
9.25% Debentures Adversary Proceeding............................................................................39
9.25% Indenture..................................................................................................39
9.25% Indenture Trustee..........................................................................................39
9.25% Nominee's Agents............................................................................................4
9.25% Nominees....................................................................................................4
9.25% Settlement.......................as defined in the Second Reorganization Plan and the Second Liquidation Plan

                                                          A

ACBL.............................................................................................................51
Accrued Income...................................................................................................49
ACL..............................................................................................................49
ACL Debtors......................................................................................................51
Additional Class 3 Warrants............................................as defined in the Second Reorganization Plan
Additional New Lenders.................................................as defined in the Second Reorganization Plan
Administrative Expense Claim Bar Date..as defined in the Second Reorganization Plan and the Second Liquidation Plan
Administrative Expense Claims..........as defined in the Second Reorganization Plan and the Second Liquidation Plan
Agent Banks.......................................................................................................3
AIG..............................................................................................................95
AIG Collateral...................................................................................................95
AIG Policy.......................................................................................................95
Airlines Lawsuits................................................................................................12
Allied...........................................................................................................43
Allied Acquired Companies........................................................................................34
Allowed Administrative Expense Claim..as defined in the Second Reorganization Plan and the Second  Liquidation Plan
Alternative Transaction..........................................................................................71
American.........................................................................................................12
American Proof of Claim..........................................................................................12
Arenas...........................................................................................................vi
Argentine Assets.................................................................................................vi
Arrowhead Pond...................................................................................................vi
Assuming Debtors................................................................................................xii
Assuming Debtors' Schedule of Rejected Contracts and Leases............as defined in the Second Reorganization Plan
Aviation Fueling Assets..........................................................................................10

                                                          B

Babylon..........................................................................................................36
Balloting Agent........................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Balloting Agent...................................................................................................3
Ballots................................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Bank of America Bar Date........................................................................................xli
Bank of America Bar Date Order..................................................................................xli
Bankruptcy Code..................................................................................................ii
Bankruptcy Rules.......................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Bankruptcy-Related Requirements..................................................................................71
Board............................................................................................................12
Bondholders Committee............................................................................................xi
Bondholders Committee Settlement.................................................................................41
Broad Severance Plan.............................................................................................19
Business Day...........................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Business Plan....................................................................................................46
Buyers............................................................................................................x

                                                          C

Canadian Court...................................................................................................41
Cash...................................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Casino Iguazu....................................................................................................vi
CCAA.............................................................................................................41
CEO..............................................................................................................19
CERCLA...........................................................................................................11
Chapter 11 Cases..................................................................................................v
Chilmark.........................................................................................................57
China Policy.....................................................................................................11
Chinese Station..................................................................................................12
CIT..............................................................................................................34
CIT Lease........................................................................................................34
City.............................................................................................................41
Claims.................................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Claims Objection Deadline..............as defined in the Second Reorganization Plan and the Second Liquidation Plan
Claims Objections.................................................................................................5
Client Communities................................................................................................8
COD.............................................................................................................107
Code............................................................................................................107
Collateral................................................................as defined in the Second Liquidation Plan
Company...........................................................................................................v
Confirmation Date......................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Confirmation Hearing.......................as defined in the Second Reorganization Plan and Second Liquidation Plan
Confirmation Hearing Notice.......................................................................................2
Confirmation Order.............................................................................................viii
Contract Schedules..............................................................................................xii
Convertible Debentures...........................................................................................vi
Convertible Debentures Bar Date.................................................................................xli
Core Executives..................................................................................................20
Core Operations..................................................................................................46
Core Retiree Program.............................................................................................20
Corel Centre.....................................................................................................vi
County...........................................................................................................12
Court.............................................................................................................v
Covanta...........................................................................................................v
Covanta Babylon..................................................................................................36
Covanta Concerts Bar Date.......................................................................................xli
Covanta Concerts Bar Date Order.................................................................................xli
Covanta Lake.....................................................................................................37
Covanta Onondaga.................................................................................................36
Covanta Tampa Construction Bar Date.............................................................................xli
Covanta Tampa Construction Bar Date Order.......................................................................xli
Covanta Tulsa....................................................................................................34
Covanta Union....................................................................................................36
Covanta Warren....................................................................................................4
CPIH.............................................................................................................73
CPIH Borrowers...................................................................................................73
CPPI..............................................................................................................9
Creditors Committee.............................................................................................vii
CSE..............................................................................................................41
CSFB.............................................................................................................42
CSP..............................................................................................................41
CTB..............................................................................................................38
CTC..............................................................................................................30
Cure.............................................................................................................55

                                                          D

D&P..............................................................................................................48
Debtors...........................................................................................................v
Deposit..........................................................................................................71
Deposit Escrow Agreement.........................................................................................71
DHC Agreement...................................................................................................vii
DHC Historical Financial Results..................................................................................2
DHC Transaction..................................................................................................iv
DIND.............................................................................................................50
DIP Agents.............................as defined in the Second Reorganization Plan and the Second Liquidation Plan
DIP Financing Facility...........................................................................................28
Disclosure Statement Order........................................................................................1
Disputed Claim.........................................................as defined in the Second Reorganization Plan
Disputed Claims...........................................................as defined in the Second Liquidation Plan
Disputed Claims Reserves...............................................as defined in the Second Reorganization Plan
Dissolution Expenses......................................................as defined in the Second Liquidation Plan
Distributions..........................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Domestic Borrowers...............................................................................................73
DSS Environmental......................................................as defined in the Second Reorganization Plan
DTC...............................................................................................................4

                                                          E

Effective Date..........................as defined in the Second Reorganization Plan and the Seond Liquidation Plan
Employee Bar Date...............................................................................................xli
Employee Bar Date Order.........................................................................................xli
Enel..............................................................................................................x
Energy Select Plan...............................................................................................17
Energy Services 401(k) Plan......................................................................................16
Environmental Regulatory Laws....................................................................................11
Environmental Remediation Laws...................................................................................11
EPA..............................................................................................................12
Equity Bonds.....................................................................................................24
Equity Interests.......................as defined in the Second Reorganization Plan and the Second Liquidation Plan
ERISA............................................................................................................48
Escrow Agent.....................................................................................................71
ESOP.............................................................................................................iv
ESOP Committee...................................................................................................48
ESOP Disclosure Statement........................................................................................iv
ESOP Liquidation Plan............................................................................................iv
ESOP Plans.......................................................................................................iv
ESOP Reorganization Plan.........................................................................................iv
ESOP Transaction.................................................................................................iv
Estates................................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Excess AIG Collateral............................................................................................95
Exclusivity Period...............................................................................................32

                                                          F

Fee Dispute Notice........................................................as defined in the Second Liquidation Plan
Final Deposit....................................................................................................71
Final DIP Order..................................................................................................28
Final Liquidation Determination Date......................................as defined in the Second Liquidation Plan
Final Liquidation Distribution Date.......................................as defined in the Second Liquidation Plan
Final Order...........................as defined in the Second Reorganization Plan and the  Second Liquidation Plan
Financial Reporting by Entities in Reorganization under the Bankruptcy Code......................................21
First Amended Bar Date..........................................................................................xli
First Amended Schedules.........................................................................................xli
First Amendment..................................................................................................28
First Balloting Order............................................................................................iv
First Lien L/C Facility..........................................................................................73
First Petition Date...............................................................................................v
Fourth Amendment.................................................................................................29
Fourth Petition Date..............................................................................................v
Fresh Start Reporting Adjustments...............................................................................104

                                                          G

GECC.............................................................................................................31
General Bar Date Order..........................................................................................xli
Geothermal Business.............................................................................................vii
Geothermal Project..............................................................................................vii
Geothermal Sale...................................................................................................x
GMS..............................................................................................................50

                                                          H

Huantai Agreement................................................................................................11
Huantai Facility.................................................................................................11
Heber Bidding Procedures Order....................................................................................x
Heber Confirmation Order..........................................................................................x
Heber Debtor Holding Companies...................................................................................33
Heber Debtor Project Companies....................................................................................9
Heber Debtors Intercompany Claims......................................as defined in the Second Reorganization Plan
Heber Plan.......................................................................................................iv
Heber Purchase Agreement..........................................................................................x
Hennepin Plan....................................................................................................16
HFC Project Company...............................................................................................9
HGC Project Company...............................................................................................9
Historical Financial Results......................................................................................2
Holder..........................................................................................................109

                                                          I

Impaired...............................as defined in the Second Reorganization Plan and the Second Liquidation Plan
In re Ogden New York Services, Inc., et al., Case Nos. 02-40826 (CB), et al.......................................v
Indenture Trustee......................................................as defined in the Second Reorganization Plan
Initial Deposit..................................................................................................71
Initial Distribution...................................................as defined in the Second Reorganization Plan
Initial Liquidation Distribution Date.....................................as defined in the Second Liquidation Plan
Insurance Companies..............................................................................................50
Insurance Proceeds...............................................................................................13
Insurance Services...............................................................................................49
Insurance Syndicate..............................................................................................11
Intercompany Claims....................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Intercreditor Agreement..........................................................................................xi
Intercreditor Amendment..........................................................................................28
Intermediate Holding Company Debtors...................................as defined in the Second Reorganization Plan
IPP...............................................................................................................v
IRC..............................................................................................................14
IRS..............................................................................................................15
IRS Bar Date....................................................................................................xli
IRS Bar Date Order..............................................................................................xli
IRS Proofs of Claim..............................................................................................49
IRS Settlement...................................................................................................49
IRS Settlement Motion............................................................................................49

                                                          J

Jeffboat.........................................................................................................50
JFK Airport......................................................................................................12

                                                          K

KERP.............................................................................................................18
KKR..............................................................................................................33

                                                          L

La Rural Fairgrounds.............................................................................................vi
Lake County......................................................................................................37
Lake Facility....................................................................................................37
Laminar........................................................................................................viii
Liquidating Debtors..............................................................................................iv
Liquidating Debtors Intercompany Claims  as defined in the Second Reorganization Plan and the Second Liquidation Plan
Liquidating Non-Pledgor Debtors...........................................as defined in the Second Liquidation Plan
Liquidating Pledgor Debtors...............................................as defined in the Second Liquidation Plan
Liquidating Trust.........................................................as defined in the Second Liquidation Plan
Liquidating Trustee.......................................................as defined in the Second Liquidation Plan
Liquidating Trustee Billing Date..........................................as defined in the Second Liquidation Plan
Liquidating Trustee Fee Notice............................................as defined in the Second Liquidation Plan
Liquidation Distribution Date.............................................as defined in the Second Liquidation Plan
Liquidation Effective Date.......................................................................................ix
Liquidation Expenses......................................................as defined in the Second Liquidation Plan
Liquidation Valuation Analysis....................................................................................2
LTIP.............................................................................................................18

                                                          M

Mackin Agreement.................................................................................................47
Marine Services..................................................................................................49
Master Credit Facility...........................................................................................vi

                                                          N

NAICC............................................................................................................49
Net Liquidation Proceeds..................................................as defined in the Second Liquidation Plan
Net Priority Claims..............................................................................................68
New CPIH Revolver Facility.......................................................................................73
New CPIH Term Loan...............................................................................................73
New Debtor Schedules............................................................................................xli
New Debtors Bar Date............................................................................................xli
New Debtors Bar Date Order......................................................................................xli
New High Yield Secured Notes.....................................................................................74
NOLs............................................................................................................107
Non-Core Retiree Program.........................................................................................20
Non-Priority Lenders.............................................................................................68
Non-Priority Subclass 3A Claims........................................as defined in the Second Reorganization Plan
Non-Qualified Plans..............................................................................................17
Non-Rolled Tranche B Letters of Credit...........................................................................29
Notes Purchase Agreement.........................................................................................68
Notes Purchaser..................................................................................................68
Notice Agent.....................................................................................................45
Notice of Designation.....................................................as defined in the Second Liquidation Plan

                                                          O

OCRRA............................................................................................................36
OEES.............................................................................................................43
Ogden Anaheim....................................................................................................41
Ogden Ground.....................................................................................................12
Ogden New York...................................................................................................12
OID.............................................................................................................112
Onondaga Facility................................................................................................36
Operating Reserve.........................................................as defined in the Second Liquidation Plan
Operating Reserve Payment Amount....   as defined in the Second Reorganization Plan and the Second Liquidation Plan
opt-out..........................................................................................................22
Original Debtors................................................................................................xli
Original Schedules..............................................................................................xli
Ormat.............................................................................................................x
Oversight Nominee.........................................................as defined in the Second Liquidation Plan
Oversight Nominee Expenses................................................as defined in the Second Liquidation Plan

                                                          P

Palladium........................................................................................................41
PBGC.............................................................................................................14
Pension Plan.....................................................................................................14
Person.................................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Petition Dates....................................................................................................v
Plan Documents.........................................................as defined in the Second Reorganization Plan
Plan Sponsor.....................................................................................................iv
Plans............................................................................................................ii
pooled...........................................................................................................22
Post-Confirmation Collateral...........................................as defined in the Second Reorganization Plan
PPAs..............................................................................................................8
Prepetition Borrowers.............................................................................................x
Prepetition Collateral...........................................................................................xi
Prepetition Lenders.............................................................................................vii
Priority Bank Claims.............................................................................................41
Priority Lenders.................................................................................................68
Priority Tax Claims..............................................................................................57
Pro Rata Class Share...................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Project Debt Claims....................................................as defined in the Second Reorganization Plan
Projections......................................................................................................ix
Proposed Buyers...................................................................................................x
PRPs.............................................................................................................12

                                                          Q

Qualified Plans..................................................................................................16

                                                          R

Refunds..........................................................................................................49
Reinstated L/C Facility................................................as defined in the Second Reorganization Plan
Rejecting Bondholders............................................................................................xi
Rejecting Debtors................................................................................................xi
Reorganization Effective Date..................................................................................viii
Reorganization Plan Equity Securities and Warrants.....................as defined in the Second Reorganization Plan
Reorganization Plan Notes..............................................as defined in the Second Reorganization Plan
Reorganization Plan Unsecured Notes....................................as defined in the Second Reorganization Plan
Reorganization Plan Warrants...........................................as defined in the Second Reorganization Plan
Reorganization Valuation Analysis.................................................................................2
Reorganized Company.............................................................................................101
Reorganized Covanta....................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Reorganized Covanta Secured Claims.....................................as defined in the Second Reorganization Plan
Reorganizing Debtors Intercompany Claimsas defined in the Second Reorganization Plan and the Second Liquidation Plan
Replacement Liens................................................................................................30
Residual Liquidation Assets.......................................................................................x
Resignation Date.................................................................................................47
Resource 401(k) Plan.............................................................................................15
Resource Pension Plan............................................................................................16
Resource Plan....................................................................................................17
Restructuring Fee................................................................................................57
Retained Liquidation Professional.........................................as defined in the Second Liquidation Plan
Retained Liquidation Professional Fee Notices.............................as defined in the Second Liquidation Plan
Retained Professional..................................................as defined in the Second Reorganization Plan
Retained Professionals....................................................as defined in the Second Liquidation Plan
Retention Plan...................................................................................................18
Retiree Medical Programs.........................................................................................20
Risk Factors....................................................................................................iii
Rule 3018(a) Motion...............................................................................................5
Rule 3018(a) Motion Deadline......................................................................................5

                                                          S

Savings Plan.....................................................................................................15
Schedule of Assumed Contracts and Leases..................................as defined in the Second Liquidation Plan
Schedules..............................as defined in the Second Reorganization Plan and the Second Liquidation Plan
SEC..............................................................................................................ii
Second Amended Bar Date.........................................................................................xli
Second Amended Schedules........................................................................................xli
Second Disclosure Statement......................................................................................ii
Second Lien L/C Facility.........................................................................................73
Second Liquidation Plan..........................................................................................ii
Second Petition Date..............................................................................................v
Second Plans.....................................................................................................ii
Second Plans Confirmation Hearing...............................................................................xii
Second Plans Confirmation Objection Deadline......................................................................6
Second Reorganization Plan.......................................................................................ii
Second Short-Form Disclosure Statement............................................................................3
Section 354 Securities..........................................................................................109
Secured Bank Lenders............................................................................................vii
Secured Claim..........................................................as defined in the Second Reorganization Plan
Secured Class 3 Total Distribution.....................................as defined in the Second Reorganization Plan
Secured Creditor Direction............................................as defined in the Second Reorganization Plan
Security Fund....................................................................................................15
SEIU Pension Plan................................................................................................14
Select Plan......................................................................................................17
Sellers...........................................................................................................x
Service Agreements................................................................................................8
Settlement Distribution..........................................................................................39
Settlement Order.................................................................................................13
Severance Plan...................................................................................................18
Share Purchase...................................................................................................70
SIGC Project Company..............................................................................................9
Site.............................................................................................................12
Sixth Amendment..................................................................................................29
SOP 90-7.........................................................................................................21
Specified Personnel....................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Subclass 3A Recovery...................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Subclass 3B Recovery...................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Subclass 3B Rejecting Bondholders................................................................................69
Subordinated Claims....................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Subsidiaries......................................................................................................v
Subsidiary Debtors.....................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Substantial Contribution Claims........as defined in the Second Reorganization Plan and the Second Liquidation Plan
Superfund........................................................................................................11
Superior Proposal................................................................................................71
Supplementary Plan...............................................................................................16

                                                          T

Tampa Bay Water..................................................................................................38
Tampa Water Facility.............................................................................................38
Tax Sharing Agreement...........................................................................................vii
TBW..............................................................................................................38
Team.............................................................................................................vi
Termination Fee..................................................................................................72
The Disputed Claims Reserve...............................................as defined in the Second Liquidation Plan
Third Amended Bar Date..........................................................................................xli
Third Amended Schedules.........................................................................................xli
Third Amendment..................................................................................................29
Third Petition Date...............................................................................................v
TIN.............................................................................................................114
Tranche A........................................................................................................28
Tranche A Letter of Credit Sublimit..............................................................................29
Tranche B........................................................................................................28
Tranche C Obligations............................................................................................29
Tulsa Facility...................................................................................................34

                                                          U

U.S. Trust..................................................................................................vii, 48
U.S. Trust Agreement.............................................................................................48
Unimpaired.............................as defined in the Second Reorganization Plan and the Second Liquidation Plan
Union Authority..................................................................................................36
Union Facility...................................................................................................36
United...........................................................................................................12
United States Trustee..................as defined in the Second Reorganization Plan and the Second Liquidation Plan
United States Trustee Claims...........as defined in the Second Reorganization Plan and the Second Liquidation Plan
Unsecured Liquidation Claims...........................................as defined in the Second Reorganization Plan

                                                          V

Valor............................................................................................................50
Vessel Leasing...................................................................................................50
Voting Deadline...................................................................................................3
Voting Record Date................................................................................................2

                                                          W

Warren Authority.................................................................................................35
Warren Beneficial Owners..........................................................................................4
Warren Debenture Holders..........................................................................................4
Warren Debenture Trustee..........................................................................................4
Warren Debentures.................................................................................................4
Warren Facility...................................................................................................4
Warren Registered Holders.........................................................................................4
Water.............................................................................................................8
WTE...............................................................................................................8

                                                          Z



Zibo-Bohui.......................................................................................................11
Zibo Ogden-Bohui.................................................................................................11
Zurich...........................................................................................................13
Zurich Settlement................................................................................................13

                                    EXHIBIT A

               Reorganizing Debtors' Joint Plan of Reorganization

                                    EXHIBIT B

                 Liquidating Debtors' Joint Plan of Liquidation

                                    EXHIBIT C

                PROJECTED FINANCIAL INFORMATION FOR REORGANIZING
                           COVANTA ENERGY CORPORATION
                    JANUARY 1, 2003 THROUGH DECEMBER 31, 2007


   Projected Financial Information for Reorganizing Covanta Energy Corporation

       General Purpose and Reliance

         To demonstrate the feasibility of the Second Joint Plan of Reorganization, the Reorganizing Debtors have prepared the attached Projections for Fiscal Years 2003 through 2007. The Projections indicate that the Reorganizing Debtors should have sufficient cash flow, liquidity and access to a revolving line of credit to service its debt obligations and fund its operations. Accordingly, the Reorganizing Debtors believe that the Plan of Reorganization satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. However, the Reorganizing Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganizing Debtors' ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Reorganizing Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely or favorably affect the Reorganizing Debtors' financial results. Therefore, the actual results may vary from the projected results and the variations may be material and adverse.

         See the Covanta Energy Corporation ("Covanta " or the "Company") December 31, 2002 Form 10-K and September 30, 2003 Form 10-Q (both filed with the Securities Exchange Commission ("SEC") and incorporated by reference into the Disclosure Statement) and Section VIII and IX of the Disclosure Statement for a discussion of the reorganizing business and certain risk factors that may affect financial feasibility of the Second Joint Plan of Reorganization.

         The Projections are based on numerous assumptions including the timing, confirmation and consummation of the Second Joint Plans of Reorganization and Liquidation in accordance with their terms, the anticipated future performance of the Reorganizing Debtors, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Reorganizing Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Reorganizing Debtors' operations. These variations may be material and may adversely affect the ability of the Reorganizing Debtors to make payments with respect to post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

         The Reorganizing Debtors do not intend to update these Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

           ALTHOUGH THE REORGANIZING DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THE PROJECTIONS, THE PROJECTIONS HAVE NOT BEEN AUDITED NOR PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS.

            THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALISTIC AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZING DEBTORS' CONTROL. THE REORGANIZING DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE REORGANIZING DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHERMORE, EVENTS AND CIRCUMSTANCES OCCURING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. THE INFORMATION CONTAINED IN THE PROJECTIONS IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.

         The Projections contain forward-looking statements relating to future events and future performance of the Company within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, without limitation, statements regarding the Reorganizing Debtors' (including its management and Board of Directors) expectations, beliefs, intentions or future strategies and statements that contain such words as "expects," "anticipates," "intends," "believes," "estimates," "projects," or similar language. Such forward-looking statements are inherently uncertain, and actual results could differ materially from those anticipated in such forward-looking statements. All forward-looking statements included in the Projections are based on information available to the Reorganizing Debtors on the date hereof, and the Reorganizing Debtors assume no obligation to update any forward-looking statements. The Reorganizing Debtors caution the users of these Projections that its reorganized business and financial performance are subject to very substantial risks and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the SEC and, more generally, general economic conditions, including changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, and regional or general changes in asset valuations.

Basis for the Business Plan

         In order to adequately evaluate the long-term prospects of its core operations and to develop its business plan, the Company undertook a thorough and detailed process including the development of long-term operating and financial forecasts by the management teams at the individual project facilities. The development of the business plan was performed as part of the Company's regular and recurring budgeting process, with additional years of operation added to the focus. The executive management team conducted intensive reviews of the individual project operating and financial forecasts. Factors affecting each project-specific forecast were refined and key assumptions used to establish the forecast were finalized. Concurrently, the corporate forecast was established after extensive review by the Company's executive management and advisors. It includes projections for operational and administrative overhead at a level consistent with the Company's business plan, other non-facility costs and the Company's capital structure. The existing facility financial forecasts were consolidated with the potential waste-to-energy expansion projects and the corporate forecast to establish the business plan.

         These efforts culminated in the Company's strategic business plan (the "Business Plan"), of which the primary components are: (i) maintenance of its core operations (existing customers, letters of credit, suppliers, employees and operations); (ii) sale of its geothermal projects; (iii) disposal of the remaining non-core assets; and (iv) corporate overhead costs consistent with the Business Plan.

         It is anticipated that the Reorganizing Debtors will emerge from Chapter 11 sometime during the first or second quarter of 2004, however since the Business Plan forecast is prepared on a full year basis, the Projections assume that the Reorganizing Debtors emerge from Chapter 11 on January 1, 2004.

The Second Joint Plan of Reorganization contemplates:

     1. Sale of the entire equity interest in the Company to DHC for an investment of $30.0 million by DHC.
     2. Continued operation of the Company's domestic waste-to-energy and other facilities.
     3. Sale of the Company's geothermal projects which was completed in December 2003.
     4. Undertaking a corporate restructuring, in which all of the current international independent power operations become direct or indirect subsidiaries of Covanta Power International Holdings ("CPIH") and management of such operations are maintained at CPIH. The financial projections assume this will result in the deconsolidation of CPIH for tax purposes and consolidation for financial reporting purposes.
     5. Settlement of all restructuring costs, including allowed priority and administrative claims.
     6. Distribution of cash, new debt and securities to pre-petition creditors as stipulated in the Second Joint Plan of Reorganization, including:

         - Distributable Cash, Additional Distributable Cash, Excess Distributable Cash;
         -  New High Yield Secured Notes;
         -  New Reorganization Plan Unsecured Notes; and
         -  New CPIH Funded Debt.

      7. Re-instatement of certain other pre-petition liabilities with various terms, including interest rate, maturities and amortization.
      8. Discharge of all other pre-petition claims.
      9. Entering into new credit facilities for the Domestic Borrowers which will provide the Company with Letter of Credit capacity and a revolving line of credit for additional liquidity.
      10. Entering into a new credit facility for CPIH which will provide it with a revolving line of credit for additional liquidity.

Presentation of the Business Plan

         The presented Business Plan includes (i) in Exhibit D, the pro-forma historical results for the period from January 1, 2002 through September 30, 2003 based upon the current Covanta accounting and reporting policies; (ii) in this Exhibit, forecast results for 2003 based upon current Covanta accounting and reporting policies; and (iii) in this Exhibit, projected results for 2004 through 2007 based upon preliminary Fresh Start accounting and reporting estimates (see Accounting Polices and Assumptions below).

         Pro-Forma Historical Results. Pro-forma historical results for January 1, 2002 through September 30, 2003 are found in Exhibit D of the Disclosure Statement. The Covanta annual audited historical results, as published in the Covanta Form 10-K filed with the SEC, were adjusted for entities not to be included within the Reorganizing Debtors to arrive at these pro-forma historical results which are on a basis consistent with the Projections found in this Exhibit. The major pro-forma adjustments to the historical results were as follows:

         1. The results from the geothermal projects were removed, since these projects were sold to a third party in December 2003.
         2. The results from the international independent power assets remain on a consolidated basis for financial reporting purposes, however, it is assumed that future cash distributions will be utilized to service CPIH debt. The historical cash flows from these projects remain in the pro forma results.
         3. The results from the Warren County project were removed because this project was not included in the Second Joint Plan of Reorganization, as described in Section VI of the Disclosure Statement.
         4. The results from the Catalyst New Martinsville hydroelectric project have been removed, because the Reorganizing Debtors' project lease expired October 2003 and the Company's involvement in the project is ending in the first quarter of 2004.
         5. The results of the businesses that are included in the Second Joint Plan of Liquidation have been removed.

         Forecast Results for 2003. These forecasts, found in this Exhibit, are based upon (i) the current Covanta accounting and reporting polices without regard to the required Fresh Start Accounting and Reporting adjustments to be required upon emergence; and (ii) the pro-forma adjustments described above.

         As contemplated in the Second Joint Plan of Reorganization, the gross proceeds of approximately $214 million from the sale of the geothermal projects have been applied towards the funding of the various emergence exit costs and cash distribution to creditors. Therefore, the cash and earned surplus balance in the projected December 31, 2003 balance sheet is understated by the amount of these proceeds.

         Projected Results for 2004 through 2007. These projections, also found in this Exhibit, are based upon (i) the preliminary Fresh Start Accounting and Reporting estimates described below and (ii) the Company's Business Plan described above.

         Operational cash flow is presented on the Projected Statements of Operations as the Reorganizing Debtors believe this is an important measure to understand the Projections. Operational cash flow is the net cash flow generated by the Reorganizing Debtors available to Covanta to service Covanta recourse debt interest and principal amortization and its United States Federal and State income taxes.

Accounting Policies and Assumptions

         Pursuant to The American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), the Projections incorporate "Fresh Start Accounting and Reporting" principles which the Reorganizing Debtors will be required to adopt upon emergence from bankruptcy. These "Fresh Start Accounting and Reporting" principles provide, among other things, that the Reorganizing Debtors' assets and liabilities be recorded at fair value.

         The Fresh Start Accounting and Reporting Adjustments included in the Projections are the preliminary estimates to adjust the Reorganizing Debtors' capital structure and its assets and liabilities to their estimated fair values in accordance with the current Plan of Reorganization and the Valuation Analysis in Exhibit E.

         New Accounting Pronouncements: In January 2003, the Financial Accounting Standards Board (the "FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51 "Consolidated Financial Statements," and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. Based on current operations, the Reorganizing Debtors do not expect the adoption of FIN No. 46 to have a material effect of their financial position or results of operations.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends and clarifies the accounting and reporting for derivative instruments, including certain derivatives embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" ("SFAS No. 133"). The amendments in SFAS No. 149 require that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative according to SFAS No. 133 and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. In addition, SFAS No. 149 amends the definition of an "underlying" to conform it to language used in FIN No. 45 and amends certain other existing pronouncements. The provisions of SFAS No. 149 that relate to SFAS No. 133 "Implementation Issues" that have been effective for periods that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. The requirements of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Reorganizing Debtors do not expect the adoption of SFAS No. 149 to have a material effect on their financial position and results of operations.

         The Projections do not take into consideration the potential for changes in the current Covanta accounting policies and procedures as described in its December 31, 2002 Form 10-K filed with the SEC and incorporated by reference into the Disclosure Statement. Adoption of different policies and procedures by the Reorganizing Debtors could result in a significant difference in the actual Fresh Start Accounting and Reporting adjustments.

         Use of Estimates: The preparation of projections requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as disclosure of policies and contingencies. Actual results and conclusions could differ from those estimates. Significant estimates include management's estimate of the fair value of assets and liabilities and the estimated useful lives of long-lived assets.

         Cash and Cash Equivalents: Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less.

         Long-Term Debt: In the Projections, long-term debt consists of the reinstatement of certain pre-petition claims for $371.5 million of debt with the various terms, including interest rate, security, maturities, and initial issuance discount, described in the Plan of Reorganization. Of this total debt, $95 million is the obligation of CPIH and is non recourse to Covanta.

         Contracts and Revenue Recognition: Service revenues primarily include the fees earned under contracts to operate and maintain facilities and to service the project debt, with additional fees earned based upon waste processed above guaranteed levels. Revenue from the sale of electricity and steam are earned and are recorded based upon output delivered and capacity provided at rates specified under contract terms or prevailing market rates.

         Receivables generally are due from credit worthy municipal entities and utilities.

         Long-term unbilled service receivables relate to company owned waste-to-energy facilities and are discounted in recognizing the present value for services performed currently in order to service the project debt.

         Property, Plant and Equipment: Property, plant, and equipment is stated at estimated fair value at emergence. For financial reporting purposes, depreciation is calculated by the straight-line method over the estimated useful lives of the assets, which range generally from three years for computer equipment to 40 years for waste-to-energy facilities. Leasehold improvements are amortized by the straight-line method over the terms of the leases or the estimated useful lives of the improvements as appropriate. Landfills are amortized based on the quantities deposited into each landfill compared to the total estimated capacity of such landfill.

         Landfill capping costs and other asset retirement obligations are accounted for in accordance with SFAS No. 143 "Accounting for Asset Retirement Obligations."

         Project Debt: Project debt associated with the financing of waste-to-energy facilities and water facilities is generally arranged by municipalities through the issuance of tax-exempt revenue bonds.

         Payment obligations for the project debt associated with facilities owned by the Company are limited recourse to the operating subsidiary and non-recourse to the Company, subject to construction and operating performance guarantees and commitments. These obligations are secured by the revenues pledged under various indentures and are collateralized principally by a mortgage lien and a security interest in each of the respective waste-to-energy facilities and related assets.

         Restricted Funds: Restricted funds represent proceeds from the financing and operations of waste-to-energy and international energy facilities. Funds are held in trust and released as expenditures are made or upon satisfaction of conditions provided under the respective trust agreements.

         Service Contracts: Service contracts are stated at estimated fair value at emergence and included within goodwill and other intangibles on the projected balance sheets. For financial reporting purposes, amortization is calculated by the straight-line method over the remaining contract terms that range from 4 to 15 years at January 1, 2004.

         Investments In and Advances to Investees and Joint Ventures: The Reorganizing Debtors are party to joint venture agreements through which the Reorganizing Debtors have equity investments in several operating projects. The joint venture agreements generally provide for the sharing of operational control as well as voting percentages. The Reorganizing Debtors record their share of earnings from their equity investees on a pre-tax basis and records their share of the investee's income taxes in income tax expense (benefit).

         Management and Employee Compensation: Pursuant to applicable provisions of the Bankruptcy Code, the Plan of Reorganization currently contemplates the rejection of all existing prepetition employment agreements.

         The terms of certain Post-Effective Date management incentive, employee and non-competition agreements are currently under discussion by the Company, the Plan Sponsor and the Company's various creditor constituencies.

         The pension and post-retirement obligations and costs of the Reorganizing Debtors have been developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates, expected return on plan assets and medical trend rates. Changes in these assumptions are primarily influenced by factors outside the Reorganizing Debtors' control and can have a significant effect on the actual results reported.

         Income Taxes: The income statement reflects a combined tax rate (federal and state) of 40% for Covanta's domestic operations. Covanta's tax return will be filed as part of DHC's consolidated federal tax return and, consequently, the Plan Sponsor will be utilizing its existing Net Operating Losses to shelter Covanta's domestic federal taxable income through 2007 as stipulated in the Tax Sharing Agreement. The income statement also reflects a federal tax rate of 35% for CPIH's operations. This income is not subject to the Tax Sharing Agreement.


Reorganizing Covanta Energy Corporation
(Debtor in Possession) and Subsidiaries

Projected Statements of Operations

                                           Pre-Emergence
                                             (prior to                     Post-Emergence
                                            Fresh Start      (including estimated Fresh Start Adjustments)
                                            Adjustments)

For the Years ended December 31,               2003
(in Thousands of Dollars)                    Forecast       2004          2005         2006           2007

Total Revenues..........................    $748,862      $723,823      $801,348     $840,353       $791,354
                                          -------------------------------------------------------------------
Plant operating expenses................     482,962       472,741       476,061      483,977        491,589
Construction costs......................      12,335             -        73,172      104,439         49,546
Depreciation and amortization...........      67,946        55,253        61,157       67,335         71,808
Debt service charges-net................      78,472        47,108        43,118       38,992         34,256
Other operating costs and expenses......       8,198         1,500         1,500        1,500          1,500
Selling, administrative and general
expenses................................      31,384        34,098        31,309       30,899         31,633
                                          -------------------------------------------------------------------
Total costs and expenses................     681,297       610,700       686,317      727,142        680,332
                                          -------------------------------------------------------------------
Equity in income from unconsolidated
investments.............................      21,868        22,143        30,284       32,129         34,397
                                          -------------------------------------------------------------------
Operating income........................      89,433       135,266       145,315      145,340        145,419
                                          -------------------------------------------------------------------
Interest expense-net....................     (38,617)      (46,131)      (46,943)     (46,520)       (46,404)
Reorganization items....................     (31,630)            -             -            -              -
                                          -------------------------------------------------------------------
Income  from continuing operations
before taxes and minority interests.....      19,186        89,135        98,372       98,820         99,015
Income taxes ...........................     (10,725)      (30,622)      (35,684)     (39,609)       (42,307)
Minority interests......................      (6,324)      (11,104)      (11,148)     (10,972)       (10,910)
                                          -------------------------------------------------------------------
Net income..............................     $ 2,137       $47,409       $51,540      $48,239        $45,798
                                          ===================================================================

Operational cash flow...................                 $  25,423      $ 38,186     $ 46,143       $ 52,542
                                                         ====================================================


Reorganizing Covanta Energy Corporation
(Debtor in Possession) and Subsidiaries

Projected Balance Sheets


                                              Pre-Emergence
                                                (prior to                           Post-Emergence
                                               Fresh Start            (including estimated Fresh Start Adjustments)
                                               Adjustments)

                                                               Fresh
                                               December 31,    Start     January 1,  December   December   December   December
(in Thousands of Dollars)                          2003      Adjustments    2004     31, 2004   31, 2005   31, 2006   31, 2007
Assets:
Current assets:
Cash and cash equivalents..................      $ 17,778     $ 34,752    $ 52,530   $ 52,301   $ 47,989   $ 51,512   $ 62,338
Restricted funds held in trust.............        85,531            -      85,531     89,614     95,780     98,664    109,498
Receivables................................       211,961      (60,802)    151,159    144,995    142,935    145,782    148,830
Deferred income taxes......................        35,618      (35,618)          -          -          -          -          -
Prepaid expenses and other current assets..        83,082            -      83,082     88,202     93,690     99,372    105,268
                                             --------------- ---------- ----------- ---------- ---------- ---------- ----------
Total current assets.......................       433,970      (61,668)    372,302    375,112    380,394    395,330    425,934

Property, plant and equipment - net........     1,398,319     (580,393)    817,926    796,098    765,674    732,955    699,306
Restricted funds held in trust.............       112,905            -     112,905    113,441    112,341    111,301     95,076
Unbilled service and other receivables.....       115,292     (106,761)      8,531     18,133     23,925     25,196     26,865
Goodwill and other intangibles.............        32,222      570,482     645,726    624,674    601,234    573,424    543,973
Investments in and advances to investees
and joint ventures.........................       117,835      (28,749)     89,086     99,602    112,166    127,046    141,812
Other assets...............................        57,662      (21,511)     36,151     36,032     35,913     35,794     35,794
                                             ----------------------------------------------------------------------------------
Total Assets...............................   $ 2,268,205    $(185,578) $2,082,627 $2,063,092 $2,031,647 $2,001,046 $1,968,760
                                             ==================================================================================


Liabilities and Shareholders' Equity:
Liabilities:
Current liabilities:
Current debt...............................      $  2,634     $  1,166    $  3,800   $ 10,003    $ 9,607    $ 9,823   $ 10,029
Current portion of project debt............        84,235            -      84,235     86,938     94,590     95,006     96,308
Accounts payable...........................        29,915            -      29,915     30,096     30,223     30,429     30,775
Accrued expenses and other.................       202,411      (78,753)     123,658    121,717    115,180    115,965    116,024
Deferred income............................        38,270            -      38,270     38,270     38,270     38,270     38,270
                                             ----------------------------------------------------------------------------------
Total current liabilities..................       357,465      (77,587)    279,878    287,024    287,870    289,493    291,406
Long-term debt.............................             -      370,334     370,334    370,171    367,072    365,944    365,689
Project debt...............................       914,056       33,836     947,892    849,559    745,673    643,359    541,783
Deferred income taxes......................       270,649       86,245     356,894    368,946    377,737    382,370    385,438
Deferred income............................       129,304     (129,304)          -          -          -          -          -
Other liabilities..........................        63,845       20,628      84,473     84,548     84,518     84,284     83,913
Liabilities subject to compromise..........       523,515     (523,515)          -          -          -          -          -
Minority interests.........................        37,283      (24,127)     13,156     15,973     17,254     18,226     18,733
                                             ----------------------------------------------------------------------------------
Total Liabilities..........................     2,296,117     (243,490)  2,052,627  1,976,221  1,880,124  1,783,676  1,686,962
                                             ----------------------------------------------------------------------------------

Total Shareholders' Equity.................       (27,912)      57,912      30,000     86,871    151,524    217,371    281,798
                                             ----------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity.   $ 2,268,205    $(185,578) $2,082,627 $2,063,092 $2,031,648 $2,001,047 $1,968,760
                                             ==================================================================================



   Reorganizing Covanta Energy Corporation
   (Debtor in Possession) and Subsidiaries

   Projected Statement of Cash Flows
                                                        Pre-Emergence
                                                          (prior to                     Post-Emergence
                                                         Fresh Start     (including estimated Fresh Start Adjustments)
                                                         Adjustments)

   For the Years ended December 31,
   (in Thousands of Dollars)                                  2003        2004         2005          2006         2007
   CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income............................................   $  2,137     $ 47,409     $ 51,540      $ 48,239     $ 45,798
   Adjustments to Reconcile Net Income (Loss) to
     Net Cash Provided By Operating Activities of
     Continuing Operations:
   Reorganization items .................................     65,371            -            -             -            -
   Payment of reorganization items.......................    (53,273)           -            -             -            -
   Depreciation..........................................     65,759       34,238       37,754        39,559       42,390
   Amortization..........................................     10,221       21,016       23,404        27,775       29,418
   Foreign currency translation adjustments..............       (790)        (567)        (645)         (608)        (579)
   Deferred income taxes.................................     (3,684)      12,051        8,791         4,633        3,068
   Equity in income from unconsolidated investments......    (22,569)     (22,586)     (30,674)      (29,106)     (28,226)
   Minority interest expense.............................      6,324       11,104       11,148        10,972       10,910
   Management of Operating Assets and Liabilities:
   Decrease (Increase) in Assets:
   Receivables...........................................     (1,141)       6,165        2,060        (2,846)      (3,049)
   Other current assets..................................     (4,962)      (5,120)      (5,488)       (5,682)      (5,895)
   Unbilled receivables..................................      7,818       (9,602)      (5,792)       (1,271)      (1,669)
   Other assets..........................................        119          119          119           119            -
   Deferred
   income................................................     (9,001)           -            -             -            -
   Increase (Decrease) in Liabilities:
   Accounts payable......................................      4,605          181          127           206         (62)
   Accrued expenses & other current liabilities..........    (15,637)      (1,941)      (6,537)          785          466
   Distributions to minority interests...................     (4,046)      (7,713)      (9,295)       (9,444)      (9,860)
   Other non-current liabilities ........................     (3,889)          76         (31)          (234)        (372)
                                                         -----------------------------------------------------------------
   Net cash provided by operating activities.............     43,360       84,830       76,481        83,097       82,338
   CASH FLOWS FROM INVESTING ACTIVITIES:
   Investments in facilities.............................    (17,212)     (14,770)      (9,406)       (8,650)     (10,301)
   Distributions from investees and joint ventures.......     12,993       12,069       18,110        14,225       13,461
                                                         -----------------------------------------------------------------
   Net cash used in investing activities.................     (4,219)      (2,701)       8,704         5,575        3,160
   CASH FLOWS FROM FINANCING ACTIVITIES:
   Recourse debt borrowings (repayments).................     (3,036)        3,445      (6,280)       (3,998)      (3,471)
   Payment of debt.......................................   (152,033)     (84,235)     (86,937)      (94,589)     (94,851)
   Amortization of premiums and discounts, net...........          -       (7,140)      (5,056)       (3,036)      (1,065)
   Increase in funds held in trust.......................     23,648       (4,619)      (5,065)       (1,844)        5,391
   Increase in paid in capital...........................          -       10,191       13,842        18,317       19,324
                                                         -----------------------------------------------------------------
   Net cash used in financing activities:................   (131,421)     (82,358)     (89,497)      (85,150)     (74,672)
   NET DECREASE IN CASH AND CASH EQUIVALENTS.............    (92,280)        (229)      (4,312)        3,522       10,826
                                                         -----------------------------------------------------------------

   CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD......    110,058       52,530       52,301        47,989       51,512
                                                         -----------------------------------------------------------------

   CASH AND CASH EQUIVALENTS AT END OF PERIOD............    $17,778       $52,301     $47,989       $51,512      $62,338
                                                         =================================================================

                                    EXHIBIT D

                        PRO FORMA HISTORICAL INFORMATION

           Pro-Forma Historical Financial Information for Reorganizing
                           Covanta Energy Corporation

         To supplement the projected financial information of the Reorganizing Debtors (under the Second Reorganization Plan) presented in Exhibit C to the Second Disclosure Statement, the Reorganizing Debtors have prepared in this Exhibit pro-forma historical financial information for the Reorganizing Debtors for December 31, 2002 and September 30, 2003.

         This pro-forma historical information is based upon the consolidated balance sheet of Covanta (included within its Form 10-K filed with the SEC and incorporated by reference into the Second Disclosure Statement) adjusted as of that date for entities not to be included in the Reorganizing Debtors. These entities include, but are not limited to, the geothermal projects and the entities within the Second Liquidation Plan.

         The pro-forma adjustments for entities not to be included in the Reorganizing Debtors have been recognized by offsetting the book values of the entities against the retained earnings of the Reorganizing Debtors.

         As contemplated in the Second Reorganization Plan, the expected gross proceeds of approximately $214 million from the sale of the geothermal projects have been applied towards the funding of the various emergence exit costs and cash distributions to creditors as part of the estimated Fresh Start Accounting and Reporting adjustments within the Projections presented in Exhibit C. Therefore, the cash and earned surplus balances in the presented historical pro-forma balance sheets are understated by the amount of these proceeds.

         The Reorganizing Debtors have also not allocated any general corporate debt, overhead or corporate balances to these entities or adjustments in order to retain all estimated claims against the Reorganizing Debtors within the presented financial information.

         Because of this and many other factors, the attached pro-forma information does not reflect the actual results that would have been achieved had these entities actually been disposed of at December 31, 2001 but has only been prepared and presented to supplement the Projections for the Reorganizing Debtors presented in Exhibit C.

         The Reorganizing Debtors do not intend to update this pro-forma historical financial information; thus, it will not reflect the impact of any subsequent events not already accounted for in the underlying adjustments.

            ALTHOUGH THE REORGANIZING DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THE PRO-FORMA HISTORICAL FINANCIAL INFORMATION, IT HAS NOT BEEN AUDITED NOR PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PRO-FORMA HISTORICAL FINANCIAL INFORMATION. THE PRO-FORMA HISTORICAL FINANCIAL INFORMATION, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALISTIC AND ARE INHERENTLY SUBJECTIVE. THE REORGANIZING DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THE PRO-FORMA HISTORICAL FINANCIAL INFORMATION.

         See the Covanta December 31, 2002 Form 10-K and September 30, 2003 Form 10-Q, both filed with the SEC and incorporated by reference into the Second Disclosure Statement, for a description and discussion of Covanta and its accounting policies.

Covanta Energy Corporation
(Debtor in Possession) and Subsidiaries

Pro-forma Historical Statements of Consolidated and Comprehensive Loss (in Thousands of Dollars)

                                                           For the                For the
                                                         Year ended          Nine months ended
                                                      December 31, 2002      September 30, 2003
                                                      -----------------      ------------------

  Total revenues .....................................     $ 783,483              $ 572,875
                                                           ----------             ----------
  Plant operating expenses............................       469,073                357,032
  Construction costs..................................        42,331                 15,412
  Depreciation and amortization.......................        80,661                 52,635
  Debt service charges-net............................        77,814                 57,318
  Selling, general and administrative expenses .......        36,724                 19,974
  Project development expenses........................         3,844                      -
  Other-net...........................................        20,558                 14,464
  Write down of assets held for use...................        78,863                      -
                                                           ----------             ----------
  Total costs and expenses ...........................       809,868                516,835
  Equity in income from unconsolidated investments ...        22,755                 15,895
                                                           ----------             ----------
  Operating income....................................        (3,630)                71,935
  Interest expense-net................................       (32,813)               (27,765)
  Reorganization items ...............................       (49,106)               (57,426)
                                                           ----------             ----------
  Loss from continuing operations before income
     taxes, minority interests, discontinued
     operations and change in accounting principle....       (85,549)               (13,256)
                                                           ----------             ----------
  Income tax benefit (expense)........................        27,695                 (4,124)
  Minority interests..................................        (9,104)                (6,648)
                                                           ----------             ----------
  Loss from continuing operations before change in
     accounting principle  and discontinued
     operations.......................................       (66,958)               (24,028)
  Discontinued operations.............................       (17,866)                     -
  Cumulative effect of change in accounting
     principle .......................................        (6,294)                (6,070)
                                                           ----------             ----------

  Net loss............................................       (91,118)               (30,098)
                                                           ----------             ----------
  Other comprehensive income (losses)
  Foreign currency translation adjustments............            45                  2,967
  Unrealized holding losses...........................          (165)                   150
  Minimum pension liability ..........................            88                      -
                                                           ----------             ----------

  Comprehensive loss .................................     $ (91,150)             $ (26,981)
                                                           ==========             ==========


Covanta Energy Corporation
(Debtor in Possession) and Subsidiaries

Pro-forma Historical Balance Sheets

(in Thousands of Dollars)                        Per
                                                 10K          Pro-forma      Pro-forma       Pro-forma
                                             December 31,                   December 31,   September 30,
                                                 2002        Adjustments        2002           2003
                                             ------------    -----------    ------------   -------------
Assets:
Current Assets:

Cash and cash equivalents ...................  $115,815         $ 5,757       $110,058       $ 136,790
Restricted funds held in trust ..............    92,039           6,508         85,531         109,136
Receivables..................................   259,082          48,262        210,820         197,420
Deferred income taxes........................    11,200         (24,381)        35,581          35,581

Prepaid expenses and other current assets....    85,997           7,840         78,157          72,687
                                             ----------------------------------------------------------
Total current assets:........................   564,133          43,986        520,147         551,614
Property, plant and equipment-net............ 1,661,863         127,358      1,534,505       1,418,935
Restricted funds held in trust ..............   169,995          33,441        136,554         139,182
Unbilled service and other receivables.......   147,640          11,940        135,700         124,920
Other intangibles............................    68,084          29,259         38,825          35,826
Investments in and advances to investees
and joint ventures...........................   166,465          58,206        108,259         115,218
Other assets.................................    61,927             478         61,449          54,318
                                             ----------------------------------------------------------

Total Assets:................................$2,840,107        $304,668     $2,535,439      $2,440,013
                                             ==========================================================


Liabilities and Shareholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt............  $ 16,450         $12,541       $  3,909        $  8,559
Current portion of project debt..............   115,165          15,856         99,309          97,187
Accounts payable ............................    23,593           3,485         20,108          16,611
Accrued expenses.............................   254,964          30,818        224,146         196,618
Deferred income .............................    41,402           3,132         38,270          35,073
                                             ----------------------------------------------------------
Total current liabilities:...................   451,574          65,832        385,742         354,048
                                                                                                     0
Long-term debt ..............................    23,779          21,967          1,812           2,108
Project debt ................................ 1,128,217          44,027      1,084,190         980,838
Deferred income taxes........................   249,600         (24,733)       274,333         267,983
Deferred income..............................   151,000          12,696        138,304         131,623
Other liabilities............................    80,369          33,956         46,413          75,911
Liabilities subject to compromise............   892,012         294,105        597,907         639,597
Minority interests...........................    35,869               -         35,869          40,905
                                             ----------------------------------------------------------
Total Liabilities:........................... 3,012,420         447,850      2,564,570       2,493,013
                                             ----------------------------------------------------------
Total Shareholders' Deficit..................  (172,313)       (143,182)       (29,131)        (53,000)
                                             ----------------------------------------------------------
                                                                                                     0
Total Liabilities and Shareholders' Equity
(Deficit)....................................$2,840,107        $304,668     $2,535,439      $2,440,013
                                             ==========================================================


Covanta Energy Corporation
(Debtor in Possession) and Subsidiaries

Pro-forma Statements of Cash Flows
(in Thousands of Dollars)
                                                                For the             For the
                                                              year ended       nine months ended
                                                           December 31, 2002   September 30, 2003
                                                           -----------------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.                                                      $(91,117)            $(30,098)
Adjustments to Reconcile Net Loss to Net Cash Provided
  By Operating Activities of Continuing Operations:
Reorganization items .....................................       49,106               60,726
Payments of reorganization items .........................      (26,928)             (28,130)
Depreciation and amortization.............................       80,661               52,702
Deferred income taxes.....................................       (7,854)              (2,034)
Write down of assets held for use                                78,863                    -
Provision for doubtful accounts...........................        3,279               11,470
Minority interests........................................       (1,326)                   -
Amortization of financing costs...........................       23,685                    -
Equity in net income of unconsolidated investments........       (8,752)             (17,921)
Cumulative effect of change in accounting principle.......        8,851                8,829
Other.....................................................       (1,211)              18,269
Management of Operating Assets and Liabilities:
Decrease (Increase) in Assets:
Receivables ..............................................       24,868                3,899
Other assets..............................................        9,900                4,745
                                                             ------------         ------------
Increase(Decrease) in Liabilities:
Accounts payable .........................................       20,367               12,088
Accrued expenses and other liabilities....................      (51,942)              14,198
Deferred income...........................................       (7,231)              (2,598)
                                                             ------------         ------------
Net cash provided by operating activities:................      103,219              106,145
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities available for
sale......................................................          646                  723
Proceeds from sale of property, plant and equipment.......        9,009                1,426
Distributions from investees and joint ventures...........       14,253                9,276
Investments in facilities.................................      (11,035)             (16,849)
                                                             ------------         ------------
Net cash used in investing activities:....................       12,873              (5,424)
CASH FLOWS FROM FINANCING ACTIVITIES:
New debt..................................................            -                9,278
Payment of debt...........................................      (89,916)             (50,464)
Dividends paid............................................          (16)                   -
Decrease in restricted cash...............................          598             (32,803)
Other.....................................................            -
                                                             ------------         ------------
Net cash used in financing activities.....................      (89,334)             (73,989)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......       26,758               26,732

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                 83,300              110,058
                                                             ------------         ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD................     $110,058             $136,790
                                                             ============         ============

                                    EXHIBIT E

                     REORGANIZATION PLAN VALUATION ANALYSIS


--------------------------------------------------------------------------------

               Important Note on Estimate of Reorganization Value

       The estimates of reorganization value discussed below are not, and do not purport to be, appraisals or liquidation values of the Reorganized Debtors or their assets, or estimates of the market value that could be realized through a sale of any Plan Securities should a market for those securities develop. Such estimates were developed solely for purposes of formulating and negotiating a plan of reorganization for the Debtors and analyzing the projected recoveries under the Second Reorganization Plan.

--------------------------------------------------------------------------------


         The Debtors have been advised by Chilmark Partners LLC ("Chilmark") with respect to the estimated reorganization value of Reorganized Covanta. Chilmark's valuation reflects a number of assumptions, including a successful reorganization in a timely manner of the businesses and finances of the Covanta Debtors, the continuation as the owner and operator of their businesses and assets from and after the Effective Date, the projections reflected in the Projections, the amount of available cash and other liquidity, market conditions, consummation of the DHC transaction, and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein. The reorganization value of Reorganized Covanta discussed in this section includes the ongoing domestic and international operating businesses and excludes the assets and liabilities of the Liquidating Debtors.

         In September, 2003, in connection with the ESOP Disclosure Statement, Chilmark estimated a range of theoretical values for Covanta and its reorganizing subsidiaries (including CPIH) between $375 million and $440 million. The range of theoretical valuations was estimated by Chilmark based upon the projected financial results of Covanta and its subsidiaries and the capital structure proposed in the ESOP Reorganization Plan using a number of generally accepted valuation techniques. The estimate of theoretical valuation ranges involved various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Estimates of reorganization value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold.

         Subsequent to the ESOP Disclosure Statement, the Company negotiated and entered into an agreement with DHC on the DHC Transaction as detailed in the `Summary of the Second Plans' section of this Disclosure Statement. Pursuant to the DHC Transaction, the reorganization value of Covanta and its subsidiaries is approximately $405 million. The reorganization value represents the purchase price of the DHC Transaction including the proposed equity investment and the debt assumed by DHC as part of the transaction. The reorganization value for the DHC Transaction is within the theoretical reorganization value range disclosed in the ESOP Disclosure Statement and approximates the midpoint of the range. Since the DHC Transaction was negotiated between a willing buyer and willing seller on an arm's length basis, it represents a `market test' of the initial theoretical valuation estimate and is the best indication of value available to Chilmark and the Debtor. Therefore for Second Reorganization Plan purposes the estimated reorganization value is $405 million. This estimated reorganization value (ascribed as of the date of this Second Disclosure Statement) reflects, among other things, current claims estimates.

         An estimate of reorganization value is not entirely mathematical, but rather it involves complex consideration and judgments concerning various factors that could affect the value of an operating business. As a result, the estimate of reorganization value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, none of Covanta, Chilmark or any other person assumes responsibility for their accuracy. Depending on the results of the Debtors' operations or changes in the financial markets, Chilmark's valuation analysis as of the Effective Date may differ from that disclosed herein.

         The valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in Chapter 11, conditions affecting the Debtors' competitors or the industry generally in which the Debtors' participate or by other factors not possible to predict. Accordingly, the estimated reorganization value may not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets and are not estimates of the post-reorganization market trading values. Any trading values may be materially different from the values associated with Chilmark's valuation analysis. Indeed there can be no assurance that any trading market will develop for any of the forms of consideration distributed to Covanta's creditors.

                                 EXHIBIT F

                HYPOTHETICAL LIQUIDATION VALUATION ANALYSIS

--------------------------------------------------------------------------------

              Important Note on Debtor's Liquidation Analysis

       The Liquidation Analysis presented below is an estimate, based on a number of significant assumptions, of the proceeds that may be generated in a hypothetical chapter 7 liquidation of each of the Debtor and its debtor and non-debtor subsidiaries. The liquidation analysis is not, and does not, purport to be a valuation of the Debtors' assets or indicative of the values that may be realized in an actual liquidation.

--------------------------------------------------------------------------------


         The Debtors have prepared the Liquidation Analysis in consultation with Chilmark. The liquidation analysis presented herein (the "Liquidation Analysis") reflects the projected outcome of the hypothetical, orderly liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The projected liquidation proceeds to each Class was less than or equal to the estimated recoveries under the Second Reorganization Plan.

         Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to economic, competitive and other contingencies beyond the control of the Debtors and management. It is possible that the time needed to dispose of the assets could exceed the timeframes assumed in this analysis, causing an adverse impact on the recoveries depicted herein. Similarly, other assumptions with respect to the liquidation process may be subject to change. Upon liquidation, there is a general risk of unanticipated events which could have a significant impact upon projected cash receipts and disbursements. Cash flows could be impaired due to events such as: (i) an adverse impact on clients' perceptions; (ii) disruptions in the employee base; (iii) a loss of vendor support and/or change in terms; (iv) an adverse affect on the relationship with clients and energy offtake customers; and (v) the inability to find a purchaser for a specific project within the six month liquidation period. In addition, the proceeds from the liquidation have not been discounted to reflect any delay in distributions following the completion of the liquidation process. Applying an additional discount factor to the proceeds from the liquidation to account for any such delay would result in a lower range of recoveries for certain creditors. For all of the foregoing reasons, there can be no assurance that the values reflected in the Liquidation Analysis or recovery percentages would be realized if the Debtors were, in fact, liquidated in chapter 7 cases, and actual results could vary materially from those shown in this analysis.

Liquidation Analysis Assumptions and Summary of Liquidation Recovery

The following major assumptions have been made in the liquidation analysis set forth in this Exhibit F:

1. The liquidation of assets commences December 31, 2003 and is completed by June 30, 2004.
2. The liquidation of the projects produces taxable income and the related taxes are deducted from the gross proceeds to arrive at the net liquidation proceeds available to creditors.
3. During the liquidation process, the Debtors continue to operate their businesses as a going concern.
4. The Debtors are liquidated under the direction of a trustee appointed by the Bankruptcy Court who will be entitled to 3% of the gross liquidation proceeds as fees.
5. Other professionals such as brokers, attorneys and other advisors will be utilized in order to expedite the liquidation process. These and other direct costs related to the sales of the individual properties and contracts are estimated at 5% of the gross liquidation values.
6.   Cash on hand includes the net proceeds from the geothermal sale.
7. Any cash generated by the projects during the liquidation period is assumed to be consumed by operating expenses, capital expenditures and other similar expenses.
8. Proceeds from projects' assets have been calculated assuming that (i) all projects are sold through auctions in Bankruptcy Court as "going-concerns" and (ii) all executory contracts and unexpired leases that have not been rejected or terminated by the Debtors are assigned to the purchasers. As a result, all cure costs related to these executory contracts and unexpired leases are paid out of the gross liquidation proceeds.
9. Project-level employees will be employed by the new project owners, and therefore, will not be entitled to severance or other termination benefits. All corporate level employees will be severed.
10. Estimated gross proceeds from asset sales are valued at a 40% discount to the reorganization value for the "Low" scenario and a 20% discount for the "High" scenario.

Application of net liquidation proceeds has been made in accordance with the priorities set forth in the Bankruptcy Code. Please see the attached summary of liquidation recoveries by Class.

                               REORGANIZATION PLAN
                        HYPOTHETICAL LIQUIDATION ANALYSIS

(in $ millions)

Estimated Proceeds Available for Distribution
---------------------------------------------    -------------    -------------
                                                      Low             High
                                                 -------------    -------------
Gross proceeds                                    $     243.3      $     324.4
Cash on hand (actual as of 12/26/03)                    241.0            241.0
Less:  Taxes Payable                                   (197.8)          (143.3)
Less:  Liquidation Costs                                (19.5)           (26.0)
Less:  Priority and Administrative Claims              (286.3)          (146.3)
                                                 -------------    -------------
Net Proceeds for Secured and Unsecured Claims     $     (19.3)     $     249.8
                                                 =============    =============

                                                     Average       Estimated Recovery       Estimated Recovery
                                                    Estimated            Amount                 Percentage
Class     Description of Allowed Claims           Allowed Claims     Low        High          Low        High
-----     -----------------------------           --------------   -------    --------      -------    --------
1         Priority Non-Tax Claims                    $   0.1        $  0.1     $   0.1       100.0%      100.0%

2A        Project Debt Claims &
          Other Secured Claims                       $   -          $  -       $     -         N/A         N/A

3         Secured Bank & 9.25% Debenture Claims      $ 520.6        $  -       $ 240.7         0.0%       46.2%

4         Operating Company Unsecured Claims         $  32.5        $  -       $   9.0 [a]     0.0%       27.7%

6         Parent & Holding Co. Unsecured Claims      $ 262.5        $  -       $     -         0.0%        0.0%

7         Convertible Subordinated Bond Claims       $ 154.5        $  -       $     -         0.0%        0.0%

10        Subordinated Claims                        $   5.0        $  -       $     -         0.0%        0.0%


[a] This recovery amount is an estimated average of the liquidation proceeds available to the class on average. At certain debtors, the liquidation proceeds will result in a higher recovery and at other debtors the liquidation proceeds would be a lower recovery.

                                    EXHIBIT G

                           ESTIMATED RECOVERY ANALYSIS


--------------------------------------------------------------------------------

                     Important Note on Estimates of Recovery


       The estimates of recovery discussed below are not, and do not purport to be, appraisals, liquidation values, or estimates of the market value that could be realized through a sale of any Plan Securities should a market for those securities develop. In addition, significant assumptions were made in estimating the claim amounts by creditor class. Such estimates were developed solely for purposes of formulating and negotiating a plan of reorganization for the Debtors and analyzing the projected recoveries under the Second Reorganization Plan. The actual recoveries could be materially different from the estimated recoveries due to settlement of inter-creditor claim within a Class, changes in claim amounts, changes in cash available for distribution, actual amounts realized for any of the Plan distributions and other items.

--------------------------------------------------------------------------------


         For purposes of preparing the Estimated Recovery Analysis, an estimate of claims by class was necessary. For certain classes of claims, the exact amount of claims is uncertain or unknown as of the date of this analysis. While the Debtor has made considerable progress reconciling the claims filed in these cases, it is expected that certain claims will be disputed. The actual allowed claims for certain creditors may not be know for some time and could differ from the estimates used in this analysis. Therefore, for purposes of this analysis, the Debtors estimated the claim amounts for certain of its creditor classes. A summary of this claims estimation is included separately in this exhibit. In addition to estimating the claim values, the Debtor also had to estimate the value of certain consideration available for distribution.

         The Estimated Recovery Analysis was performed for the Reorganizing Debtors. In the Reorganization Plan, certain classes were not analyzed as part of the Estimated Recovery Analysis. These classes in general are expected to either (i) receive payment or be reinstated in full satisfaction, release and discharge of their respective claims, or (ii) receive no distribution under the Second Reorganization Plan. The treatment of those creditors not included in the Estimated Recovery Analysis is summarized in the Overview of the Disclosure Statement. In addition, certain creditors within a Class or Subclass may receive disparate recoveries due to inter-creditor claim settlement agreements within creditors of that Class or Subclass. This analysis represents estimated recoveries on the Class and Subclass level and does not analyze any inter-class settlements.

         The Second Reorganization Plan provides that only those holders of Class 3 Claims that participate as First Lien Lenders will receive Distributable Cash as part of their Class 3 Distribution. For purposes of this analysis, it was assumed that the Class 3A creditors provided 100% of the First Lien L/C Facility on a pro-rata basis.

         The Debtor currently estimates approximately $73 million of cash available for distribution (meaning the total cash distributed under the Distributable Cash, Additional Distributable Cash and Excess Distributable Cash sections of the Second Reorganization Plan). However, the actual amount of cash available for distribution could be higher or lower, and is dependant upon a number of events, including but not limited to, (i) net proceeds from sale of geothermal projects; (ii) operating cash on hand prior to emergence; (iii) amount of exit costs, including administrative costs, cure costs, priority claims, severance; (iv) total reserves required for post-petition matters, ongoing bankruptcy costs, etc.; (v) amount of cash required for working capital purposes and tax reserves; (vi) other cash costs associated with consummating the transactions under the Plan. Given the significant uncertainties in estimating all factors that will impact the cash available for distribution, the recovery analysis uses a range of $55 to $73 million.

         The recovery analysis is based on the face amount of all debt instruments issued to the creditors, except in the case of the New High Yield Secured Notes where the stated initial issuance discount was taken into consideration. In the case of the CPIH Participation Interest, the amount included in the recovery estimate represents the maximum distribution under the agreement.

         Due to the claims dispute process that is expected to continue post-emergence, there may be a significant hold-back on the initial distribution to creditors, pending resolution of certain claims. In addition, there will be contingency reserves against the cash available for distribution for a variety of items. The recovery analysis does not take these reserves into consideration and is based on the ultimate recovery to the creditors, regardless of timing.

         Given the number of uncertainties in arriving at an estimated recovery, the Debtors have provided a range of estimated recoveries. In general, the low end of the recovery range utilizes the higher claim estimate and the lower distributable cash estimate. The high end of the recovery range utilizes the low claim estimate and the high distributable cash estimate.

   The Recovery Analysis does not take into consideration the timing of plan distributions. Certain creditor distributions will be required to be retained by the Company pending final determination of pre-petition and post-petition claim values, as well as operating and exit cost reserves. The amount of the reserved distributions is not currently known.

                       ESTIMATED RECOVERY ANALYSIS -- LOW


   The Estimated Recovery Analysis below was based, in part, on reorganization value for Covanta. The estimates of reorganization value discussed below are not, and do not purport to be, appraisals or liquidation values of the Reorganized Debtors or their assets, or estimates of the market value that could be realized through a sale of any Plan Securities should a market for those securities develop. Such estimates were developed solely for purposes of formulating and negotiating a plan of reorganization for the Debtors and analyzing the projected recoveries under the Second Reorganization Plan.

                                           ESTIMATED RECOVERIES FOR CERTAIN CREDITORS BEFORE IMPACT OF PLAN SETTLEMENTS

(in $ millions)                   Paid                  High
                                   as           Addl.  Yield   Secured          Excess
                           Est.   Exit   Dist.  Dist.  Secured  Value           Dist.    Unsecured      CPIH
       Class              Claim   Cost   Cash   Cash    Notes   Dist.    %      Cash        Notes     Liabilities   TOTAL Recovery %
-----------------------   -----   ----   ----   ----    -----   -----  -----    ----        -----     -----------   ----- ----------
1   Priority Non-
    Tax Claims           $  0.2  $  0.2   $   - $   -   $   -      NA          $   -      $   -         $   -     $  0.2      100.0%

2A  Project Debt
    Claims                    -       -       -     -       -      NA              -          -             -          -        N/A

3A  Secured Bank
    Claims                419.0       -    55.0     -   152.9   207.9   49.6%      -          -          76.0      283.9      67.7%

3B  Secured 9.25
    Debenture Claims      105.0       -       -     -    52.1    52.1   49.6%      -          -          19.0       71.1      67.7%
                          -----   -----   -----  ----   -----   -----  -----   -----       -----        -----      -----     -----
    Total Class
    3A & 3B               524.0       -    55.0     -   205.0   260.0   49.6%      -          -          95.0      355.0      67.7%

3C  Secured Claims other
    than  Project Debt      0.8     0.8       -     -       -      NA              -          -             -        0.8     100.0%

4   Operating Co.
    Unsecured Claims       35.0       -       -     -       -      NA              -       35.0             -       35.0     100.0%

6   Parent & Holding
    Unsecured Claims      400.0       -       -     -       -      NA              -        4.0           4.0        8.0       2.0%

7   Convertible Sub.
    Bond Claims           154.5       -       -     -       -      NA              -          -             -          -       0.0%

8   Convenience
    Claims                  2.3     1.7       -     -       -      NA              -          -             -        1.7      75.0%

10  Subordinated
    Claims                 10.0       -       -     -       -      NA              -                        -          -       0.0%

    Total                        $  2.7 $  55.0     -  $205.0  $260.0              -    $  39.0       $  99.0     $400.7
                                 ====== ======= =====  ======  ======         ======    =======       =======     ======


                                          ESTIMATED RECOVERIES FOR CERTAIN CREDITORS AFTER IMPACT OF PLAN SETTLEMENTS


(in $ millions)                    Paid                  High
                                    as           Addl.   Yield  Secured          Excess
                            Est.   Exit   Dist.  Dist.  Secured  Value           Dist.    Unsecured      CPIH              Recovery
                           Claim   Cost   Cash   Cash    Notes   Dist.    %      Cash        Notes     Liabilities   TOTAL     %
                           -----   ----   ----   ----    -----   -----  -----    ----        -----     -----------   ----- ---------

3A  Secured Bank Claims   $419.0  $   - $ 55.0 $   -    $152.9  $207.9   49.6%  $   -      $    -        $ 76.0     $283.9    67.7%

3B  Secured 9.25
    Debenture Claims       105.0      -      -     -      45.6    45.6   43.4%      -           -          16.7       62.2    59.3%
                          -----   -----  -----  ----     -----   -----   -----  -----       -----         -----      -----    -----
    Total Class 3          524.0      -   55.0     -     198.5   253.5   48.4%      -                      92.6      346.1    66.0%
6   Parent & Holding
    Unsecured Claims      $400.0  $   -  $   - $   -    $  6.5  $  6.5          $   -      $  4.0        $  6.4     $ 16.9     4.2%


Note: The analysis assumes that the holders of the Secured Bank Claims are the First Lien Lenders and, therefore, receive the Distributable Cash as part of their Secured Value Distribution. In addition, the Non-Participating Lenders are assumed to be the 9.25% Debenture Holders and, therefore, receive the Additional Distributable Cash.

                       ESTIMATED RECOVERY ANALYSIS -- HIGH


  The Estimated Recovery Analysis below was based, in part, on reorganization value for Covanta. The estimates of reorganization value discussed below are not, and do not purport to be, appraisals or liquidation values of the Reorganized Debtors or their assets, or estimates of the market value that could be realized through a sale of any Plan Securities should a market for those securities develop. Such estimates were developed solely for purposes of formulating and negotiating a plan of reorganization for the Debtors and analyzing the projected recoveries under the Second Reorganization Plan.



                                         ESTIMATED RECOVERIES FOR CERTAIN CREDITORS BEFORE IMPACT OF PLAN SETTLEMENTS

(in $ millions)                                              High
                                     Paid            Addl.   Yield   Secured        Excess
                             Est.   as Exit   Dist.  Dist.  Secured   Value          Dist.  Unsecured     CPIH              Recovery
          Class             Claim    Cost     Cash   Cash    Notes     Dist.    %    Cash     Notes    Liabilities   TOTAL      %
--------------------------  -----   -------   -----  -----  -------  --------  ---  ------  ---------  -----------   -----  --------
1  Priority Non-Tax Claims  $    -   $   -   $   -   $   -  $    -       NA           $  -    $   -       $   -     $    -       N/A
2A Project Debt Claims           -       -       -       -       -       NA              -        -           -          -       N/A
3A Secured Bank Claims       411.0       -    60.0       -   156.8    216.8   52.8%    4.6        -        75.7      297.1     72.3%
3B Secured 9.25 Debenture
   Claims                    105.0       -       -     7.2    48.2     55.4   52.8%    1.2        -        19.3       75.9     72.3%
                            ------   -----   -----   -----  ------   ------   -----   ----    -----       -----     ------     -----
   Total Class 3A & 3B       516.0       -    60.0     7.2   205.0    272.2   52.8%    5.8        -        95.0      373.0     72.3%

3C Secured Claims other
   than Project Debt           0.3     0.3       -       -       -       NA              -        -           -        0.3      100%

4  Operating Co. Unsecured
   Claims                     30.0       -       -       -       -       NA              -     30.0           -       30.0      100%
6  Parent & Holding
   Unsecured Claims          125.0       -       -       -       -       NA              -      4.0         4.0        8.0      6.4%
7  Convertible Sub. Bond
   Claims                    154.5       -       -       -       -       NA              -        -           -          -      0.0%
8  Convenience Claims          1.9     1.4       -       -       -       NA              -        -           -        1.4     75.0%
10 Subordinated Claims         0.1       -       -       -       -       NA              -        -           -          -      0.0%

   Total                             $ 1.7   $60.0   $ 7.2  $205.0   $272.2           $5.8    $34.0       $99.0     $412.7
                                     =====   =====   =====  ======   ======           ====    =====       =====     ======



                                         ESTIMATED RECOVERIES FOR CERTAIN CREDITORS BEFORE IMPACT OF PLAN SETTLEMENTS

(in $ millions)                                              High
                                     Paid            Addl.   Yield   Secured        Excess
                             Est.   as Exit   Dist.  Dist.  Secured   Value          Dist.  Unsecured     CPIH              Recovery
                            Claim    Cost     Cash   Cash    Notes     Dist.    %    Cash     Notes    Liabilities   TOTAL      %
                            -----   -------   -----  -----  -------  --------  ---  ------  ---------  -----------   -----  --------

3A Secured Bank Claims      $411.0   $   -   $60.0  $    -  $156.8   $216.8   52.8%  $ 4.6     $  -      $ 75.7     $297.1     72.3%
3B Secured 9.25 Debenture
   Claims                    105.0       -       -     6.3    42.2     48.5   46.2%   1.0         -        16.9       66.5     63.3%
                            ------   -----   -----   -----  ------   ------   -----   ----    -----       -----     ------     -----
   Total Class 3             516.0       -    60.0     6.3   199.0    265.3   51.4%   5.7         -        92.6      363.6     70.5%

6  Parent & Holding
   Unsecured Claims         $125.0   $   -   $   -     0.9  $  6.0   $  6.9          $ 0.1     $4.0      $  6.4       17.4     14.0%




Note: The analysis assumes that the holders of the Secured Bank Claims are the First Lien Lenders and, therefore, receive the
  Distributable Cash as part of their Secured Value Distribution. In addition, the Non-Participating Lenders are assumed to be the
  9.25% Debenture Holders and, therefore, receive the Additional Distributable Cash.


Estimated Claim Values

         For purposes on preparing the Estimated Recovery Analysis, an estimate of claims by class was necessary. For certain classes of claims, the exact amount of claim is uncertain or unknown as of the date of this analysis. In addition, while the Debtor has made considerable progress reconciling the claims filed in these cases, it is expected that certain claims will be disputed. The actual allowed claims for certain creditors may not be know for some time. Therefore, for purposes of this analysis, the Debtors estimated the claim amounts for certain of its creditor classes. A summary of this analysis is detailed below.

(in $ millions)

Second  Reorganization Plan
Class   Description of Allowed Claims             Low       Average      High
------  -------------------------------------   -------     -------     -------

1       Priority Non-Tax Claims                 $   -       $   0.1     $   0.2
2A      Project Debt Claims                     $   -       $   -       $   -
3A      Secured Bank Claims                     $ 411.0     $ 415.0     $ 419.0
3B      Secured 9.25% Debenture Claims          $ 105.0     $ 105.0     $ 105.0
3C      Secured Claims other than
        Project Debt Claims                     $   0.3     $   0.6     $   0.8
4       Operating Company Unsecured Claims      $  30.0     $  32.5     $  35.0
6       Parent & Holding Co. Unsecured Claims   $ 125.0     $ 262.5     $ 400.0
7       Convertible Subordinated Bond Claims    $ 154.5     $ 154.5     $ 154.5
8       Convenience Claims                      $   1.9     $   2.1     $   2.3
10      Subordinated Claims                     $   0.1     $   5.0     $  10.0

                                    EXHIBIT H

                          HISTORICAL FINANCIAL RESULTS


         The Company's Annual Report on Form 10-K for the year ended December 31, 2002 (the "2002 Form 10-K") and the Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2003 (the "September 30, 2003 Form 10-Q"), collectively contain the following selected historical financial statements for the Company:

         (i) audited statements of consolidated operations and comprehensive income (loss) for the years ended December 31, 2002, 2001 and 2000, and unaudited statements of consolidated operations and comprehensive loss for the nine and three month periods ended September 30, 2003 and 2002;

         (ii) audited consolidated balance sheets as of December 31, 2002 and 2001, and unaudited consolidated balance sheets as of September 30, 2003;

         (iii) audited statements of shareholders' equity (deficit) for the years ended December 31, 2002, 2001 and 2000, and unaudited statements of shareholders' equity (deficit) for the nine-month period ended September 30, 2003; and

         (iv) audited statements of consolidated cash flows for the years ended December 31, 2002, 2001 and 2000, and unaudited statements of consolidated cash flows on a consolidated basis for the nine-month period ended September 30, 2003 and 2002.

               The Company's 2002 Form 10-K and September 30, 2003 Form 10-Q are available on the Company's website at:

               http://investors.covantaenergy.com/restructure.cfm

                                    EXHIBIT I

                    PLAN SPONSOR HISTORICAL FINANCIAL RESULTS

         The Plan Sponsor's Annual Report on Form 10-K for the year ended December 31, 2002 (the "DHC 2002 Form 10-K") and the Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2003 (the "DHC September 30, 2003 Form 10-Q"), collectively contain the following selected historical financial statements for the Plan Sponsor:

         (i) audited statements of consolidated operations and comprehensive income (loss) for the years ended December 31, 2002, 2001 and 1999, and unaudited statements of consolidated operations and comprehensive loss for the nine and three month periods ended September 30, 2003 and 2002;

         (ii) audited consolidated statements of financial position as of December 31, 2002 and 2001, and unaudited consolidated statements of financial position as of September 30, 2003;

         (iii) audited statements of shareholders' equity (deficit) for the years ended December 31, 2002, 2001 and 2000, and unaudited statements of shareholders' equity (deficit) for the nine-month period ended September 30, 2003; and

         (iv) audited statements of consolidated cash flows for the years ended December 31, 2002, 2001 and 2000, and unaudited statements of consolidated cash flows on a consolidated basis for the nine-month period ended September 30, 2003 and 2002.

             The Plan Sponsor's 2002 Form 10-K and September 30, 2003 Form 10-Q are available on the Company's website at:

               http://investors.covantaenergy.com/restructure.cfm

                                    EXHIBIT J

                    LIST OF DEBTORS AND DEBTORS IN POSSESSION

                              Reorganizing Debtors

                            Operating Company Debtors

Debtor                                                              Case Number

1.   Covanta Alexandria/Arlington, Inc.                            02-40929 (CB)
2.   Covanta Babylon, Inc.                                         02-40928 (CB)
3.   Covanta Bessemer, Inc.                                        02-40862 (CB)
4.   Covanta Bristol, Inc.                                         02-40930 (CB)
5.   Covanta Cunningham Environmental Support Services, Inc.       02-40863 (CB)
6.   Covanta Energy Americas, Inc.                                 02-40881 (CB)
7.   Covanta Energy Construction, Inc.                             02-40870 (CB)
8.   Covanta Energy Resource Corp.                                 02-40915 (CB)
9.   Covanta Engineering Services, Inc.                            02-40898 (CB)
10.  Covanta Fairfax, Inc.                                         02-40931 (CB)
11.  Covanta Geothermal Operations, Inc.                           02-40872 (CB)
12.  Covanta Heber Field Energy, Inc.                              02-40893 (CB)
13.  Covanta Hennepin Energy Resource Co., L.P.                    02-40906 (CB)
14.  Covanta Hillsborough, Inc.                                    02-40932 (CB)
15.  Covanta Honolulu Resource Recovery Venture                    02-40905 (CB)
16.  Covanta Huntington Limited Partnership                        02-40916 (CB)
17.  Covanta Huntington Resource Recovery One Corp.                02-40919 (CB)
18.  Covanta Huntington Resource Recovery Seven Corp.              02-40920 (CB)
19.  Covanta Huntsville, Inc.                                      02-40933 (CB)
20.  Covanta Hydro Energy, Inc.                                    02-40894 (CB)
21.  Covanta Hydro Operations West, Inc.                           02-40875 (CB)
22.  Covanta Hydro Operations, Inc.                                02-40874 (CB)
23.  Covanta Imperial Power Services, Inc.                         02-40876 (CB)
24.  Covanta Indianapolis, Inc.                                    02-40934 (CB)
25.  Covanta Kent, Inc.                                            02-40935 (CB)
26.  Covanta Lake, Inc.                                            02-40936 (CB)
27.  Covanta Lancaster, Inc.                                       02-40937 (CB)
28.  Covanta Lee, Inc.                                             02-40938 (CB)
29.  Covanta Long Island, Inc.                                     02-40917 (CB)
30.  Covanta Marion Land Corp.                                     02-40940 (CB)
31.  Covanta Marion, Inc.                                          02-40939 (CB)
32.  Covanta Mid-Conn, Inc.                                        02-40911 (CB)
33.  Covanta Montgomery, Inc.                                      02-40941 (CB)
34.  Covanta New Martinsville Hydro-Operations Corp.               02-40877 (CB)
35.  Covanta Oahu Waste Energy Recovery, Inc.                      02-40912 (CB)
36.  Covanta Onondaga Five Corp.                                   02-40926 (CB)
37.  Covanta Onondaga Four Corp.                                   02-40925 (CB)
38.  Covanta Onondaga Limited Partnership                          02-40921 (CB)
39.  Covanta Onondaga Operations, Inc.                             02-40927 (CB)
40.  Covanta Onondaga Three Corp.                                  02-40924 (CB)
41.  Covanta Onondaga Two Corp.                                    02-40923 (CB)
42.  Covanta Onondaga, Inc.                                        02-40922 (CB)
43.  Covanta Operations of Union, LLC                              02-40909 (CB)
44.  Covanta OPW Associates, Inc.                                  02-40908 (CB)
45.  Covanta OPWH, Inc.                                            02-40907 (CB)
46.  Covanta Pasco, Inc.                                           02-40943 (CB)
47.  Covanta Projects of Hawaii, Inc.                              02-40913 (CB)
48.  Covanta Projects of Wallingford, L.P.                         02-40903 (CB)
49.  Covanta Secure Services, Inc.                                 02-40901 (CB)
50.  Covanta SIGC Geothermal Operations, Inc.                      02-40883 (CB)
51.  Covanta Stanislaus, Inc.                                      02-40944 (CB)
52.  Covanta Union, Inc.                                           02-40946 (CB)
53.  Covanta Wallingford Associates, Inc.                          02-40914 (CB)
54.  Covanta Waste to Energy of Italy, Inc.                        02-40902 (CB)
55.  Covanta Water Treatment Services, Inc.                        02-40868 (CB)
56.  DSS Environmental, Inc.                                       02-40869 (CB)
57.  ERC Energy II, Inc.                                           02-40890 (CB)
58.  ERC Energy, Inc.                                              02-40891 (CB)
59.  Heber Field Energy II, Inc.                                   02-40892 (CB)
60.  Heber Loan Partners                                           02-40889 (CB)
61.  OPI Quezon, Inc.                                              02-40860 (CB)
62.  Three Mountain Operations, Inc.                               02-40879 (CB)
63.  Three Mountain Power, LLC                                     02-40880 (CB)

                Covanta and Intermediate Holding Company Debtors

1.   Covanta Energy Corporation                                    02-40841(CB)
2.   Covanta Acquisition, Inc.                                     02-40861(CB)
3.   Covanta Energy Group, Inc.                                    03-13707(CB)
4.   Covanta Energy International, Inc.                            03-13706(CB)
5.   Covanta Energy West, Inc.                                     02-40871(CB)
6.   Covanta Power Equity Corp.                                    02-40895(CB)
7.   Covanta Power International Holdings, Inc.                    03-13708(CB)
8.   Covanta Projects, Inc.                                        03-13709(CB)
9.   Covanta Systems, Inc.                                         02-40948(CB)
10.  Covanta Waste to Energy, Inc.                                 02-40949(CB)
11.  Covanta Water Holdings, Inc.                                  02-40866(CB)
12.  Covanta Water Systems, Inc.                                   02-40867(CB)
13.  Covanta Geothermal Operations Holdings, Inc.                  02-40873(CB)
14.  Covanta RRS Holdings, Inc.                                    02-40910(CB)
15.  Covanta Energy Services, Inc.                                 02-40899(CB)
16.  Covanta Energy Services of New Jersey, Inc.                   02-40900(CB)

                               Liquidating Debtors

Debtor                                                              Case Number

1.   Alpine Food Products, Inc.                                    03-13679 (CB)
2.   BDC Liquidating Corp.                                         03-13681 (CB)
3.   Bouldin Development Corp.                                     03-13680 (CB)
4.   Covanta Concerts Holdings, Inc.                               02-16322 (CB)
5.   Covanta Energy Sao Jeronimo, Inc.                             02-40854 (CB)
6.   Covanta Equity of Alexandria/Arlington, Inc.                  03-13682 (CB)
7.   Covanta Equity of Stanislaus, Inc.                            03-13683 (CB)
8.   Covanta Financial Services, Inc.                              02-40947 (CB)
9.   Covanta Huntington, Inc.                                      02-40918 (CB)
10.  Covanta Key Largo, Inc.                                       02-40864 (CB)
11.  Covanta Northwest Puerto Rico, Inc.                           02-40942 (CB)
12.  Covanta Oil & Gas, Inc.                                       02-40878 (CB)
13.  Covanta Power Development of Bolivia, Inc.                    02-40856 (CB)
14.  Covanta Power Development, Inc.                               02-40855 (CB)
15.  Covanta Secure Services USA, Inc.                             02-40896 (CB)
16.  Covanta Tulsa, Inc.                                           02-40945 (CB)
17.  Covanta Waste Solutions, Inc.                                 02-40897 (CB)
18.  Doggie Diner, Inc.                                            03-13684 (CB)
19.  Gulf Coast Catering Company, Inc.                             03-13685 (CB)
20.  J.R. Jack's Construction Corporation                          02-40857 (CB)
21.  Lenzar Electro-Optics, Inc.                                   02-40832 (CB)
22.  Logistics Operations, Inc.                                    03-13688 (CB)
23.  Offshore Food Service, Inc.                                   03-13694 (CB)
24.  OFS Equity of Alexandria/Arlington, Inc.                      03-13687 (CB)
25.  OFS Equity of Babylon, Inc.                                   03-13690 (CB)
26.  OFS Equity of Delaware, Inc.                                  03-13689 (CB)
27.  OFS Equity of Huntington, Inc.                                03-13691 (CB)
28.  OFS Equity of Indianapolis, Inc.                              03-13693 (CB)
29.  OFS Equity of Stanislaus, Inc.                                03-13692 (CB)
30.  Ogden Allied Abatement & Decontamination Service, Inc.        02-40827 (CB)
31.  Ogden Allied Maintenance Corp.                                02-40828 (CB)
32.  Ogden Allied Payroll Services, Inc.                           02-40835 (CB)
33.  Ogden Attractions, Inc.                                       02-40836 (CB)
34.  Ogden Aviation Distributing Corp.                             02-40829 (CB)
35.  Ogden Aviation Fueling Company of Virginia, Inc.              02-40837 (CB)
36.  Ogden Aviation Security Services of Indiana, Inc.             03-13695 (CB)
37.  Ogden Aviation Service Company of Colorado, Inc.              02-40839 (CB)
38.  Ogden Aviation Service Company of Pennsylvania, Inc.          02-40834 (CB)
39.  Ogden Aviation Service International Corporation              02-40830 (CB)
40.  Ogden Aviation Terminal Services, Inc.                        03-13696 (CB)
41.  Ogden Aviation, Inc.                                          02-40838 (CB)
42.  Ogden Cargo Spain, Inc.                                       02-40843 (CB)
43.  Ogden Central and South America, Inc.                         02-40844 (CB)
44.  Ogden Cisco, Inc.                                             03-13698 (CB)
45.  Ogden Communications, Inc.                                    03-13697 (CB)
46.  Ogden Constructors, Inc.                                      02-40858 (CB)
47.  Ogden Environmental & Energy Services Co., Inc.               02-40859 (CB)
48.  Ogden Facility Holdings, Inc.                                 02-40845 (CB)
49.  Ogden Facility Management Corporation of Anaheim              02-40846 (CB)
50.  Ogden Facility Management Corporation of West Virginia        03-13699 (CB)
51.  Ogden Film and Theatre, Inc.                                  02-40847 (CB)
52.  Ogden Firehole Entertainment Corp.                            02-40848 (CB)
53.  Ogden Food Service Corporation of Milwaukee, Inc.             03-13701 (CB)
54.  Ogden International Europe, Inc.                              02-40849 (CB)
55.  Ogden Leisure, Inc.                                           03-13700 (CB)
56.  Ogden Management Services, Inc.                               03-13702 (CB)
57.  Ogden New York Services, Inc.                                 02-40826 (CB)
58.  Ogden Pipeline Service Corporation                            03-13704 (CB)
59.  Ogden Services Corporation                                    02-40850 (CB)
60.  Ogden Support Services, Inc.                                  02-40851 (CB)
61.  Ogden Technology Services Corporation                         03-13703 (CB)
62.  Ogden Transition Corporation                                  03-13705 (CB)
63.  PA Aviation Fuel Holdings, Inc.                               02-40852 (CB)
64.  Philadelphia Fuel Facilities Corporation                      02-40853 (CB)

                                  Heber Debtors

     Debtor                                                         Case Number

1.   AMOR 14 Corporation                                           02-40886 (CB)
2.   Covanta SIGC Energy, Inc.                                     02-40885 (CB)
3.   Covanta SIGC Energy II, Inc.                                  02-40884 (CB)
4.   Heber Field Company                                           02-40888 (CB)
5.   Heber Geothermal Company                                      02-40887 (CB)
6.   Second Imperial Geothermal Co., L.P.                          02-40882 (CB)


                       Debtors Not Treated Under the Plans

1.   Covanta Warren Energy Resource Co., L.P.                      02-40904 (CB)
2.   Covanta Tampa Bay, Inc.                                       02-40865 (CB)
3.   Covanta Tampa Construction, Inc.                              03-16781 (CB)